[Execution Version]

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of April 9, 2015
among
MASONITE INTERNATIONAL CORPORATION,
as Canadian Borrower and Parent Borrower,
MASONITE CORPORATION
and
THE OTHER U.S. BORROWERS FROM TIME TO TIME PARTY HERETO,
as U.S. Borrowers,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent and L/C Issuer,
BANK OF AMERICA, N.A.,
as a Syndication Agent,
and
ROYAL BANK of CANADA
and
DEUTSCHE BANK SECURITIES INC.,
as Co-Documentation Agents
WELLS FARGO CAPITAL FINANCE, LLC, BANK OF AMERICA, N.A., ROYAL BANK OF CANADA,
DEUTSCHE BANK SECURITIES INC.,
and
BARCLAYS BANK PLC,
as Joint Lead Arrangers and Book Managers

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Schedules:
Schedule 1.01A        –    Immaterial Subsidiaries
Schedule 1.01C        –    Unrestricted Subsidiaries
Schedule 2.01        –    Commitments and Applicable Percentage
Schedule 2.03        –    Existing Letters of Credit
Schedule 5.08(b)    –    Existing Liens
Schedule 5.08(c)    –    Owned Real Property
Schedule 5.08(d)(i)    –    Leased Real Property (Lessee)
Schedule 5.08(d)(ii)    –    Leased Real Property (Lessor)
Schedule 5.08(e)    –    Existing Investments
Schedule 5.13        –    Subsidiaries and Other Equity Investments; Loan Parties
Schedule 6.12        –    Guarantors
Schedule 7.02        –    Existing Indebtedness
Schedule 7.09        –    Burdensome Agreements
Schedule 10.02        –    Administrative Agent’s Office; Certain Addresses for Notices
Exhibits:
Exhibit A-1    –    Form of Committed Loan Notice
Exhibit A-2    –    Form of Prepayment Notice
Exhibit B    –    Form of Revolving Credit Note
Exhibit C-1    –    Form of Assignment and Assumption
Exhibit C-2    –    Form of Administrative Questionnaire
Exhibit D    –    Form of Compliance Certificate
Exhibit E-1    –    Form of U.S. Guaranty
Exhibit E-2    –    Form of Canadian Guarantee
Exhibit F-1    –    Form of U.S. Security Agreement
Exhibit F-2    –    Form of Canadian Security Agreement

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Exhibit F-3    –    Form of Perfection Certificate
Exhibit G    –    Form of Loan Party Accession Agreement
Exhibit H    –    Form of Solvency Certificate
Exhibit I    –    Form of Borrowing Base Certificate

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AMENDED AND RESTATED CREDIT AGREEMENT
Amended and Restated Credit Agreement (this “Agreement”) dated as of April 9, 2015 among MASONITE INTERNATIONAL CORPORATION, a British Columbia corporation (the “Canadian Borrower” or the “Parent Borrower”), MASONITE CORPORATION, a Delaware corporation (the “Lead U.S. Borrower”), each other borrower from time to time party hereto (collectively with the Lead U.S. Borrower and the Canadian Borrower, the “Borrowers” and, individually, a “Borrower”), each lender from time to time party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent and L/C Issuer, BANK OF AMERICA, N.A., as Syndication Agent, ROYAL BANK of CANADA and DEUTSCHE BANK SECURITIES INC., as Co- Documentation Agents, and WELLS FARGO CAPITAL FINANCE, LLC, BANK OF AMERICA, N.A., ROYAL BANK OF CANADA, DEUTSCHE BANK SECURITIES INC. and BARCLAYS BANK PLC, as Joint Lead Arrangers and Joint Lead Bookrunners.
PRELIMINARY STATEMENTS
WHEREAS, the Borrowers are parties to the Credit Agreement, dated as of May 17, 2011 (as amended, supplemented or otherwise modified and in effect immediately prior to the Restatement Effective Date, the “Existing Credit Agreement”), entered into by the Borrowers, Masonite Inc. (which has been amalgamated with and into the Parent Borrower), the Administrative Agent, the lenders party thereto (the “Existing Lenders”) and the other agents and parties thereto;
WHEREAS, in accordance with Section 10.01 of the Existing Credit Agreement, the Borrowers, the Revolving Credit Lenders and the Administrative Agent desire to amend and restate the Existing Credit Agreement as provided herein;
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be (and hereby is) amended and restated in its entirety to read as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:
“Accession Agreement” means a Loan Party Accession Agreement, substantially in the form of Exhibit G hereto, executed and delivered by an Additional Borrower or an Additional Subsidiary Guarantor after the Restatement Effective Date in accordance with Section 6.12(a) or (d).
“Additional Borrower” means each Person that becomes a U.S. Borrower after the Restatement Effective Date by execution of an Accession Agreement as provided in Section 6.12.
“Additional Collateral Documents” has the meaning specified in Section 6.12(b).
“Additional Lender” has the meaning specified in Section 2.13(d).
“Additional Loans” has the meaning specified in Section 2.13(a).

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“Additional Subsidiary Guarantor” means each Person that becomes a Subsidiary Guarantor after the Restatement Effective Date by execution of an Accession Agreement as provided in Section 6.12.
“Adjusted Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the quotient obtained (expressed as a decimal, carried out to five decimal places) by dividing (i) the applicable Eurodollar Base Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.
“Administrative Agent” means Wells Fargo Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent and, with respect to matters relating to the Canadian Revolving Credit Facility, means WFCF Canada, acting on behalf of Wells Fargo Bank.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower Representative and the Revolving Credit Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit C-2 or in any other form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means the Administrative Agent, each syndication agent or documentation agent party hereto from time to time or the Collateral Agent and any successors and assigns in such capacity, and “Agents” means any two or more of them.
“Agent Parties” has the meaning specified in Section 10.02(c).
“Aggregate Commitments” means at any time the Revolving Credit Commitments of all the Revolving Credit Lenders.
“Aggregate Compliance Threshold” means $12,000,000.
“Aggregate Debt Basket Amount” means, at any date of determination and with respect to Indebtedness incurred under Section 7.02(i), (vi), (vii) or (viii)(B), $750,000,000.
“Agreement” means this Amended and Restated Credit Agreement.
“AML Legislation” has the meaning specified in Section 10.20(a).
“Applicable Adjusted Percentage” means, with respect to any Revolving Credit Lender at any time, its percentage of the applicable Facility computed as set forth in the definition of “Applicable Percentage” but with reference only to the Revolving Credit Commitments under such Facility of all non-Defaulting Lenders at such time. Absent the existence of one or more Defaulting Lenders under the applicable Facility at any time of determination, the Applicable Adjusted Percentage of each Revolving Credit Lender under such Facility shall equal its Applicable Percentage. The Applicable Adjusted Percentage of each Revolving Credit Lender shall adjust automatically whenever a Lender Default occurs or ceases to exist under or with respect to an applicable Facility.

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“Applicable Fee Rate” means 0.25%.
“Applicable Percentage” means, on any date of determination, (i) with respect to any U.S. Revolving Credit Lender, the fraction (expressed as a percentage carried out to the ninth decimal place) the numerator of which is such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment on such date and the denominator of which is the U.S. Revolving Credit Facility at such time; provided, that, if the Revolving Credit Commitments have expired or been terminated or reduced to zero, then the numerator shall be such U.S. Revolving Credit Lender’s U.S. Revolving Credit Exposure on such date and the denominator shall be the U.S. Revolving Credit Exposure of all U.S. Revolving Credit Lenders on such date, and (ii) with respect to any Canadian Revolving Credit Lender, the fraction (expressed as a percentage carried out to the ninth decimal place) the numerator of which is such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment on such date and the denominator of which is the Canadian Revolving Credit Facility at such time; provided, that, if the Revolving Credit Commitments have expired or been terminated or reduced to zero, then the numerator shall be such Canadian Revolving Credit Lender’s Canadian Revolving Credit Exposure on such date and the denominator shall be the Canadian Revolving Credit Exposure of all Canadian Revolving Credit Lenders on such date. The initial Applicable Percentage of each Appropriate Lender for each Facility is set forth opposite the name of such Revolving Credit Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable.
“Applicable Rate” means (i) from the Restatement Effective Date to the date on which the Administrative Agent receives a Borrowing Base Certificate pursuant to Section 6.02(l) for the full fiscal month first ending following the Restatement Effective Date, the rates set forth below in Pricing Level 1, and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Average Excess Availability for the most recently ended fiscal month for which a Borrowing Base Certificate has been received by the Administrative Agent pursuant to Section 6.02(l):

Applicable Rate
Pricing Level	Average Excess Availability	Eurodollar Base Rate, BA Rate or Letter of Credit Fees	Base Rate, Canadian Prime Rate or Canadian Base Rate
1	Greater than or equal to $100,000,000	1.25%	0.25%
2	Less than $100,000,000 but greater than or equal to $50,000,000	1.50%	0.50%
3	Less than $50,000,000	1.75%	0.75%

After the first full fiscal month following the Restatement Effective Date, any increase or decrease in the Applicable Rate resulting from a change in the Average Excess Availability shall become effective as of the first Business Day immediately following the date a Borrowing Base Certificate is delivered pursuant to Section 6.02(l); provided, however, that if a Borrowing Base Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply as of the first

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Business Day after the date on which a Borrowing Base Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Borrowing Base Certificate is so delivered.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b).
“Appraisal” means an appraisal of the Inventory of the Borrowers prepared by Hilco Appraisal Services or another third party appraisal firm reasonably acceptable to the Administrative Agent and the Parent Borrower.
“Appropriate Lender” means, at any time, as applicable, (i) with respect to the U.S. Revolving Credit Facility, a U.S. Revolving Credit Lender at such time, (ii) with respect to the U.S. Letter of Credit Sublimit, (A) a U.S. L/C Issuer and (B) if any U.S. Letters of Credit have been issued, the U.S. Revolving Credit Lenders, (iii) with respect to the Canadian Revolving Credit Facility, a Canadian Revolving Credit Lender at such time, (iv) with respect to the Canadian Letter of Credit Sublimit, (A) a Canadian L/C Issuer and (B) if any Canadian Letters of Credit have been issued, the Canadian Revolving Credit Lenders.
“Approved Foreign Currency” means, with respect to any Letter of Credit issued by an L/C Issuer, any currency (other than Dollars or Canadian Dollars) approved by such L/C Issuer in which such Letter of Credit is denominated.
“Approved Fund” means any Fund that is administered or managed by (i) a Revolving Credit Lender, (ii) an Affiliate of a Revolving Credit Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Revolving Credit Lender.
“Arranger” means the collective reference to Wells Fargo Capital Finance, LLC, Bank of America, N.A., Royal Bank of Canada, Deutsche Bank Securities Inc. and Barclays Bank PLC, in their capacities as joint lead arrangers and joint lead bookrunners.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Revolving Credit Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially in the form of Exhibit C-1 hereto or any other form approved by the Administrative Agent in its reasonable discretion.
“Attributable Indebtedness” means, at any date, (i) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (ii) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease, and (iii) in respect of any Sale/Leaseback Transaction, the lesser of (A) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended) and (B) the fair market value of the assets subject to such transaction.

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“Audited Financial Statements” means the audited consolidated balance sheet of the Parent Borrower and its Consolidated Subsidiaries for the fiscal year ended December 28, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent Borrower and its Consolidated Subsidiaries, including the notes thereto.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
“Availability Period” means the period from and including the Restatement Effective Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.05 and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.
“Availability Reserve” means, on any date of determination and with respect to the U.S. Borrowing Base or the Canadian Borrowing Base, as the case may be, the sum (without duplication) of: (i) the Rent and Charges Reserve; (ii) the Cash Management Reserve, Canadian Secured Hedge Reserve, and U.S. Secured Hedge Reserve; (iii) all accrued Royalties of, in the case of the U.S. Borrowing Base, the U.S. Borrowers or, in the case of the Canadian Borrowing Base, the Canadian Loan Parties; (iv) the aggregate amount of liabilities secured by Liens upon Eligible Collateral that are senior to the Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default, if any, arising therefrom); (v) the Canadian Priority Payables Reserve; (vi) the Dilution Reserve; (vii) reserves equal to three months of fees and other amounts payable under the Genpact Contract or any similar successor service contract; (viii) the In-Transit Adjustment Reserves; (ix) a reserve established in the Credit Judgment of Administrative Agent to reflect fluctuations in the exchange rate of any Approved Foreign Currency into Dollars or Canadian Dollars with respect to U.S. L/C Obligations or Canadian L/C Obligations denominated in such Approved Foreign Currency and (x) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Credit Judgment may deem necessary or appropriate to impose from time to time. Except for purposes of determining compliance with Section 4.02(d), no Availability Reserve pursuant to clause (x) above may be established or increased except upon not less than five Business Days’ notice to the Parent Borrower (unless an Event of Default exists, in which event no notice shall be required). The Administrative Agent will be available during such period to discuss any such proposed Availability Reserve or increase with the Borrowers and, without limiting the right of the Administrative Agent to establish or increase such Availability Reserves in the Administrative Agent’s Credit Judgment, the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, no Availability Reserve may be taken with respect to the Receivables that are deemed ineligible for the inclusion into the Eligible Collateral by virtue of clause (vi) of the definition of Eligible Receivables. The amount of any Availability Reserve established by the Administrative Agent shall have a reasonable relationship as determined by the Administrative Agent in its Credit Judgment to the event, condition or other matter that is the basis for the Availability Reserve. Notwithstanding anything herein to the contrary, circumstances, conditions, events or contingencies arising prior to the Restatement Effective Date of which the Administrative Agent had actual knowledge prior to the Restatement Effective Date shall not be the basis for the establishment of the Availability Reserves unless the Administrative Agent establishes such Availability Reserve on the Restatement Effective Date or such circumstances, conditions, events or contingencies shall have changed since the Restatement Effective Date in any material respect.

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“Average Canadian Revolving Credit Facility Balance” means, for any period, the amount obtained by adding the Dollar Equivalent of the Outstanding Amount of Canadian Revolving Credit Loans and Canadian L/C Obligations at the end of each day for the period in question and by dividing such sum by the number of days in such period.
“Average Excess Availability” means, on any date of determination, the amount obtained by adding the amount of Excess Availability (plus, solely for purposes of determining the Applicable Rate hereunder, the amount of Qualified Cash) at the end of each day during a stipulated consecutive Business Day, calendar day or fiscal quarter period and by dividing such sum by the number of Business Days or calendar days, as the case may be, in such period.
“Average Revolving Credit Facility Balance” means, for any period, the sum of (a) the Average Canadian Revolving Credit Facility Balance and (b) the Average U.S. Revolving Credit Facility Balance.
“Average U.S. Revolving Credit Facility Balance” means, for any period, the amount obtained by adding the Outstanding Amount of U.S. Revolving Credit Loans and U.S. L/C Obligations at the end of each day for the period in question and by dividing such sum by the number of days in such period.
“BA Rate” means, for the Interest Period of each BA Rate Loan, the rate of interest per annum equal to the average annual rate applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 A.M. Toronto time two Business Days prior to the commencement of such Interest Period, plus five basis points; provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 A.M. Toronto time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Administrative Agent is then offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five basis points.
“BA Rate Loan” means any Canadian Revolving Credit Loan denominated in Canadian Dollars bearing interest at a rate determined by reference to the BA Rate.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 0.50% plus the Federal Funds Rate for such day and (iii) the Adjusted Eurodollar Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 0.50%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate, respectively.
“Base Rate Loan” means a Revolving Credit Loan or a Swingline Loan that bears interest based on the Base Rate.
“BIA” means the Bankruptcy and Insolvency Act (Canada) and any rule or regulation issued thereunder.

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“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Representative” means the Parent Borrower.
“Borrowers” means the Canadian Borrower and the U.S. Borrowers, collectively.
“Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans or Swingline Loans of the same Type and, in the case of Eurodollar Rate Loans or BA Rate Loans, having the same Interest Period made by each of the Appropriate Lenders pursuant to Section 2.01.
“Borrowing Base” means any of the U.S. Borrowing Base, the Canadian Borrowing Base and/or the Total Borrowing Base, as the context may require.
“Borrowing Base Certificate” means a certificate, substantially in the form of Exhibit I hereto, of the chief financial officer, chief accounting officer, treasurer or other financial officer of the Parent Borrower delivered to the Revolving Credit Lenders pursuant to Section 4.01(a)(xii), 4.02(e) or 6.02(l), as applicable, and setting forth in reasonable detail the calculation of each Borrowing Base as of the date required by such Section.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, with respect to the U.S. Revolving Credit Facility, the state where the Administrative Agent’s Office is located or with respect to the Canadian Revolving Credit Facility, the jurisdiction where the Administrative Agent’s principal Canadian lending Affiliate or branch is located, except that (i) when used in Section 2.03 with respect to any action taken by or with respect to any L/C Issuer, the term “Business Day” shall not include any day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where such L/C Issuer’s Lending Office is located, and (ii) if such day relates to any Eurodollar Rate Loan, such day shall also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“CAM” means the mechanism for the allocation and exchange of interests in the Revolving Credit Loans, participations in Letters of Credit and collections thereunder established pursuant to Section 8.04.
“CAM Exchange” means the exchange of the Revolving Credit Lenders’ interests provided for in Section 8.04.
“CAM Exchange Date” means the first date after the Restatement Effective Date on which there shall occur (i) any Event of Default under clause (f) or (g) of Section 8.01 with respect to any Borrower or (ii) an acceleration of Revolving Credit Loans pursuant to Section 8.02(ii).
“CAM Percentage” means, as to each Revolving Credit Lender, a fraction, expressed as a decimal, of which (i) the numerator shall be the sum, without duplication, of the Dollar Equivalents of (A) the Canadian Revolving Credit Exposure, if any, of such Revolving Credit Lender, (B) the U.S. Revolving Credit Exposure, if any, of such Revolving Credit Lender and (C) the aggregate amount of any other Senior Credit Obligations otherwise owed to such Revolving Credit Lender pursuant to the Loan Documents, in each case immediately prior to the CAM Exchange Date, and (ii) the denominator shall be the sum of the Dollar Equivalents of (A) the aggregate Canadian Revolving Credit Exposure of all the Revolving Credit Lenders, (B) the aggregate U.S. Revolving Credit Exposure of all Revolving Credit Lenders and (C) the aggregate amount of any other Senior Credit Obligations otherwise owed to all

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Revolving Credit Lenders pursuant to the Loan Documents, in each case immediately prior to the CAM Exchange Date.
“Canadian Base Rate” means, for any day, the highest of (i) the rate of interest in effect for such day as publicly announced from time to time by the Canadian Reference Bank as its “Base Rate” for loans in Dollars in Canada, (ii) the sum of 0.50% plus the Federal Funds Rate for such day and (iii) the Adjusted Eurodollar Rate for a three-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 0.50%. Any change in the Canadian Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate, respectively. The “Base Rate” announced from time to time by the Canadian Reference Bank is a rate set by the Canadian Reference Bank based upon various factors including the Canadian Reference Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Canadian Reference Bank shall take effect at the opening of business on the day specified in the public announcement of such change.
“Canadian Base Rate Loan” means any Canadian Revolving Credit Loan or Canadian Swingline Loan denominated in Dollars bearing interest computed by reference to the Canadian Base Rate.
“Canadian Borrower” means the Parent Borrower.
“Canadian Borrowing Base” means, on any date of determination, an amount equal to the Dollar Equivalent of the Loan Value of the Eligible Collateral of the Canadian Loan Parties, less the Dollar Equivalent of the Availability Reserve to the extent attributable to the Canadian Loan Parties, the Canadian Finance Obligations or the Canadian Collateral in the Administrative Agent’s Credit Judgment on such date.
“Canadian Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Canadian Revolving Credit Lender or an Affiliate of a Canadian Revolving Credit Lender, in its capacity as a party to such Cash Management Agreement, in each case in respect of services provided under such Cash Management Agreement to a Canadian Loan Party or a Foreign Subsidiary of a Loan Party.
“Canadian Collateral” means all of the “Collateral” referred to in the Canadian Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Canadian Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.
“Canadian Collateral Documents” means, collectively, the Canadian Security Agreement, the Deed of Hypothec, the Canadian Depositary Bank Agreements, any Additional Collateral Documents, any additional pledges or security agreements that create or purport to create a Lien on Canadian Collateral in favor of the Collateral Agent for the benefit of the Secured Parties and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.
“Canadian Depositary Bank Agreement” means an agreement among a Canadian Loan Party, a bank or other depositary institution and the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

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“Canadian Dollar” or “Cdn. $” means Canadian dollars, the lawful currency of Canada.
“Canadian Excess Availability” means, at any time, (i) the lesser of (x) the Canadian Revolving Credit Facility and (y) the Canadian Borrowing Base at such time, as determined from the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent pursuant to Section 6.02(m) hereof minus (ii) the Total Canadian Revolving Credit Outstandings.
“Canadian Employee” means any employee or former employee of a Canadian Loan Party.
“Canadian Employee Benefits Legislation” means the Pension Benefits Standards Act (British Columbia), Pension Benefits Act (Ontario) and any other Canadian federal, provincial or local counterparts or equivalents, in each case, as applicable and as amended from time to time.
“Canadian Finance Obligations” means, at any date, (i) all Senior Credit Obligations in respect of the Canadian Revolving Credit Facility, (ii) all Swap Obligations permitted hereunder then owing under any Canadian Secured Hedge Agreement to any Canadian Hedge Bank and (iii) all Cash Management Obligations then owing under any Canadian Secured Cash Management Agreement to a Cash Management Bank.
“Canadian Guarantors” means the Canadian Subsidiary Guarantors.
“Canadian Guarantee” means collectively, the Canadian Guarantee made by the Canadian Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
“Canadian Hedge Bank” means any Hedge Bank that is party to a Canadian Secured Hedge Agreement.
“Canadian L/C Advance” means, with respect to each Canadian Revolving Credit Lender, such Canadian Revolving Credit Lender’s funding of its participation in any Canadian L/C Borrowing in accordance with its Applicable Adjusted Percentage.
“Canadian L/C Borrowing” means an extension of credit resulting from a drawing under any Canadian Letter of Credit which has not been reimbursed on the date when made or refinanced as a Canadian Revolving Credit Borrowing.
“Canadian L/C Credit Extension” means, with respect to any Canadian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“Canadian L/C Issuer” means (i) Toronto Dominion Bank in its capacity as issuer of Canadian Letters of Credit hereunder, and its successor issuer or successors in such capacity, (ii) each Canadian Revolving Credit Lender listed in Schedule 2.03 hereto as the issuer of an Existing Letter of Credit; (iii) Bank of America, N.A. or any of its Affiliates, (iv) Wells Fargo bank or any of its any Affiliates and (v) any other Revolving Credit Lender which the Borrower Representative shall have designated as a “Canadian L/C Issuer” by prior written notice to the Administrative Agent. Each reference herein to Toronto Dominion Bank solely in it capacity as Canadian L/C Issuer, shall be deemed to be the collective reference to Toronto Dominion Bank and Wells Fargo Bank.
“Canadian L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Canadian Letters of Credit plus the aggregate of all

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Unreimbursed Amounts in respect of Canadian Letters of Credit, including all Canadian L/C Borrowings. For purposes of computing the amount available to be drawn under any Canadian Letter of Credit, the amount of such Canadian Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Canadian Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Canadian Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Canadian Letter of Credit” means any standby letter of credit, commercial letter of credit or foreign guaranty (or with the consent of Administrative Agent, any similar instrument) issued under the Canadian Revolving Credit Facility.
“Canadian Letter of Credit Sublimit” means an amount equal to $35,000,000 (or the Equivalent Amount thereof). The Canadian Letter of Credit Sublimit is part of, and not in addition to, the Canadian Revolving Credit Facility.
“Canadian Loan Parties” means the Canadian Borrower and the Canadian Guarantors.
“Canadian Overadvance” has the meaning specified in Section 2.01(d).
“Canadian Overadvance Loan” means a Canadian Revolving Credit Loan made when a Canadian Overadvance exists or is caused by the funding thereof.
“Canadian Payment Account” means the Canadian Dollar account or the U.S. Dollar account of the Administrative Agent to which all monies constituting proceeds of Canadian Collateral shall be transferred from time to time in accordance with the provisions of the Canadian Security Agreement.
“Canadian Pension Plan” means a pension plan that is a “registered pension plan” as defined in the Income Tax Act (Canada) or is subject to the funding requirements of Canadian Employee Benefits Legislation in any Canadian jurisdiction, and is sponsored or administered by the Parent Borrower or any of its Subsidiaries and its applicable Canadian Employees, excluding the Canadian Pension Plan maintained by the Government of Canada or the Quebec Pension Plan maintained by the Province of Quebec and excluding any Canadian Union Plans.
“Canadian Primary Loan Party” means the Parent Borrower.
“Canadian Prime Rate” means, for any day, the highest of (i) a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by the Canadian Reference Bank as the rate it will charge for commercial loans made in Canadian Dollars in Canada and which it refers to as its “Prime Rate” (which rate is set by the Canadian Reference Bank based upon various factors including the Canadian Reference Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate, with any change in such rate announced by the Canadian Reference Bank taking effect at the opening of business on the day specified in the public announcement of such change), (ii) the sum of 0.50% plus the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day, and (iii) the BA Rate for a three month Interest Period as determined on such day plus 0.50%.

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“Canadian Prime Rate Loan” means any Canadian Revolving Credit Loan or Canadian Swingline Loan denominated in Canadian Dollars bearing interest computed by reference to the Canadian Prime Rate.
“Canadian Priority Payables” means, at any time, with respect to the Canadian Borrowing Base:
(i)    the amount of all liabilities due and owing by the Canadian Borrower and any other Canadian Loan Party, or the accrued amount for which each of the Canadian Borrower and any other Canadian Loan Party has an obligation to remit, to a Governmental Authority or other Person pursuant to any applicable Law, rule or regulation in respect of: (A) government royalties or pension fund obligations; (B) employment insurance; (C) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; (D) workers’ compensation; (E) vacation or overtime pay; (F) severance, employee deductions or wages; and (G) other like charges and demands; in each case, in respect of which any Governmental Authority or other Person may claim a security interest, hypothec, prior claim, lien, trust or other claim or Lien ranking or capable of ranking prior to or pari passu with one or more of the Liens granted in the Collateral Documents; and
(ii)    the aggregate amount of any other liabilities of the Canadian Borrower and any other Canadian Loan Parties (A) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (B) which are secured by a security interest, hypothec, prior claim, pledge, lien, charge, right, claim or other Lien on any Collateral, in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, hypothec, prior claim, pledge, lien, charge, right, claim or Lien ranks or is capable of ranking prior to or pari passu with one or more of the Liens granted in the Collateral Documents.
“Canadian Priority Payables Reserve” means, on any date of determination for the Canadian Borrowing Base, a reserve established from time to time by the Administrative Agent in its reasonable Credit Judgment in such amount as the Administrative Agent may determine reflects the Dollar Equivalent of the unpaid or unremitted Canadian Priority Payables.
“Canadian Protective Advances” has the meaning specified in Section 2.01(e).
“Canadian Reference Bank” means Toronto Dominion Bank or its successor.
“Canadian Revolving Credit Borrowing” means a borrowing consisting of simultaneous Canadian Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans and BA Rate Loans, having the same Interest Period made by each of the Canadian Revolving Credit Lenders pursuant to Section 2.01(b) and shall be deemed to include any Canadian Overadvance Loan and, to the extent attributed to the Canadian Collateral in the Administrative Agent’s Credit Judgment, Protective Advances made hereunder.
“Canadian Revolving Credit Commitment” means, as to each Canadian Revolving Credit Lender, its obligation to (i) make Canadian Revolving Credit Loans to the Canadian Borrower pursuant to Section 2.01(b) and (ii) purchase participations in Canadian L/C Obligations and Canadian Swingline Loans of an aggregate principal amount (expressed in Dollars) at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 under the caption “Canadian Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to

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which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Canadian Revolving Credit Commitment Increase Lender” has the meaning specified in Section 2.13(i)(ii).
“Canadian Revolving Credit Exposure” means, with respect to any Appropriate Lender at any time, the Outstanding Amount of Canadian Revolving Credit Loans of such Canadian Revolving Credit Lender plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of Canadian L/C Obligations with respect to Canadian Letters of Credit plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding amount of Canadian Swingline Loans..
“Canadian Revolving Credit Facility” means, at any time, the aggregate Dollar Equivalent of the amount of the Canadian Revolving Credit Lenders’ Canadian Revolving Credit Commitments at such time.
“Canadian Revolving Credit Lender” means each financial institution listed on Schedule 2.01 as a “Canadian Revolving Credit Lender” (provided that such Person, or an Affiliate of such Person, also has a U.S. Revolving Credit Commitment), as well as any Person that becomes a “Canadian Revolving Credit Lender” (provided that such Person or an Affiliate of such Person also has a U.S. Revolving Credit Commitment) hereunder pursuant to Section 2.13 or 10.06. Each Canadian Revolving Credit Lender is a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), that financial institution deals at arm's length with each Canadian Loan Party for purposes of the Income Tax Act (Canada).
“Canadian Revolving Credit Loan” has the meaning specified in Section 2.01(b) and shall be deemed to include any Canadian Overadvance Loan and, to the extent attributed to the Canadian Collateral in the Administrative Agent’s Credit Judgment, Canadian Protective Advance made hereunder.
“Canadian Secured Cash Management Agreement” means any Secured Cash Management Agreement that is entered into by and between any Canadian Loan Party or any Foreign Subsidiary of a Loan Party and any Canadian Cash Management Bank.
“Canadian Secured Hedge Agreement” means any Secured Hedge Agreement that is entered into by and between any Canadian Loan Party or any Foreign Subsidiary of a Loan Party and any Canadian Hedge Bank.
“Canadian Secured Hedge Reserve” means, on any date of determination, with respect to the Canadian Borrowing Base, the aggregate amount of reserves established by the Administrative Agent from time to time in its Credit Judgment in respect of Canadian Finance Obligations under Canadian Secured Hedge Agreements, which shall be equal to the sum of the Dollar Equivalents of all such Canadian Finance Obligations as reported to the Administrative Agent by each Canadian Hedge Bank from time to time.
“Canadian Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Canadian Revolving Credit Lenders, each Canadian L/C Issuer, the Canadian Hedge Banks, the Canadian Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons to whom the Canadian Finance

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Obligations are owing and which are, or are purported to be, secured by the Canadian Collateral under the terms of the Collateral Documents.
“Canadian Security Agreement” means the Security Agreement, substantially in the form of Exhibit F-2 hereto, dated as of the Original Effective Date among Masonite Inc., the Parent Borrower, the Canadian Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.
“Canadian Subsidiary” means any direct or indirect Subsidiary of the Parent Borrower which is incorporated or otherwise organized under the laws of Canada or any province or territory thereof.
“Canadian Subsidiary Guarantor” means the Canadian Subsidiaries of the Parent Borrower listed on Schedule 6.12 and each other Canadian Subsidiary of the Parent Borrower that shall be required to execute and deliver an Accession Agreement or other guaranty or guaranty supplement pursuant to Section 6.12.
“Canadian Swingline Borrowing” means a Borrowing consisting of Canadian Swingline Loans.
“Canadian Swingline Lender” means WFCF Canada and its successors and assigns.
“Canadian Swingline Loan” has the meaning specified in Section 2.01(g).
“Canadian Swingline Sublimit” means an amount equal to $15,000,000 or the Equivalent amount thereof. The Canadian Swingline Sublimit is part of, and not in addition to, the Canadian Revolving Credit Facility.
“Canadian Union Plan” means any registered pension plan for the benefit of Canadian Employees that is not maintained, sponsored or administered by a Canadian Loan Party, but to which a Canadian Loan Party is required to contribute pursuant to a collective agreement or participation agreement.
“Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP as in effect on the Restatement Effective Date, be required to be accounted for as a capital lease on the balance sheet of such Person.
“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP as in effect on the Restatement Effective Date.
“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at Wells Fargo Bank (or another commercial bank selected in compliance with Section 6.16) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent, subject to the appropriate Depositary Bank Agreement.
“Cash Collateralize” has the meaning specified in Section 2.03(g).
“Cash Dominion Event” means either (i) the occurrence and continuance of a Specified Default or (ii) the failure of the Loan Parties to maintain Excess Availability of at least 10% of the Revolving Credit Facility for five consecutive Business Days. For purposes of this Agreement, the occurrence of a

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Cash Dominion Event shall be deemed continuing (i) so long as such Specified Default is continuing and has not been cured, waived or otherwise remedied, and/or (ii) if the Cash Dominion Event arises under clause (ii) above, until (1) Excess Availability exceeds 10% of the Revolving Credit Facility for thirty consecutive days and (2) the Administrative Agent shall have received the most current Borrowing Base Certificate which reflects that Excess Availability exceeds the greater of such amounts for such 30 consecutive day period. In each case of clause (i) and (ii) above, if such Cash Dominion Event is no longer continuing, such Cash Dominion Event shall terminate immediately.
“Cash Equivalents” means, as at any date of determination, any of the following types of Investments:
(1)    securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than 12 months from the date of acquisition;
(2)    U.S. Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within one year from the date of acquisition thereof issued by any lender under this Agreement or any commercial bank of recognized standing, having capital and surplus in excess of $250,000,000;
(3)    repurchase obligations for underlying securities of the types described in clauses (1) and (2) above and entered into with any commercial bank meeting the qualifications specified in clause (2) above;
(4)    other investment instruments having maturities within 180 days from the date of acquisition thereof issued by financial institutions having capital and surplus in excess of $500,000,000;
(5)    readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within 180 days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);
(6)    commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition;
(7)    investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above;
(8)    repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;
(9)    in the case of any Foreign Subsidiary, (x) certificates of deposit or bankers’ acceptances, in each case maturing not more than one year from the date of acquisition by such Foreign

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Subsidiary, of any bank organized under the laws of the United States, Canada, Chile, Japan, Mexico or any country that is, or was as of the Restatement Effective Date, a member of the European economic and monetary union and either (i) whose short term commercial paper, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or (ii) having capital and surplus in excess of $250,000,000, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (1) above but issued by the principal governmental authority in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s;
(10)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition; and
(11)    U.S. Dollars, Canadian dollars, Japanese yen, pounds sterling, Euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business.
“Cash Management Agreement” means any agreement to provide (a) cash management services (other than Letters of Credit or Swap Contracts), including treasury, depository, controlled disbursement, lockbox, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse transfer, wire transfer, e-payable services, information reporting, stop payment services, and other cash management arrangements, and (b) other banking products or services (other than Letters of Credit or Swap Contracts), including purchase cards or stored value cards.
“Cash Management Bank” means a U.S. Cash Management Bank and/or a Canadian Cash Management Bank, as the context may require.
“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person under or in respect of a Cash Management Agreement.
“Cash Management Reserve” means, on any date of determination, the aggregate amount of reserves established by the Administrative Agent from time to time in its Credit Judgment against the U.S. Borrowing Base or the Canadian Borrowing Base in respect of Cash Management Obligations, which shall not exceed the sum of the Dollar Equivalent of all Cash Management Obligations as reported to the Administrative Agent by each Cash Management Bank.
“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.
“Casualty Insurance Policy” means any insurance policy maintained by any Group Company covering losses with respect to Casualties.
“CCAA” means the Companies’ Creditors Arrangement Act (Canada) and any rule or regulation issued thereunder.

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“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline, rule or directive (whether or not having the force of law) by any Governmental Authority. The Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Supervision and all requests, rules, guidelines or directives promulgated thereunder or in connection therewith shall be deemed to have gone into effect after the date hereof regardless of the date actually enacted, adapted, promulgated or issued.
“Change of Control” means the occurrence of any of the following events:
(i)    (A) the Parent Borrower shall cease, directly or indirectly, to own and control legally and beneficially 100% of the Equity Interests of the Borrowers (other than the Parent Borrower) on a fully diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable); or
(ii)    any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) or “offeror” (as defined in section 1.1 (Definitions) of Multilateral Instrument 62-104 – Take Over Bids and Issuer Bids applicable in the Province of British Columbia, Canada) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or under the Securities Act (British Columbia), as applicable), except that a person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire upon the conversion or exercise of outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable), directly or indirectly, by way of merger, consolidation or otherwise, of more than 50% of the Voting Securities of the Parent Borrower on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable); or
(iii)    during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent Borrower ceases to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (y) and clause (z), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other

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than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
(iv)    any “Change of Control” under the Note Documents.
“Chapter 11 Cases” means the voluntary petitions for relief under the Bankruptcy Code filed by Lead U.S. Borrower and certain of its Affiliates on March 16, 2009 in the United States Bankruptcy Court for the District of Delaware, which were jointly administered under Case Numbers 09-10844 and 09-10859.
“Civil Code” means the Civil Code of Québec.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means the U.S. Collateral and the Canadian Collateral.
“Collateral Agent” means Wells Fargo Bank, in its capacity as collateral agent for the Secured Parties under the Collateral Documents, and its successor or successors in such capacity.
“Collateral Documents” means the U.S. Collateral Documents and the Canadian Collateral Documents.
“Committed Loan Notice” means a notice of (i) a Borrowing, (ii) a conversion of Revolving Credit Loans from one Type to the other or (iii) a continuation of Eurodollar Rate Loans or BA Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended, the rules and regulations promulgated thereunder, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.
“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.
“Consolidated Capital Expenditures” means, for any period, the aggregate amount of all expenditures (whether paid in cash or other consideration or accrued as a liability) that would, in accordance with GAAP, be included as “additions to property, plant and equipment” and other capital expenditures of the Parent Borrower and its Consolidated Restricted Subsidiaries for such period, as the same are or would be set forth in a consolidated statement of cash flows of the Parent Borrower and its Consolidated Restricted Subsidiaries for such period (including that portion of Capital Leases that is capitalized on the consolidated balance sheet of the Parent Borrower and its Consolidated Restricted Subsidiaries), but excluding, without duplication (to the extent that they would otherwise be included):
(i)    any such expenditures made for the replacement or restoration of assets to the extent paid for by any Casualty Insurance Policy or Condemnation Award with respect to the asset or assets being replaced or restored to the extent such expenditures are permitted under the Loan Documents;

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(ii)    any such expenditures to the extent the Parent Borrower or any of its Consolidated Restricted Subsidiaries has received reimbursement in cash from a third party other than the Parent Borrower or one or more of its Consolidated Restricted Subsidiaries and for which none of the Parent Borrower or any of its Consolidated Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person;
(iii)    the book value of any asset owned by the Parent Borrower or a Consolidated Restricted Subsidiary prior to or during such period which is included as an addition to property, plant and equipment or other capital expenditures of the Parent Borrower and its Consolidated Restricted Subsidiaries for such period as a result of one or more of them reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period except that, for purposes of this clause (iii), (A) any expenditure necessary in order to permit such asset to be reused shall be included as Consolidated Capital Expenditures during the period that such expenditure is actually made and (B) such book value shall have been included in Consolidated Capital Expenditures when such asset was originally acquired;
(iv)    the purchase price of assets purchased during such period to the extent the consideration therefor consists of any combination of (A) assets traded in at the time of such purchase and (B) the proceeds of a concurrent sale of assets, in each case in the ordinary course of business;
(v)    the purchase price of assets purchased substantially contemporaneously with the trade-in of existing assets to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time;
(vi)    any such expenditures made with the proceeds of the issuance of Equity Interests or the incurrence of any Indebtedness (other than the Revolving Credit Loans) permitted under this Agreement;
(vii)    expenditures which constitute consideration paid in respect of Permitted Acquisitions and other Investments permitted under Section 7.03 (xix) and (xx); and
(viii)    any such expenditures made in connection with the consummation of the MACT Transaction.
“Consolidated Cash Dividends” means at any date the aggregate amount of all Restricted Payments paid in cash by the Parent Borrower or by any Restricted Subsidiary of the Parent Borrower to any Person other than the Parent Borrower or a Wholly-Owned Subsidiary of the Parent Borrower that is a Restricted Subsidiary during the most recently completed Measurement Period.
“Consolidated Cash Interest Expense” means at any date Consolidated Interest Expense that has been paid or is payable in cash for the most recently completed Measurement Period, other than (to the extent, but only to the extent, included in the determination of Consolidated Interest Expense for such period in accordance with GAAP): (i) amortization of debt discount and debt issuance fees and (ii) amortization of financing fees (including underwriting fees and expenses paid in connection with the consummation of the Transaction or Permitted Acquisitions).

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“Consolidated Cash Taxes” means at any date (i) the aggregate amount of all taxes based on income of the Parent Borrower and its Consolidated Restricted Subsidiaries for the most recently completed Measurement Period to the extent the same are paid in cash by the Parent Borrower or any Consolidated Restricted Subsidiary of the Parent Borrower during such period less (ii) tax refunds (whether with respect to such period or any prior period) actually received during such period; provided that in no event shall the amount of Consolidated Cash Taxes for any Measurement Period be less than zero.
“Consolidated EBITDA” means, for any Measurement Period, with respect to the Parent Borrower and its Consolidated Restricted Subsidiaries, the sum, without duplication, of the amounts for such Measurement Period of:
(a)    Consolidated Net Income (excluding therefrom any extraordinary items of gain or loss); plus without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:
(i)    Consolidated Interest Expense;
(ii)    lease expense in respect of Synthetic Lease Obligations, Sale/Leaseback Transactions and other indebtedness accounted for as Operating Leases under GAAP;
(iii)    provisions for Taxes based on income and franchise Taxes (to the extent based on income);
(iv)    total depreciation expense;
(v)    total amortization expense;
(vi)    other non-cash items (other than any such non-cash item to the extent it represents amortization of a prepaid cash expense that was paid in a prior period or an accrual of or reserve for cash expenditures in any future period), including without limitation non-cash rent expense, non-cash expense from any employee benefit plan or equity plan, non-cash loss on sale or disposition of assets, non-cash loss from impairment of assets and non-cash expenses arising out of purchase accounting adjustments with respect to re-valuing assets and liabilities;
(vii)    non-recurring or extraordinary expenses, losses or charges;
(viii)    expenses, losses or charges arising as a result of the Chapter 11 Cases;
(ix)    unrealized gains and losses on derivative transactions;
(x)    any fees, costs, expenses or charges (other than depreciation or amortization expense) related to any Sale of Equity Interests of the Parent Borrower or any investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Note Indenture (including a refinancing thereof) (in each case, whether or not successful), including without limitation (i) such fees, expenses or charges related to the offering of the notes governed by the Note Indenture and the Revolving Credit Facility, any dividend recapitalization or other transactions effecting the return of capital to shareholders

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and any SEC registration and (ii) any amendment or modification of the Note Documents or the Loan Documents;
(xi)    (A) the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs (including costs related to the closure and/or consolidation of facilities) incurred in connection with acquisitions after the Restatement Effective Date, and (B) the amount of any fees and expenses incurred in connection with plant closures or layoffs deducted (and not added back) in accordance with GAAP in such period in computing Consolidated Net Income;
(xii)    the amount of net cost savings projected by the Borrowers in good faith to be realized as a result of specified actions taken or initiated during or prior to such Measurement Period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such Measurement Period), net of the amount of actual benefits realized during such Measurement Period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, and (y) the aggregate amount of cost savings added pursuant to this clause shall not exceed the greater of $20,000,000 or 15% of Consolidated EBITDA for any four consecutive quarter period;
(xiii)    any costs or expenses incurred pursuant to any equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrowers or net cash proceeds of the issuance of common stock or other common Equity Interests of the Borrowers (other than Disqualified Stock);
(xiv)    the amount of any minority interest expense deducted in such period in calculating Consolidated Net Income; and
(xv)    to the extent actually reimbursed (and to the extent such reimbursement proceeds are not included in calculating Consolidated Net Income), expenses incurred to the extent covered by indemnification provisions in any agreement in connection with an acquisition; minus
(b)    any amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income and (B) any non-cash income or non-cash gains, all as determined in accordance with GAAP; minus
(c)    any amount which, in the determination of Consolidated Net Income for such period, has been added for non-recurring or extraordinary gains or income arising as a result or relating to the Chapter 11 Cases.
For purposes of calculating Consolidated EBITDA for any Measurement Period pursuant to any determination of the Fixed Charge Coverage Ratio, if during such Measurement Period (or in the case of pro-forma calculations, during the period from the last day of such Measurement Period to and including the date as of which such calculation is made) any of the Parent Borrower or any of its Restricted Subsidiaries shall have made an asset disposition or an acquisition, Consolidated EBITDA for such Measurement Period shall be calculated after giving effect thereto on a Pro-Forma Basis.

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“Consolidated Fixed Charges” means at any date the sum of (i) Consolidated Cash Interest Expense for the most recently completed Measurement Period plus (ii) Consolidated Scheduled Debt Payments for such period plus (iii) Consolidated Cash Taxes for such period plus (iv) Consolidated Cash Dividends for such period (including any Consolidated Cash Dividend made in the form of a loan or advance as contemplated by the last paragraph of Section 7.06), but excluding any Consolidated Cash Dividend paid pursuant to Section 7.06(x).
“Consolidated Funded Indebtedness” means at any date the Funded Indebtedness of the Parent Borrower and its Consolidated Restricted Subsidiaries as of such date, determined on a consolidated basis.
“Consolidated Interest Expense” means at any date the total interest expense of the Parent Borrower and its Consolidated Restricted Subsidiaries for the most recently completed Measurement Period, whether paid or accrued and whether or not capitalized, (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (but excluding non-cash interest expense attributable solely to changes in the mark-to-market valuation of Swap Obligations in accordance with GAAP), the interest component of all payments under Capital Leases in accordance with GAAP, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of Swap Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of the Parent Borrower and its Consolidated Restricted Subsidiaries), net of interest income, but excluding (i) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Factoring Arrangements.
“Consolidated Net Income” means at any date the net income (or net loss) after taxes of the Parent Borrower and its Consolidated Restricted Subsidiaries for the most recently completed Measurement Period, determined on a consolidated basis, computed in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income for such Measurement Period, without duplication, (i) the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP, (ii) any net gain or loss resulting in such period from Swap Obligations, (iii) any net after-tax income or loss from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations, (iv) any net after-tax extraordinary gains or losses or any non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, but not limited to, any expenses relating to severance, relocation and one-time compensation charges and any expenses directly attributable to the implementation of cost-saving initiatives), (v) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business as determined in good faith by the Parent Borrower, (vi) the net income or loss of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided, that, Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Parent Borrower and its Consolidated Restricted Subsidiaries, (vii) any increase in amortization or depreciation or other noncash charges resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Restatement Effective Date, net of taxes, (viii) any net after-tax income (or loss) from the early extinguishment of Indebtedness or Swap Obligations or other derivative instruments, (ix) any impairment charge or asset write-off, in

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each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP and (x) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness, including intercompany Indebtedness.
“Consolidated Restricted Subsidiary” means with respect to any Person at any date, any Restricted Subsidiary of such Person, the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.
“Consolidated Scheduled Debt Payments” means at any date for the most recently completed Measurement Period, the sum of all scheduled payments of principal on all Consolidated Funded Indebtedness (including, without limitation, the principal component of Capital Lease Obligations, Purchase Money Indebtedness and Synthetic Lease Obligations (regardless of whether accounted for as indebtedness under GAAP) of the Parent Borrower and its Consolidated Restricted Subsidiaries (as such scheduled principal payments (x) may be reduced as a result of any voluntary or mandatory prepayments of the principal amounts of such Indebtedness for such period or any prior period or (y) otherwise adjusted pursuant to the terms of this Agreement)), but excluding payments due on Revolving Credit Loans during such period and payments due in such period to the extent refinanced and due in a subsequent period through the incurrence of additional Indebtedness expressly permitted under Section 7.02.
“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.
“Consolidated Total Assets” means, as of any date of determination, for the Parent Borrower and its Consolidated Restricted Subsidiaries, total assets as determined in accordance with GAAP.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covenant Trigger Event” means, at any time, the failure of the Loan Parties to maintain Excess Availability equal to or greater than the Aggregate Compliance Threshold. For purposes of this Agreement, the occurrence of a Covenant Trigger Event shall be deemed continuing until the Excess Availability exceeds the greater of (i) $12,500,000 or (ii) 12.5% of the Revolving Credit Facility for thirty consecutive days.
“Credit Extension” means each of the following: (i) a Borrowing, and (ii) an L/C Credit Extension.
“Credit Judgment” means a determination made by the Administrative Agent in good faith and in the exercise of its reasonable (from the perspective of a secured lender) business judgment based on how an asset-based lender with similar rights providing a credit facility of the type provided under this Agreement would act in similar circumstances at the time with the information then available to it. In

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exercising such judgment, the Administrative Agent may consider any factors that could materially increase the credit risk of lending to the Borrowers on the security of the Collateral.
“Debt Equivalents” of any Person means any Equity Interest of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof), is mandatorily redeemable or is subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise, on or prior to the date that is 180 days after the Maturity Date, (ii) is convertible into or exercisable or exchangeable for debt securities or Equity Interests described in the foregoing clause (i) at any time prior to the date that is 180 days after the Maturity Date, (iii) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part, on or prior to the date that is 180 days after the Maturity Date, (iv) requires the payment of any dividends (other than the payment of dividends solely in the form of Equity Interests) prior to the date that is 180 days after the Maturity Date or (v) provides the holders of such Equity Interest with any rights to receive any cash upon the occurrence of a change in control prior to the date that is 180 days after the Maturity Date, unless the rights to receive such cash are contingent upon the prior payment in full in cash of the Senior Credit Obligations. Debt Equivalents shall not include any Equity Interests which would not otherwise constitute Debt Equivalents but for a requirement that such Equity Interests be redeemed in connection with (A) a change of control or (B) any asset disposition made pursuant to the terms hereof or otherwise permitted by the Administrative Agent.
“Debt Issuance” means the issuance or incurrence by any Group Company of any Indebtedness.
“Debtor Relief Laws” means the Bankruptcy Code, the CCAA, the BIA, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada, any province of Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Deed of Hypothec” means the Deed of Movable Hypothec dated as of the date hereof between the Parent Borrower and the Collateral Agent (in form and substance satisfactory to the Collateral Agent), as the same may be amended, modified or supplemented from time to time.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Defaulted Amount” has the meaning specified in Section 2.11(b)(iii).
“Default Rate” means (i) when used with respect to Senior Credit Obligations other than Letter of Credit Fees, an interest rate equal to (A) the Base Rate plus (B) the Applicable Rate, if any, applicable to Base Rate Loans plus (C) 2.00% per annum; provided, however, that with respect to a Eurodollar Rate Loan, a Canadian Base Rate Loan or a Canadian Prime Rate Loan the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurodollar Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan plus 2.00% per annum, and (ii) when used with respect to Letter of Credit Fees, a rate equal to (A) the Letter of Credit Fee plus (B) 2.00% per annum.
“Defaulting Lender” means a Revolving Credit Lender during the period and only for so long as a Lender Default is in effect with respect to such Revolving Credit Lender.

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“Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
“Depositary Bank Agreement” means a U.S. Depositary Bank Agreement and/or a Canadian Depositary Bank Agreement, as the context may require.
“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition as determined by the Parent Borrower in good faith that is so designated as Designated Noncash Consideration pursuant to a certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Parent Borrower (or a parent company thereof), less the amount of cash or Cash Equivalents received in connection with a subsequent sale of disposition of such Designated Noncash Consideration.
“Dilution Percent” means with respect to the Loan Parties, during any period of twelve consecutive months, the quotient (expressed as a percentage) and determined after any completed Field Examination or audit with respect to such period of (i) the aggregate amount of bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to accounts and other receivables for such period, divided by (ii) gross sales for such period.
“Dilution Reserve” means a reserve established by the Administrative Agent from time to time in its Credit Judgment based on the most recent Field Examination not to exceed the amount calculated on the basis of the then applicable Dilution Percent minus 5.00%.
“Disposition” or “Dispose” means the sale, transfer, license, sublicense, abandonment, lease or other disposition of any property by any Person (including any Sale/Leaseback Transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that sales, transfers or dispositions of assets (other than IP Rights) shall not constitute a “Disposition” to the extent the aggregate value of such assets sold, transferred, licensed, sublicensed, abandoned, leased or otherwise disposed of does not exceed (x) $10,000,000 for a single transaction or a series of related transactions and (y) $20,000,000 in any fiscal year.
“Disqualified Stock” means, with respect to any Person, any capital stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for capital stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the Maturity Date.
“Dollar Equivalent” means, at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any other currency, the Equivalent Amount thereof in Dollars as reasonably determined by the Administrative Agent or the L/C Issuers, as the case may be, at such time on the basis of the Spot Rate in accordance with Section 1.07.
“Dollars” and “$” means lawful money of the United States.

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“Domestic Subsidiary” means with respect to any Person each Subsidiary of such Person that is organized under the laws of the United States or any political subdivision thereof, and “Domestic Subsidiaries” means any two or more of them.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Eligible Collateral” means, collectively, Eligible Inventory and Eligible Receivables.
“Eligible In-Transit Inventory” means Inventory owned by, or as to which title has passed to, a U.S. Borrower or a Canadian Loan Party that would be Eligible Inventory (but for its location) that has been shipped (i) from a Person (a “Vendor”) within the United States or Canada or (ii) from a location outside the United States or Canada of any U.S. Borrower or any Canadian Loan Party, as the case may be, in each case for receipt at a location of any U.S. Borrower or any Canadian Loan Party, as the case may be, within the United States or Canada within 15 days of shipment (“In-Transit Inventory”), and that the Administrative Agent, in its Credit Judgment (subject to the last sentence of this definition), deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it:
(i)    in the case of Inventory shipped by a Vendor located outside the United States or Canada to a U.S. Borrower or a Canadian Loan Party pursuant to an open-account purchase, is subject to a negotiable document of title showing the applicable U.S. Borrower or the applicable Canadian Loan Party as consignee, which document is indorsed to the Administrative Agent and in the possession of the Administrative Agent or such other Person (including any Borrower) as the Administrative Agent shall approve;
(ii)    in the case of Inventory not shipped by a Vendor located outside the United States or Canada to a U.S. Borrower or a Canadian Loan Party pursuant to an open-account purchase, is subject to a non-negotiable document of title showing the Administrative Agent (or, with the consent of the Administrative Agent, the applicable U.S. Borrower or the applicable Canadian Loan Party) as consignee, which document is in possession of the Administrative Agent or such other Person (including any Borrower) as the Administrative Agent shall approve;
(iii)    is insured in a manner consistent with this Agreement and the Security Agreements;
(iv)    has been identified to the applicable sales contract;
(v)    is subject to purchase orders and other sale documentation reasonably satisfactory to the Administrative Agent; and
(vi)    is being handled by a customs broker, freight forwarder or other handler that has delivered a Lien Waiver.
Except for purposes of determining compliance with Section 4.02(d), no new classes of ineligible In-Transit Inventory may be established and no ineligibility criteria set forth above may be changed except upon not less than five Business Days’ notice to the Parent Borrower (unless an Event of Default exists, in which event no notice shall be required). The Administrative Agent will be available during such period

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to discuss any such proposed new class of ineligible In-Transit Inventory or such proposed change to the ineligibility criteria with the Borrowers and, without limiting the right of the Administrative Agent to establish such new class of ineligible In-Transit Inventory or change such ineligibility criteria in the Administrative Agent’s Credit Judgment, the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such ineligibility no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent.
“Eligible Inventory” means Inventory (including raw materials) of the U.S. Borrowers and of the Canadian Loan Parties subject to the Lien of the Collateral Documents that the Administrative Agent, in its Credit Judgment (subject to the last sentence of this definition) deems to be Eligible Inventory. The value of Eligible Inventory shall be determined by taking into consideration, among other factors, the lower of its cost and its book value determined in accordance with GAAP and excluding any portion of cost attributable to intercompany profit among the Loan Parties and their Affiliates. Without limiting the generality of the foregoing, none of the following classes of Inventory shall be deemed to be Eligible Inventory:
(i)    Inventory located on leaseholds unless a Rent and Charges Reserve has been established therefor or the landlord thereof has executed a Lien Waiver;
(ii)    Inventory that is slow-moving, obsolete, unusable, shopworn or otherwise unavailable for sale or that is a discontinued product or component thereof and is not immediately usable in a continuing product;
(iii)    Inventory consisting of promotional, marketing, packaging or shipping materials and supplies;
(iv)    Inventory consisting of replacement parts, subassemblies, manufacturing supplies, samples, prototypes, displays or display items, bill and hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are neither of a type held for sale in the ordinary course of business nor of a type held for sale in the ordinary course of a new business acquired in Permitted Acquisitions;
(v)    Inventory that fails to meet all applicable standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale or that constitutes Hazardous Materials;
(vi)    Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party (A) from which the Borrowers or any of their Subsidiaries has received written notice of a dispute in respect of any such agreement and to the extent the dispute could reasonably be expected to affect the salability of such Inventory, or (B) unless such Inventory can be freely sold by the Administrative Agent upon the occurrence and during the continuance of an Event of Default despite such agreement;
(vii)    Inventory located outside the United States or Canada, except for Eligible In-Transit Inventory;
(viii)    Inventory that is not in the possession of or under the sole control of any U.S. Borrower or any Canadian Loan Party, except for Eligible In-Transit Inventory;

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(ix)    Inventory that is paint, glue or work in progress;
(x)    Inventory not on a perpetual schedule;
(xi)    Inventory the value of which is reduced by purchase price variances, lower of cost or market adjustments or revaluation reserves (but only to the extent of such variances, market adjustments or revaluation reserves);
(xii)    Inventory generated as a result of capitalized direct labor and capitalized overhead variances from standard by location (but only to the extent such variance is actually recorded);
(xiii)    Inventory whose value is offset by shrinkage or test count shortfall reserves (but only to the extent of such offset);
(xiv)    Inventory with respect to which the representations and warranties set forth in Article III of the Security Agreement applicable to Inventory are not correct in any material respect; and
(xv)    Inventory in respect of which the Security Agreements, after giving effect to the related filings of financing statements or recordations that have then been made, if any, do not or have ceased to create a valid and perfected first priority lien, security interest or hypothecation in favor of the Collateral Agent, on behalf of the Secured Parties, securing the Finance Obligations.
Except for purposes of determining compliance with Section 4.02(d), no new classes of ineligible Inventory may be established and no ineligibility criteria set forth above may be changed except upon not less than five Business Days’ notice to the Parent Borrower (unless an Event of Default exists, in which event no notice shall be required). The Administrative Agent will be available during such period to discuss any such proposed new class of ineligible Inventory or such proposed change to the ineligibility criteria with the Borrowers and, without limiting the right of the Administrative Agent to establish such new class of ineligible Inventory or change such ineligibility criteria in the Administrative Agent’s Credit Judgment, the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such ineligibility no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent.
“Eligible Receivables” means Receivables of the U.S. Borrowers and of the Canadian Loan Parties subject to the Lien of the Collateral Documents that the Administrative Agent, in its Credit Judgment (subject to the last sentence of this definition) deems to be Eligible Receivables. The value of Eligible Receivables shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP. Without limiting the generality of the foregoing, none of the following classes of Receivables shall be deemed to be Eligible Receivables:
(i)    Receivables that do not arise out of sales of goods or rendering of services in the ordinary course of business of the applicable U.S. Borrower or the applicable Canadian Loan Party;
(ii)    Receivables payable other than in Dollars or Canadian Dollars or that are otherwise on terms other than those normal or customary in the business of the applicable U.S. Borrower or the applicable Canadian Loan Party;

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(iii)    Receivables owing from any Person that is an Affiliate of any Borrower;
(iv)    Receivables more than 120 days past original invoice date or more than 60 days past the original date due;
(v)    Receivables owing from any Person from which an aggregate amount of more than 50% of the Receivables owing therefrom is more than 60 days past the original date due;
(vi)    Receivables owing from any Person that exceed the Receivables Concentration Limit applicable to such Person but only to the extent of such excess;
(vii)    Receivables owing from any Person that (A) has disputed liability for any Receivable owing from such Person; provided that for purposes of this subclause (vii)(A), such Receivables shall be excluded only to the extent of the amounts being disputed by such Person at any date of determination, or (B) has otherwise asserted any claim, demand or liability against the Loan Parties, whether by action, suit, counterclaim or otherwise, unless the Administrative Agent has determined, in its Credit Judgment that such claims demands or liabilities are not material to the determination of eligibility of the Receivables owing from such Person;
(viii)    Receivables owing from any Person that shall take or be the subject of any action or proceeding of a type described in Section 8.01(f) or (g) unless such Receivables are either (x) pre-petition Receivables the payment of which (in full in cash) has been specifically authorized by a final, non-appealable order of a bankruptcy court exercising jurisdiction over such Person and all conditions to payment of such pre-petition Receivables having been satisfied or (y) post-petition Receivables deemed to be Eligible Receivables by the Administrative Agent in its Credit Judgment (it being understood that any representation or deemed representation by any U.S. Borrower or any Canadian Loan Party in any Loan Document as to the solvency or financial condition of any such Person or as to the eligibility of Receivables owing from any such Person shall be made by such U.S. Borrower or such Canadian Loan Party only to the extent of its actual knowledge thereof);
(ix)    Receivables (A) owing from any Person that is also a supplier to or creditor of the U.S. Borrowers or the Canadian Loan Parties unless such Person has waived any right of setoff in a manner acceptable to the Administrative Agent, (B) owing from any Person who is on a payment plan with any U.S. Borrower or any Canadian Loan Party (but only to the extent of the Receivables related to such payment plan ), (C) owing from any Person who is subject to cash in advance payment terms (but only to the extent of the Receivables related to such cash in advance payment terms) or (D) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling the Loan Parties or any of their Subsidiaries to discounts on future purchase therefrom;
(x)    Receivables arising out of sales to account debtors outside the United States or Canada unless such Receivables are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, reasonably acceptable to the Administrative Agent and such irrevocable letter of credit is in the possession of the Administrative Agent;

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(xi)    Receivables (A) arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis, (B) subject to any right of return outside of the ordinary course of business, setoff or charge back or (C) relating to payments of interest, fees or late charges;
(xii)    Receivables owing from an account debtor that is (A) the United States or an agency, department or instrumentality of the United States or any state thereof unless the applicable U.S. Borrower or the applicable Canadian Loan Party shall have satisfied the requirements of the Assignment of Claims Act of 1940, and any similar state legislation and the Administrative Agent is satisfied as to the absence of setoffs, counterclaims and other defenses on the part of such account debtor or (B) the government of Canada or any department, agency, public corporation, Crown corporation or other instrumentality thereof unless the applicable U.S. Borrower or the applicable Canadian Loan Party shall have satisfied the assignment requirements of, and is in compliance with, the Financial Administration Act (Canada) and any similar provincial legislation and the Administrative Agent is satisfied as to the absence of setoffs, counterclaims and other defenses on the part of such account debtor, or (C) a Governmental Authority not listed in clauses (A) and (B) hereof unless it is a Receivable that is otherwise not ineligible hereunder and the applicable U.S. Borrower or the applicable Canadian Loan Party has complied with all applicable Laws relating to taking security in such Receivables;
(xiii)    Receivables owing from an account debtor whose Receivables are sold or identified for sale by the applicable U.S. Borrower or the applicable Canadian Loan Party pursuant to a Factoring Arrangement (it being understood and agreed that all Receivables from any such account debtor shall be excluded from the Eligible Collateral, regardless of whether or not a particular Receivable is subject to such Factoring Arrangement);
(xiv)    Receivables likely offset by rebate accrual to the extent such rebate is payable in cash; provided that the exclusion set forth in this clause (xiv) shall be reduced by the amount attributable to the Receivables excluded from Eligible Receivables by virtue of clause (vi) of this definition;
(xv)    Receivables with respect to which the representations and warranties set forth in Article III of the Security Agreements applicable to Receivables are not correct in any material respect;
(xvi)    Receivables that are (A) not “trade” Receivables (such as employee purchases), (B) otherwise classified as “miscellaneous accounts receivable” by the applicable U.S. Borrower or the applicable Canadian Loan Party or (C) included by the applicable U.S. Borrower or the applicable Canadian Loan Party in the allowance for doubtful accounts;
(xvii)    Receivables in respect of which the Security Agreements, after giving effect to the related filings of financing statements or recordations that have then been made, if any, do not or have ceased to create a valid and perfected first priority lien, security interest or hypothecation in favor of the Collateral Agent, on behalf of the Secured Parties, securing the Finance Obligations;
(xviii)    Receivables with respect to which a payment has been received but not applied to such Receivables; and

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(xix)    the sale of goods or the rendition of services giving rise to such Receivables is supported by a performance, bid or surety bond unless the issuer of such bond shall have waived in writing any rights or interest in and to all Collateral, in form and substance reasonably satisfactory to Administrative Agent.
Except for purposes of determining compliance with Section 4.02(d), no new classes of ineligible Receivables may be established and no ineligibility criteria set forth above may be changed except upon not less than five Business Days’ notice to the Parent Borrower (unless an Event of Default exists, in which event no notice shall be required). The Administrative Agent will be available during such period to discuss any such proposed new class of ineligible Receivables or such proposed change to the ineligibility criteria with the Borrowers and, without limiting the right of the Administrative Agent to establish such new class of ineligible Receivables or change such ineligibility criteria in the Administrative Agent’s Credit Judgment, the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such ineligibility no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent.
“Environmental Laws” means any and all United States federal, state, Canadian federal, provincial, local/municipal, and foreign statutes, Laws, regulations, ordinances, rules, judgments, authorizations approvals, consents, registrations, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to pollution and the protection of the environment or the release of any hazardous materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Group Company directly or indirectly resulting from or based on (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the release or threatened release of any Hazardous Material into the environment or (v) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

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“Equivalent Amount” means, at any time with respect to any other currency, the amount of Dollars or Canadian Dollars, as applicable, into which an amount of such other currency may be converted, in either case as determined by the Administrative Agent at such time on the basis of the Spot Rate in accordance with Section 1.07.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means: (i) a Reportable Event with respect to a Pension Plan; (ii) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (iv) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (v) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (vi) with respect to Plan years beginning after December 31, 2007, the occurrence of a Pension Plan entering into “at-risk” status (as defined in Section 303 of ERISA) or a Multiemployer Plan entering into “endangered” or “critical” status (as defined in Section 305 of ERISA); or (vii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.
“Eurodollar Base Rate” means for any Interest Period with respect to a Eurodollar Rate Loan (or otherwise for purposes of calculating the Adjusted Eurodollar Rate, as applicable), the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Successor Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “Eurodollar Base Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.
“Eurodollar Rate Loan” means at any date a Loan which bears interest at a rate based on the Eurodollar Base Rate.
“Eurodollar Reserve Percentage” means for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Revolving Credit Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently

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performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to “Eurocurrency liabilities”). The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excess Availability” means the sum of the U.S. Excess Availability and the Canadian Excess Availability.
“Excluded Swap Obligation” shall mean, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of or grant of such security interest by such Loan Party becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guarantee or security interest is or becomes illegal. Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, Canadian Finance Obligations, Senior Credit Obligations, Swap Obligations, U.S. Finance Obligations and Finance Obligations shall not include Excluded Swap Obligations.
“Excluded Taxes” means, with respect to the Administrative Agent, any Revolving Credit Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes (imposed on it in lieu of net income Taxes) and branch profits Taxes, in each case imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Revolving Credit Lender, in which its Lending Office is located, or that are imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax, (ii) in the case of a Revolving Credit Lender (other than an assignee pursuant to a request by the Borrower Representative under Section 10.13 and other than an assignee Revolving Credit Lender pursuant to a CAM Exchange with respect to the portion attributable to the CAM Exchange under Section 8.04), any United States or Canadian withholding Tax that is required to be imposed on amounts payable to such Revolving Credit Lender pursuant to Laws in force at the time such Revolving Credit Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Revolving Credit Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a), (iii) Taxes attributable to such recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), and (v) any United States withholding Tax imposed under FATCA.

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“Exhaustion of Available Canadian Pool” means that all amounts collected by the Administrative Agent or, in the good faith determination of the Administrative Agent, available for collection by the Administrative Agent from or on account of the Canadian Loan Parties or in respect of the Canadian Collateral upon the exercise of remedies provided for in Section 8.02 have been applied in full to the payment or Cash Collateralization of Canadian Finance Obligations in accordance with Section 8.03(ii).
“Exhaustion of Available U.S. Pool” means that all amounts collected by the Administrative Agent or, in the good faith determination of the Administrative Agent, available for collection by the Administrative Agent from or on account of the U.S. Loan Parties or in respect of the U.S. Collateral upon the exercise of the remedies provided for in Section 8.02 have been applied in full to the payment or Cash Collateralization of U.S. Finance Obligations in accordance with Section 8.03(ii).
“Existing Credit Agreement” has the meaning specified in the Preliminary Statements.
“Existing Indebtedness” has the meaning specified in Section 7.02(iv).
“Existing Lenders” has the meaning specified in the Preliminary Statements.
“Existing Letters of Credit” means the letters of credit issued by an L/C Issuer before the Restatement Effective Date and described on Schedule 2.03 hereto, and “Existing Letter of Credit” means any one of them.
“Facilities Increase Amendment” has the meaning specified in Section 2.13(e).
“Facility” means the U.S. Revolving Credit Facility or the Canadian Revolving Credit Facility, as the context may require.
“Factoring Arrangement” means with respect to Receivables owing from (x) either Home Depot, Inc. or Lowe’s Companies, Inc. or any of their respective subsidiaries or (y) any other Person identified by the Parent Borrower and reasonably acceptable to the Administrative Agent, a sale of such Receivables by a Loan Party to a third Person who is not an Affiliate of the Loan Parties on a non-recourse basis (except for customary representations, warranties, covenants and indemnities made in connection with such arrangements).
“Failed Loan” has the meaning specified in Section 2.11(b)(ii).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code (or any amended or successor version thereof) and any law, regulation, rule, promulgation or official agreement implementing an official governmental agreement with respect to the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next

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succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo Bank on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means the Amended and Restated Fee Letter, dated on or about the Restatement Effective Date, between the Parent Borrower and the Administrative Agent.
“Field Examination” means a field examination prepared by, at the Administrative Agent’s sole reasonable discretion, the Administrative Agent or a third-party firm (reasonably acceptable to the Borrower Representative) engaged by the Administrative Agent reviewing the quality and performance of the Borrowers’ and their respective Subsidiaries’ Receivables and Inventory, the reliability and integrity of the accounting and cost systems of the Parent Borrower and its Subsidiaries, the accounting policies of the Parent Borrower and its Subsidiaries and any other collateral or financial due diligence as may be reasonably required by the Administrative Agent.
“Finance Document” means (i) each Loan Document, (ii) each Secured Hedge Agreement and (iii) each Secured Cash Management Agreement, and “Finance Documents” means all of them, collectively.
“Finance Obligations” means, at any date, (i) all Senior Credit Obligations, (ii) all Swap Obligations permitted hereunder then owing under any Secured Hedge Agreement to any Hedge Bank and (iii) all Cash Management Obligations then owing under any Secured Cash Management Agreement to a Cash Management Bank.
“Fixed Charge Coverage Ratio” means at any date the ratio of (i) Consolidated EBITDA for the most recently completed Measurement Period less the aggregate amount of Consolidated Capital Expenditures for such period to (ii) Consolidated Fixed Charges for the most recently completed Measurement Period.
“Foreign Cash Equivalents” means any Investment in certificates of deposit or bankers’ acceptances of any bank organized under the laws of any country that is a member of the European Economic Community whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof; provided in each case that such Investment matures within one year from the date of acquisition thereof by a Foreign Subsidiary of any Borrower.
“Foreign Lender” means, with respect to any Borrower, any Appropriate Lender that is organized under the Laws of, or otherwise treated as a resident for tax purposes of, a jurisdiction other than that in which such Borrower is a resident for tax purposes (including such Appropriate Lender when acting in the capacity of an L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Plan” has the meaning specified in Section 5.12(e).
“Foreign Subsidiary” means with respect to any Person any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.
“FSCO” means the Financial Services Commission of Ontario.

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“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Indebtedness” means, with respect to any Person and its Subsidiaries on a consolidated basis at any date and without duplication, (i) all Indebtedness of such Person of the types referred to in clauses (i) and (ii) (determined at its full par principal amount, without discount for original issue discount and without netting of financing fees or any other deferred costs) and clauses (v), (vii)(A) (but in respect of letters of credit and bankers’ acceptances only to the extent drawn and not yet reimbursed), (vii)(B), (viii) and (x) of the definition of “Indebtedness” in this Section 1.01, (ii) all Guarantees of such Person and its Subsidiaries with respect to Indebtedness of others of the type referred to in clause (i) above, (iii) all Indebtedness of the type referred to in clause (i) above of any other Person (including any Partnership in which such Person or any of its Subsidiaries is a general partner and any unincorporated joint venture in which such Person or any of its Subsidiaries is a joint venturer) to the extent such Person would be liable therefor under any applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor and (iv) all Preferred Stock of any Subsidiary of the Borrowers held by any Person other than the Borrowers or a Wholly-Owned Subsidiary of the Borrowers (valued at the higher of its voluntary or involuntary liquidation value).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Genpact Contract” means that certain Master Services Agreement, dated as of March 27, 2009, among the Lead U.S. Borrower and Genpact International, Inc.
“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group Company” means any of the Primary Loan Parties or their respective Subsidiaries (regardless of whether or not consolidated with the Borrowers for purposes of GAAP), and “Group Companies” means all of them, collectively.
“Guarantee” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing, intended to guarantee, or having the economic effect of guaranteeing, any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements,

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put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (iv) to otherwise assure or hold harmless the owner of such Indebtedness against loss in respect thereof. The amount of any Guarantee hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guarantee is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)).
“Guarantors” means, collectively, the Primary Loan Parties, the other Subsidiaries of the Parent Borrower listed on Schedule 6.12 and each other Subsidiary of the Parent Borrower that shall be required to execute and deliver an Accession Agreement or other guaranty or guaranty supplement pursuant to Section 6.12.
“Guaranties” means the U.S. Guaranty and the Canadian Guarantee.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their dangerous or deleterious properties or characteristics.
“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender, in its capacity as a party to such Swap Contract.
“Honor Date” has the meaning specified in Section 2.03(c).
“IFRS” has the meaning specified in Section 1.03(b).
“Immaterial Subsidiary” means any Domestic Subsidiary or Canadian Subsidiary of the Parent Borrower that is listed on Schedule 1.01A and each other Domestic Subsidiary or Canadian Subsidiary of the Parent Borrower designated in writing by the Borrower Representative to the Administrative Agent after the date hereof as an Immaterial Subsidiary; provided that such Subsidiary so designated after the date hereof shall only be considered an Immaterial Subsidiary to the extent that the representations with respect thereto set forth in Section 5.22 are true and correct with respect thereto and the Administrative Agent shall have received such evidence thereof as it may reasonably require; provided, further, that, no Loan Party shall be an Immaterial Subsidiary.
“Impacted Lender” means at any date (i) a Revolving Credit Lender which is then a Defaulting Lender or (ii) a Revolving Credit Lender (A) which the Administrative Agent or any applicable L/C Issuer, as applicable, in good faith believes has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (B) is Controlled by a Person that has been deemed insolvent or become subject to a bankruptcy, insolvency, receivership, conservatorship or other similar proceeding.
“In-Transit Adjustment Reserves” means reserves, determined by the Administrative Agent in its Credit Judgment as of the end of each calendar quarter, with respect to the Receivables arising from month-end shipments during such quarter with free-on-board delivery terms where the orders have not been received by a customer as of the end of the relevant month (unless such reserves have otherwise been reflected in another category of Eligible Collateral).

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“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(i)    all obligations of such Person for borrowed money;
(ii)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(iii)    all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(iv)    all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services that in accordance with GAAP would be included as liabilities on the balance sheet of such Person (other than trade accounts payable and accrued expenses arising in the ordinary course of business and (x) due within 90 days of the incurrence thereof or (y) actively being contested in good faith through appropriate proceedings and appropriate reserves have been established in accordance with GAAP);
(v)    the Attributable Indebtedness of such Person in respect of (A) Capital Lease Obligations and Sale/Leaseback Transactions to the extent such Indebtedness constitutes a liability under GAAP and (B) Synthetic Lease Obligations;
(vi)    all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property;
(vii)    without duplication, all (A) non-contingent obligations (and, for purposes of Section 7.02 and Section 8.01(e), all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers’ acceptance, bank guaranty or similar instrument and (B) all non-contingent obligations (and, for purposes of Section 7.02 and Section 8.01(e)(i), all contingent obligations) of such Person to reimburse any Person in respect of amounts paid or payable under a performance, payment, stay, customs, appeal or surety bond, performance and completion guaranty or similar instrument;
(viii)    all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount of any Indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause (viii) shall not for purposes of this Agreement exceed the greater of the book value or the fair market value of the properties or assets subject to such Lien;
(ix)    all Guarantees of such Person of Indebtedness of the types described in clauses (i) – (viii) above and (x) below; and
(x)    all Debt Equivalents of such Person;

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provided that (i) Indebtedness shall not include (A) deferred compensation arrangements, (B) earn-out obligations until matured or earned or (C) non-compete or consulting obligations incurred in connection with Permitted Acquisitions and (ii) the amount of any Limited Recourse Indebtedness of any Person shall be equal to the lesser of (A) the aggregate principal amount of such Limited Recourse Indebtedness for which such Person provides credit support of any kind (including any undertaking agreement or instrument that would constitute Indebtedness), is directly or indirectly liable as a guarantor or otherwise or is the lender and (B) the fair market value of any assets securing such Indebtedness or to which such Indebtedness is otherwise recourse.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Ineligible Assignees” has the meaning specified in Section 10.06(b)(vi).
“Information” has the meaning specified in Section 10.07.
“Insurance Proceeds” means all insurance proceeds (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), damages, awards, claims and rights of action with respect to any Casualty.
“Intercompany Subordination Agreement” means, with respect to any Indebtedness for borrowed money owing by any Loan Party to any Subsidiary of the Parent Borrower that is not a Loan Party, an intercompany subordinated note, in form and substance reasonably acceptable to the Administrative Agent, which has been executed and delivered by such Loan Party and such Subsidiary.
“Interest Payment Date” means, (i) as to any Eurodollar Rate Loan or any BA Rate Loan, the first day of the calendar month immediately following each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Revolving Credit Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan or BA Rate Loan exceeds three months, the respective dates that fall on the first day of the calendar month immediately following every third calendar month after the beginning of such Interest Period shall also be an Interest Payment Date; and (ii) as to any Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan, the first day of the calendar month immediately following each calendar month in respect of which the interest on such Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan, as the case may be, is paid on such Interest Payment Date, and the Maturity Date of the Facility under which such Revolving Credit Loan was made.
“Interest Period” means, as to each Eurodollar Rate Loan and each BA Rate Loan, the period commencing on the date such Eurodollar Rate Loan or such BA Rate Loan, as the case may be, is disbursed or converted to or continued as a Eurodollar Rate Loan, or a BA Rate Loan, respectively, and ending on the date one, two, three or six months or, if consented to by all Appropriate Lenders under the applicable Facility and with respect to a specific Borrowing, one week, nine months or twelve months thereafter, as selected by the Borrower Representative (on behalf of the applicable Borrower) in its Committed Loan Notice; provided that:
(i)    any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (iv) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

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(ii)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
(iii)    no Interest Period may be selected at any time when a Default or an Event of Default is then in existence;
(iv)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Revolving Credit Loan was made.
“Inventory” has the meaning specified in the UCC or the PPSA, as applicable, and shall include all goods intended for sale or lease by a Loan Party, or for display or demonstration, all work in process, all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing such goods or otherwise used or consumed in such Loan Party’s business, along with all prints and labels on which any trademark owned or licensed by a Loan Party has appeared or appears, package and other designs, and the rights in any of the foregoing which arise under applicable Law.
“Investment” in any Person means without duplication, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or substantially all of the business of, such Person The outstanding amount of any Investment shall be deemed to equal the difference of (i) the aggregate initial amount of such Investment less (ii) all returns of principal thereof or capital with respect thereto and all liabilities expressly assumed by another Person (and with respect to which the Parent Borrower and its Subsidiaries, as applicable, shall have received a novation) in connection with the sale of such Investment.
“IP Rights” has the meaning specified in Section 5.17.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by an L/C Issuer and the applicable Borrower (or any applicable Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“Joint Venture” means (i) any Person which would constitute an “equity method investee” of the Parent Borrower or any of its Subsidiaries, (ii) any other Person designated by the Borrower Representative in writing to the Administrative Agent (which designation shall be irrevocable) as a “Joint Venture” for purposes of this Agreement and at least 50% but less than 100% of whose Equity Interests are directly owned by the Parent Borrower or any of its Subsidiaries and (iii) any Person in whom the Parent Borrower or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.
“Judgment Currency” has the meaning specified in Section 10.19.

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“Judgment Currency Conversion Date” has the meaning specified in Section 10.19.
“Laws” means, collectively, all international, foreign, United States federal, state, Canadian federal, provincial and local/municipal statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.
“L/C Advance” means a U.S. L/C Advance and/or a Canadian L/C Advance, as the context may require.
“L/C Borrowing” means a U.S. L/C Borrowing and/or a Canadian L/C Borrowing, as the context may require.
“L/C Credit Extension” means a U.S. L/C Credit Extension and/or a Canadian L/C Credit Extension, as the context may require.
“L/C Issuer” means a U.S. L/C Issuer and/or a Canadian L/C Issuer, as the context may require.
“L/C Obligations” means the U.S. L/C Obligations and/or the Canadian L/C Obligations, as the context may require.
“Lead U.S. Borrower” means Masonite Corporation, a Delaware corporation.
“Lender Default” means, with respect to any Revolving Credit Lender as reasonably determined by the Administrative Agent, that such Revolving Credit Lender (i) has failed to fund any portion of the Revolving Credit Loans or participations in L/C Advances required to be funded by it hereunder within 1 Business Day of the date when due, (ii) has notified the Borrower Representative, the Administrative Agent or any Revolving Credit Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it has committed to extend credit, (iii) has failed, within three Business Days (or prior to the applicable date on which it is required hereunder to fund any portion of the Revolving Credit Loans or participations in L/C Advances required to be funded by it hereunder (each, a “Funding Date”), if earlier) after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans or participations in L/C Advances; provided that a Lender Default with respect to such Revolving Credit Lender shall cease to exist under this clause (iii) upon receipt of such confirmation by the Administrative Agent, (iv) has otherwise failed to pay over to the Administrative Agent or any other Revolving Credit Lender any other amount required to be paid by it hereunder within three Business Days of the date when due or prior to the Funding Date, if earlier, unless the subject of a good faith dispute or (v) (A) has become or is insolvent or has a parent company that has become or is insolvent or (B) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it,

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or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender Default shall not exist with respect to a Revolving Credit Lender solely by virtue of the ownership or acquisition of an Equity Interest in such Revolving Credit Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof, unless such ownership or acquisition results in or provides such Revolving Credit Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Revolving Credit Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.
“Lending Office” means (i) with respect to any Revolving Credit Lender and for each Type of Revolving Credit Loan, the “Lending Office” of such Revolving Credit Lender (or of an Affiliate of such Revolving Credit Lender) designated for such Type of Loan in such Revolving Credit Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Revolving Credit Lender became a Revolving Credit Lender hereunder or such other office of such Revolving Credit Lender (or of an Affiliate of such Revolving Credit Lender) as such Revolving Credit Lender may from time to time specify to the Administrative Agent and the Borrower Representative as the office by which its Revolving Credit Loans of such Type are to be made and maintained and (ii) with respect to any L/C Issuer and for each Letter of Credit, the “Lending Office” of such L/C Issuer (or of an Affiliate of such L/C Issuer) designated on the signature pages hereto or such other office of such L/C Issuer (or of an Affiliate of such L/C Issuer) as such L/C Issuer may from time to time specify to the Administrative Agent and the Borrower Representative as the office by which its Letters of Credit are to be issued and maintained.
“Letter of Credit” means a U.S. Letter of Credit and/or a Canadian Letter of Credit, as the context may require.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.
“Letter of Credit Expiration Date” means the day that is thirty days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(i).
“Letter of Credit Sublimit” means the U.S. Letter of Credit Sublimit and/or the Canadian Letter of Credit Sublimit, as the context may require.
“License” means any license or agreement under which a Loan Party is authorized to use IP Rights in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of property or any other conduct of its business.
“Licensor” means any Person from whom a Loan Party obtains the right to use any IP Rights.
“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, deemed trust, lien (statutory or otherwise), charge, preference, garnishment right, priority or other security interest, or preferential arrangement in the nature of a security interest or arising by virtue of a right of subrogation, contribution, reimbursement of similar right, of any kind or nature whatsoever, choate or inchoate (including any conditional sale or other title retention agreement,

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any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding the interest of a lessor under an operating lease).
“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, by which (i) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral or to use the premises for an agreed upon period of time to store or dispose of the Collateral, (ii) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver the Collateral to the Administrative Agent upon request and (iii) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Administrative Agent upon request.
“Limited Recourse Indebtedness” means with respect to any Person, Indebtedness to the extent: (i) such Person (A) provides no credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is not directly or indirectly liable as a guarantor or otherwise or (C) does not constitute the lender; and (ii) no default with respect thereto would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Revolving Credit Loans or the Notes) of such Person to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.
“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranties, the Collateral Documents, each Perfection Certificate, each Accession Agreement, the Fee Letter, each Intercompany Subordination Agreement and each Issuer Document.
“Loan Party” means, collectively, each Borrower and each Guarantor; provided, that no Unrestricted Subsidiary shall constitute a Loan Party.
“Loans” means Revolving Credit Loans.
“Loan Value” means, at any time, with respect to the Eligible Collateral, the sum of the following amounts and, with respect to a particular category of Eligible Collateral, the following amount for such category of Eligible Collateral:
(i)    the lesser of (A) 70% of the net book value of the Eligible Inventory and (B) 85% of the NOLV Percentage of the value of the Eligible Inventory; provided, that, the Loan Value of Eligible Inventory consisting of Eligible In-Transit Inventory shall not exceed $15,000,000 in the aggregate; and
(ii)    85% of the Eligible Receivables.
“MACT Transaction” means the steps taken, and the expenditures made by, the Loan Parties prior to the Restatement Effective Date to comply with the regulations enacted by the United States Environmental Protection Agency relating to Maximum Achievable Control Technology; provided, that, such expenditures did not exceed $49,500,000 in the aggregate.
“Margin Stock” means “margin stock” as such term is defined in Regulation U.

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“Material Adverse Effect” means (i) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Parent Borrower and its Restricted Subsidiaries (taken as a whole), (ii) a material adverse effect on ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document, (iii) a material impairment of the rights and remedies of the Collateral Agent, the Administrative Agent or the Revolving Credit Lenders under any Loan Document that is materially adverse to the Revolving Credit Lenders or (iv) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; provided that, in no event shall the following constitute a Material Adverse Effect: (A) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions, including fluctuations in currency exchange rates; (B) any occurrence, condition, change, event or effect that affects the building products industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the building products industry generally); (C) the outbreak or escalation of hostilities involving the United States or Canada, the declaration by the United States or Canada of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or any Loan Party’s physical properties to the extent such change or effect would otherwise constitute a Material Adverse Effect); (D) any occurrence, condition, change, event or effect resulting from or relating to the public disclosure of the transactions contemplated by the Revolving Credit Facility; (E) changes in GAAP, or in the interpretation thereof, as imposed upon the Parent Borrower, its Subsidiaries or their respective businesses; or (F) any change in law or regulation, or in the interpretation thereof; except with respect to each of clause (A), (B), (C) or (F), in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on the Parent Borrower and its Subsidiaries, taken as a whole, as compared to other persons engaged in the building products industry in the same geographic regions and segments as the Parent Borrower and its Subsidiaries.
“Material Contract” means, with respect to any Person, each contract which is material to the business, assets, operations, financial condition or liabilities (contingent or otherwise) of such Person.
“Maturity Date” means the fifth anniversary of the Restatement Effective Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Material Debt” has the meaning specified in Section 8.01(e).
“Maximum Rate” has the meaning specified in Section 10.09.
“Measurement Period” means, at any date of determination, the four consecutive fiscal quarters of the Parent Borrower ending on, or most recently preceding, such day.
“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower Representative and the Administrative Agent may select.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions, but does not include any Canadian Union Plans.

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“Net Cash Proceeds” means, with respect to the Disposition of any asset by any Loan Party, any Casualty or any Condemnation, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition, Casualty or Condemnation (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note, receivable or otherwise, but only as and when so received and, with respect to any Casualty or Condemnation, any Insurance Proceeds or Condemnation Awards actually received by or paid to or for the account of such Group Company) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured (or, in the case of an asset included in the Collateral, secured on a first priority basis) by the asset subject to such Disposition, Casualty or Condemnation and that is repaid in connection with such Disposition, Casualty or Condemnation (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by such Loan Party in connection with such Disposition, Casualty or Condemnation, (C) taxes paid or reasonably estimated to be payable by such Loan Party or any of the direct or indirect members thereof and attributable to such Disposition, Casualty or Condemnation (including, in respect of any proceeds received in connection with a Disposition, Casualty or Condemnation of any asset of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would be payable in cash if such funds were repatriated to the United States or Canada); provided that, if the amount of any estimated taxes pursuant to this subclause (C) exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute “Net Cash Proceeds”, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by such Loan Party after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received (x) upon the Disposition of any non-cash consideration received by such Loan Party in any such Disposition and (y) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within 365 days after such Disposition, Casualty or Condemnation, the amount of such reserve.
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
“NOLV Percentage” means the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all anticipated and customary out-of-pocket liquidation expenses, as determined from the most recent appraisal of the Loan Parties’ Inventory performed by an appraiser reasonably acceptable to the Parent Borrower and the Administrative Agent and on terms reasonably satisfactory to the Administrative Agent.
“Note” means a Revolving Credit Note.
“Note Documents” means, collectively, the Note Indenture and any agreements, documents or instrument executed in connection with the Note Indenture.
“Note Indenture” means the Indenture, dated as of March 23, 2015, among Parent Borrower, certain subsidiaries of Parent Borrower, and Wells Fargo Bank, National Association, as trustee.
“NPL” means the National Priorities List under CERCLA.

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“Obligation Currency” has the meaning specified in Section 10.19.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
“Organization Documents” means: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (iii) with respect to any general or limited partnership, joint venture, unlimited liability company, trust or other form of business entity, the general or limited partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Effective Date” means May 17, 2011, which is the date of effectiveness of the Existing Credit Agreement.
“OSC” means the Ontario Securities Commission.
“Other Taxes” means all present or future stamp or documentary taxes or any other mortgage recording or similar taxes (including similar excise taxes), charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except (i) any such taxes that are imposed with respect to an assignment as a result of a present or former connection between the assignee and the jurisdiction imposing such taxes (other than an assignment pursuant to a request by the Borrower Representative under Section 10.13) and (ii) Excluded Taxes.
“Outstanding Amount” means (i) with respect to Revolving Credit Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date; (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts; and (iii) with request to Swingline Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Swingline Loans on such date.
“Overadvance” means a U.S. Overadvance and/or a Canadian Overadvance, as the context may require.
“Overadvance Loan” means a U.S. Overadvance Loan and/or a Canadian Overadvance Loan, as the context may require.
“Overnight Rate” means, for any day, (i) with respect to any amount denominated in Dollars, the greater of (A) the Federal Funds Rate and (B) an overnight rate reasonably determined by the

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Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (ii) with respect to any amount denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Canadian Reference Bank in the Canadian interbank market for Canadian Dollars to major banks in such interbank market.
“Parent Borrower” means Masonite International Corporation, a British Columbia corporation, and its successors.
“Participant” has the meaning specified in Section 10.06(d).
“Patriot Act” has the meaning specified in Section 10.18.
“Payment Conditions” means for any prepayment or other transaction contemplated by Section 7.14(iv), for any Investments contemplated by Sections 7.03(iii)(E), (vii)(D) and (xix), for any Restricted Payments contemplated by Sections 7.06(xiv) and (xv), or for any other applicable payment, transaction or event which requires that the Payment Conditions be satisfied, that (i) no Payment Conditions Default then exists and is continuing or would arise and be continuing immediately after giving effect to such transaction, unless such transaction would concurrently cure such Payment Conditions Default, and (ii) Average Excess Availability for the 30 days prior to, and the day immediately after giving effect to, such transaction, will equal or exceed 20% of the lesser of (A) the Revolving Credit Facility and (B) the Total Borrowing Base.
“Payment Conditions Default” means (i) any Event of Default specified in Section 8.01(a) or 8.01(f), (ii) any Event of Default specified in Section 8.01(b)(iv) arising from the failure to comply with Section 6.02(l) or (m), or (iii) any Event of Default specified in Section 8.01(d) arising from any misrepresentation contained in any Borrowing Base Certificate.
“Payment Item” means each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.
“PBGC” means the Pension Benefit Guarantee Corporation.
“Pension Event” means (i) a complete or partial withdrawal or winding up by the Parent Borrower or any of its Subsidiaries from a Canadian Pension Plan or Canadian Union Plan during a plan year or a cessation of operations, termination of employees or other event which is treated as such a withdrawal under applicable Laws, (ii) a complete or partial withdrawal by the Parent Borrower or any of its Subsidiaries from a Canadian Pension Plan or Canadian Union Plan or notification that a Canadian Pension Plan or Canadian Union Plan is in reorganization, (iii) the filing of a notice to fully or partially wind-up or to terminate, the treatment of a Canadian Pension Plan amendment as a full or partial wind-up or termination, or the commencement of proceedings by any Governmental Authority or plan trustee or administrator to fully or partially wind-up or terminate a Canadian Pension Plan (iv) the occurrence of an event or condition which could reasonably be expected to constitute grounds for the wind-up or termination (in whole or in part) of, or the appointment of a replacement administrator or trustee to administer, any Canadian Pension Plan, or (v) the imposition of any material liability, other than for premiums or contributions due but not delinquent, upon the Parent Borrower or any of its Subsidiaries with respect to a Canadian Pension Plan or Canadian Union Plan.

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“Pension Plan” means (i) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, Canadian Pension Plan or Canadian Union Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent Borrower or any ERISA Affiliate or to which a Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years
“Perfection Certificate” means a certificate, substantially in the form of Exhibit F-3, completed and supplemented with the schedules and attachments contemplated thereby to the reasonable satisfaction of the Collateral Agent and duly executed by the chief executive officer, the chief legal officer, president, chief financial officer, secretary, treasurer, assistant treasurer or controller of the Parent Borrower.
“Permitted Acquisition” has the meaning specified in Section 7.03(vii).
“Permitted Joint Venture” means a Joint Venture, in the form of a corporation, limited liability company, business trust, joint venture, association, company or partnership, entered into by any Borrower or any of its Subsidiaries which (i) is engaged in a line of business related, ancillary or complementary to those engaged in by such Borrower and its Subsidiaries and (ii) is formed or organized in a manner that limits the exposure of such Borrower and its Subsidiaries for the liabilities thereof to (A) the Investments of such Borrower and its Subsidiaries therein permitted under Section 7.03(xix) and (B) any Indebtedness of any Permitted Joint Venture or any Guarantee by such Borrower or any of its Subsidiaries in respect of such Indebtedness, which Indebtedness or Guarantee are permitted at the time under Section 7.02.
“Permitted Liens” means those Liens permitted by Section 7.01.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, exchange, replacement or extension of any Indebtedness of such Person; provided that (i) the principal amount (or accreted value, if applicable) of such modifying, refinancing, refunding, renewing, exchanging, replacing or extending Indebtedness (the “Refinancing Indebtedness”) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (the “Refinanced Indebtedness”) except by an amount equal to a reasonable premium or other reasonable amount paid, and fees, commissions, underwriting discounts and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, exchange, replacement or extension and by an amount equal to any existing and available commitments unutilized thereunder, (ii) the Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, (iii) if the Refinanced Indebtedness is subordinated in right of payment or in right to the proceeds of the realization of Collateral to the Senior Credit Obligations, the Refinancing Indebtedness is subordinated in right of payment or in right to the proceeds of the realization of Collateral to the Senior Credit Obligations on terms, taken as a whole, at least as favorable to the Revolving Credit Lenders as those contained in the documentation governing the Refinanced Indebtedness taken as a whole, (iv) the terms relating to principal amount, amortization, maturity and collateral (if any), and other material terms taken as a whole, of any Refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Revolving Credit Lenders than the terms of any agreement or instrument governing the Refinanced Indebtedness, as determined by the Board of Directors of the Parent Borrower, (v) the direct or any contingent obligor on the Refinanced Indebtedness is not changed (other than to eliminate any contingent obligor) as a result of or in

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connection with such modification, refinancing, refunding, renewal or extension and (vi) at the time of the incurrence of such Refinancing Indebtedness, no Event of Default shall have occurred and be continuing.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, or required to be contributed to by, a Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate; provided, that, the term “Plan” shall not include any Canadian Pension Plan or Canadian Union Plan.
“Platform” ‘has the meaning specified in Section 6.02.
“PPSA” means the Personal Property Security Act (Ontario); provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the PPSA as in effect in a Canadian jurisdiction other than Ontario, or the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Preferred Stock” means, as applied to the Equity Interests of a Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person.
“Prepayment Notice” means a notice of prepayment of Loans pursuant to Section 2.04(c), which, if in writing, shall be substantially in the form of Exhibit A-2.
“Primary Loan Party” means each Canadian Primary Loan Party and each U.S. Borrower.
“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo Bank as its “prime rate”. The “prime rate” is a rate set by Wells Fargo Bank based upon various factors including Wells Fargo Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Wells Fargo Bank shall take effect at the opening of business on the day specified in the public announcement of such change.
“Pro-Forma Basis” and “Pro-Forma Compliance” mean, for purposes of calculating compliance with the financial covenant set forth in Section 7.11 (even if no Covenant Trigger Event exists) in respect of a Specified Transaction, that such Specified Transaction and the following transactions consummated in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, (ii) any retirement of Indebtedness and (iii) any Indebtedness incurred or assumed by any Group Company in connection with such Specified Transaction, and if such Indebtedness has a floating or formula rate, it shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro-forma adjustments may only be applied to the financial covenant set forth in Section 7.11 to the extent that such adjustments are consistent with the definition of Consolidated

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EBITDA and may take into account cost savings for which the necessary steps have been implemented or are reasonably expected to be implemented within twelve months after the closing of the applicable Permitted Acquisition and which are consistent with Regulation S-X promulgated under the Securities Act of 1933.
“Pro Forma Excess Availability” means, for any date of calculation, the Average Excess Availability for 30 days prior to, and including, such date, after giving effect to the transactions occurring on the date of calculation as if they occurred on the day 30 days prior thereto, based on assumptions and calculations reasonably acceptable to the Administrative Agent; it being agreed that, for purposes of calculating Pro Forma Excess Availability, unless the Administrative Agent shall otherwise agree in its reasonable discretion, no Inventory or Receivables to be acquired in an Investment otherwise permitted hereunder shall be included in the Eligible Collateral until the Administrative Agent shall have completed a preliminary field audit and inventory appraisal in scope and with results reasonably satisfactory to it and until the Collateral Agent shall have received duly executed Depositary Bank Agreements with respect to the non-exempt deposit accounts to be acquired in such Investment.
“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and including all regulations thereunder.
“Protective Advance” has the meaning specified in Section 2.01(e).
“Public Lender” has the meaning specified in Section 6.02.
“Purchase Money Indebtedness” means Indebtedness of the Parent Borrower or any of its Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Parent Borrower or such Subsidiary; provided that such Indebtedness is incurred within 180 days after such property is acquired or, in the case of improvements, constructed.
“Qualified Cash” means cash or Cash Equivalents (other than cash or Cash Equivalents subject to a Depository Bank Agreement) owned by the Borrowers and their respective Subsidiaries (a) which are available for use by a Borrower, without condition or restriction (other than in favor of Collateral Agent the Borrowers and their respective Subsidiaries) and, (b) which are free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of Collateral Agent and other than in favor of the securities intermediary or financial institution where such cash or Cash Equivalents are maintained for its customary fees and charges).
“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures.
“Receivables” has the meaning specified in Section 1.03 of the Security Agreements.
“Receivables Concentration Limit” means (A) with respect to (x) Home Depot, Inc. and its Subsidiaries or (y) Lowe’s Companies, Inc. and its Subsidiaries (i) if and for so long as the long term credit rating of Home Depot, Inc. or Lowe’s Companies, Inc., respectively, from S&P is at least BBB- and from Moody’s is at least Baa3, 50% of the net amount of all Eligible Receivables; provided that such percentage shall be increased to 60% for up to three months of each fiscal year at the Parent Borrower’s election, and (ii) if and for so long as the long term credit rating of Home Depot, Inc. or Lowe’s Companies, Inc., respectively, from S&P is less than BBB- and from Moody’s is less than Baa3, 40% of the net amount of all Eligible Receivables, and (B) with respect to any other Person identified in writing

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by a Borrower to the Administrative Agent, (i) if and for so long as the long term credit rating of such Person from S&P is at least BBB - and from Moody’s is at least Baa3, 35% of the net amount of all Eligible Receivables, and (ii) with respect to any Person not satisfying the requirements of the foregoing clauses (A) or (B), 20% of the net amount of all Eligible Receivables.
“Register” has the meaning specified in Section 10.06(c).
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Rent and Charges Reserve” means (i) with respect to the U.S. Borrowing Base, the aggregate of (A) all past due rent and other amounts owing by a U.S. Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory which are overdue by more than 30 days beyond their original due date or, to the applicable U.S. Borrower’s knowledge, could assert a Lien on any Eligible Inventory and (B) a reserve equal to three months rent that could be payable to any such Person, unless it has executed a Lien Waiver and (ii) with respect to the Canadian Borrowing Base, the Dollar Equivalent of the aggregate of (A) all past due (by more than 30 days) rent and other amounts owing by a Canadian Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory or, to the applicable Canadian Loan Party’s knowledge, could assert a Lien on any Eligible Inventory and (B) a reserve equal to three months rent that could be payable to any such Person, unless, in either case, it has executed a Lien Waiver.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Request for Credit Extension” means (i) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice and (ii) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Canadian Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of (i) the aggregate Canadian Revolving Commitments or (ii) if the Canadian Revolving Commitments have expired or been terminated or reduced to zero, the Total Canadian Revolving Credit Outstandings (with the aggregate amount of each Canadian Revolving Credit Lender’s risk participation and funded participation in Canadian L/C Obligations and Canadian Swingline Loans being deemed “held” by such Appropriate Lender for purposes of this definition); provided that the unused Canadian Revolving Credit Commitment of, and the portion of the Total Canadian Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Canadian Lenders.
“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of (i) the aggregate Revolving Credit Commitments or (ii) if the Revolving Credit Commitments have expired or been terminated or reduced to zero, the Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition); provided that the unused Revolving Credit Commitment of, and

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the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Required U.S. Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of (i) the aggregate U.S. Revolving Credit Commitments or (ii) if the U.S. Revolving Credit Commitments have expired or been terminated or reduced to zero, the Total U.S. Revolving Credit Outstandings (with the aggregate amount of each U.S. Revolving Credit Lender’s risk participation and funded participation in U.S. L/C Obligations and U.S. Swingline Loans being deemed “held” by such Appropriate Lender for purposes of this definition); provided that the unused U.S. Revolving Credit Commitment of, and the portion of the Total U.S. Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required U.S. Lenders.
“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restatement Effective Date” means April 9, 2015.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Restricted Subsidiary” shall mean each direct or indirect Subsidiary of the Parent Borrower, other than the Unrestricted Subsidiaries; sometimes being collectively referred to herein as “Restricted Subsidiaries”.
“Revolving Credit Borrowing” means either a U.S. Revolving Credit Borrowing and/or a Canadian Revolving Credit Borrowing, as the context may require.
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (i) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(a) and (b) and (ii) purchase participations in L/C Obligations and Swingline Loans, in the Dollar Equivalent of an aggregate principal amount at any one time outstanding not to exceed the amount (expressed in Dollars) set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, in each case, as the same may be increased pursuant to Section 2.13.
“Revolving Credit Commitment Increase” has the meaning specified in Section 2.13(a).
“Revolving Credit Facility” means, at any time, the aggregate Dollar Equivalent amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

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“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.13(f).
“Revolving Credit Lender” means a U.S. Revolving Credit Lender and/or a Canadian Revolving Credit Lender, as the context may require.
“Revolving Credit Loan” means a U.S. Revolving Credit Loan and/or a Canadian Revolving Credit Loan, as the context may require.
“Revolving Credit Note” means a promissory note made by the applicable Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B.
“Royalties” means the Dollar Equivalent of all royalties, fees, expense reimbursements and other amounts payable by a Loan Party under a License.
“Sacopan” means Sacopan Inc., a Quebec corporation.
“Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Parent Borrower or any of its Subsidiaries of any property, whether owned by the Parent Borrower or any of its Subsidiaries as of the Restatement Effective Date or later acquired, which has been or is to be sold or transferred by the Parent Borrower or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country-wide sanctions program administered and enforced by OFAC (which countries are, as of the Restatement Effective Date, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw Hill, Inc., a New York corporation, and any successor thereto.
“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or a Subsidiary of Loan Party and any Cash Management Bank.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party or a Subsidiary of a Loan Party and any Hedge Bank, provided the Administrative Agent has received a written notice executed by the Borrower Representative (on behalf of such Loan Party or Subsidiary) and such Hedge Bank which notifies the Administrative Agent that such Swap Contract constitutes a Secured Hedge Agreement.
“Secured Leverage Ratio” means, for any Measurement Period, the ratio of (i) (A) Indebtedness of the Parent Borrower and its Subsidiaries (determined on a consolidated basis in accordance with

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GAAP) which is secured by a Lien on any assets of the Parent Borrower and its Subsidiaries as of the last day of such Measurement Period minus (B) the Unrestricted Cash as of such day in an amount not to exceed $25,000,000 to (ii) Consolidated EBITDA for such Measurement Period.
“Secured Parties” means the U.S. Secured Parties and/or the Canadian Secured Parties, as the context may require.
“Security Agreement” means the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.
“Senior Credit Obligations” means, with respect to each Loan Party, without duplication:
(i)    in the case of the Borrowers, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to any of the Borrowers, whether or not allowed or allowable as a claim in any such proceeding) on any Revolving Credit Loan, Swingline Loan or L/C Obligation under, or any Note issued pursuant to, this Agreement or any other Loan Document;
(ii)    all reasonable, documented, out-of-pocket fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;
(iii)    all reasonable, documented, out-of-pocket expenses of the any Agent as to which such Agent has a right to reimbursement by such Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;
(iv)    all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document; and
(v)    in the case of each Guarantor, all amounts now or hereafter payable by such Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrowers or such Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of such Guarantor pursuant to this Agreement, the Guaranties or any other Loan Document;
together in each case with all renewals, modifications, consolidations or extensions thereof.
“Senior Credit Party” means each Revolving Credit Lender, each L/C Issuer, the Administrative Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, the Collateral Agent and each Indemnitee and their respective successors and assigns, and “Senior Credit Parties” means any two or more of them, collectively.

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“Settlement Period” has the meaning specified in Section 2.11(g).
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such regulation is in effect on the date hereof.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (v) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Conditions” means:
(i)    for any incurrence of Indebtedness contemplated by Section 7.02(v), that:
(A)    no Specified Default then exists and is continuing or would arise and be continuing immediately after giving effect to such transaction, unless such transaction would concurrently cure such Specified Default;
(B)    Pro Forma Excess Availability for each of the 30 days immediately prior to, and on the day immediately after giving effect to, such transaction, will equal or exceed 12.5% of the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base; and
(C)    the Fixed Charge Coverage Ratio for the most recently completed Measurement Period ending on or prior to the date of such transaction (calculated on a Pro-Forma Basis without regard to whether or not a Covenant Trigger Event then exists) is at least 1.00 to 1.00;
(ii)    for (1) any Restricted Payment contemplated by Sections 7.06(v), (xi) and (xii), (2) any prepayment, redemption, defeasance, purchase of other satisfaction of Indebtedness contemplated by Section 7.14(iv), or any other applicable payment, transaction or event which requires the Specified Conditions to be satisfied (other than as provided in clause (i) above and clause (iii) below), that:
(A)    no Specified Default then exists and is continuing or would arise and be continuing immediately after giving effect to such transaction, unless such transaction would concurrently cure such Specified Default;
(B)    Pro Forma Excess Availability for each of the 30 days immediately prior to, and the day immediately after giving effect to, such

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transaction, will equal or exceed 15.0% of the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base; and
(C)    the Fixed Charge Coverage Ratio for the most recently completed Measurement Period ending on or prior the date of such transaction (calculated on a Pro-Forma Basis without regard to whether or not a Covenant Trigger Event then exists) is at least 1.00 to 1.00;
(iii)    for any Permitted Acquisition contemplated by Section 7.03(vii), and for any Investment contemplated by Section 7.03(iii)(E), (xix) and (xx), that:
(A)    no Specified Default then exists and is continuing or would arise and be continuing immediately after giving effect to such transaction, unless such transaction would concurrently cure such Specified Default;
(B)    Pro Forma Excess Availability for each of the 30 days prior to, and the day immediately after giving effect to, such transaction, will equal or exceed 12.5% of the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base; and
(C)    the Fixed Charge Coverage Ratio for the most recently completed Measurement Period ending on or prior to the date of such transaction (calculated on a Pro-Forma Basis without regard to whether or not a Covenant Trigger Event then exists) is at least 1.00 to 1.00;
Prior to undertaking any transaction the permissibility of which is subject to satisfaction of the Specified Conditions, the Loan Parties shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the applicable conditions contained in this definition have been satisfied.
“Specified Default” means (i) any Event of Default specified in Section 8.01(a) or Section 8.01(f), (ii) any Event of Default specified in Section 8.01(b)(i) arising from the failure to comply with Article VII, (iii) any Event of Default specified in Section 8.01(b)(iv) arising from the failure to comply with Section 6.02(l) or (m), (iv) any Event of Default specified in Section 8.01(b)(i) or (v) arising from the failure to comply with Section 6.16, or (v) any Event of Default specified in Section 8.01(d) arising from any misrepresentations contained in any Borrowing Base Certificate.
“Specified Payments” means any prepayment of Indebtedness contemplated by Section 7.14(iv) (including any Investment permitted under Section 7.03(xxii)).
“Specified Payment Amount” means $500,000,000.
“Specified Representations” means the representations and warranties set forth in Section 5.01(i) and (ii), 5.02 (i), (ii)(B) and (iii), 5.03, 5.04, 5.08(a) and (b), 5.11, 5.14, 5.18 or 5.21 of this Agreement or in Section 3.01, 3.02, 3.03, 3.04, 3.05 or 3.06 of the U.S. Security Agreement, or in Section 3.01, 3.02, 3.03, 3.04, 3.05 or 3.06 of the Canadian Security Agreement.
“Specified Transaction” means any Revolving Credit Commitment Increase, closing condition, Investment, incurrence of Indebtedness, Disposition, Restricted Payment or prepayment of Indebtedness

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in respect of which compliance with the financial covenant set forth in Section 7.11 is by the terms of this Agreement required to be calculated on a Pro-Forma Basis.
“Spot Rate” has the meaning specified in Section 1.07.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.
“Subsidiary Guarantor” means each Subsidiary of the Parent Borrower on the Restatement Effective Date that is a party to a Guaranty and each Subsidiary of the Parent Borrower that becomes a party to any Guaranty after the Restatement Effective Date by execution of an Accession Agreement or other guaranty or guaranty supplement pursuant to Section 6.12, and “Subsidiary Guarantors” means any two or more of them.
“Supermajority Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 66 2/3% of (i) the aggregate Revolving Credit Commitments or (ii) if the Revolving Credit Commitments have expired or been terminated or reduced to zero, the Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans being deemed “held” by such Appropriate Lender for purposes of this definition); provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.
“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Contract, excluding any amounts which such Person is entitled to set-off against its obligations under applicable Law.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for

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any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Revolving Credit Lender or any Affiliate of a Revolving Credit Lender).
“Swingline Borrowing” means a U.S. Swingline Borrowing and/or a Canadian Swingline Borrowing, as the context may require.
“Swingline Lender” means the U.S. Swingline Lender and/or Canadian Swingline Lender, as the context may require.
“Swingline Loans” means the U.S. Swingline Loans and/or Canadian Swingline Loans, as the context may require.
“Swingline Sublimit” means the U.S. Swingline Sublimit and/or Canadian Swingline Sublimit, as the context may require.
“Syndication Date” means the earlier of (i) the date which is 30 days after the Restatement Effective Date and (ii) the date on which the Administrative Agent determines in its discretion (in consultation with the Borrower Representative) that the primary syndication (and the resulting addition of Revolving Credit Lenders pursuant to Section 10.06(b)) has been completed.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including Sale/Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, remittances, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Credit Facilities” means one or more debt facilities or debt securities providing for term loans, notes (excluding the notes issued pursuant to the Note Indenture), debentures or other similar long-term indebtedness, whether secured or unsecured, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith.
“Threshold Amount” means $75,000,000.
“Total Borrowing Base” means the sum of the U.S. Borrowing Base and the Canadian Borrowing Base.
“Total Canadian Revolving Credit Outstandings” means the then aggregate Outstanding Amount of all Canadian Revolving Credit Loans, Canadian Swingline Loans and Canadian L/C Obligations.
“Total Letter of Credit Sublimit” means an amount equal to $35,000,000 or the Equivalent amount thereof.

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“Total Revolving Credit Outstandings” means the then aggregate Outstanding Amount of all Revolving Credit Loans, Swingline Loans and L/C Obligations.
“Total Swingline Sublimit” means an amount equal to $15,000,000 or the Equivalent amount thereof.
“Total U.S. Revolving Credit Outstandings” means the then aggregate Outstanding Amount of all U.S. Revolving Credit Loans, U.S. Swingline Loans and U.S. L/C Obligations.
“Type” means, with respect to a Revolving Credit Loan, its character as a Base Rate Loan, a Canadian Base Rate Loan, Canadian Prime Rate Loan, Eurodollar Rate Loan or BA Rate Loan.
“Transaction” means, collectively, the transactions contemplated to occur on or prior to the date hereof by the Loan Documents.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Unfunded Pension Liability” means (i) with respect to Pension Plans and Canadian Pension Plans, the excess of the present value of a plan’s benefit liabilities, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan or Canadian Pension Plan pursuant to applicable Laws for the applicable plan year and includes any unfunded liability, going-concern or solvency deficiency as determined for purposes of Canadian Employee Benefits Legislation or pursuant to Section 412 of the Code (or any corresponding successor provision) for the applicable plan year and (ii) with respect to Foreign Plans, the excess of the present value of all nonforfeitable benefits of a Foreign Plan over the current value of the Foreign Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan using the most recent actuarial assumptions and methods being used by the Foreign Plan’s actuaries for financial reporting under applicable accounting and reporting standards.
“United States” and “US” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unrestricted Cash” means unencumbered and unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries which are maintained in accounts with Wells Fargo Bank or its Affiliates.
“Unrestricted Subsidiary” shall mean a Subsidiary of the Parent Borrower listed on Schedule 1.01C hereto and a Subsidiary of the Parent Borrower (other than Canadian Borrower, any U.S. Borrower or any other borrower from time to time party hereto) designated in writing by Borrower Representative to Administrative Agent as an Unrestricted Subsidiary after the date hereof; provided, that,
(a)    the capitalization of, and/or other investments in, all Unrestricted Subsidiaries by the Parent Borrower and/or any of its Subsidiaries shall not exceed $75,000,000 in the aggregate; provided, that, if the capitalization of, and/or other investments in, all Unrestricted Subsidiaries by the Parent and/or

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any of its Subsidiaries exceeds or, after giving effect to the designation of an Unrestricted Subsidiary, would exceed $25,000,000, then Excess Availability shall be no less than 10% of the Revolving Credit Facility as of the date of the designation of any Unrestricted Subsidiary and immediately after giving effect thereto,
(b)    no Event of Default shall exist or have occurred and be continuing as of the date of the capitalization of, and/or other investments in, an Unrestricted Subsidiary or any payment in respect thereof and after giving effect thereto;
(c)    no Subsidiary shall be an Unrestricted Subsidiary if such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any assets of, the Parent Borrower or any Subsidiary of the Parent Borrower (other than any Subsidiary of such Subsidiary or any other Unrestricted Subsidiary);
(d)    all Indebtedness and other obligations of the Unrestricted Subsidiaries shall be non-recourse to Borrowers and Guarantors and their assets.
If any Subsidiary of the Parent Borrower is an Unrestricted Subsidiary, such Unrestricted Subsidiary shall not constitute a Loan Party.
“U.S. Borrowers” means the Lead U.S. Borrower, each U.S. Subsidiary thereof listed on the signature pages to this Agreement and each U.S. Subsidiary thereof that becomes a Borrower after the Restatement Effective Date by execution of an Accession Agreement as provided in Section 6.12.
“U.S. Borrowing Base” means, on any date of determination, an amount equal to the Loan Value of the Eligible Collateral of the U.S. Borrowers less the Availability Reserve to the extent attributable to the U.S. Loan Parties, the U.S. Finance Obligations or the U.S. Collateral in the Administrative Agent’s Credit Judgment on such date.
“U.S. Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a U.S. Revolving Credit Lender or an Affiliate of a U.S. Revolving Credit Lender, in its capacity as a party to such Cash Management Agreement, in each case in respect of services provided under such Cash Management Agreement to a U.S. Loan Party or a Subsidiary of a Loan Party.
“U.S. Collateral” means all of the “Collateral” referred to in the U.S. Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the U.S. Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the U.S. Secured Parties.
“U.S. Collateral Documents” means, collectively, the U.S. Security Agreement, the U.S. Depositary Bank Agreements, any Additional Collateral Documents, any additional pledge or security agreements that create or purport to create a Lien on the U.S. Collateral in favor of the Collateral Agent for the benefit of the U.S. Secured Parties and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.
“U.S. Depositary Bank Agreement” means an agreement among a Loan Party, a bank or other depositary institution and the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

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“U.S. Excess Availability” means, at any time, (i) the lesser of (A) the U.S. Revolving Credit Facility and (B) the U.S. Borrowing Base at such time, as determined from the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent pursuant to Section 6.02(l) hereof minus (ii) the Total U.S. Revolving Credit Outstandings.
“U.S. Finance Obligations” means, at any date, (i) all Senior Credit Obligations in respect of the U.S. Revolving Credit Facility, (ii) all Swap Obligations permitted hereunder then owing under any U.S. Secured Hedge Agreement to any Hedge Bank and (iii) all Cash Management Obligations then owing under any U.S. Secured Cash Management Agreement to a Cash Management Bank.
“U.S. Guarantors” means each Canadian Loan Party, the Parent Borrower and each U.S. Subsidiary Guarantor (if any).
“U.S. Guaranty” means collectively, the U.S. Guaranty made by the U.S. Guarantors in favor of the U.S. Secured Parties, substantially in the form of Exhibit E-1, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
“U.S. Hedge Bank” means any Hedge Bank that is party to a U.S. Secured Hedge Agreement.
“U.S. L/C Advance” means, with respect to each U.S. Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any U.S. L/C Borrowing in accordance with its Applicable Adjusted Percentage.
“U.S. L/C Borrowing” means an extension of credit resulting from a drawing under any U.S. Letter of Credit which has not been reimbursed on the date when made or refinanced as a U.S. Revolving Credit Borrowing.
“U.S. L/C Credit Extension” means, with respect to any U.S. Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“U.S. L/C Issuer” means (i) Wells Fargo Bank in its capacity as issuer of U.S. Letters of Credit hereunder, and its successor issuer or successors in such capacity, (ii) each U.S. Revolving Credit Lender listed in Schedule 2.03 hereto as the issuer of an Existing Letter of Credit; (iii) Bank of America, N.A. or any of its Affiliates, (iv) any Affiliate of Wells Fargo Bank and (v) any other Revolving Credit Lender which the Borrower Representative shall have designated as a “ U.S. L/C Issuer” by prior written notice to the Administrative Agent.
“U.S. L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding U.S. Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of U.S. Letters of Credit, including all U.S. L/C Borrowings. For purposes of computing the amount available to be drawn under any U.S. Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a U.S. Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“U.S. Letter of Credit” means any standby letter of credit, commercial letter of credit or foreign guaranty (or with the consent of Administrative Agent, any similar instrument) issued under the U.S. Revolving Credit Facility.

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“U.S. Letter of Credit Sublimit” means an amount equal to $35,000,000. The U.S. Letter of Credit Sublimit is part of, and not in addition to, the U.S. Revolving Credit Facility.
“U.S. Loan Parties” means the U.S. Borrowers and the U.S. Guarantors.
“U.S. Overadvance” has the meaning specified in Section 2.01(c).
“U.S. Overadvance Loan” means a U.S. Revolving Credit Loan made when an Overadvance exists or is caused by the funding thereof.
“U.S. Payment Account” means the account of the Administrative Agent to which all monies constituting proceeds of U.S. Collateral shall be transferred from time to time in accordance with the provisions of the U.S. Security Agreement.
“U.S. Protective Advances” has the meaning specified in Section 2.01(e).
“U.S. Revolving Credit Borrowing” means a borrowing consisting of simultaneous U.S. Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans and BA Rate Loans, having the same Interest Period made by each of the U.S. Revolving Credit Lenders pursuant to Section 2.01(a) and shall be deemed to include any U.S. Overadvance Loan and, to the extent attributed to the U.S. Collateral in the Administrative Agent’s Credit Judgment, Protective Advances made hereunder.
“U.S. Revolving Credit Commitment” means, as to each U.S. Revolving Credit Lender, its obligation to (i) make U.S. Revolving Credit Loans to the U.S. Borrower pursuant to Section 2.01(a) and (ii) purchase participations in U.S. L/C Obligations and U.S. Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 under the caption “U.S. Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, in each cases, as the same may be increased pursuant to Section 2.13.
“U.S. Revolving Credit Exposure” means, with respect to any Appropriate Lender at any time, the Outstanding Amount of U.S. Revolving Credit Loans of such Revolving Credit Lender plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of U.S. L/C Obligations with respect to U.S. Letters of Credit plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of U.S. Swingline Loans.
“U.S. Revolving Credit Facility” means, at any time, the aggregate amount of the U.S. Revolving Credit Lenders’ U.S. Revolving Credit Commitments at such time.
“U.S. Revolving Credit Commitment Increase Lender” has the meaning specified in Section 2.13(i)(i).
“U.S. Revolving Credit Lender” means each financial institution listed on Schedule 2.01 as a “U.S. Revolving Credit Lender”, as well as any Person that becomes a “U.S. Revolving Credit Lender” hereunder pursuant to Section 10.06 or 2.13.
“U.S. Revolving Credit Loan” has the meaning specified in Section 2.01(a) and shall be deemed to include any U.S. Overadvance Loan and, to the extent attributed to the U.S. Collateral in the Administrative Agent’s Credit Judgment, U.S. Protective Advance made hereunder.

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“U.S. Secured Cash Management Agreement” means any Secured Cash Management Agreement that is entered into by and between any U.S. Loan Party or any Subsidiary of a Loan Party and any Cash Management Bank.
“U.S. Secured Hedge Agreement” means any Secured Hedge Agreement that is entered into by and between any U.S. Loan Party or any Subsidiary of a Loan Party and any Hedge Bank.
“U.S. Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the U.S. Revolving Credit Lenders, the U.S. L/C Issuer, the U.S. Hedge Banks, the U.S. Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the U.S. Finance Obligations owing to which are or are purported to be secured by the U.S. Collateral under the terms of the Collateral Documents.
“U.S. Secured Hedge Reserve” means, on any date of determination, with respect to the U.S. Borrowing Base, the aggregate amount of reserves established by the Administrative Agent from time to time in its Credit Judgment in respect of U.S. Finance Obligations under U.S. Secured Hedge Agreements, which shall be equal to the sum of the Dollar Equivalents of all such U.S. Finance Obligations as reported to the Administrative Agent by each U.S. Hedge Bank from time to time.
“U.S. Security Agreement” means the Security Agreement, substantially in the form of Exhibit
F-1 hereto, dated as of the Original Effective Date among the Parent Borrower, the U.S. Borrowers, the U.S. Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.
“U.S. Subsidiary” means any direct or indirect Subsidiary of the Parent Borrower which is incorporated or otherwise organized under the laws of the United States or any political subdivision thereof.
“U.S. Subsidiary Guarantor” means each U.S. Subsidiary of the Parent Borrower listed on Schedule 6.12 (if any) and each other U.S. Subsidiary of the Parent Borrower that shall be required to execute and deliver an Accession Agreement or other guaranty or guaranty supplement pursuant to Section 6.12.
“U.S. Swingline Borrowing” means a Borrowing consisting of U.S. Swingline Loans
“U.S. Swingline Lender” means Wells Fargo Bank and its successors and assigns
“U.S. Swingline Loan” has the meaning specified in Section 2.01(f).
“U.S. Swingline Sublimit” means an amount equal to $15,000,000. The U.S. Swingline Sublimit is part of, and not in addition to, the U.S. Revolving Credit Facility.
“Voting Securities” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of

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principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.
“Wells Fargo Bank” means Wells Fargo Bank, National Association and its successors.
“WFCF Canada” means Wells Fargo Capital Finance Corporation Canada and its successors.
“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person. The terms “Wholly-Owned Canadian Subsidiary,” “Wholly-Owned Domestic Subsidiary” and “Wholly-Owned Foreign Subsidiary” mean a Canadian Subsidiary, a Domestic Subsidiary and a Foreign Subsidiary, as applicable, that constitutes a Wholly-Owned Subsidiary. Unless otherwise specifically indicated, the term Wholly-Owned Subsidiary (and correlative terms of Wholly-Owned Canadian Subsidiary, Wholly-Owned Domestic Subsidiary or Wholly-Owned Foreign Subsidiary) shall refer to the Wholly-Owned Subsidiaries (or Wholly-Owned Canadian Subsidiaries, Wholly-Owned Domestic Subsidiaries or Wholly-Owned Foreign Subsidiaries, as the case may be) of the Parent Borrower.

Section 1.02.    Other Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(c)    For purposes of any Collateral located in the Province of Quebec or charged by any Deed of Hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation

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or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (ii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatory” and (ix) “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (xii) “construction liens” shall include “legal hypothecs”; (xiii) “joint and several” shall include “solidary”; (xiv) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (xv) “beneficial ownership” shall include “ownership on behalf of another as mandatory”; (xvi) “easement” shall include “servitude”; (xvii) “priority” shall include “prior claim”; (xviii) “survey” shall include “certificate of location and plan”; (xix) “state” shall include “province”; (xx) “fee simple title” shall include “absolute ownership”; and (xxi) “accounts” shall include “claims”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c'est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(e)    References to a “Person and its Subsidiaries” or to a “Person or any Subsidiary” (or words of similar import) means to the Parent Borrower and its Subsidiaries, unless otherwise specified.
(f)    References to “fair value” or “fair market value” (or words of similar import) mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party.
(g)    Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, Canadian Finance Obligations, Senior Credit Obligations, Swap Obligations, U.S. Finance Obligations and Finance Obligations shall not include Excluded Swap Obligations.

Section 1.03.    Accounting Terms and Determinations.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

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(b)    Changes in GAAP. Upon the adoption by any of the Borrowers of International Financial Reporting Standards (“IFRS”) or if at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Representative or the Required Revolving Lenders shall so request, the Administrative Agent, the Revolving Credit Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such adoption of IFRS or such change in GAAP (subject to the approval of the Required Revolving Lenders, not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) such ratio or requirement (including the requirement to provide financial information compliant with GAAP) shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Representative shall provide to the Administrative Agent and the Revolving Credit Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such adoption of IFRS or such change in GAAP.
(c)    Computation of Certain Financial Covenants. Unless otherwise specified herein, all defined financial terms (and all other definitions used to determine such terms) shall be to those determined and computed in respect of the Parent Borrower and its Subsidiaries.

Section 1.04.    Rounding. Any financial ratios required to be maintained by any Group Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.

Section 1.07.    Currency Equivalents Generally. Any amount specified in this Agreement or any of the other Loan Documents to be in Dollars or Canadian Dollars (as the case may be) shall also include the equivalent of such amount in any currency other than Dollars or Canadian Dollars (as the case may be), such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars or Canadian Dollars (as the case may be). For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent and reasonably acceptable to the Borrowers if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

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ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01.    The Loans.
(a)    U.S. Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each U.S. Revolving Credit Lender severally agrees to make loans (each such loan, a “U.S. Revolving Credit Loan”) in Dollars to the U.S. Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment; provided, however, that after giving effect to any U.S. Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment and (iii) the Total U.S. Revolving Credit Outstandings shall not exceed the lesser of (x) the U.S. Revolving Credit Facility and (y) the U.S. Borrowing Base. Within the limits of each U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment, and subject to the other terms and conditions hereof, the U.S. Borrowers may borrow under this Section 2.01(a), prepay under Section 2.04, and reborrow under this Section 2.01(a). U.S. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(b)    Canadian Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Canadian Revolving Credit Lender severally agrees to make loans (each such loan, a “Canadian Revolving Credit Loan”) in Dollars and Canadian Dollars to the Parent Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment; provided, however, that after giving effect to any Canadian Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations shall not exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment and (iii) the Total Canadian Revolving Credit Outstandings shall not exceed the lesser of (x) the Canadian Revolving Credit Facility and (y) the Canadian Borrowing Base. Within the limits of each Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Parent Borrower may borrow under this Section 2.01(b), prepay under Section 2.04, and reborrow under this Section 2.01(b). Canadian Revolving Credit Loans denominated in Canadian Dollars may be Canadian Prime Rate Loans or BA Rate Loans and Canadian Revolving Credit Loans denominated in Dollars may be Canadian Base Rate Loans or Eurodollar Rate Loans, in each case, as further provided herein.
(c)    U.S. Overadvances. If the aggregate Outstanding Amount of the U.S. Revolving Credit Loans, U.S. Swingline Loans and U.S. L/C Obligations exceed the U.S. Borrowing Base at any time, the excess amount (a “U.S. Overadvance”) shall be payable by U.S. Borrowers within one Business Day of a demand by the Administrative Agent, but all such excess U.S. Overadvances shall nevertheless constitute U.S. Finance Obligations secured by the U.S. Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required U.S. Lenders, the Administrative Agent may require the U.S. Revolving Credit Lenders to honor requests for U.S.

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Overadvance Loans and to forbear from requiring the U.S. Borrowers to cure a U.S. Overadvance, when no other Event of Default is known to the Administrative Agent to have occurred and be continuing, as long as (i) the U.S. Overadvance does not continue for more than 45 consecutive days (and no U.S. Overadvance may exist for at least five consecutive days thereafter before further U.S. Overadvance Loans are required), and (ii) the U.S. Overadvance is not known by the Administrative Agent to exceed, when taken together with all Canadian Overadvances and all Protective Advances, ten percent (10%) of the U.S. Revolving Credit Facility. In no event shall the Administrative Agent require the U.S. Revolving Credit Lenders to honor requests for additional U.S. Overadvance Loans that would cause the (A) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender, plus such U.S. Revolving Credit Lender’s Applicable Adjusted Percentage of the Outstanding Amount of all U.S. L/C Obligations and U.S. Swingline Loans to exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment, or (B) the Total U.S. Revolving Credit Outstandings to exceed (x) the U.S. Revolving Credit Facility minus (y) the Availability Reserve to the extent attributable to the U.S. Loan Parties or the U.S. Collateral in the Administrative Agent’s Credit Judgment at such time. Any funding of a U.S. Overadvance Loan or sufferance of a U.S. Overadvance shall not constitute a waiver by the Administrative Agent or the Revolving Credit Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section 2.01(c) nor authorized to enforce any of its terms.
(d)    Canadian Overadvances. If the aggregate Outstanding Amount of the Canadian Revolving Credit Loans, Canadian Swingline Loans and Canadian L/C Obligations exceed the Canadian Borrowing Base at any time, the excess amount (a “Canadian Overadvance”) shall be payable by the Parent Borrower within one Business Day of a demand by the Administrative Agent, but all such excess Canadian Overadvances shall nevertheless constitute Canadian Finance Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by the Required Canadian Lenders, the Administrative Agent may require the Canadian Revolving Credit Lenders to honor requests for Canadian Overadvance Loans and to forbear from requiring the Parent Borrower to cure a Canadian Overadvance, when no other Event of Default is known to the Administrative Agent to have occurred and be continuing, as long as (i) the Canadian Overadvance does not continue for more than 45 consecutive days (and no Canadian Overadvance may exist for at least five consecutive days thereafter before further Canadian Overadvance Loans are required), and (ii) the Dollar Equivalent of the Canadian Overadvance is not known by the Administrative Agent to exceed, when taken together with all Canadian Protective Advances, three and one-half percent (3.5%) of the Canadian Revolving Credit Facility. In no event shall the Administrative Agent require the Canadian Revolving Credit Lenders to honor requests for additional Canadian Overadvance Loans that would cause the (A) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Canadian Revolving Credit Lender’s Applicable Adjusted Percentage of the Outstanding Amount of all Canadian L/C Obligations and Canadian Swingline Loans to exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment, or (B) the Total Canadian Revolving Credit Outstandings to exceed (x) the Canadian Revolving Credit Facility minus (y) the Availability Reserve to the extent attributable to the Canadian Loan Parties or the Canadian Collateral in the Administrative Agent’s Credit Judgment at such time. Any funding of a Canadian Overadvance Loan or sufferance of a Canadian Overadvance shall not constitute a waiver by the Administrative Agent or the Revolving Credit Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section 2.01(d) nor authorized to enforce any of its terms.

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(e)    Protective Advances.
(i)    Authorization for Protective Advances. Subject to the terms and conditions set forth herein, the Administrative Agent is hereby authorized by the Borrowers and each Revolving Credit Lender from time to time in the Administrative Agent’s reasonable discretion, (A) after the occurrence and during the continuance of an Event of Default or (B) at any time that any of the other applicable conditions precedent set forth in Section 4.02 have not been satisfied, to make (x) U.S. Revolving Credit Loans not to exceed, when taken together with all Canadian Overadvances, U.S. Overadvances and Canadian Protective Advances, ten percent (10%) of the U.S. Revolving Credit Facility, to the U.S. Borrowers, jointly and severally, on behalf of the Canadian Revolving Credit Lenders (any of the advances described in this Section 2.01(e)(i)(B)(x) being herein referred to as “U.S. Protective Advances”) or (y) Canadian Revolving Credit Loans not to exceed, when taken together with all Canadian Overadvances, three and one-half (3.5%) of the Canadian Revolving Credit Facility, to the Parent Borrower, on behalf of the US. Revolving Credit Lenders (any of the advances described in this Section 2.01(e)(i)(B)(y) being herein referred to as “Canadian Protective Advances”, and together with U.S. Protective Advances, “Protective Advances”) which the Administrative Agent in each case deems reasonably necessary (1) to preserve or protect all or any portion of the Collateral, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Credit Loans and other Finance Obligations or (3) to pay any amount chargeable to the Borrowers or any other Loan Party pursuant to the terms of this Agreement and the other Finance Documents; provided that the Required Revolving Lenders may at any time revoke the Administrative Agent’s authorization contained in this Section 2.01(e)(i) to make Protective Advances, any such revocation to be in writing and to become effective prospectively upon the Administrative Agent’s receipt thereof; and provided, further, that the Administrative Agent shall not knowingly make Protective Advances which would cause the Total Revolving Credit Outstandings at such time to exceed the Revolving Credit Facility. Protective Advances shall constitute Revolving Credit Loans and shall bear interest as Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable. Immediately upon the making of an Protective Advance, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Administrative Agent a risk participation in such Protective Advance in an amount equal to the product of such Revolving Credit Lender’s Applicable Adjusted Percentage multiplied by the amount of such Protective Advance.
(ii)    Maturity of Protective Advances. The principal amount of all Protective Advances shall be due and payable on the earliest of (A) one Business Day following demand for payment made by the Administrative Agent to the Borrower Representative, (B) the Maturity Date, (C) the occurrence of any bankruptcy or similar proceeding under any Debtor Relief Law with respect to any Borrower or (D) the acceleration of any Loan or the termination of the Commitments pursuant to Section 8.02.
(iii)    Refinancing of Protective Advances.
(A)    The Administrative Agent at any time in its sole and absolute discretion may request, on behalf of the Borrowers, jointly and severally (and each Borrower hereby irrevocably authorizes the Administrative Agent to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan, a Canadian Base Rate Loan or a Canadian Prime Rate Loan, as applicable, in an

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amount equal to such Revolving Credit Lender’s Applicable Percentage of the amount of Protective Advances then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable. The Administrative Agent shall furnish the Borrower Representative with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Revolving Credit Lenders. Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent for its account in immediately available funds at the Administrative Agent’s Office not later than 1:00 P.M. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.01(e)(iii)(B), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers, jointly and severally, in such amount.
(B)    If for any reason any Protective Advance cannot be refinanced by such a Borrowing in accordance with Section 2.01(e)(iii)(A), the request for Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, submitted by the Administrative Agent as set forth herein shall be deemed to be a request by the Administrative Agent that each of the Revolving Credit Lenders fund its risk participation in the relevant Protective Advance and each Revolving Credit Lender’s payment to the Administrative Agent pursuant to Section 2.01(e)(iii)(A) shall be deemed payment in respect of such participation.
(C)    If any Revolving Credit Lender fails to make available to the Administrative Agent any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.01(e)(iii) by the time specified in Section 2.01(e)(iii), the Administrative Agent shall be entitled to recover from such Revolving Credit Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Administrative Agent at a rate per annum equal to the greater of the Federal Funds Rate and the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Protective Advance, as the case may be. A certificate of the Administrative Agent submitted to any Revolving Credit Lender with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error.
(D)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Protective Advances pursuant to this Section 2.01(e)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (x) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Administrative Agent, any Borrower or any other Person for any

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reason whatsoever, (y) the occurrence or continuance of a Default or (z) any other occurrence, event or condition, whether or not similar to any of the foregoing.
(iv)    Repayment of Participations.
(A)    At any time after any Revolving Credit Lender has purchased and funded a risk participation in an Protective Advance, if the Administrative Agent receives any payment on account of such Protective Advance, the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
(B)    If any payment received by the Administrative Agent in respect of principal or interest on any Protective Advance is required to be returned by the Administrative Agent under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Administrative Agent in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.
(v)    Interest for Account of Administrative Agent. The Administrative Agent shall be responsible for invoicing the Borrower Representative for interest on the Protective Advances. Until each Revolving Credit Lender funds its Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan, as applicable, or risk participation pursuant to this Section 2.01(e) to refinance such Revolving Credit Lender’s Applicable Percentage of any Protective Advance, interest in respect of such Applicable Percentage shall be solely for the account of the Administrative Agent.
(vi)    Payments Directly to Administrative Agent. The Borrowers shall make all payments of principal and interest in respect of the Protective Advances directly to the Administrative Agent for its own account.
(f)    U.S. Swingline Borrowings. Subject to the terms and conditions set forth herein, the U.S. Swingline Lender agrees to make loans (each such loan, a “U.S. Swingline Loan”) in Dollars to the U.S. Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the U.S. Swingline Sublimit; provided, however, that after giving effect to any U.S. Swingline Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of all U.S. Swingline Loans shall not exceed the U.S. Swingline Sublimit, (iii) the aggregate Outstanding Amount of all U.S. Swingline Loans plus the aggregate Outstanding Amount of all Canadian Swingline Loans shall not exceed the Total Swingline Sublimit, and (iv) the Total U.S. Revolving Credit Outstanding shall not exceed the lesser of (x) the U.S. Revolving Credit Facility and (y) the U.S. Borrowing Base. Within the limits of the U.S. Swingline Sublimit, and subject to the other terms and conditions hereof, the U.S. Borrowers may borrow under this Section 2.01(f), prepay

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under Section 2.04, and reborrow under this Section 2.01(f). U.S. Swingline Loans shall be Base Rate Loans, shall (without duplication) constitute U.S. Revolving Credit Loans and shall bear interest at the Base Rate. Immediately upon the making of a U.S. Swingline Loan, each U.S. Revolving Credit Lender shall be deemed, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. Swingline Lender a risk participation in such U.S. Swingline Loan in an amount equal to the product of such U.S. Revolving Credit Lender’s Applicable Adjusted Percentage multiplied by the amount of such U.S. Swingline Loan.
(g)    Canadian Swingline Borrowings. Subject to the terms and conditions set forth herein, the Canadian Swingline Lender severally agrees to make loans (each such loan, a “Canadian Swingline Loan”) in Dollars and Canadian Dollars to the Canadian Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the Canadian Swingline Sublimit; provided, however, that after giving effect to any Canadian Swingline Borrowing, (i) the Total Revolving Credit Outstanding shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the Canadian Swingline Loans shall not exceed the Canadian Swingline Sublimit, (iii) the aggregate Outstanding Amount of all U.S. Swingline Loans plus the aggregate Outstanding Amount of all Canadian Swingline Loans shall not exceed the Total Swingline Sublimit, and (iv) the Total Canadian Revolving Credit Outstanding shall not exceed the lesser of (x) the Canadian Revolving Credit Facility and (y) the Canadian Borrowing Base. Within the limits of the Canadian Swingline Sublimit, and subject to the other terms and conditions hereof, the Parent Borrower may borrow under this Section 2.01(g), prepay under Section 2.04, and reborrow under this Section 2.01(g). Canadian Swingline Loans denominated in Canadian Dollars shall be Canadian Prime Rate Loans and Canadian Swingline Loans denominated in Dollars shall be Canadian Base Rate Loans. Canadian Swingline Loans shall (without duplication) constitute Canadian Revolving Credit Loans and shall bear interest at the Canadian Prime Rate or Canadian Base Rate, as applicable. Immediately upon the making of a Canadian Swingline Loan, each Canadian Revolving Credit Lender shall be deemed, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian Swingline Lender a risk participation in such Canadian Swingline Loan in an amount equal to the product of such Canadian Revolving Credit Lender’s Applicable Adjusted Percentage multiplied by the amount of such Canadian Swingline Loan.

Section 2.02.    Borrowings, Conversions and Continuations of Loans.
(a)    Each Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans or BA Rate Loans shall be made upon the Borrower Representative’s (on its own behalf and on behalf of all other Borrowers) irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 2:00 P.M. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or BA Rate Loans or of any permitted conversion of Eurodollar Rate Loans or BA Rate Loans to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as the case may be, and (ii) on the requested date of any Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans; provided, however, that if a Borrower wishes to request Eurodollar Rate Loans or BA Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 2:00 P.M. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 2:00 P.M., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent

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shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Revolving Credit Lenders and, if such consent shall have not been obtained, the notice given by the Borrower Representative shall be deemed automatically amended (i) to specify an Interest Period of one month in the event such requested Interest Period was one week and six months in the event such requested Interest Period was nine or twelve months in duration and (ii) to be given at the time of such amendment, without the need for any further action by the Borrower Representative. Each telephonic notice by the Borrower Representative pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Representative. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans or BA Rate Loans shall be in a principal amount of $1,000,000 or Cdn. $1,000,000 or a whole multiple of $500,000 or Cdn. $500,000, as applicable, in excess thereof. Except as provided in Section 2.01(e)(ii) or Section 2.03(c), each Borrowing of or conversion to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans shall be in a principal amount of $500,000 or Cdn. $500,000 or a whole multiple of $100,000 or Cdn. $100,000, as applicable, in excess thereof (or, if less, the remaining unused portion of the U.S. Revolving Credit Facility in the case of a U.S. Revolving Credit Loan, or the remaining unused portion of the Canadian Revolving Credit Facility in the case of a Canadian Revolving Credit Loan). Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether a Borrower is requesting a Revolving Credit Borrowing, a Swingline Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans or BA Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Revolving Credit Loans or Swingline Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) if applicable, the currency of the Borrowing, continuation or conversion. If the Borrower Representative fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower Representative fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans (in the case of U.S. Revolving Credit Loans), Canadian Base Rate Loans (in the case of Canadian Revolving Credit Loans denominated in Dollars) or Canadian Prime Rate Loans (in the case of Canadian Revolving Credit Loans denominated in Canadian Dollars). Any such automatic conversion to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans or BA Rate Loans. If the Borrower Representative requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or BA Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Revolving Credit Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Representative, the Administrative Agent shall notify each applicable Revolving Credit Lender of the details of any automatic conversion to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 P.M. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books

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of Wells Fargo Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower Representative, there are L/C Borrowings outstanding under the applicable Facility, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to such Borrower as provided above.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan and a BA Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan or BA Rate Loan. Upon the occurrence and during the continuance of an Event of Default, (i) no Revolving Credit Loans to the U.S. Borrowers may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required U.S. Lenders and (ii) no Loans to the Parent Borrower may be requested as, converted to or continued as Eurodollar Rate Loans or BA Rate Loans without the consent of the Required Canadian Lenders.
(d)    Upon the request of the Borrower Representative, the Administrative Agent shall promptly notify the Borrower Representative and the applicable Revolving Credit Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans or BA Rate Loans. At any time that Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans are outstanding, upon the request of the Borrower Representative, the Administrative Agent shall notify the Borrower Representative and the applicable Revolving Credit Lenders of Wells Fargo Bank’s or the Canadian Reference Bank’s, as applicable, base rate or prime rate then in effect.
(e)    After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Revolving Credit Facility.
(f)    Anything in this Section 2.02 to the contrary notwithstanding, (i) no Revolving Credit Loan denominated in Dollars may be borrowed, converted into or maintained as a Canadian Prime Rate Loan or a BA Rate Loan, (ii) no Revolving Credit Loan denominated in Canadian Dollars may be borrowed, converted into or maintained as a Base Rate Loan or a Eurodollar Rate Loan, (iii) no U.S. Revolving Credit Loan may be borrowed, converted into or maintained as a Canadian Base Rate Loan and (iv) the Borrowers may not select (A) Eurodollar Rate Loans or the BA Rate Loans for the initial Credit Extension or (B) Interest Periods for Eurodollar Rate Loans or BA Rate Loans that have a duration of more than one month prior to the Syndication Date.

Section 2.03.    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) each U.S. L/C Issuer, in reliance upon the agreements of the U.S. Revolving Credit Lenders set forth in this Section 2.03, (1) agrees (with respect to the U.S. Borrowers and their U.S. Subsidiaries) and may (with respect to Foreign Subsidiaries) from time to time on any business Day during the period from the Restatement Effective Date until the Letter of Credit Expiration Date, to issue U.S. Letters of Credit for the account of the U.S. Borrowers or (subject to Section 2.03(1)) any of their U.S. Subsidiaries or Foreign Subsidiaries, and to amend or extend U.S. Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) agrees to honor

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drawings under the U.S. Letters of Credit; and (B) the U.S. Revolving Credit Lenders severally agree to participate in U.S. Letters of Credit issued for the account of the U.S. Borrowers or their U.S. Subsidiaries or Foreign Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any U.S. Letter of Credit, (v) the Total Revolving Credit Outstandings shall not exceed the lesser of (I) the Revolving Credit Facility and (II) the Total Borrowing Base at such time, (w) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender, plus such U.S. Revolving Credit Lender’s Applicable Adjusted Percentage of the Outstanding Amount of all U.S. L/C Obligations and U.S. Swingline Loans shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment, (x) the Total U.S. Revolving Credit Outstandings shall not exceed the lesser of (I) the U.S. Revolving Credit Facility and (II) the U.S. Borrowing Base, (y) the Dollar Equivalent of the Outstanding Amount of the U.S. L/C Obligations shall not exceed the U.S. Letter of Credit Sublimit and (z) the Outstanding Amount of the U.S. L/C Obligations plus the Outstanding Amount of the Canadian L/C Obligations shall not exceed the Total Letter of Credit Sublimit; and, provided, further, that no U.S. Letter of Credit may be issued, amended or extended in a currency other than Dollars or, subject to the approval of the applicable U.S. L/C Issuer, any Approved Foreign Currency. Each request by the Borrower Representative on behalf of a U.S. Borrower for the issuance or amendment of a U.S. Letter of Credit shall specify if such U.S. Letter of Credit is proposed to be issued for the account of any of the U.S. Subsidiaries or Foreign Subsidiaries of the U.S. Borrowers and, if so, shall list the names of such Subsidiaries, and shall be deemed to be a representation by the Borrower Representative that the U.S. L/C Credit Extension so requested complies with the conditions set forth in the provisos to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the U.S. Borrowers’ ability to obtain U.S. Letters of Credit shall be fully revolving, and accordingly the U.S. Borrowers may, during the foregoing period, obtain U.S. Letters of Credit to replace U.S. Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Restatement Effective Date shall be subject to and governed by the terms and conditions hereof.
(ii)    Subject to the terms and conditions set forth herein, (A) each Canadian L/C Issuer, in reliance upon the agreements of the Canadian Revolving Credit Lenders set forth in this Section 2.03, (1) agrees (with respect to the Parent Borrower and its Canadian Subsidiaries) and may (with respect to its other Foreign Subsidiaries) from time to time on any Business Day during the period from the Restatement Effective Date until the Letter of Credit Expiration Date, to issue Canadian Letters of Credit for the account of the Parent Borrower or (subject to Section 2.03(1)) any of its Foreign Subsidiaries, and to amend or extend Canadian Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) agrees to honor drawings under the Canadian Letters of Credit; and (B) the Canadian Revolving Credit Lenders severally agree to participate in Canadian Letters of Credit issued for the account of the Parent Borrower or any of its Foreign Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Canadian Letter of Credit, (v) the Total Revolving Credit Outstandings shall not exceed the lesser of (I) the Revolving Credit Facility and (II) the Total Borrowing Base at such time, (w) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Canadian Revolving Credit Lender’s Applicable Adjusted Percentage of the Outstanding Amount of all Canadian L/C Obligations and Canadian Swingline Loans shall not exceed such Canadian Revolving Credit Lender’s

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Canadian Revolving Credit Commitment, (x) the Total Canadian Revolving Credit Outstandings shall not exceed the lesser of (I) the Canadian Revolving Credit Facility and (II) the Canadian Borrowing Base, (y) the Outstanding Amount of the Canadian L/C Obligations shall not exceed the Canadian Letter of Credit Sublimit and (z) the Outstanding Amount of the U.S. L/C Obligations plus the Outstanding Amount of the Canadian L/C Obligations shall not exceed the Total Letter of Credit Sublimit; and provided, further, that no Canadian Letter of Credit may be issued, amended or extended in a currency other than Dollars or Canadian Dollars or, subject to the approval of the applicable Canadian L/C Issuer, any Approved Foreign Currency. Each request by the Borrower Representative on behalf of the Parent Borrower for the issuance or amendment of a Canadian Letter of Credit shall specify if such Canadian Letter of Credit is proposed to be issued for the account of any of the Foreign Subsidiaries of the Canadian Borrower and, if so, shall list the names of such Foreign Subsidiaries, and shall be deemed to be a representation by the Borrower Representative that the Canadian L/C Credit Extension so requested complies with the conditions set forth in the provisos to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Parent Borrower’s ability to obtain Canadian Letters of Credit shall be fully revolving, and accordingly the Parent Borrower may, during the foregoing period, obtain Canadian Letters of Credit to replace Canadian Letters of Credit that have expired or that have been drawn upon and reimbursed.
(iii)    No U.S. L/C Issuer or Canadian L/C Issuer, as applicable, shall issue any Letter of Credit if:
(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Administrative Agent and such L/C Issuer has approved such expiry date; or
(B)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the U.S. Revolving Credit Lenders or Canadian Revolving Credit Lenders, as applicable (excluding in each case Defaulting Lenders), have approved such expiry date.
(iv)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which the L/C Issuer in good faith deems material to it;

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(B)    the issuance of such Letter of Credit would violate one or more established policies of the L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000 or Cdn. $100,000, as applicable, in the case of a commercial Letter of Credit, or $500,000 or Cdn. $500,000, as applicable, in the case of a standby Letter of Credit;
(D)    such Letter of Credit is to be denominated in a currency other than (1) in the case of a U.S. Letter of Credit, Dollars (except as provided by Section 2.03(a)(i)) or (2) in the case of Canadian Letters of Credit, Dollars or Canadian Dollars (except as provided in Section 2.03(a)(ii)); or
(E)    a default of any Revolving Credit Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Credit Lender is at such time an Impacted Lender hereunder, unless the applicable L/C Issuer has entered into arrangements satisfactory to such L/C Issuer with the Borrower Representative or such Revolving Credit Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Credit Lender; provided that, if any such L/C Issuer refuses to issue a Letter of Credit, such refusal shall not prohibit any Borrower from requesting any other L/C Issuer or Revolving Credit Lender to issue such Letter of Credit or any other L/C Issuer or Revolving Credit Lender from issuing such Letter of Credit.
(v)    The applicable L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof; provided that, if any such L/C Issuer refuses to amend a Letter of Credit, such refusal shall not prohibit any Borrower from requesting any other L/C Issuer or Revolving Credit Lender to issue such Letter of Credit in its amended form or any other L/C Issuer or Revolving Credit Lender from issuing such Letter of Credit in its amended form.
(vi)    The applicable L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit; provided that, if any such L/C Issuer refuses to amend a Letter of Credit, such refusal shall not prohibit any Borrower from requesting any other L/C Issuer or Revolving Credit Lender to issue such Letter of Credit in its amended form or any other L/C Issuer or Revolving Credit Lender from issuing such Letter of Credit in its amended form.
(vii)    Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

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(b)    Procedures for Issuance and Amendment of Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Representative delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower Representative. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 2:00 P.M. at least three Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) whether such Letter of Credit is requested to be a U.S. Letter of Credit or a Canadian Letter of Credit and (I) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.
(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower Representative and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Appropriate Lender under the applicable Facility, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each U.S. Letter of Credit, each U.S. Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable U.S. L/C Issuer a risk participation in such U.S. Letter of Credit in an amount equal to the product of such U.S. Revolving Credit Lender’s Applicable Adjusted Percentage times the amount of such U.S. Letter of Credit. Immediately upon the issuance of each Canadian Letter of Credit, each Canadian Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Canadian L/C Issuer a risk participation in such Canadian Letter of Credit in an amount equal to the

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product of such Canadian Revolving Credit Lender’s Applicable Adjusted Percentage times the amount of such Canadian Letter of Credit.
(iii)    If the Borrower Representative so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its reasonable discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that (x) any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued and (y) such prior notice shall be deemed to have been given by the L/C Issuer on the effective date of its resignation as L/C Issuer in accordance with Section 10.06(g). Unless otherwise directed by the L/C Issuer, the Borrower Representative shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (iii) or (iv) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower Representative that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower Representative and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower Representative and the Administrative Agent thereof. Not later than 11:00 A.M. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the applicable Borrower fails to so reimburse such L/C Issuer by such time, such L/C Issuer shall notify the Administrative Agent who shall promptly notify each Appropriate Lender under the applicable Facility of the Honor Date, the Dollar Equivalent of the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Adjusted Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans (in the case of U.S. Letters of Credit) or Canadian Base Rate Loans (in the case of Canadian Letters of Credit denominated

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in Dollars) or Canadian Prime Rate Loans (in the case of Canadian Letters of Credit denominated in Canadian Dollars or an Approved Foreign Currency) to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans. Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. In the case of a Letter of Credit denominated in Dollars, the applicable Borrower shall reimburse the applicable L/C Issuer in Dollars. In the case of a Letter of Credit denominated in Canadian Dollars, the applicable Borrower shall reimburse the applicable L/C Issuer in Canadian Dollars unless the Borrower Representative shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the applicable Borrower will reimburse such L/C Issuer in Dollars. In the case of a Letter of Credit denominated in an Approved Foreign Currency, the applicable Borrower shall reimburse the applicable L/C Issuer in such Approved Foreign Currency unless the Borrower Representative shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the applicable Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Canadian Dollars or an Approved Foreign Currency, the applicable L/C Issuer shall notify the applicable Borrower and Administrative Agent of the Dollar Equivalent of the amount of the drawing promptly following the reasonable determination thereof.
(ii)    Each Appropriate Lender under the applicable Facility shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Adjusted Percentage of the Unreimbursed Amount not later than 1:00 P.M. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan, as applicable, to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans (or Canadian Base Rate Loans or Canadian Prime Rate Loans, as the case may be) because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable within one Business Day of the demand therefor (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until the applicable Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any applicable Letter of Credit, interest in respect of such

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Revolving Credit Lender’s Applicable Adjusted Percentage of such amount shall be solely for the account of the applicable L/C Issuer.
(v)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Appropriate Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an L/C Issuer submitted to any Appropriate Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Appropriate Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Percentage thereof the same funds as those received by the Administrative Agent (or the Dollar Equivalent thereof).
(ii)    If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by an L/C Issuer in its reasonable discretion), each Appropriate Lender under the applicable Facility shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Adjusted Percentage thereof on demand of the Administrative Agent, plus interest thereon

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from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of their Subsidiaries.
The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the applicable L/C Issuer.
(f)    Role of L/C Issuer. Each Revolving Credit Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Credit Lender for: (i) any action taken or omitted in connection

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herewith at the request or with the approval of the Revolving Credit Lenders under the applicable Facility or the Required U.S. Revolving Lenders or Required Canadian Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct, bad faith or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)    Cash Collateral. Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that has not been repaid or reimbursed in accordance with Section 2.03(c), or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the applicable Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all applicable L/C Obligations in an amount equal to 105% of the L/C Obligations (in the case of L/C Obligations relating to Letters of Credit denominated in an Approved Foreign Currency) or 100% of the other L/C Obligations. Sections 2.04 and 8.02(iii) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Agreement and the other Loan Documents and notwithstanding anything to the contrary contained in this Agreement or any other Loan Documents, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuers and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (in Dollars or an Approved Foreign Currency reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) an amount equal to 105% of the L/C Obligations relating to Letters of Credit denominated in an Approved Foreign Currency or 100% of the other L/C Obligations, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuers (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings. Each applicable Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo Bank, the Canadian Reference Bank or such other commercial bank to which the Administrative Agent may consent in its sole discretion. If at any time the Administrative Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (or such other commercial bank to which the Administrative Agent has consented as described in the preceding sentence) or that the total amount of such funds is less

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than the aggregate Outstanding Amount of all applicable L/C Obligations (or, in the case of any L/C Obligations relating to Letters of Credit denominated in an Approved Foreign Currency, 105% of such aggregate Outstanding Amount of such L/C Obligations), the Borrowers will, within one Business Day of demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount of L/C Obligations (or, in the case of any L/C Obligations relating to Letters of Credit denominated in an Approved Foreign Currency, 105% of such aggregate Outstanding Amount of such L/C Obligations), over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.
(h)    Applicability of ISP and UCP. Unless otherwise expressly agreed by an L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
(i)    Letter of Credit Fees. The U.S. Borrowers shall pay to the Administrative Agent for the account of each Appropriate Lender in accordance with its Applicable Adjusted Percentage, and the Parent Borrower shall pay to the Administrative Agent for the account of each Appropriate Lender in accordance with its Applicable Adjusted Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) equal to: (i) for each U.S. Letter of Credit, the Applicable Rate times the daily amount available to be drawn under such U.S. Letter of Credit and (ii) for each Canadian Letter of Credit, the Applicable Rate times the daily amount available to be drawn under such Canadian Letter of Credit, as applicable. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable in arrears on the first Business Day of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default under Section 8.01(a) shall have occurred and be continuing, all Letter of Credit Fees shall accrue at the Default Rate.
(j)    Fronting Fee and Documentary and Processing Charges to L/C Issuers. The Parent Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum of 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable in arrears on the first Business Day after the end of each calendar quarter in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter within one Business Day of demand therefor. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Parent Borrower shall pay directly to the L/C Issuer for its own account the usual and customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in

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effect. Such customary fees and standard costs and charges are due and payable within one Business Day of demand and are nonrefundable.
(k)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(l)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, one or more of Subsidiaries of a Loan Party, the applicable Borrower shall be a co-applicant and shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of one or more Subsidiaries of a Loan Party inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(m)    Reporting. Each L/C Issuer other than Wells Fargo Bank will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week and the currency in which such Letters of Credit are denominated, (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension and the currency in which such Letters of Credit are denominated (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date, currency and amount of such L/C Disbursement and (iv) on any Business Day on which any Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure and the currency of such L/C Disbursement.

Section 2.04.    Prepayments.
(a)    Optional. The Borrowers may at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) any prepayment of Eurodollar Rate Loans or BA Rate Loans shall be in a principal amount of $500,000 or Cdn. $500,000, as applicable, or a whole multiple of $500,000 or Cdn. $500,000, as applicable, in excess thereof; and (B) any prepayment of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans shall be in a principal amount of $500,000 or Cdn. $500,000, as applicable, or a whole multiple of $500,000 or Cdn. $500,000, as applicable, in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Any prepayment of a Eurodollar Rate Loan pursuant to this Section 2.04(a) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
(b)    Mandatory.
(i)    Excess Outstandings. If for any reason the Total Revolving Credit Outstandings at any time exceed the lesser of (x) the Total Borrowing Base at such time (except as a result of Overadvance Loans or Protective Advances permitted under Section 2.01(c), (d) and (e)) and (y) the Revolving Credit Facility at such time, the Borrowers shall, within one Business Day after any of them becomes or should have become aware of such excess,

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prepay Swingline Loans, Revolving Credit Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount not to exceed such excess; provided, that, if the Borrowers so Cash Collateralize such L/C obligations, then the Administrative Agent shall, so long as no Event of Default has occurred and is continuing, remit the amounts subject to such Cash Collateralization to the Borrowers on the date such excess ceases to exist. If for any reason the Total U.S. Revolving Credit Outstandings at any time exceed the lesser of (x) the U.S. Borrowing Base at such time (except to the extent constituting U.S. Overadvance Loans permitted under Section 2.01(c) or U.S. Protective Advances permitted under Section 2.01(e)) and (y) the U.S. Revolving Credit Facility at such time, the U.S. Borrowers shall immediately prepay U.S. Revolving Credit Loans, the U.S. Swingline Loans and U.S. L/C Obligations or Cash Collateralize the U.S. L/C Obligations (other than the U.S. L/C Borrowings) in an aggregate amount equal to such excess; provided, that, if the Borrowers so Cash Collateralize such L/C obligations, then the Administrative Agent shall, so long as no Event of Default has occurred and is continuing, remit the amounts subject to such Cash Collateralization to the Borrowers on the date such excess ceases to exist. If for any reason the Total Canadian Revolving Credit Outstandings at any time exceed the lesser of (x) the Canadian Borrowing Base at such time (except to the extent constituting Canadian Overadvance Loans permitted under Section 2.01(d) or Canadian Protective Advances permitted under Section 2.01(e)) and (y) the Canadian Revolving Credit Facility at such time, the Parent Borrower shall, within one Business Day after any of them becomes or should have become aware of such excess, prepay Canadian Revolving Credit Loans, the Canadian Swingline Loans and Canadian L/C Obligations or Cash Collateralize the Canadian L/C Obligations (other than the Canadian L/C Borrowings) in an aggregate amount equal to such excess; provided, that, if the Parent Borrower so Cash Collateralizes such L/C Obligations, then the Administrative Agent shall, so long as no Event of Default has occurred and is continuing, remit the amounts subject to such Cash Collateralization to the Parent Borrower on the date such excess ceases to exist.
(ii)    [Reserved].
(iii)    Cash Sweeps. The Revolving Credit Loans shall be prepaid from time to time as provided in Section 2.04 of the U.S. Security Agreement and Section 2.04 of the Canadian Security Agreement.
(iv)    Application to Revolving Credit Facility. Prepayments of the Revolving Credit Facility and the Swingline Loans made pursuant to this Section 2.04(b) shall be applied as follows:
(A)    With respect to prepayments resulting from a cash sweep contemplated by Section 2.04(b)(v) hereof and Section 2.04 of the U.S. Security Agreement, such prepayments, first, shall be applied ratably to the U.S. Swingline Loans, the U.S. L/C Borrowings, the U.S. Overadvance Loans and U.S. Protective Advances, second, shall be applied ratably to the outstanding U.S. Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining U.S. L/C Obligations; and the amount remaining, if any, after the prepayment in full of all U.S. L/C Borrowings, U.S. Swingline Loans and U.S. Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining U.S. L/C Obligations in full may be retained by the U.S. Borrowers for use in the ordinary course of its business; provided that, so long as

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no Cash Dominion Event has occurred and is continuing, the Administrative Agent shall release all or any portion of such Cash Collateral upon the request of the Borrower Representative. Upon the drawing of any U.S. Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the U.S. Borrower or any other Loan Party) to reimburse the U.S. L/C Issuer or the U.S. Revolving Credit Lenders, as applicable.
(B)    With respect to prepayments resulting from a cash sweep contemplated by Section 2.04(b)(v) hereof and Section 2.04 of the Canadian Security Agreement, such prepayments, first, shall be applied ratably to the Canadian Swingline Loans, the Canadian L/C Borrowings, the Canadian Overadvance Loans and Canadian Protective Advances, second, shall be applied ratably to the outstanding Canadian Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining Canadian L/C Obligations; and the amount remaining, if any, after the prepayment in full of all Canadian L/C Borrowings, Canadian Swingline Loans and Canadian Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining Canadian L/C Obligations in full may be retained by the Parent Borrower for use in the ordinary course of its business; provided that, so long as no Cash Dominion Event has occurred and is continuing, the Administrative Agent shall release all or any portion of such Cash Collateral upon the request of the Borrower Representative. Upon the drawing of any Canadian Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to reimburse the Canadian L/C Issuer or the Canadian Revolving Credit Lenders, as applicable.
Any prepayment of a Eurodollar Rate Loan pursuant to this Section 2.04(b) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.; provided, that, so long as no Event of Default has occurred and is continuing, if a prepayment of a Eurodollar Rate Loan or a BA Rate Loan shall be required pursuant to this Section 2.04(b) on a day other than the last day of the Interest Period with respect thereto, the amounts otherwise required to be used to so prepay such Eurodollar Rate Loan or a BA Rate Loan shall, upon the prior written request of the Borrower Representative, be held by the Administrative Agent as cash collateral until the last day of such Interest Period; provided, further, that, upon the request of the Borrowers, the Administrative Agent shall remit such cash collateral to the Borrowers prior to the last day of such Interest Period on the date requested by the Borrowers (x) if the Total Revolving Credit Outstandings are zero or (y) if the conditions precedent set forth in Section 4.02 are satisfied immediately before and after giving effect thereto, but (in the case of this clause (y)) not in an amount in excess of the maximum amount of the Revolving Credit Loans that the Borrowers would then be entitled to borrow under this Agreement on such date.
(c)    Prepayment Notices. Each prepayment made pursuant to this Section 2.04(a) shall be made upon notice to the Administrative Agent, which may be given by telephone (and if in writing shall be in the form of a Prepayment Notice appropriately completed and signed by a Responsible Officer of the applicable Borrower), which notice must be received by the Administrative Agent not later than 1:00 P.M. (x) three Business Days prior to any date of prepayment of Eurodollar Rate Loans or BA Rate Loans and (y) on the date of prepayment of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime

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Rate Loans. Each such notice shall specify the date and amount (and, if such notice is given in respect of a prepayment of Revolving Credit Loans under Section 2.04(b), the date and amount so specified shall be as required under Section 2.04(b), as the case may be) of such prepayment and the applicable Facility and Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans or BA Rate Loans are to be prepaid, the Interest Period(s) of such Revolving Credit Loans. Each telephonic notice by the applicable Borrower pursuant to this Section 2.04(a) must be confirmed promptly by delivery to the Administrative Agent of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower Representative. The Administrative Agent will promptly notify each Revolving Credit Lender of its receipt of each such notice, and of the amount of such Revolving Credit Lender’s ratable portion of such prepayment (based on such Revolving Credit Lender’s Applicable Adjusted Percentage under the applicable Facility). If such notice is given by the Borrower Representative, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan or BA Rate Loan under this Section 2.04 shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be paid to the Revolving Credit Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities in the manner described in Section 2.04(a) or (b), as applicable.

Section 2.05.    Termination or Reduction of Commitments.
(a)    Optional. The Borrowers may, upon notice by the Borrower Representative to the Administrative Agent, terminate the Revolving Credit Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be irrevocable and shall be received by the Administrative Agent not later than 2:00 P.M. three Business Days prior to the date of termination or reduction except that such notice may state that such termination shall be conditioned upon the occurrence of the closing of a debt or equity issuance by a specified date and, such notice may be revoked if such closing does not occur by such specified date, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the U.S. Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total U.S. Revolving Credit Outstandings would exceed the U.S. Revolving Credit Facility, (B) the U.S. Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of U.S. L/C Obligations not fully Cash Collateralized hereunder would exceed the U.S. Letter of Credit Sublimit, (C) the Canadian Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Canadian Revolving Credit Outstandings would exceed the Canadian Revolving Credit Facility, or (D) the Canadian Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of Canadian L/C Obligations not fully Cash Collateralized hereunder would exceed the Canadian Letter of Credit Sublimit.
(b)    Mandatory.
(i)    If after giving effect to any reduction or termination of U.S. Revolving Credit Commitments under this Section 2.05, the U.S. Letter of Credit Sublimit exceeds the U.S. Revolving Credit Facility at such time, the U.S. Letter of Credit Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
(ii)    If after giving effect to any reduction or termination of Canadian Revolving Credit Commitments under this Section 2.05, the Canadian Letter of Credit Sublimit exceeds the Canadian Revolving Credit Facility at such time, the Canadian Letter of

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Credit Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of any Letter of Credit Sublimit or any Revolving Credit Commitment under this Section 2.05. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Appropriate Lender shall be reduced by such Revolving Credit Lender’s Applicable Percentage of such reduction amount. All fees in respect of the applicable Revolving Credit Facility accrued until the effective date of any termination of such Revolving Credit Facility shall be paid on the effective date of such termination.

Section 2.06.    Repayment of Revolving Credit Loans. The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date, in the same currency as advanced, the aggregate principal amount of all Revolving Credit Loans outstanding on such date. The Borrowers shall repay to the Swingline Lenders on the Maturity Date the aggregate outstanding principal amount of all Swingline Loans outstanding on such date.

Section 2.07.    Interest.
(a)    Stated Interest. Subject to the provisions of Section 2.07(b): (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Loans; (ii) each BA Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the BA Rate for such Interest Period plus the Applicable Rate for BA Rate Loans; (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans; (iv) each Canadian Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Base Rate plus the Applicable Rate for Canadian Base Rate Loans; and (v) each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate for Canadian Prime Rate Loans.
(b)    Default Interest.
(i)    If any amount of principal of any Revolving Credit Loan or Swingline Loan (other than Revolving Credit Loans of a Defaulting Lender for so long as it is a Defaulting Lender) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Revolving Credit Loan or Swingline Loan) payable by the Borrowers under any Loan Document is not paid when due (other than amounts owing to Defaulting Lenders for so long as it is a Defaulting Lender), whether at stated maturity, by acceleration or otherwise, then at the election of Administrative Agent or upon the request of the Required Revolving Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

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(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable within one Business Day of demand therefor.
(c)    Payments of Interest. Interest on each Revolving Credit Loan and Swingline Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.08.    Fees. In addition to certain fees described in Sections 2.03(i) and (j):
(a)    Utilization Fee. The Borrowers shall pay to the Administrative Agent, for the account of each U.S. Revolving Credit Lender (other than a Defaulting Lender for any period during which it is a Defaulting Lender), a quarterly utilization fee equal to its Applicable Percentage of the product of (A) the quotient of (x) the Applicable Fee Rate multiplied by the amount, if any, by which the Average Revolving Credit Facility Balance during the applicable calendar quarter is less than the aggregate Revolving Credit Commitments then in effect (or, if terminated, in effect immediately prior to such termination) divided by 365 multiplied by (b) the number of days in the applicable quarter.
The utilization fee shall be calculated quarterly in arrears and if there is any change in the Applicable Fee Rate during any month, the daily amount shall be computed and multiplied by the Applicable Fee Rate for each period during which such Applicable Fee Rate was in effect. The utilization fee shall be payable in arrears on the first day of each calendar quarter and shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.
(b)    Other Fees. The Parent Borrower shall pay to the Administrative Agent the fees in the amounts and at the times specified in the Fee Letter.

Section 2.09.    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans when the Base Rate, Canadian Base Rate and/or Canadian Prime Rate is determined by the Administrative Agent, as applicable, “prime rate” or “base rate”, and all BA Rate Loans, shall be made on the basis of a year of 365 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall, unless otherwise provided, be made on the basis of a 360-day year and actual days elapsed (which results in more interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Revolving Credit Loan for the day on which the Revolving Credit Loan is made, and shall not accrue on a Revolving Credit Loan, or any portion thereof, for the day on which the Revolving Credit Loan or such portion is paid, provided that any Revolving Credit Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 days) and divided by the number of days in the shorter period (360 days, in the example).
(b)    If, as a result of any restatement of or other adjustment to the financial statements of any Group Company or for any other reason, the Borrower Representative or the Revolving Credit Lenders determine that (i) Excess Availability as calculated by the Borrower Representative as of any applicable

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date was inaccurate and (ii) a proper calculation of such Excess Availability would have resulted in higher pricing for such period, the Borrower Representative shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Revolving Credit Lenders or the L/C Issuers, as the case may be, within one Business Day of demand therefor by the Administrative Agent (and in any event within five Business Days or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Revolving Credit Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Revolving Credit Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.07(b) or under Article VIII. The Borrower Representative’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Senior Credit Obligations hereunder.

Section 2.10.    Evidence of Debt. (a) The Credit Extensions made by each Revolving Credit Lender shall be evidenced by one or more accounts or records maintained by such Revolving Credit Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Revolving Credit Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Revolving Credit Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Senior Credit Obligations. In the event of any conflict between the accounts and records maintained by any Revolving Credit Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Revolving Credit Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Revolving Credit Lender (through the Administrative Agent) a Note, which shall evidence such Revolving Credit Lender’s Revolving Credit Loans in addition to such accounts or records. Each Revolving Credit Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.10(a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.11.    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided for herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Revolving Credit Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars or Canadian Dollars, as the case may be, and in immediately available funds not later than 2:00 P.M. on the date specified herein. The Administrative Agent will promptly distribute to each Revolving Credit Lender its Applicable Adjusted Percentage in respect of the applicable Facility (or other applicable share as provided herein) of such payment in like funds in accordance with Section 2.11

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(g). All payments received by the Administrative Agent after 2:00 P.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    Funding and Payments; Presumptions.
(i)    Funding by Revolving Credit Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Revolving Credit Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans or BA Rate Loans (or, in the case of any Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, prior to 2:00 P.M. on the date of such Borrowing) that such Revolving Credit Lender will not make available to the Administrative Agent such Revolving Credit Lender’s share of such Borrowing, the Administrative Agent may assume that such Revolving Credit Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, that such Revolving Credit Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Revolving Credit Lender has not in fact made its share of the applicable Borrowing or of any settlement pursuant to Section 2.11(g) available to the Administrative Agent, then the applicable Revolving Credit Lender and the applicable Borrower severally agree to pay to the Administrative Agent within one Business Day of demand therefor such corresponding amount in immediately available funds with accrued interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Revolving Credit Lender, the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable. If such Borrower and such Revolving Credit Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Revolving Credit Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Revolving Credit Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Revolving Credit Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Failed Loans. If any Revolving Credit Lender shall fail to make any Loan (a “Failed Loan”) which such Revolving Credit Lender is otherwise obligated hereunder to make to the Borrowers on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from the Borrower Representative or such Revolving Credit Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Revolving Credit Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (b)(ii)) the Failed Loan in full or the Administrative Agent

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shall have received notice from the Borrower Representative or such Revolving Credit Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from or for the account of the Borrowers on account of any Borrowing of the Revolving Credit Loans, (i) the amount so received will, upon receipt by the Administrative Agent, be distributed in the following order of priority: First, to the Appropriate Lenders on account of the Revolving Credit Loans made by them as part of the Borrowing that would have included the Failed Loan had the relevant Revolving Credit Lender not failed to fund its Failed Loan, ratably among such Appropriate Lenders in accordance with the respective Revolving Credit Loans made by them as part of such Borrowing, Second, to all other Revolving Credit Loans made by the Appropriate Lenders other than the Defaulting Lenders, ratably among such Appropriate Lenders in accordance with the respective Revolving Credit Loans made by them, and Third, to the Revolving Credit Loans made by the Appropriate Lenders who are Defaulting Lenders.
(iii)    Defaulted Amounts. If any Appropriate Lender shall fail to make any payment (the “Defaulted Amount”) to any Agent, any L/C Issuer, or any other Revolving Credit Lender, whether an account of a risk participation in Overadvance Loans, Protective Advances, Letters of Credit or otherwise, whenever the Administrative Agent shall receive any amount from or for the account of the Borrowers for the account of such Appropriate Lender (other than as described in clause (ii) of this Section 2.11(b)), the amount so received will, upon receipt by the Administrative Agent, be distributed in the following order of priority: First, to the Agents for any Defaulted Amounts then owing to them (other than on account of any Overadvance Loans and Protective Advances), in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents, Second, to the Administrative Agent (on account of any outstanding Overadvance Loans and Protective Advances under the relevant Facility) and the applicable L/C Issuer for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to such Persons, and Third, to any other Appropriate Lenders for any Defaulted Amounts then owing to such other Appropriate Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Appropriate Lenders. Any portion of such amount paid by the Borrowers for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this clause (iii), shall be applied or held by the Administrative Agent as specified in clause (iv) of this Section 2.11(b).
(iv)    Distribution of Certain Amounts. If any Revolving Credit Lender shall be an Impacted Lender that does not at any time owe a Failed Loan or a Defaulted Amount, whenever the Administrative Agent shall receive any amount from or for the account of the Borrowers for the account of such Impacted Lender, the amount so received will, upon receipt by the Administrative Agent, be held without interest by the Administrative Agent and applied from time to time to the extent necessary to make any Revolving Credit Loans required to be made by such Impacted Lender and to pay any amount payable by such Impacted Lender hereunder and under the other Loan Documents to any Agent, any L/C Issuer, or any other Appropriate Lender, as and when such Revolving Credit Loans or amounts are required to be made or paid. If the amount so held shall at any time be insufficient to make and pay all such Revolving Credit Loans and amounts required to be made or paid at such time, the Administrative Agent shall apply such held funds in the following order of priority: First, to the Agents for any amounts then due and payable by such Impacted Lender to them

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hereunder (other than on account of any Overadvance Loans and Protective Advances), in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents, Second, to the Administrative Agent (on account of any outstanding Overadvance Loans and Protective Advances under the relevant Facility) and the applicable L/C Issuers for any amounts then due and payable to them hereunder, in their capacities as such, by such Impacted Lender, ratably in accordance with such respective amounts then due and payable to such Persons, and Third, to any other Appropriate Lenders for any amount then due and payable by such Impacted Lender to such other Appropriate Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Appropriate Lenders. In the event that any Impacted Lender ceases to be an Impacted Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Appropriate Lender shall be distributed by the Administrative Agent to such Appropriate Lender and applied by such Lender Party to the Senior Credit Obligations owing to such Appropriate Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Senior Credit Obligations outstanding at such time.
(v)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Revolving Credit Lenders or the L/C Issuers hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Revolving Credit Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Revolving Credit Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Revolving Credit Lender makes available to the Administrative Agent funds for any Loan to be made by such Revolving Credit Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Revolving Credit Lender) to such Revolving Credit Lender without interest.
(d)    Obligations of Revolving Credit Lenders Several. The obligations of the Revolving Credit Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Revolving Credit Lender to make any Revolving Credit Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Revolving Credit

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Lender of its corresponding obligation to do so on such date, and no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Revolving Credit Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Revolving Credit Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (in each case to the applicable Facility or Facilities) (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of the principal amount of any Overadvance Loans and Protective Advances, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, (iii) third, toward payment of principal of L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties, and (iv) fourth, toward payments of the principal amount of or any other Revolving Credit Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties.
(g)    Settlement of Revolving Credit Loans and Swingline Loans. To facilitate administration of the Revolving Credit Facility, the Appropriate Lenders and the Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to the Revolving Credit Loans and the Swingline Loans under each Facility may take place on a date determined from time to time by the Administrative Agent, which shall occur at least once each week. With respect to all Revolving Credit Loans or Swingline Loans under each Facility, the amount of each Revolving Credit Lender’s Applicable Adjusted Percentage of the outstanding Revolving Credit Loans or Swingline Loans under each Facility shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Credit Loans or Swingline Loans under each Facility as of 5:00 p.m. on the Business Day immediately preceding the date of each settlement computation; provided, that, Administrative Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly. Administrative Agent shall deliver to each of the Revolving Credit Lenders after the end of each week, or at such lesser period or periods as Administrative Agent shall determine, a summary statement of the amount of outstanding Revolving Credit Loans or Swingline Loans under each Facility for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Administrative Agent and received by a Revolving Credit Lender prior to 12:00 p.m., then such Revolving Credit Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. on the same Business Day and if received by a Revolving Credit Lender after 12:00 p.m., then such Revolving Credit Lender shall make the settlement transfer by not later than 3:00 p.m. on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Revolving Credit Lender’s Applicable Adjusted Percentage of the outstanding Revolving Credit Loans or Swingline Loans under each Facility is more than such Revolving Credit Lender’s Applicable Adjusted Percentage of the outstanding Revolving Credit as of the end of the previous Settlement Period, then such Revolving Credit Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Revolving

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Credit Lender’s Applicable Adjusted Percentage of the outstanding Revolving Credit Loans or Swingline Loans under each Facility in any Settlement Period is less than the amount of such Revolving Credit Lender’s Applicable Adjusted Percentage of the outstanding Revolving Credit Loans or Swingline Loans under each Facility for the previous Settlement Period, Administrative Agent shall forthwith transfer to such Revolving Credit Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Revolving Credit Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Administrative Agent, without setoff, counterclaim or other defense, and whether or not Revolving Credit Commitments have terminated, an Overadvance or Protective Advance exists, any Default or Event of Default exists, or the conditions in Section 4.02 are satisfied. Administrative Agent and each Revolving Credit Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Applicable Adjusted Percentage of the outstanding Revolving Credit Loans or Swingline Loans under each Facility. Each Revolving Credit Lender shall only be entitled to receive interest on its Applicable Adjusted Percentage of the Revolving Credit Loans or Swingline Loans under each Facility to the extent such Loans have been funded by such Revolving Credit Lender. Because the Administrative Agent or Swingline Lender may be advancing and/or may be repaid Revolving Credit Loans or Swingline Loans under each Facility prior to the time when Revolving Credit Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Revolving Credit Lender, Swingline Lender and Administrative Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Revolving Credit Lender as described in this Section.

Section 2.12.    Sharing of Payments by Revolving Credit Lenders. Except as otherwise provided herein, if any Revolving Credit Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Senior Credit Obligations due and payable to such Revolving Credit Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Senior Credit Obligations due and payable to such Revolving Credit Lender at such time to (y) the aggregate amount of the Senior Credit Obligations due and payable to all Revolving Credit Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Senior Credit Obligations due and payable to all Revolving Credit Lenders hereunder and under the other Loan Documents at such time obtained by all the Revolving Credit Lenders at such time or (ii) Senior Credit Obligations owing (but not due and payable) to such Revolving Credit Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Senior Credit Obligations owing (but not due and payable) to such Revolving Credit Lender at such time to (y) the aggregate amount of the Senior Credit Obligations owing (but not due and payable) to all Revolving Credit Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Senior Credit Obligations owing (but not due and payable) to all Revolving Credit Lenders hereunder and under the other Loan Documents at such time obtained by all of the Revolving Credit Lenders at such time, then the Revolving Credit Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Revolving Credit Loans and subparticipations in L/C Obligations and Swingline Loans of the other Revolving Credit Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Revolving Credit Lenders ratably in accordance with the aggregate amount of Senior Credit Obligations then due and payable to the Revolving Credit Lenders or owing (but not due and payable) to the Revolving Credit Lenders, as the case may be; provided that prior to the CAM Exchange Date, each Revolving Credit Lender shall only purchase participations in Revolving Credit Loans, Swingline Loans and L/C Obligations under the Facility with respect to which they hold a Commitment; provided further that:

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(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Revolving Credit Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans or subparticipations in participation interests in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).
The Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Revolving Credit Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Revolving Credit Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.13.    Increase in Revolving Credit Facility.
(a)    Requests for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrower Representative may from time to time, request an increase (each a “Revolving Credit Commitment Increase”) in either Facility by an amount (for all such requests) not exceeding, in the aggregate, $125,000,000; provided that (i) any such request for a Revolving Credit Commitment Increase shall be in a minimum amount of $5,000,000, (ii) the Borrower Representative may make a maximum of five requests for a Revolving Credit Commitment Increase, and (iii) no Revolving Credit Commitment Increase shall cause the Canadian Revolving Credit Commitments of all Canadian Revolving Credit Lenders or the U.S. Revolving Credit Commitments of all U.S. Revolving Credit Lenders to exceed $275,000,000. At the time of sending such notice, the Borrower Representative (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders). All Revolving Credit Loans made pursuant to any Revolving Credit Commitment Increase are herein referred to herein as “Additional Loans”. If a Revolving Credit Commitment Increase in any amount occurs with respect to any Facility, a Revolving Credit Commitment Increase shall automatically occur with respect to the other Facility in the same amount.
(b)    Ranking and Other Provisions. The Additional Loans (i) shall rank pari passu in right of payment and in respect of lien priority as to the Collateral with the outstanding Revolving Credit Loans, (ii) shall have the same Maturity Date as the outstanding Revolving Credit Loans and (iii) shall be on the same terms, and otherwise treated the same, as the outstanding Revolving Credit Loans.
(c)    Revolving Credit Lender Elections to Increase. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of the requested Revolving Credit Commitment Increase. Any Revolving Credit Lender not

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responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.
(d)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower Representative and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and each L/C Issuer (which approvals shall not be unreasonably withheld or delayed), the Borrower Representative may also invite additional Eligible Assignees to become Revolving Credit Lenders (“Additional Lenders”) pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
(e)    Facility Increase Amendment. Commitments in respect of any Additional Loans shall become Commitments under this Agreement pursuant to an amendment (a “Facility Increase Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Primary Loan Parties, each Revolving Credit Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. A Facility Increase Amendment may, without the consent of any other Revolving Credit Lenders, effect such amendments to any Loan Documents as may be reasonably necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.13. At the time of the sending of such notice, the Borrower Representative (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders).
(f)    Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Borrower Representative shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower Representative and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.
(g)    Conditions to Effectiveness of Increase. As a condition precedent to any Revolving Credit Commitment Increase: (i) the Borrower Representative shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date signed by a Responsible Officer of such Loan Party: (A) certifying and attaching copies of the resolutions adopted by such Loan Party approving or consenting to such Revolving Credit Commitment Increase; and (B) in the case of each Borrower, certifying that, before and after giving effect to such increase: (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; (2) no Default or Event of Default then exists, other than any Event of Default that would be (and is) cured upon the occurrence of such Revolving Credit Increase Effective Date; (3) the conditions precedent set forth in Sections 2.13(g) and 4.02 shall have been satisfied both before and after giving effect to such Revolving Credit Commitment Increase and the Additional Loans provided thereby (it being understood that all references to “the obligation of any Revolving Credit Lender to make a Revolving Credit Loan on the occasion of any Borrowing” shall be deemed to refer to the effectiveness of the Revolving Credit Commitment Increase on the date of the initial funding of the Revolving Credit Commitment Increase); and (4) the Maturity Date of any Revolving Credit Commitment Increase shall be coincident with the

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existing Maturity Date for the Revolving Credit Loans; and (ii) (A) the existing Revolving Credit Lenders or other financial institutions, reasonably acceptable to the Administrative Agent, commit to be Revolving Credit Lenders and to fund any such Revolving Credit Commitment Increase in minimum amounts to be determined; and (B) all fees and expenses owing in respect of such increase to the Administrative Agent or the Revolving Credit Lenders shall have been paid or will be paid concurrently with such Revolving Credit Commitment Increase. The Additional Loans shall be made by the Revolving Credit Lenders participating therein pursuant to the procedures set forth in Section 2.02.
(h)    Effect of Additional Facility Amendment. On each Additional Commitments Effective Date, each Revolving Credit Lender or Eligible Assignee which is providing an Additional Commitment (i) shall become a “Revolving Credit Lender” for all purposes of this Agreement and the other Loan Documents, (ii) shall have, as applicable, an Additional Revolving Credit Commitment which shall become “Commitments” hereunder.
(i)    Revolving Credit Commitment Increases.
(i)    Upon each Revolving Credit Commitment Increase with respect to the U.S. Revolving Credit Facility pursuant to this Section, (A) each U.S. Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each existing U.S. Revolving Credit Lender, if any, and each Additional Lender, if any, in each case providing a portion of such Revolving Credit Commitment Increase (each a “U.S. Revolving Credit Commitment Increase Lender”), and each such U.S. Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such U.S. Revolving Credit Lender’s participation interests hereunder in outstanding Letters of Credit such that, after giving effect to such Revolving Credit Commitment Increase and each such deemed assignment and assumption of participation interests, the percentage of the aggregate outstanding participation interests hereunder in Letters of Credit, in each case, held by each U.S. Revolving Credit Lender (including each such U.S. Revolving Credit Commitment Increase Lender) will equal such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment Percentage and (B) if, on the date of such Revolving Credit Commitment Increase, there are any U.S. Revolving Credit Loans outstanding, the Administrative Agent shall take those steps which it deems, in its reasonable discretion and in consultation with the Borrower Representative, reasonably necessary and appropriate to result in each U.S. Revolving Credit Lender (including each U.S. Revolving Credit Commitment Increase Lender) having a pro rata share of the outstanding U.S. Revolving Credit Loans based on each such U.S. Revolving Credit Lender’s U.S. Revolving Commitment Percentage immediately after giving effect to such Revolving Credit Commitment Increase, provided that any prepayment made in connection with the taking of any such steps shall be accompanied by accrued interest on the U.S. Revolving Credit Loans being prepaid and any costs incurred by any U.S. Revolving Credit Lender in accordance with Section 3.05. The Administrative Agent and the U.S. Revolving Credit Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.
(ii)    Upon each Revolving Credit Commitment Increase with respect to the Canadian Revolving Credit Facility pursuant to this Section, (A) each Canadian Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each existing Canadian Revolving Credit Lender, if any, and each

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Additional Lender, if any, in each case providing a portion of such Revolving Credit Commitment Increase (each a “Canadian Revolving Credit Commitment Increase Lender”), and each such Canadian Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Canadian Revolving Credit Lender’s participation interests hereunder in outstanding Letters of Credit such that, after giving effect to such Revolving Credit Commitment Increase and each such deemed assignment and assumption of participation interests, the percentage of the aggregate outstanding participation interests hereunder in Letters of Credit, in each case, held by each Canadian Revolving Credit Lender (including each such Canadian Revolving Credit Commitment Increase Lender) will equal such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment Percentage and (B) if, on the date of such Revolving Credit Commitment Increase, there are any Canadian Revolving Credit Loans outstanding, the Administrative Agent shall take those steps which it deems, in its reasonable discretion and in consultation with the Borrower Representative, reasonably necessary and appropriate to result in each Canadian Revolving Credit Lender (including each Canadian Revolving Credit Commitment Increase Lender) having a pro rata share of the outstanding Canadian Revolving Credit Loans based on each such Canadian Revolving Credit Lender’s Canadian Revolving Commitment Percentage immediately after giving effect to such Revolving Credit Commitment Increase, provided that any prepayment made in connection with the taking of any such steps shall be accompanied by accrued interest on the Canadian Revolving Credit Loans being prepaid and any costs incurred by any Canadian Revolving Credit Lender in accordance with Section 3.05. The Administrative Agent and the Canadian Revolving Credit Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.
(j)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.
(k)    Proportionate Commitments under each Facility. Notwithstanding anything to the contrary contained herein, (i) if any Revolving Credit Lender has a U.S. Revolving Credit Commitment in any amount (whether pursuant to a Revolving Credit Commitment Increase or otherwise), such Revolving Credit Lender or an Affiliate thereof shall have a Canadian Revolving Credit Commitment in the same amount, and (ii) if any Revolving Credit Lender has a Canadian Revolving Credit Commitment in any amount (whether pursuant to a Revolving Credit Commitment Increase or otherwise), such Revolving Credit Lender or an Affiliate thereof shall have a U.S. Revolving Credit Commitment in the same amount; it being understood that, if a Revolving Credit Lender has a Revolving Credit Commitment in any amount in one Facility, such Revolving Credit Lender or an Affiliate thereof shall have a Revolving Credit Commitment in the other Facility in the same amount.

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ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01.    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Loan Party or the Administrative Agent shall be required by applicable Law or the interpretation thereof by the relevant Governmental Authority to deduct or withhold any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (A) the amount payable shall be increased by such additional amount as may be necessary so that after making all required deductions or withholdings (including, without limitations, deductions or withholdings applicable to additional amounts paid under this Section) in respect of such Indemnified Taxes or Other Taxes the Administrative Agent, the relevant Revolving Credit Lender or L/C Issuer, as the case may be, receives an amount equal to the full amount they would have received had no such withholding or deduction in respect of such Indemnified Taxes or Other Taxes been made, (B) the relevant Loan Party or the Administrative Agent shall make such deductions or withholdings; and (C) the relevant Loan Party or the Administrative Agent shall promptly pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.
(b)    Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(c)    Tax Indemnifications.
(i)    Without limiting the provisions of subsection (a) or (b) above (but without duplication of any payments made by the Loan Parties pursuant to such subsections), the Loan Parties shall, and do hereby, jointly and severally, indemnify the Administrative Agent, each Revolving Credit Lender and each L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by any Loan Party or the Administrative Agent or paid by the Administrative Agent, such Revolving Credit Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable, documented, out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to any Loan Party by a Revolving Credit Lender or an L/C Issuer (with a

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copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Revolving Credit Lender or an L/C Issuer, shall be conclusive absent manifest error.
(ii)    Without limiting the provisions of subsection (a) or (b) above, each Revolving Credit Lender and each L/C Issuer shall, and does hereby, indemnify the Loan Parties and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and reasonable, documented, out-of-pocket expenses (including the reasonable, documented, out-of-pocket fees, charges and disbursements of any counsel for the Loan Parties or the Administrative Agent) incurred by or asserted against any Loan Party or the Administrative Agent by any Governmental Authority as a result of the failure by such Revolving Credit Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Revolving Credit Lender or such L/C Issuer, as the case may be, to such Loan Party or the Administrative Agent pursuant to subsection (e). Each Revolving Credit Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Revolving Credit Lender or L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Revolving Credit Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Finance Obligations.
(d)    Evidence of Payments. Upon a request by the Borrower Representative or the Administrative Agent, as the case may be, after any payment of Taxes by any Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, each Borrower shall deliver as promptly as practicable to the Administrative Agent or the Administrative Agent shall deliver as promptly as practicable to the Borrower Representative, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower Representative or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Each Revolving Credit Lender shall deliver to the Borrower Representative and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower Representative or the Administrative Agent, as the case may be, to determine and evidence under applicable Laws and procedures (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction and (C) such Revolving Credit Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Revolving Credit Lender by the Loan Parties pursuant to this Agreement or otherwise to establish such Revolving Credit Lender’s status for withholding tax purposes in the applicable jurisdiction.

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(ii)    Without limiting the generality of the foregoing, if a Loan Party is resident for tax purposes in the United States:
(A)    any Revolving Credit Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower Representative and the Administrative Agent, on or prior to the time such Revolving Credit Lender becomes a Revolving Credit Lender under this Agreement, properly completed and duly executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent, as the case may be, to determine whether or not such Revolving Credit Lender is subject to backup withholding or information reporting requirements; and
(B)    each Foreign Lender (except in connection with a CAM Exchange, with respect to the portion attributable to the CAM Exchange (in which case such Foreign Lender shall comply with Section 3.01(e)(ii)(B) to the extent practicable)) that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Revolving Credit Lender (other than as a result of a CAM Exchange) under this Agreement (and from time to time thereafter upon the request of the Borrower Representative or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(1)    Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(2)    Internal Revenue Service Form W-8ECI;
(3)    Internal Revenue Service Form W-8IMY and all required supporting documentation;
(4)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E; or
(5)    any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may

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be prescribed by applicable Laws to permit the applicable Loan Party or the Administrative Agent to determine the withholding or deduction required to be made.
(iii)    If a payment made to a Revolving Credit Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Revolving Credit Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Revolving Credit Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Revolving Credit Lender has complied with such Revolving Credit Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
(iv)    Each Revolving Credit Lender shall promptly (A) notify the Borrower Representative and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Revolving Credit Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Revolving Credit Lender. In furtherance of the foregoing, each Revolving Credit Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01(e) expires or becomes obsolete or inaccurate in any respect, such Revolving Credit Lender shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Revolving Credit Lender or any L/C Issuer, or have any obligation to pay to any Revolving Credit Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Revolving Credit Lender or any L/C Issuer, as the case may be. If the Administrative Agent, any Revolving Credit Lender or an L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Revolving Credit Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Administrative Agent, such Revolving Credit Lender or such L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Revolving Credit Lender or such L/C Issuer

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in the event the Administrative Agent, such Revolving Credit Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Revolving Credit Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

Section 3.02.    Illegality. If any Revolving Credit Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Revolving Credit Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans or BA Rate Loans, or to determine or charge interest rates based upon the Eurodollar Base Rate or BA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Revolving Credit Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Revolving Credit Lender to the Borrower Representative through the Administrative Agent, any obligation of such Revolving Credit Lender to make or continue Eurodollar Rate Loans or BA Rate Loans or to convert Base Rate Loans or Canadian Base Rate Loans to Eurodollar Rate Loans or BA Rate Loans or Canadian Prime Rate Loans to BA Rate Loans shall be suspended until such Revolving Credit Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, within one Business Day of demand therefor from such Revolving Credit Lender to the Borrower Representative (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans or BA Rate Loans of such Revolving Credit Lender to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, either on the last day of the Interest Period therefor, if such Revolving Credit Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Revolving Credit Lender may not lawfully continue to maintain such Eurodollar Rate Loans or BA Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03.    Inability to Determine Rates. If the Required Revolving Lenders reasonably determine for any reason in connection with any request for a Eurodollar Rate Loan or BA Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Base Rate or BA Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or BA Rate Loan or in connection with a Base Rate Loan, (iii) the Reuters Screen CDOR Page is not available for the timely determination of the BA Rate, and the BA Rate cannot otherwise be determined in a timely manner in accordance with the definition of “BA Rate”, or (iv) the Eurodollar Base Rate or BA Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or BA Rate Loan or in connection with a Base Rate Loan does not adequately and fairly reflect the cost to such Revolving Credit Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower Representative and each Revolving Credit Lender. Thereafter, the obligation of the Revolving Credit Lenders to make or maintain Eurodollar Rate Loans, BA Rate Loans and Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Base Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Revolving Lenders) revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or BA Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, in the amount specified therein.

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Section 3.04.    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Revolving Credit Lender (or its Lending Office) (except any reserve requirement which is reflected in the determination of the Adjusted Eurodollar Rate hereunder) or any L/C Issuer;
(ii)    impose on any Revolving Credit Lender (or its Lending Office) or L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans or BA Rate Loans made by such Revolving Credit Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Revolving Credit Lender (or its Lending Office) of making or maintaining any Eurodollar Rate Loan or BA Rate Loan (or of maintaining its obligation to make any such Revolving Credit Loan), or to increase the cost to such Revolving Credit Lender or any L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Revolving Credit Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Revolving Credit Lender or L/C Issuer, the Borrowers will, jointly and severally, pay to such Revolving Credit Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Revolving Credit Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Revolving Credit Lender or L/C Issuer determines that any Change in Law affecting such Revolving Credit Lender or L/C Issuer or any Lending Office of such Revolving Credit Lender or such Revolving Credit Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return (i) on such Revolving Credit Lender’s or such L/C Issuer’s capital or on the capital of such Revolving Credit Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, (ii) the Commitments of such Revolving Credit Lender or the Loans made by, or participations in Letters of Credit made by such Revolving Credit Lender, or (iii) the Letters of Credit issued by such L/C Issuer, to a level below that which such Revolving Credit Lender or L/C Issuer or such Revolving Credit Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Revolving Credit Lender’s or L/C Issuer’s policies and the policies of such Revolving Credit Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will, jointly and severally, pay to such Revolving Credit Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Revolving Credit Lender or L/C Issuer or such Revolving Credit Lender’s or L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Revolving Credit Lender or L/C Issuer setting forth the basis for, and the calculation of, the amount or amounts necessary to compensate such Revolving Credit Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower Representative shall be conclusive absent manifest error. The Borrowers shall pay such Revolving Credit Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

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(d)    Delays in Requests. Failure or delay on the part of any Revolving Credit Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Revolving Credit Lender’s or L/C Issuer’s right to demand such compensation; provided that no Borrower shall be required to compensate a Revolving Credit Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Revolving Credit Lender or L/C Issuer, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Revolving Credit Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05.    Compensation for Losses. Within one Business Day of written demand of any Revolving Credit Lender (with a copy to the Administrative Agent) from time to time, the Borrowers agree, jointly and severally, promptly to compensate such Revolving Credit Lender for and hold such Revolving Credit Lender harmless from any loss or any cost or expense (other than lost profits) incurred by it as a result of:
(i)    any continuation, conversion, payment or prepayment of any Revolving Credit Loan other than a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan on a day other than the last day of the Interest Period for such Revolving Credit Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(ii)    any failure by any Borrower (for a reason other than the failure of such Revolving Credit Lender to make a Revolving Credit Loan) to prepay, borrow, continue or convert any Revolving Credit Loan other than a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan on the date or in the amount notified by the Borrower Representative;
(iii)    any assignment of a Eurodollar Rate Loan or BA Rate on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower Representative pursuant to Section 10.13; or
(iv)    the occurrence of a CAM Exchange pursuant to Section 8.04;
including, with respect to clauses (i) through (iv) above, and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Revolving Credit Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Revolving Credit Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Revolving Credit Lenders under this Section 3.05, each Revolving Credit Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Adjusted Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

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Section 3.06.    Mitigation Obligations; Replacement of Revolving Credit Lenders.
(a)    Designation of a Different Lending Office. If any Revolving Credit Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Revolving Credit Lender, any L/C Issuer or any Governmental Authority for the account of any Revolving Credit Lender or L/C Issuer pursuant to Section 3.01, or if any Revolving Credit Lender gives a notice pursuant to Section 3.02, then such Revolving Credit Lender or L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Revolving Credit Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Revolving Credit Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Revolving Credit Lender or L/C Issuer, as the case may be, to any unreimbursed, out-of-pocket cost or expense and would not otherwise be disadvantageous to such Revolving Credit Lender or L/C Issuer, as the case may be. The Borrowers hereby agree, jointly and severally, to pay all reasonable costs and expenses incurred by any Revolving Credit Lender or L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Revolving Credit Lenders. If any Revolving Credit Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Revolving Credit Lender or any Governmental Authority for the account of any Revolving Credit Lender pursuant to Section 3.01, or if any Revolving Credit Lender’s obligation to make, continue or convert Eurodollar Loans has been suspended pursuant to Section 3.02, the Borrower Representative may replace such Revolving Credit Lender in accordance with Section 10.13.

Section 3.07.    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Senior Credit Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01.    Conditions to Initial Credit Extension. The obligation of each L/C Issuer and each Revolving Credit Lender to make its initial Credit Extension hereunder is subject to the satisfaction of the following conditions precedent:
(a)    Deliverables. The Administrative Agent’s receipt of the following, each of which shall be originals or copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    executed counterparts of this Agreement;
(ii)    a Note executed by each applicable Borrower in favor of each Revolving Credit Lender requesting a Note;
(iii)    a Perfection Certificate with respect to each Loan Party, duly executed by a Responsible Officer of the Borrower Representative;

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(iv)    copies of reports from CT Corporation or another nationally recognized search service listing all effective financing statements, notices of tax, PBGC or judgment liens or similar notices that name any Loan Party, as such, as debtor or seller that are filed in the jurisdictions of formation of each Loan Party or in any other jurisdiction (in which material assets of such Loan Party are located) having files which must be searched in order to determine fully the existence of the UCC, the PPSA and Civil Code security interests, hypothecations, notices of the filing of federal tax Liens (filed pursuant to Section 6323 of the Code), Liens of the PBGC (filed pursuant to Section 4068 of ERISA) or judgment Liens on any Collateral, together with copies of such financing statements, recordations, notices of tax, PBGC or judgment Liens or similar notices under the PPSA, Civil Code or other similar notices (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Administrative Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local Law) authenticated and authorized for filing);
(v)    the Intercompany Subordination Agreement, duly executed by each Loan Party and the other parties thereto;
(vi)    a copy of the Organization Documents, including all amendments thereto, of each Loan Party, which shall be certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization to the extent any such Organization Document is required to be filed with the Secretary of State or other Governmental Authority, together with:
(A)    a certificate as to the good standing of each Loan Party, as of a recent date, from the Secretary of State or other applicable authority of its respective jurisdiction of organization;
(B)    a certificate of a Responsible Officer of each Loan Party dated the Restatement Effective Date and certifying (1) that the Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto furnished pursuant to clause (A) above and that attached thereto are true and complete copies of such Organization Documents as in effect on the Restatement Effective Date; (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (3) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and
(C)    a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (B) above;

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(vii)    a favorable written opinion of Simpson Thacher & Bartlett LLP, special U.S. counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Revolving Credit Lender, dated the Restatement Effective Date;
(viii)    a favorable written opinion of Cassels Brock & Blackwell LLP, special Canadian counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Revolving Credit Lender, dated the Restatement Effective Date;
(ix)    a certificate signed by a Responsible Officer of the Borrower Representative certifying (A) that the conditions specified in Sections 4.01(f) and 4.02(b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(x)    (A) a favorable opinion of Holland & Knight LLP, special Florida counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Revolving Credit Lender, dated the Restatement Effective Date, and (B) a favorable opinion of Smith, Strege, Frederickson & Butts Ltd., special North Dakota counsel for the Loan Parties, addressed to the Administrative Agent, the Collateral agent and each Revolving Credit Lender, dated the Restatement Effective Date;
(xi)    a certificate attesting to the Solvency of the Loan Parties on the Restatement Effective Date, taken as a whole, on a pro forma basis after giving effect to the transactions contemplated hereby to occur on the Restatement Effective Date, executed by the chief financial officer of the Borrower Representative in his or her capacity as an officer of the Borrower Representative and not in his or her individual capacity, substantially in the form of Exhibit H attached hereto; and
(xii)    a Borrowing Base Certificate duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrowers reflecting Excess Availability of not less than $50,000,000 after giving effect to the initial Credit Extension.
(b)    Certain Fees. All fees required to be paid on or before the Restatement Effective Date (i) to the Administrative Agent and the Arranger and (ii) to the Revolving Credit Lenders shall in each case have been paid.
(c)    Counsel Fees. Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable, out-of-pocket fees, charges and disbursements of external counsel to the Administrative Agent (directly to such counsel if reasonably requested by the Administrative Agent) to the extent invoiced at least two Business Days prior to or on the Restatement Effective Date; provided, that, such external counsel shall be limited to one primary counsel (and one local counsel for each applicable jurisdiction in which a Loan Party is formed or incorporated or in which assets included in the Canadian Borrowing Base are located).
(d)    Patriot Act. Each Revolving Credit Lender shall have received all documentation or information required by regulatory authorities or applicable law relating to “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, as reasonably requested by Administrative Agent.

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(e)    Material Adverse Change. Since December 28, 2014, there shall not have occurred or become known any condition, fact, event or development that has had or could reasonably be expected to have a Material Adverse Effect.
(f)    Representations and Warranties. The Specified Representations shall be true and correct in all material respects (or, in the case of Specified Representations qualified by materiality or “Material Adverse Effect”, in all respects) on and as of the Restatement Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or “Material Adverse Effect”, in all respects) as of such earlier date.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Revolving Credit Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Revolving Credit Lender unless the Administrative Agent shall have received notice from such Revolving Credit Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

Section 4.02.    Conditions to All Credit Extensions. The obligation of each Revolving Credit Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans or BA Rate Loans) is subject to the satisfaction or waiver of the following conditions precedent; provided, that, the conditions precedent described in clause (a) below shall not apply to any Request for Credit Extension in respect of any Credit Extension on the Restatement Effective Date:
(a)    Representations and Warranties. The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or “Material Adverse Effect”, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or “Material Adverse Effect”, in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.
(b)    No Default. No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    Notice. The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)    Availability. After giving effect to such Credit Extension (i) the lesser of (A) the Total Borrowing Base and (B) the Revolving Credit Facility shall exceed the Outstanding Amount of the Revolving Credit Loans, Swingline Loans and L/C Obligations on such date, (ii) the lesser of (A) the U.S. Borrowing Base and (B) the U.S. Revolving Credit Facility shall exceed the Outstanding Amount of the U.S. Revolving Credit Loans, U.S. Swingline Loans and U.S. L/C Obligations on such date and (iii) the

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lesser of (A) the Canadian Borrowing Base and (B) the Canadian Revolving Credit Facility shall exceed the Outstanding Amount of the Canadian Revolving Credit Loans, Canadian Swingline Loans and Canadian L/C Obligations on such date.
(e)    Borrowing Base Certificate. The Administrative Agent shall have received (i) if a Request for Credit Extension occurs on or after the fifteenth of any month, a Borrowing Base Certificate as of the end of the most recently ended month, or (ii) if a Request for Credit Extension occurs prior to the fifteenth of any month, a Borrowing Base Certificate as of the end of the month immediately preceding the most recently ended month.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans or BA Rate Loans) submitted by the Borrower Representative shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (d) and (e) have been satisfied on and as of the date of the applicable Credit Extension; provided, that, the conditions precedent described in Section 4.02(a) shall not apply to any request for Credit Extension in respect of any Credit Extension on the Restatement Effective Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Primary Loan Party represents and warrants to the Administrative Agent and the Revolving Credit Lenders that:

Section 5.01.    Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (i) is duly organized, formed or continued, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or continuation, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license (to the extent the concept of good standing is applicable to such Loan Party or Subsidiary under the Laws of such jurisdiction); except in each case referred to in clause (ii)(A) or (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02.    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, (A) any Contractual Obligation to which such Person is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law, except in each case for such violations which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

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Section 5.03.    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents or (iv) the exercise by the Administrative Agent or any Revolving Credit Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except (A) for those approvals, consents, exemptions, authorizations or other actions by, or notices to or filings with, any Governmental Authority or any other Person as have been obtained as of the Restatement Effective Date and (B) filings and recordings necessary to perfect and maintain the perfection of the Liens created pursuant to the Collateral Documents.

Section 5.04.    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

Section 5.05.    Financial Condition; No Material Adverse Effect.
(a)    Audited Financial Statements. The Audited Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the Parent Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b)    [Reserved].
(c)    [Reserved].
(d)    Material Adverse Effect. There has been no event or circumstance since the date of the Audited Financial Statements, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(e)    Projections. The consolidated forecasted balance sheet, statements of income and cash flows of the Parent Borrower and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the good faith estimates and assumptions stated therein, which assumptions, taken as a whole, were believed by the Borrowers to be reasonable at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent Borrower’s reasonable and fair estimate of its future financial condition and performance, it being understood that such forecasts may be subject to material uncertainties and contingencies which may be beyond the control of the Loan Parties, are not to

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be viewed as facts, that actual results during the period covered by such forecasts may differ from the forecasted results and that such differences may be material.
(f)    Post-Closing Financial Statements. The financial statements delivered to the Revolving Credit Lenders pursuant to Section 6.01(a) and (b), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements, if any) in all material respects the consolidated financial condition, results of operations and cash flows of the Parent Borrower and its Consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.
(g)    No Undisclosed Liabilities. Except as fully reflected in the financial statements described in subsections (a), (b) and (c) above and the Indebtedness incurred under this Agreement, (i) there were as of the Restatement Effective Date (and after giving effect to any Loans made and Letters of Credit issued on such date), no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to any Group Company of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due and including obligations or liabilities for taxes, long-term leases and unusual forward or other long-term commitments), and (ii) no Primary Loan Party knows of any basis for the assertion against any Group Company of any such liability or obligation which, either individually or in the aggregate, are or could reasonably be expected to have, a Material Adverse Effect.
(h)    Intercompany Debt. No Loan Party is liable, directly or indirectly, with respect to any Indebtedness for borrowed money owing to any Subsidiary of the Parent Borrower that is not a Loan Party, except for those Subsidiaries which have executed and delivered an Intercompany Subordination Agreement as payee thereunder.

Section 5.06.    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Group Company or against any of their properties or revenues that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (ii) either individually or in the aggregate, which, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 5.07.    No Default. No Group Company is currently in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement.

Section 5.08.    Ownership of Property; Liens; Investments.
(a)    Title. Each Loan Party and each of its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all material real property necessary or used in the ordinary conduct of its business, except for (i) such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) Permitted Liens.
(b)    Liens. Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party, showing as of the date hereof the lienholder thereof and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party

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and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.
(c)    Owned Realty. Schedule 5.08(c) sets forth a complete and accurate list of all material real property owned in fee simple by each Loan Party and each of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction and state where such real property is located. Each Loan Party and each of its Subsidiaries has good and marketable fee simple title to the material real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Liens.
(d)    Leases.
(i)    Schedule 5.08(d)(i) sets forth a complete and accurate list of all material leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction and state where such real property is located.
(ii)    Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction and state where such real property is located.
(e)    Investments. Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount and obligor or issuer thereof.

Section 5.09.    Environmental Compliance. (a) The Loan Parties and their respective Subsidiaries are in compliance with all Environmental Laws and have not received notice of any claims alleging potential liability or responsibility for violation of any Environmental Law with respect to their respective businesses, operations and properties, except where failure to comply with Environmental Laws or the adverse determination of such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    None of the properties currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list, except where the basis for such listing or proposed listing would not reasonably be expected to have a Material Adverse Effect; there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries, and there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries, except where the presence or former presence of such storage tanks, impoundments, septic tanks, pits, sumps, lagoons, asbestos or asbestos-containing material would not reasonably be expected to have a Material Adverse Effect; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries, expect where such release, discharge or disposal would not reasonably be expected to have a Material Adverse Effect.

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(c)    Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except where such investigation, assessment, or remedial or response action would not reasonably be expected to have a Material Adverse Effect; and none of the Loan Parties or their respective Subsidiaries have generated, used, treated, handled, stored, transported, or disposed of any Hazardous Materials in a manner that would reasonably be expected to have a Material Adverse Effect.
(d)    This Section 5.09 sets forth the sole and exclusive representations and warranties of the Primary Loan Parties with respect to environmental, health or safety matters, including all matters relating to Environmental Laws, Environmental Liabilities, Environmental Permits or Hazardous Materials.

Section 5.10.    Insurance. The properties of each Loan Party are insured with financially sound and reputable insurance companies not Affiliates of any Borrower (or, consistent with industry practice, a program of self-insurance administered by a captive insurance subsidiary of Parent Borrower which, in the case of property insurance for the Loan Parties, shall be reasonably satisfactory to the Administrative Agent), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates.

Section 5.11.    Taxes. Each Loan Party and its Subsidiaries have filed all United States federal, and Canadian federal and provincial and other material tax returns and reports required to be filed, and have paid all United States federal, Canadian federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Canadian Loan Party has remitted all Canada Pension Plan contributions, provincial pension plan contributions, workers’ compensation assessments, employment insurance premiums, employer health taxes, municipal real estate taxes and other taxes payable by such Canadian Loan Party under applicable law, and has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by law to be withheld, including without limitation all payroll deductions required to be withheld, and has remitted such amounts to the proper Governmental Authority within the time required under applicable law, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, there is no proposed tax assessment against any Loan Party or any Subsidiary that is not being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

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Section 5.12.    ERISA; Foreign Pension Plans; Employee Benefit Arrangements.
(a)    Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, each Plan (other than a Multiemployer Plan) and each Canadian Pension Plan is in compliance with the applicable provisions of ERISA, the Code, Canadian Employee Benefits Legislation and all other applicable Laws. Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, relies on an opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the any Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, (i) each Canadian Loan Party has made all of its required contributions (including “normal cost,” “special payments” and any other required payments in respect of funding deficiencies) to each Canadian Pension Plan and Canadian Union Plan, (ii) there are no outstanding obligations, liabilities, defaults or violations by any Canadian Loan Party in respect of any Canadian Pension Plan or Canadian Union Plan, (iii) no taxes, penalties or fees are owing or eligible under any Canadian Pension Plan, and (iv) there are no outstanding liabilities in relation to the employment of any Canadian Employees or the termination of employment of any Canadian Employees.
(b)    There are no pending or, to the knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Canadian Pension Plan that could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan (other than a Multiemployer Plan) that has resulted or could reasonably be expected to result in a Material Adverse Effect. With respect to any Canadian Union Plan, the sole obligation of the Canadian Loan Parties is to make contributions in accordance with the collective bargaining agreement providing for participation in such Canadian Union Plan by employees of the Canadian Loan Parties. None of the Canadian Union Plans are registered in the Province of Quebec or have members employed within the Province of Quebec. No current or former employee or director of any of the Canadian Loan Parties is or has at any time been a trustee of a Canadian Union Plan that is an Ontario-registered multi-employer pension plan.
(c)    Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan or Canadian Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(d)    Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, the Parent Borrower and Canadian Guarantors are in compliance with the requirements of Canadian Employee Benefits Legislation and other federal, provincial or local laws with respect to each Canadian Pension Plan. Except as has not resulted or could not reasonably be expected to result in a

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Material Adverse Effect, neither the Parent Borrower nor any Canadian Guarantor has any withdrawal liability (including and withdrawal liability inherited or incurred as a successor employer) in connection with a Canadian Union Plan Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, no Pension Event has occurred. No lien has arisen or exists, choate or inchoate, in respect of the Parent Borrower and Canadian Guarantors or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).
(e)    Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, with respect to each scheme or arrangement mandated by a Governmental Authority other than the United States or Canada and with respect to each employee benefit health, welfare, severance, deferred compensation, bonus, medical, dental, or other employee group or similar benefit or employment plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States or Canadian law (each, a “Foreign Plan”):
(i)    any employer and employee contributions required by law or by the terms of any Foreign Plan have been made, all obligations with respect to any Foreign Plan have been satisfied, and no defaults or violations exist without respect to any Foreign Plan;
(ii)    the fair market value of the assets of each Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is equal to or exceeds the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and
(iii)    each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(f)    no Canadian Loan Party sponsors or administers a Defined Benefit Plan.

Section 5.13.    Subsidiaries; Equity Interests; Loan Parties. No Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Restatement Effective Date (as to each Loan Party) the jurisdiction of its incorporation. All of the Borrowers’ Canadian Subsidiaries and Domestic Subsidiaries, other than Sacopan, Masonite Primeboard, Inc., Florida Made Door Co. and Crown Door Corporation, are Immaterial Subsidiaries.

Section 5.14.    Margin Regulations; Investment Company Act.
(a)    No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Borrower only or of any Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Revolving Credit Lender or any Affiliate of any Revolving Credit Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

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(b)    None of the Borrowers, any Person Controlling any Borrower or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.15.    Disclosure. No written report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Revolving Credit Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein as of the date such information is so furnished, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon estimates and assumptions believed to be reasonable and fair at the time prepared, it being understood and acknowledged that projections are as to future events and are not to be viewed as facts and may be subject to material uncertainties and contingencies which may be beyond the control of the Borrowers, and no assurances can be given that any particular projections will be realized and that actual results during the period or periods covered by the projections may materially differ significantly from the projected results.

Section 5.16.    Compliance with Law. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17.    Intellectual Property. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, industrial designs, copyrights, patents and patent rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without, to the knowledge of the Borrowers, conflict with the rights of any other Person, except as such conflict could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person, except as such infringement could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.18.    Solvency. The Loan Parties are, on a consolidated basis, Solvent.

Section 5.19.    Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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Section 5.20.     Labor Matters. To the knowledge of the Borrowers, there are no strikes, work stoppages, work slowdowns or other labor dispute against the Parent Borrower or any of its Subsidiaries, other than any strikes, work stoppages, work slowdowns or other labor dispute that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All payments due from the Parent Borrower or any of its Subsidiaries, or for which any claim may be made against the Parent Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Parent Borrower and its Subsidiaries, as applicable, except for (i) any unpaid amounts which are contested in good faith by appropriate proceedings diligently conducted or (ii) any unpaid amounts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.21.    Collateral Documents.
(a)    Article 9 Collateral. The U.S. Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a valid and enforceable security interest in the U.S. Collateral described therein.
(b)    Canadian Collateral. The Canadian Security Agreement and the Deed of Hypothec are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest and hypothec, as applicable, in the Canadian Collateral described therein and, when financing statements and recordations, as applicable, in appropriate form are filed in the offices specified on Schedule 4.01 to the Canadian Security Agreement and, with respect to the Deed of Hypothec, at the register of personal and movable real rights, all filings necessary in the Provinces of Ontario, Alberta, British Columbia and Quebec to perfect the Lien created by the Canadian Security Agreement and the Deed of Hypothec in favour of the Canadian Secured Parties in the Collateral charged thereunder in which a security interest or hypothec can be perfected under the PPSA and the Civil Code, as applicable, shall have been made, and such Lien shall constitute a perfected Lien on, and security interest and hypothec in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under the PPSA and the Civil Code in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.
(c)    Status of Liens. The Collateral Agent, for the ratable benefit of the Secured Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements or financing change statements to the extent required by the Uniform Commercial Code, the PPSA or the Civil Code, as applicable, the Collateral Documents will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein, except as priority may be affected by Permitted Liens.

Section 5.22.    Immaterial Subsidiaries. Each Immaterial Subsidiary (i) does not own any Inventory, Receivables or any other Collateral having a value (determined at the greater of the book value or the fair value) in excess of $2,000,000 in the aggregate for all such properties and assets of each individual Immaterial Subsidiary and $10,000,000 in the aggregate for all such properties and assets of all Immaterial Subsidiaries and (ii) does not own any Equity Interests of any Loan Party.

Section 5.23.    Patriot Act.    (a) To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Patriot Act and (iii) the AML Legislation. No part of the proceeds of the Revolving Credit Loans will be used by any

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Loan Party or any of their Affiliates, directly or, to the knowledge of any Loan Party, indirectly, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(b)    Each Loan Party and each of its Subsidiaries is in material compliance with the economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (i) is a Sanctioned Person or a Sanctioned Entity, or (ii) has its assets located in Sanctioned Entities. Except as permitted by law, no Loan Party will use any Letter of Credit or the proceeds of any Revolving Credit Loan for the purpose of funding any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Revolving Credit Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Senior Credit Obligation shall remain unpaid or unsatisfied (other than Senior Credit Obligations in respect of unasserted indemnification and expense reimbursement obligations that survive the termination of this Agreement or obligations and liabilities under any Secured Hedge Agreement or Secured Cash Management Agreement, in each case, not yet due and payable), or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each of its Restricted Subsidiaries to:

Section 6.01.    Financial Statements. Deliver (to the extent not publicly available on SEC’s EDGAR system) to the Administrative Agent and each Revolving Credit Lender and post on the Parent Borrower’s website (in a format that is accessible to the Administrative Agent and the Revolving Credit Lenders):
(a)    Annual Financial Statements. As soon as available (including as soon as the following are released to shareholders of Parent Borrower), but in any event within 90 days after the end of each fiscal year of Parent Borrower, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.
(b)    Quarterly Financial Statements. As soon as available (including as soon as the following are released to shareholders of Parent Borrower), but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent Borrower (commencing with the fiscal quarter ended March 31, 2015), a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Parent Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity

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and cash flows of the Parent Borrower and its Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
(c)    Monthly Financial Statements. As soon as available (including as soon as the following are released to shareholders of the Parent Borrower), but in any event within 30 days after the end of each of the first 2 months of each fiscal quarter of the Parent Borrower (commencing with the fiscal month ended April 30, 2015), a consolidated balance sheet of the Parent Borrower and its Subsidiaries or the Parent Borrower and its Subsidiaries as of the end of such month, and the related consolidated statements of income or operations for such month and for the portion of the Parent Borrower’ fiscal year then ended setting forth in each case in comparative form for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent Borrower.
(d)    Business Plan and Budget. As soon as available, but in any event no later than 30 days after the start of each fiscal year of the Parent Borrower, an annual forecast and budget of the Parent Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Parent Borrower, of consolidated balance sheets and statements of income or operations and cash flows of the Parent Borrower and its Subsidiaries on a monthly basis for such fiscal year.
As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrowers shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

Section 6.02.    Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    Auditors’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants in the form customarily given by such accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under Section 7.11 or, if any such Default shall exist, stating the nature and status of such event.
(b)    Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent Borrower and (ii) a copy of management’s discussion and analysis with respect to such financial statements.
(c)    Management Letters. Promptly after any request by the Administrative Agent or any Revolving Credit Lender, copies of any management letters or material recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Group Company by independent accountants in connection with the accounts or books of any Group Company, or any audit of any of them.
(d)    SEC Reports; Commission Reports. Promptly after the filing thereof, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent Borrower, and copies of all annual, regular, periodic and special reports and registration statements which any Group Company may file or be required to file with the OSC, with any U.S. or Canadian national or provincial securities exchanges or commissions or with the SEC under Section 13 or

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15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.
(e)    Reports to Holders of Debt Securities. Promptly after the furnishing thereof, and in any event within 10 Business Days, copies of any material financial statement or report furnished to any agent or lender under the Note Indenture or any Term Credit Facility or any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Revolving Credit Lenders pursuant to Section 6.01 or any other clause of this Section 6.02.
(f)    Investigations. Promptly, and in any event within 10 Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the OSC, SEC (or comparable agency in any applicable non-United States jurisdiction or other Canadian province) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.
(g)    Certain Environmental Reports. Promptly, and in any event within 10 Business Days after obtaining knowledge thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with respect to any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.
(h)    [Reserved].
(i)    Domestication in Other Jurisdiction. Within 10 days after any change in the jurisdiction of organization of any Loan Party, a copy of all documents and certificates intended to be filed or otherwise executed to effect such change.
(j)    Plan Information. With respect to Plan years beginning after December 31, 2014, promptly after receipt thereof by any Borrower, any notices or reports prepared pursuant to Section 101(k) or Section 101(l) of ERISA, which notices or reports the Parent Borrower shall, and shall cause each Subsidiary to, request on an annual basis by March 15 of each year.
(k)    Other Information. Promptly, and in any event within 10 Business Days, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof as the Administrative Agent or any Revolving Credit Lender may from time to time reasonably request.
(l)    Borrowing Base Certificates. As soon as available, but in any event (x) within 15 days after the end of each fiscal month, but not if the Total Revolving Credit Outstandings (excluding issued but undrawn Letters of Credit) were zero during each day of the calendar quarter in which such month is included, (y) within 15 days after the end of such fiscal quarter and (z) if an Event of Default has occurred and is continuing or Excess Availability shall be less than the greater of $12,500,000 or 12.5% of the Revolving Credit Facility, within 5 Business Days after the end of each week, the Borrower Representative shall deliver to the Administrative Agent a Borrowing Base Certificate with respect to each of the U.S. Borrowing Base and the Canadian Borrowing Base, as at the end of such period, duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower Representative; provided, that, the Borrowing Base Certificate shall not be required to update the inventory levels more frequently than monthly to the extent the Borrowers are unable to report inventory levels on a weekly basis. All calculations of Excess Availability in each Borrowing Base Certificate shall originally be made by the Borrowers and certified by a Responsible Officer of the Borrower

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Representative. Each Borrowing Base Certificate shall be delivered with such supporting documentation and additional reports with respect to the U.S. Borrowing Base and the Canadian Borrowing Base as the Administrative Agent shall reasonably request.
(m)    Collateral Reports. (i) Upon the request by the Collateral Agent (it being understood and agreed that unless a Cash Dominion Event has occurred and is continuing, no such request may require such reports to be delivered more frequently than 30 days after the end of each fiscal month) (A) a summary aging of each Borrower’s and each Guarantor’s accounts receivable and accounts payable and (B) inventory reports (ii) upon the request by the Collateral Agent (and in connection with, but without duplication of, any inspection permitted under Section 6.10 hereof), one Field Examination with respect to the Loan Parties’ Receivables and/or Inventory at the expense of the Loan Parties during any twelve month period; provided, that, if Excess Availability falls below 17.5% of the lesser of the Revolving Credit Facility or the Total Borrowing Base, the Loan Parties shall furnish, upon the request by the Collateral Agent and at the expense of the Loan Parties, up to 2 Field Examinations with respect to the Loan Parties’ Receivables and/or Inventory during the following twelve month period; provided, however, that, if an Event of Default has occurred and is continuing, the Loan Parties shall furnish upon the request by the Collateral Agent and at the expense of the Loan Parties, such additional Field Examinations with respect to the Loan Parties’ Receivables and/or Inventory as the Collateral Agent may request from time to time (it being understood that the Collateral Agent may, at its own expense, from time to time conduct such additional Field Examinations as the Collateral Agent may reasonably request), (iii) upon the request by the Collateral Agent, one Appraisal with respect to the Loan Parties’ Inventory at the expense of the Loan Parties during any twelve month period; provided, that, if Excess Availability falls below the greater of $12,500,000 and 12.5% of the Revolving Credit Facility, the Loan Parties shall furnish, upon the request by the Collateral Agent and at the expense of the Loan Parties, up to 2 Appraisals with respect to the Loan Parties’ Inventory during the following 12 month period, and (iv) upon the request by the Collateral Agent, an accounts receivable roll forward and such other reports as to each Borrower’s and each of its respective Subsidiaries’ Receivables, Inventory and other Collateral as the Administrative Agent shall reasonably request from time to time. If any of the records or reports of the accounts payable or Collateral are prepared by an accounting service or other agent, the Borrowers hereby authorize such service or agent to deliver such records, reports and related documents to the Administrative Agent, for distribution to the Revolving Credit Lenders.
(n)    Canadian Plans. As soon as available, copies of any material report filed under Canadian Employee Benefits Legislation in connection with each Canadian Pension Plan, and within 30 days after the filing thereof with the FSCO or any other applicable Governmental Authority, or within 10 days of a Responsible Officer of a Canadian Loan Party having knowledge of a Pension Event which has occurred, copies of each report, valuation, request for amendment, notice of whole or partial winding up, withdrawal or termination or other variation.
Documents required to be delivered pursuant to Section 6.01 or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC, OSC or other securities commissions in Canada) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date: (i) on which the Borrower Representative posts such documents, or provides a link thereto on the Borrower Representative’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower Representative’s behalf on an Internet or Intranet website, if any, to which each Revolving Credit Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower Representative shall deliver paper copies of such documents to the Administrative Agent or any Revolving Credit Lender that requests the Borrower

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Representative to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Revolving Credit Lender and (ii) the Borrower Representative shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Revolving Credit Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower Representative shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent, but the Administrative Agent may rely on an electronic or facsimile copy until receipt of such paper copies. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request for delivery, and each Revolving Credit Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Loan Party hereby acknowledges that (i) the Administrative Agent and/or the Arranger will make available to the Revolving Credit Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Revolving Credit Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that: (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuers and the Revolving Credit Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to each Borrower or its securities for purposes of United States federal, state, Canadian federal and provincial securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.03.    Notices. Promptly notify the Administrative Agent of:
(i)    the occurrence of any Default or Event of Default;
(ii)    (A) the breach or non-performance of, or any default under, any material Contractual Obligation of any Group Company that could reasonably be expected to result in a Material Adverse Effect, and (B) any dispute, litigation, investigation, proceeding or suspension between the Parent Borrower or any of its Subsidiaries and any Governmental Authority, in each case, for which there is a reasonable possibility of an adverse determination and if adversely determined could reasonably be expected to have a Material Adverse Effect;
(iii)    the occurrence of any ERISA Event or Pension Event;

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(iv)    any material change in accounting policies or financial reporting practice by the Parent Borrower or any of its Subsidiaries, including any determination by the Parent Borrower or the Borrower Representative referred to in Section 2.09(b); and
(v)    (A) the occurrence of any Disposition of property or assets for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.04(b)(i) and (B) the receipt of any Insurance Proceeds or Condemnation Awards for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.04(b)(ii).
Each notice pursuant to this Section 6.03 (other than Section 6.03(v)) shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(i) shall describe with particularity any and all provisions of this Agreement or the other Loan Documents that have been breached.

Section 6.04.    Payment of Obligations. Pay and discharge, as the same shall become due and payable, all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary, except where the failure to pay such amounts would not have a Material Adverse Effect.

Section 6.05.    Preservation of Existence Etc. (i) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises reasonably necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) make commercially reasonable efforts to preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06.    Maintenance of Properties. (i) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, Casualty and Condemnation excepted; and (ii) make all reasonably necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.07.    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of any Borrower (or, consistent with industry practice, a program of self-insurance administered by a capture insurance subsidiary of Parent Borrower which, in the case of property insurance for the Loan Parties, shall be reasonably satisfactory to the Administrative Agent), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance. Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar

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businesses. Each such policy of insurance shall (i) name the Administrative Agent as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent as the loss payee thereunder.

Section 6.08.    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09.    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent Borrower or such Subsidiary, as the case may be.

Section 6.10.    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Revolving Credit Lender to visit and inspect any of its properties, to examine its corporate, financial, operating, environmental, health and safety records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to the Borrower Representative (and in connection with, but without duplication of, any Field Examination permitted under Section 6.02(m)(ii) hereof), except that the Administrative Agent, the Collateral Agent and the Revolving Credit Lenders, collectively, may only make one such inspection/examination at the expense of the Loan Parties during any twelve month period; provided, that, if Excess Availability falls below 17.5% of the lesser of the Revolving Credit Facility or the Total Borrowing Base, the Administrative Agent (or its designees) may make up to 2 such inspections/examinations during the following twelve month period; provided, however, that, if an Event of Default has occurred and is continuing, the Administrative Agent (or its designees) may from time to time make such additional inspections/examination as the Administrative Agent may request (it being understood that the Administrative Agent may, at its own expense, from time to time make such additional inspections/examinations as the Administrative Agent may reasonably request). Each Loan Party will, from time to time upon the reasonable request of the Collateral Agent, permit the Collateral Agent or professionals (including investment bankers, consultants, accountants, lawyers, field examiners and appraisers) retained by the Collateral Agent to conduct evaluations and appraisals of (i) the Borrowers’ practices in the computation of each Borrowing Base and (ii) the assets included in the Collateral, and the Borrowers will pay the reasonable, documented, out-of-pocket fees and expenses of such professionals in accordance with Section 10.04.

Section 6.11.    Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document, to repay certain Indebtedness of the Parent Borrower and its Subsidiaries, and to pay costs and expenses related to the transactions contemplated by this Agreement.

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Section 6.12.    Additional Loan Parties; Additional Security.
(a)    Additional Borrowers and/or Subsidiary Guarantors. Each Loan Party will take, and will cause each of its Wholly-Owned Subsidiaries (other than (u) any Canadian Subsidiary with total assets less than $100,000, so long as such Canadian Subsidiary is not liable in respect of any Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries, (v) Domestic Subsidiaries, (w) Unrestricted Subsidiaries, (x) Foreign Subsidiaries that are not Canadian Subsidiaries, (y) Immaterial Subsidiaries or (z) Sacopan) to take, such actions from time to time as shall be reasonably necessary to ensure that all Wholly-Owned Subsidiaries of the Parent Borrower (other than (u) any Canadian Subsidiary with total assets less than $100,000, so long as such Canadian Subsidiary is not liable in respect of any Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries, (v) Domestic Subsidiaries, (w) Unrestricted Subsidiaries, (x) Foreign Subsidiaries that are not Canadian Subsidiaries, (y) Immaterial Subsidiaries or (z) Sacopan) are Subsidiary Guarantors and, if so requested by the Borrower Representative or if any of its properties or assets are taken into account in determining the amount of any Borrowing Base, a Borrower (if not an Immaterial Subsidiary). Without limiting the generality of the foregoing, if any Loan Party shall form or acquire any new Wholly-Owned Subsidiary which is not designated by the Borrower Representative as an Immaterial Subsidiary or an Unrestricted Subsidiary and agreed to by the Administrative Agent in accordance with the definition of “Immaterial Subsidiary” or Unrestricted Subsidiary, as applicable, the Borrower Representative, as soon as practicable and in any event within 20 days after such formation or acquisition, will provide the Collateral Agent with notice of such formation or acquisition setting forth in reasonable detail a description of all of the assets of such new Wholly-Owned Subsidiary and will cause such new Wholly-Owned Subsidiary (other than (u) any Canadian Subsidiary with total assets less than $100,000, so long as such Canadian Subsidiary is not liable in respect of any Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries, (v) Domestic Subsidiaries, (w) an Unrestricted Subsidiary, (x) a Foreign Subsidiary that is not a Canadian Subsidiary, (y) an Immaterial Subsidiary or (z) Sacopan) to:
(i)    (A) within 20 days after such formation or acquisition, execute an Accession Agreement pursuant to which such new Wholly-Owned Subsidiary shall agree to become a “Guarantor” under the applicable Guaranty and an “Obligor” under the applicable Security Agreement and/or an obligor under such other Collateral Documents as may be applicable to such new Wholly-Owned Subsidiary to the extent permissible under applicable Law and (B) if so requested by the Borrower Representative or if any of its properties or assets are taken into account in determining the amount of any Borrowing Base, a Borrower (if a U.S. Subsidiary);
(ii)    [Reserved];
(iii)    within 45 days after such formation or acquisition, to the extent permissible under applicable Law, cause such Wholly-Owned Subsidiary and each direct and indirect parent of such Wholly-Owned Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent security agreements and other instrument of the type specified in Section 4.01(a)(iii), as specified by and in form and substance reasonably satisfactory to the Administrative Agent in and of such Wholly-Owned Subsidiary, securing payment of all the Finance Obligations of such Wholly-Owned Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all its personal properties that are of a type constituting or intended to constitute Collateral;

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(iv)    within 45 days after such formation or acquisition, cause such Wholly-Owned Subsidiary and each direct and indirect parent of such Wholly-Owned Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code and/or PPSA financing statements, and/or Civil Code recordation, as applicable, and the giving of notices and the endorsement of notices on title documents) may be reasonably necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents and any other security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms;
(v)    within 45 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties in the jurisdiction where such Person is organized as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request; and
(vi)    deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 on the Restatement Effective Date or as the Administrative Agent, the Collateral Agent or the Required Revolving Lenders for the applicable Facility shall have reasonably requested.
(b)    Additional Security. Each Loan Party will cause, and will cause each of its Wholly-Owned Subsidiaries (other than (u) any Canadian Subsidiary with total assets less than $100,000, so long as such Canadian Subsidiary is not liable in respect of any Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries, (v) a Domestic Subsidiary, (w) an Unrestricted Subsidiary, (x) a Foreign Subsidiary that is not a Canadian Subsidiary, (y) an Immaterial Subsidiary or (z) Sacopan) to cause all other assets and properties of the Parent Borrower and its Wholly-Owned Subsidiaries that are of a type constituting or intended to constitute Collateral but are not covered by the original Collateral Documents and as may be reasonably requested by the Collateral Agent or the Required Revolving Lenders in their reasonable discretion to be subject at all times to first priority (subject only to Permitted Liens), perfected Liens in favor of the Collateral Agent pursuant to the Collateral Documents or such other security agreements, pledge agreements or similar collateral documents as the Collateral Agent shall request in its sole reasonable discretion (collectively, the “Additional Collateral Documents”).
In furtherance of the foregoing terms of this clause (b), upon the acquisition of any property referred to in the preceding paragraph by any Loan Party, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrowers shall, at the Borrowers’ reasonable expense:
(i)    within 20 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail reasonably satisfactory to the Administrative Agent;

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(ii)    within 45 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of hypothec, deeds to secure debt, instruments of accession to the Collateral Documents and other security and similar agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Finance Obligations of the applicable Loan Party under the Finance Documents and constituting Liens on all such properties that are Collateral;
(iii)    within 45 days after such acquisition, cause the applicable Loan Party to take whatever action (including the filing of Uniform Commercial Code and/or PPSA financing statements, and/or Civil Code recordation, as applicable, and the giving of notices and the endorsement of notices on title documents) may be reasonably necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties;
(iv)    within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties in the jurisdiction where such Person is organized as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request; and
(v)    deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 on the Restatement Effective Date or as the Administrative Agent, the Collateral Agent or the Required Revolving Lenders shall have reasonably requested.
(c)    Certain Actions Following Defaults. Upon the reasonable request of the Administrative Agent following the occurrence and during the continuance of a Default, the Borrowers shall, at the Borrowers’ reasonable expense:
(i)    within 20 days after such request, furnish to the Administrative Agent a description of the Collateral of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Administrative Agent;
(ii)    within 45 days after such request, duly execute and deliver, and cause each Loan Party (other than an Unrestricted Subsidiary, a Foreign Subsidiary that is not a Canadian Subsidiary or Sacopan and any Immaterial Subsidiary) (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of hypothec, deeds to secure debt, instruments of accession to the Collateral Documents and other security and similar agreements of the type specified in Section 4.01(a)(iii), as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Finance Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties;
(iii)    within 45 days after such request, take, and cause each Loan Party to take, whatever action (including the filing of Uniform Commercial Code and/or PPSA financing statements and/or Civil Code recordation, as applicable, the giving of notices and

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the endorsement of notices on title documents) may be reasonably necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of hypothec, deeds to secure debt, instruments of accession to the Collateral Documents and other security and similar agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms; and
(iv)    within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request.
(d)    Further Assurances. At any time upon the reasonable request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving, in the United States and Canada, the Liens of, the Collateral Documents and any such guaranties, deeds of trust, trust deeds, deeds to secure debt, instruments of accession to the Collateral Documents and other security and pledge agreements, subject to applicable Law.
(e)    Time for Taking Certain Actions. Each Loan Party agrees that if no deadline for taking any action required by this Section 6.12 is specified herein, such action shall be completed as soon as possible, but in no event later than 60 days after such action is either requested to be taken by the Collateral Agent or the Required Revolving Lenders or required to be taken by the Parent Borrower or any of its Subsidiaries pursuant to the terms of this Section 6.12.

Section 6.13.    Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action reasonably necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required by Environmental Laws, except where the failure to so comply, obtain, renew, conduct or undertake could not reasonably be expected to have a Material Adverse Effect.

Section 6.14.    Further Assurances. General Assurances. Promptly upon the reasonable request by the Administrative Agent, or any Revolving Credit Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Revolving Credit Lender through the Administrative Agent, may reasonably require from time to time in order to (i) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder in the United States and Canada and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or

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hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Section 6.15.    Collateral Administration.
(a)    Administration of Receivables.
(i)    Records and Schedules of Receivables. Each Loan Party shall keep accurate and complete records of its Receivables in all material respects, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonably request. The Borrower Representative shall also provide to the Administrative Agent, on or before the 20th day of each month, a detailed aged trial balance of all Receivables of the Loan Parties as of the end of the preceding month, specifying each Account's Account Debtor name and address, amount, invoice date and due date, and other information as the Administrative Agent may reasonably request. If Receivables in an aggregate face amount of $10,000,000 or more cease to be Eligible Receivables, the Borrower Representative shall notify the Administrative Agent of such occurrence promptly (and in any event within three Business Days) after any Loan Party has knowledge thereof.
(ii)    Taxes. If an Account of any Loan Party includes a charge for any Taxes that are not being contested by such Loan Party, the Administrative Agent is authorized, when an Event of Default has occurred and is continuing, in its reasonable discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party and to charge the Borrowers therefor; provided, however, that neither the Administrative Agent nor the Revolving Credit Lenders shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.
(iii)    Account Verification. Whether or not a Default or Event of Default or a Cash Dominion Event exists, the Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Receivables of such Loan Party by mail, telephone or otherwise; provided that, in the absence of an Event of Default such verification shall be limited to telephone calls made by a representative of a Loan Party, upon reasonable prior notice from the Administrative Agent, in the presence of a representative of the Administrative Agent to an applicable account debtor or a Person otherwise obligated on such Receivables, as the case may be. The Loan Parties shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.
(iv)    Collection of Receivables; Proceeds of Collateral. Each Loan Party will maintain, and cause each of the other Loan Parties to maintain, all Cash Collateral Accounts with Wells Fargo Bank or another commercial bank located in the United States or Canada and to maintain each of its deposit accounts and its cash management system in accordance with the Collateral Documents. Without limiting the foregoing, all Payment Items received by any Loan Party in respect of its Receivables, together with the proceeds of any other Collateral, shall be held by such Loan Party as trustee of an express trust for the

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Administrative Agent’s benefit; such Loan Party shall promptly deposit same in kind in a Cash Collateral Account for application to the applicable Senior Credit Obligations in accordance with the terms of this Agreement and the applicable Security Agreement. The Administrative Agent retains the right at all times following the occurrence and during the continuance of an Event of Default to notify Account Debtors of any Loan Party that Receivables have been assigned to the Administrative Agent and to collect Receivables directly in its own name and to charge to the Borrowers the collection costs and expenses incurred by the Administrative Agent or Revolving Credit Lenders, including reasonable out-of-pocket attorneys’ fees. Upon the occurrence and during the continuation of a Cash Dominion Event or an Event of Default, all monies properly deposited in the U.S. Payment Account shall be deemed to be voluntary prepayments of the Senior Credit Obligations with respect to the U.S. Revolving Credit Facility and applied in accordance with Section 2.04(a) to reduce such outstanding Senior Credit Obligations and all monies properly deposited in the Canadian Payment Account shall be deemed to be voluntary prepayments of the Senior Credit Obligations with respect to the Canadian Revolving Credit Facility and applied in accordance with Section 2.04(a) to reduce such outstanding Senior Credit Obligations.
(b)    Administration of Inventory.
(i)    Records and Reports of Inventory. Each Loan Party shall keep accurate and complete records of its Inventory in all material respects, including costs and withdrawals and additions, and shall submit to the Administrative Agent inventory and reconciliation reports in form reasonably satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonably request. Each Loan Party shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Administrative Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to the Administrative Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Administrative Agent may reasonably request. Upon reasonable notice to the Borrower Representative, the Administrative Agent may observe each physical count.
(ii)    Returns of Inventory. No Loan Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the ordinary course of business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; and (c) the Administrative Agent is promptly notified if the aggregate value of all Inventory returned outside of the ordinary course of business in any month exceeds $5,000,000.
(iii)    Acquisition, Sale and Maintenance. The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

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Section 6.16.    Maintenance of Cash Management System.
(a)    Maintain, and cause each of the other Loan Parties to maintain, all Cash Collateral Accounts with Wells Fargo Bank or another commercial bank located in the United States (in the case of the U.S. Loan Parties) or Canada (in the case of the Canadian Loan Parties), and the Loan Parties shall cause such commercial bank to accept the assignment of such accounts to the Collateral Agent for the benefit of the Secured Parties pursuant to the terms of the Security Agreement and to enter into the appropriate Depositary Bank Agreements with the Collateral Agent.
(b)    Upon the occurrence and during the continuation of a Cash Dominion Event, the Loan Parties shall cause any and all funds and financial assets held in or credited to each deposit account and each securities account to be swept into the Canadian Payment Account or the U.S. Payment Account, as applicable, on a daily basis (or at other frequencies as agreed by the Administrative Agent), in each case in accordance with the Security Agreements.

Section 6.17.    [Reserved].

Section 6.18.    Pension Plans. Except as could not reasonably be expected to result in a Material Adverse Effect, the Parent Borrower and each of the Canadian Subsidiary Guarantors (a) shall cause each of its Pension Plans and Canadian Pension Plans to be duly qualified, registered , administered, funded and invested in all respects in compliance with, as applicable, Canadian Employee Benefits Legislation, ERISA and all other applicable laws (including regulations, orders and directives), and the terms of the Pension Plans or Canadian Pension Plans and any agreements relating thereto, and (b) shall pay or remit all required contributions (including “normal cost,” “special payments” and any other required payments in respect of funding deficiencies) to the trustee for any Canadian Union Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, the Parent Borrower and each of the Canadian Subsidiary Guarantors shall ensure that it: (i) has no Unfunded Pension Liability in respect of any Pension Plan or Canadian Pension Plan, including any Pension Plan or Canadian Pension Plan to be established and administered by it or them; and (ii) does not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that could reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII
NEGATIVE COVENANTS
So long as any Revolving Credit Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Senior Credit Obligation hereunder shall remain unpaid or unsatisfied (other than Senior Credit Obligations in respect of unasserted indemnification and expense reimbursement obligations that survive the termination of this Agreement or obligations and liabilities under any Secured Hedge Agreement or Secured Cash Management Agreement, in each case, not yet due and payable), or any Letter of Credit shall remain outstanding, each Loan Party shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01.    Restriction on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues which is of a type constituting or intended to constitute Collateral, whether now owned or hereafter acquired, other than the following:
(i)    (A) Liens pursuant to any Loan Document and (B) Liens securing the Term Credit Facilities, provided that, in the case of the foregoing clause (B), (x) such Liens on

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any Collateral are subordinated to the Liens of the Collateral Agent for the benefit of the Secured Parties pursuant to a customary intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent and the Parent Borrower and (y) if the Term Credit Facilities are secured by a Lien on any Collateral and on any assets other than Collateral, the Collateral Agent is granted a second priority Lien in such assets not constituting Collateral pursuant to customary security and intercreditor agreements in form and substance reasonably satisfactory to the Collateral Agent and the Parent Borrower;
(ii)    Liens existing on the Restatement Effective Date and listed on Schedule 5.08(b) securing Existing Indebtedness permitted under Section 7.02(iv) and any other liabilities not prohibited under this Agreement and any Permitted Refinancing of the Indebtedness or such other liabilities secured thereby; provided that, unless otherwise consented to by the Administrative Agent, (A) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.02 and (y) proceeds and products thereof, (B) the amount secured or benefited thereby is not increased above its original principal amount and (C) the direct or any contingent obligor with respect thereto is not changed;
(iii)    Liens for taxes, assessments or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(iv)    carriers’, landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(v)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien or trust imposed by ERISA or by Canadian Employee Benefits Legislation;
(vi)    (A) Liens on amounts securing the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance or payment bonds and other obligations of a like nature incurred in the ordinary course of business (but excluding any Lien or trust arising in respect of any Canadian Pension Plan); and (B) Liens of an agent under the Term Credit Facilities in cash collateral accounts consisting solely of the cash proceeds of Dispositions, Insurance Proceeds or Condemnation Awards related to assets not constituting Collateral over which such agent has a first priority security interest;
(vii)    easements, rights-of-way, restrictions, encroachments, other minor defects or irregularities in title and other similar encumbrances affecting real property which, do not materially interfere with the ordinary conduct of the business of the applicable Person;

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(viii)    Liens securing judgments (or appeal or surety bonds posted in respect of such judgments) for the payment of money not constituting an Event of Default under Section 8.01(h);
(ix)    Liens securing Indebtedness permitted under Section 7.02(vi); provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (B) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired, constructed or improved on the date of acquisition, construction or improvement (except to the extent of interest accrued thereon and any fees or expenses incurred in connection therewith);
(x)    Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Parent Borrower pursuant to a Permitted Acquisition; provided that (A) such Liens were not created in contemplation of such Permitted Acquisition and do not extend to any assets other than those of the Person merged into or consolidated with a Borrower or such Subsidiary or acquired by a Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(vii), and (B) such property shall not be included in the Borrowing Base;
(xi)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(xii)    licenses or sublicenses (with respect to intellectual property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respects with the ordinary conduct of the business of the Loan Parties and their Subsidiaries;
(xiii)    any (A) interest or title of a lessor or sublessor under any Operating Lease not prohibited by this Agreement, (B) Liens or restrictions that the interest or title of such lessor or sublessor may be subject to or (C) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (B), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;
(xiv)    Liens arising from the filing of precautionary UCC or PPSA financing statements or recordations relating solely to Operating Leases not prohibited by this Agreement;
(xv)    any zoning, building or similar land use law or right reserved to or vested in any Government Authority to control or regulate the use or occupancy of any real property or other activities concluded thereon;
(xvi)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into the ordinary course of business of the Borrowers and their Subsidiaries;
(xvii)    deposits in the ordinary course of business to secure liabilities to insurance carriers, lessors and utilities;

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(xviii)    Liens in favor of banking institutions encumbering deposits (including the right of set-off) with respect to customary depository agreements entered into in the ordinary course and Liens of collecting banks under Section 4-208 of the UCC on items in the course of collection;
(xix)    Liens on (A) cash collateral securing Indebtedness permitted under Section 7.02(ix)(A) hereof and (B) insurance policies and the unearned premium thereon securing Indebtedness permitted under Section 7.02(ix)(B);
(xx)    Liens not securing Indebtedness that are deemed to exist pursuant to repurchase agreements relating to dispositions of Cash Equivalents for fair value;
(xxi)    Liens incurred by Foreign Subsidiaries (other than Canadian Subsidiaries) and Sacopan on assets of Foreign Subsidiaries (other than Canadian Subsidiaries) and Sacopan securing Indebtedness permitted under Section 7.02(viii)(B);
(xxii)    Liens on Receivables and related property sold pursuant to Factoring Arrangements, provided that such Receivables are not included in the Borrowing Base;
(xxiii)    precautionary Liens and UCC financing statements relating to Factoring Arrangements not prohibited by this Agreement;
(xxiv)    Liens on cash on deposit with The Bank of Nova Scotia existing on the Restatement Effective Date and listed on Schedule 5.08(b) securing contingent obligations of one or more Loan Parties to reimburse The Bank of Nova Scotia for drawings under letters of credit issued by it prior to the Restatement Effective Date and having an aggregate face amount not exceeding $12,465,000;
(xxv)    Liens securing Indebtedness in an aggregate outstanding principal amount not to exceed $75,000,000 or 5% of Consolidated Total Assets on the date of incurrence; provided that no such Lien shall extend to or cover any Collateral included in the Borrowing Base;
(xxvi)    other Liens securing Indebtedness permitted under Section 7.02(xvi); provided, that, such liens on any Collateral are subordinated to the Liens of the Collateral Agent for the benefit of the Secured Parties pursuant to a customary intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent and the Parent Borrower;
(xxvii)    Liens arising from financing statement filings under the UCC or similar state or provincial laws regarding goods consigned or entrusted to or bailed with a Person in connection with the processing, reprocessing, recycling or tolling of such goods;
(xxviii)    customary restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;
(xxix)    customary options, put and call arrangements, rights of first refusal and similar rights relating to Equity Interests in joint ventures, partnerships;
(xxx)    Liens on goods (and the proceeds thereof) securing Indebtedness permitted under Section 7.02(ix)(A) hereof, arising in connection with reimbursement

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obligations with respect to any letter of credit, provided, that, no such Lien shall extend to or cover any property or asset other than the goods the purchase of which is supported by such letter of credit and the proceeds of such goods;
(xxxi)    Liens securing Indebtedness permitted under Section 7.02(xvii)(c) hereof on commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and
(xxxii)    Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with its customers in the ordinary course of business.

Section 7.02.    Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or Swap Obligations except:
(i)    Indebtedness arising under the Term Credit Facilities; provided that the aggregate principal amount of such Indebtedness outstanding at any time, together with any Permitted Refinancings thereof and the aggregate principal amount of any Indebtedness outstanding under Section 7.02(vi), (vii), and (viii)(B), shall not exceed the Aggregate Debt Basket Amount;
(ii)    Indebtedness of a Subsidiary of any Loan Party owed to any Loan Party or a Subsidiary of any Loan Party, which Indebtedness shall (A) be on terms (including subordination terms) reasonably acceptable to the Administrative Agent and (B) be otherwise permitted under the provisions of Section 7.03;
(iii)    Indebtedness under the Loan Documents, the Secured Cash Management Agreements and the Secured Hedge Agreements;
(iv)    Indebtedness of the Borrowers and their Subsidiaries outstanding on the Restatement Effective Date and disclosed on Schedule 7.02 (collectively, the “Existing Indebtedness”) and under the Note Indenture and any Permitted Refinancings thereof;
(v)    Indebtedness consisting of Guarantees and other contingent obligations (A) by the Borrowers in respect of Indebtedness incurred by Loan Parties, (B) by Domestic Subsidiaries of the U.S. Borrowers and Canadian Subsidiaries of the Parent Borrower of Indebtedness permitted to be incurred by, or obligations in respect of Permitted Acquisitions of, the Loan Parties pursuant to this Agreement, (C) by Foreign Subsidiaries (other than Canadian Subsidiaries) of the Parent Borrower of Indebtedness incurred by Wholly-Owned Foreign Subsidiaries of the Parent Borrower pursuant to this Agreement, (D) by the Loan Parties of Indebtedness incurred by Subsidiaries that are not Loan Parties (provided that the aggregate amount of Guarantees referred to in this clause (v)(D) will not exceed the greater of (I) $40,000,000 and (II) 3% of Consolidated Total Assets as of the date incurred and at any time outstanding unless the Specified Conditions are satisfied (in which case such Indebtedness shall not be limited in its amount) and (E) by Loan Parties of other Indebtedness at any time, incurred by other Loan Parties; provided that all matured obligations arising in connection with any of the forgoing also are permitted;

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(vi)    Purchase Money Indebtedness and Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of any Borrower and any Subsidiaries incurred after the Restatement Effective Date; provided that (A) the aggregate amount of all such Indebtedness outstanding at any time, together with any Indebtedness outstanding under Section 7.02(i), (vii) and (viii)(B), shall not exceed the Aggregate Debt Basket Amount, (B) such Indebtedness is issued and any Liens securing such Indebtedness are created concurrently with, or within 90 days after, the acquisition of the asset financed and (C) no Lien securing such Indebtedness shall extend to or cover any property or asset of any Loan Party or any Restricted Subsidiary other than the asset so financed;
(vii)    (A) Indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Parent Borrower pursuant to a Permitted Acquisition, (B) any other Indebtedness of a Person whose Equity Interests or assets are acquired in a Permitted Acquisition which is acquired or assumed by any Borrower or a Subsidiary of such Borrower in such Permitted Acquisition and any Permitted Refinancing thereof and (C) Indebtedness in the form of purchase price adjustments, indemnification, “earn out” obligations or other similar obligations incurred in connection with any Permitted Acquisition; provided that (x) in the case of the foregoing clauses (A) and (B), such Indebtedness was not incurred in connection with, or in anticipation of, such Permitted Acquisition, (y) such Indebtedness (other than pre-existing Attributable Indebtedness and Purchase Money Indebtedness) does not constitute indebtedness for borrowed money and (z) aggregate amount of all such Indebtedness outstanding at any time, together with any Indebtedness outstanding under Section 7.02(i), (vi), and (viii)(B), shall not exceed the Aggregate Debt Basket Amount;
(viii)    Indebtedness of Foreign Subsidiaries (other than Canadian Subsidiaries) and Sacopan (A) outstanding on the Restatement Effective Date and disclosed on Schedule 7.02 and Permitted Refinancings thereof and (B) incurred on or after the Restatement Effective Date (other than as the result of the Permitted Refinancing of Indebtedness described in the foregoing clause (A)) in an aggregate principal amount outstanding at any time which, when taken together with the then outstanding principal amount of all Indebtedness under Section 7.02(i), (vi), and (vii), does not exceed the Aggregate Debt Basket Amount (or its equivalent in one or more applicable foreign currencies);
(ix)    Indebtedness incurred by a Group Company (A) constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers compensation claims, health, disability or other employee benefits; provided that upon the drawing of such letters of credit such obligations are reimbursed within 30 days following such drawing or (B) owed to any Person providing property, casualty or liability insurance to a Borrower or any Subsidiary of a Borrower so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;
(x)    unsecured Indebtedness consisting of notes issued by the Parent Borrower or any of its Subsidiaries to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the repurchase or redemption of equity interests of the Parent Borrower or any of its Subsidiaries permitted under Section 7.06

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(iii); provided that such Indebtedness shall be subordinated to the Secured Obligations in a manner reasonably satisfactory to Administrative Agent;
(xi)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(xii)    Guarantee obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensors;
(xiii)    Indebtedness of any Loan Party outstanding on the Restatement Effective Date and disclosed on Schedule 7.02 and owing to The Bank of Nova Scotia in connection with the cash collateralization of any letters of credit issued by it prior to the Restatement Effective Date and having an aggregate face amount not exceeding $12,465,000;
(xiv)    other unsecured Indebtedness of the Borrowers and their Subsidiaries not otherwise permitted by this Section 7.02 incurred after the Restatement Effective Date; provided that the credit documentation with respect to such Indebtedness shall not contain covenants or default provisions relating to the Parent Borrower or any Subsidiary of the Parent Borrower that are more restrictive, taken as a whole, than the covenants and default provisions contained in the Loan Documents, taken as a whole, as determined in good faith by the Board of Directors of the Parent Borrower;
(xv)    Indebtedness deemed incurred with respect to Receivables sold pursuant to Factoring Arrangements as a result of recharacterization by a court of competent jurisdiction;
(xvi)    other Indebtedness of the Borrowers and their Subsidiaries which is either unsecured or secured by the Liens permitted by Section 7.01(xxvi); provided, that, after giving effect to the incurrence of any such Indebtedness, the pro forma Secured Leverage Ratio for the most recently ended Measurement Period shall be less than 4.50:1.00, determined as if such Indebtedness were incurred on the first day of such Measurement Period;
(xvii)    Swap Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of managing: (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding, (B) exchange rate risk with respect to any currency exchange or (C) commodity pricing risk with respect to any commodity;
(xviii)    Indebtedness and obligations in respect of (A) self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Parent Borrower or any Subsidiary in the ordinary course of business, (B) deferred compensation or other similar arrangements incurred by the Parent Borrower or any of its Restricted Subsidiaries and (C) the financing of insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;
(xix)    endorsements or negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

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(xx)    Indebtedness representing deferred compensation or other similar arrangements to employees and directors of the Parent Borrower or any Subsidiary incurred in the ordinary course of business.
Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Loan Party create, incur, assume or suffer to exist any Indebtedness for borrowed money owing to any Subsidiary of the Parent Borrower that is not a Loan Party unless the Administrative Agent shall have received an Intercompany Subordination Agreement which has been executed and delivered by such Loan Party and such Subsidiary.

Section 7.03.    Investments. Make or hold any Investments, except:
(i)     (A) Investments in cash or Cash Equivalents of any Subsidiary of Borrowers that is not a Loan Party, (B) Investments in cash or Cash Equivalents of a Loan Party in Exempt Deposit Accounts (as defined in the Security Agreement), (C) Investments in cash or Cash Equivalents of any Loan Party, provided, that, (solely in the case of this clause (C)) if a Cash Dominion Event has occurred and is continuing, no Revolving Credit Loans are then outstanding; except that notwithstanding that any Revolving Credit Loans are outstanding, Loan Parties may from time to time in the ordinary course of business make deposits of cash or other immediately available funds in operating demand deposit accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in cash or Cash Equivalents consisting of overnight investments until so drawn (so long as such funds and cash or Cash Equivalents are not held more than five (5) Business Days from the date of the initial deposit thereof), and (D) other Investments in cash or Cash Equivalents of a Loan Party in aggregate amount not to exceed $2,500,000;
(ii)    advances to officers, directors and employees of the Borrowers and their Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;
(iii)    (A) Investments by the Parent Borrower in its Restricted Subsidiaries, (B) Investments by the Borrowers and their Subsidiaries in their respective Subsidiaries existing and outstanding on the date hereof (and any extensions or renewals of any such Investments which do not increase the amount of any such Investments), (C) additional Investments by the Loan Parties in the other Loan Parties, (D) additional Investments by Subsidiaries of the Parent Borrower that are not Loan Parties in other Subsidiaries and (E) if the Payment Conditions or the Specified Conditions are satisfied, additional Investments by Loan Parties in Subsidiaries of the Parent Borrower that are not Loan Parties;
(iv)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(v)    Indebtedness permitted by Section 7.02(v) and (xvii);
(vi)    Investments existing on the date hereof and set forth on Schedule 5.08(e) (other than those referred to in Section 7.03(iii)(A));

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(vii)    the purchase or other acquisition of all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person that, upon the consummation thereof, will be owned directly by any Borrower or one or more of its Wholly-Owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(vii) (each, a “Permitted Acquisition”):
(A)    each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the requirements of Section 6.12 to the extent of such requirements;
(B)    the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrowers and their Subsidiaries in the ordinary course;
(C)    such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to have a Material Adverse Effect;
(D)    unless the Payment Conditions or Specified Conditions are satisfied at the time of such Permitted Acquisition (in which case such consideration shall not be limited in its amount), the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith, including, without limitation, Indebtedness incurred pursuant to Sections 7.02(vii)(A) and (B)) paid by or on behalf of the Borrowers and their Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrowers and their Subsidiaries for all other purchases and other acquisitions made by the Borrowers and their Subsidiaries pursuant to this Section 7.03(vii), shall not exceed the greater of (1) $150,000,000 and (2) 10% of Consolidated Total Assets on the date of such Permitted Acquisition;
(E)    immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing;
(F)    such purchase or other acquisition was not preceded by, or effected pursuant to, a hostile offer; and
(G)    the Borrower Representative shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a

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Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Revolving Lenders, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
(viii)    the Parent Borrower may repurchase stock to the extent permitted by Section 7.06(iii);
(ix)    Investments arising out of the receipt by the Borrowers or any of their Subsidiaries of non-cash consideration for the sale of assets permitted under Section 7.05;
(x)    Restricted Payments permitted by Section 7.06;
(xi)    Loan Parties and their Subsidiaries may make and own Investments constituting non-Cash proceeds of sales, transfers and other dispositions of property to the extent permitted by Section 7.05;
(xii)    Loan Parties and their Subsidiaries may acquire securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to such Loan Party or any of its Subsidiaries or as security for any such Indebtedness or claim;
(xiii)    Loan Parties and their Subsidiaries may make and own Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;
(xiv)    distributions that could otherwise be made under Section 7.06;
(xv)    Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.04;
(xvi)    Investments, to the extent such Investments reflect solely an increase in the value of Investments otherwise permitted hereunder;
(xvii)    Guarantees, Indebtedness or contingent obligations, to the extent permitted by Section 7.02;
(xviii)    capitalization or forgiveness of any Indebtedness owed to any Loan Party or any of its Subsidiaries by any of their Subsidiaries;
(xix)    if the Payment Conditions or Specified Conditions are satisfied, the Borrowers and their Subsidiaries may make Investments in any Person that is a Subsidiary of the Parent Borrower or, upon the making of any such Investment, will be a Subsidiary of the Parent Borrower;
(xx)    if the Specified Conditions are satisfied, other Investments by the Borrowers and their Subsidiaries;

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(xxi)    the Borrowers and their Subsidiaries may purchase inventory, raw materials, machinery and equipment and other goods and services used and useful in the ordinary course of business;
(xxii)    the repurchase of Indebtedness under the Term Credit Facilities and the Note Indenture to the extent permitted by Section 7.14(iv); and
(xxiii)    any Investment in an Unrestricted Subsidiary, when taken together with all other Investments pursuant to this clause (xxiii) then outstanding, not to exceed $25,000,000 so long as no Specified Default then exists and is continuing or would arise and be continuing immediately after giving effect to such Investment; provided, however, that if any Investment pursuant to this clause (xxiii) is made in any Person that is an Unrestricted Subsidiary at the date of the making of such Investment and such person becomes a Restricted Subsidiary after such date in accordance with the terms of this Agreement, such Investment shall thereafter be deemed to have been made pursuant to clause (iii)(A) above and shall cease to have been made pursuant to this clause (xxiii) for so long as such Person continues to be a Restricted Subsidiary;
provided that no Group Company may make or own any Investment in Margin Stock.

Section 7.04.    Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default is continuing or would result therefrom and be continuing therefrom:
(i)    any Subsidiary of a Borrower may merge, consolidate or amalgamate with (A) any Borrower, provided that such Borrower shall be the continuing or surviving Person, or (B) any one or more other Subsidiaries of a Borrower, provided that when (x) any Loan Party is merging or amalgamating with another Subsidiary, such Loan Party shall be the continuing or surviving Person and (y) any Wholly-Owned Subsidiary is merging, consolidating or amalgamating with another Subsidiary which is not a Loan Party, such Wholly-Owned Subsidiary shall be the continuing or surviving Person;
(ii)    any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower or to another Loan Party;
(iii)    any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;
(iv)    in connection with any acquisition permitted under Section 7.03, any Subsidiary of any Borrower may merge or amalgamate into or consolidate with any other Person or permit any other Person to merge or amalgamate into or consolidate with it; provided that (A) the Person surviving such merger, amalgamation or consolidation shall be a Wholly-Owned Subsidiary of such Borrower, (B) in the case of any such merger, amalgamation or consolidation to which any Borrower is a party, such Borrower is the surviving Person and (C) in the case of any such merger or amalgamation to which any Loan Party (other than the applicable Borrower) is a party, such Loan Party is the surviving Person;

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(v)    so long as no Default has occurred and is continuing or would result therefrom, each of the Borrowers and any of their Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (x) in the case of any such merger to which a Borrower is a party, such Borrower is the surviving corporation, (y) in the case of any such merger to which any Loan Party (other than a Borrower) is a party, such Loan Party is the surviving corporation and (z) in addition to, and without limiting the generality of the requirements of the foregoing clauses (x) and (y) of this proviso, in the case of any such merger between a Wholly-Owned Subsidiary and a Person which is not a Loan Party, such Wholly-Owned Subsidiary shall be the continuing or surviving Person; and
(vi)    the Loan Parties may dissolve, liquidate, consolidate or wind-up any Immaterial Subsidiaries.
In the case of any merger or consolidation permitted by this Section 7.04 of any Subsidiary of the Parent Borrower which is not a Loan Party into a Loan Party, the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transaction. Notwithstanding anything to the contrary contained in this Section 7.04, no action shall be permitted which results in a Change of Control.

Section 7.05.    Dispositions. Make any Disposition, except:
(i)    any Group Company may sell Inventory in the ordinary course of business;
(ii)    Dispositions of obsolete, worn out, surplus, damaged, idled, unmerchantable or otherwise unsaleable assets, whether now owned or hereafter acquired, in the ordinary course of business;
(iii)    Dispositions of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(iv)    Dispositions of property by any Loan Party or any Subsidiary to any Loan Party or to a Wholly-Owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party except that Dispositions of assets (other than Accounts or Inventory as such terms are defined in the Security Agreement) by any Loan Party to any Subsidiary which is not a Loan Party shall be permitted in an aggregate amount not to exceed $25,000,000;
(v)    Dispositions permitted by Sections 7.01, 7.03, 7.04 and 7.06;
(vi)    any Borrower and its Subsidiaries may liquidate, use or sell cash, Cash Equivalents and Foreign Cash Equivalents;

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(vii)    the Parent Borrower or any Subsidiary of any Borrower may sell or dispose of Equity Interests in the Parent Borrower or such Subsidiary to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests in Foreign Subsidiaries;
(viii)    leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Group Companies;
(ix)    transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;
(x)    Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the applicable Borrower, are not material to the conduct of the business of the Group Companies;
(xi)    Dispositions by the Borrowers and their Subsidiaries not otherwise permitted under this Section 7.05; provided that (A) at least 75% of the consideration therefor is cash or Cash Equivalents; provided that the sum of (1) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Parent Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Revolving Credit Loans, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Parent Borrower or such Restricted Subsidiary has been validly released by all creditors in writing; (2) any securities, notes or other obligations or assets received by the Parent Borrower or such Restricted Subsidiary from such transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Disposition; and (3) any Designated Noncash Consideration received by the Parent Borrower or such Restricted Subsidiary in such Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that has not previously been converted to cash, not to exceed the greater of (x) $100,000,000 and (y) 6.0% of Consolidated Total Assets at the time of receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, in each case, shall be deemed to be cash solely for purposes of this Section 7.05(xi) and for no other purpose; (B) in the case of Dispositions of any Collateral by the Loan Parties, the aggregate fair market value of all Collateral sold or otherwise disposed of in all such transactions in reliance on this clause (xi) shall not exceed (I) the greater of (1) $75,000,000 and (2) 5% of Consolidated Total Assets as of the date of such Disposition in any fiscal year of the Parent Borrower or (II) the greater of (1) $150,000,000 and (2) 10% of Consolidated Total Assets on the date of such Disposition, in the aggregate from and after the Restatement Effective Date; (C) such Person receives consideration at the time of such Disposition at least equal to the fair market value (as determined in good faith by the Parent Borrower) of the assets sold or otherwise dispose of; (D) no Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction; and (E) if any Inventory or Receivables of the Loan Parties is disposed of pursuant to this clause (xi) for consideration consisting of assets other than cash or Cash Equivalents (determined without regard to the immediately preceding proviso), Excess

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Availability shall, immediately after giving effect to such Disposition, be no less than 30% of the lesser of (1) the Revolving Credit Facility and (2) the Total Borrowing Base;
(xii)    Dispositions of Receivables pursuant to Factoring Arrangements, so long as (A) such Receivables are sold at no less than the fair market value thereof (which may include a discount customary for transactions of this type) and at least 90% of the consideration therefor is cash or Cash Equivalents and (B) any such Factoring Arrangement constitutes a “true sale” transaction and not a financing transaction;
(xiii)    transfers of condemned real property to the respective Governmental Authority that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of personal properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement;
(xiv)    cancellations of intercompany Indebtedness among the Parent Borrower and its Subsidiaries;
(xv)    the Parent Borrower may sell the Equity Interest, or all or substantially all of the assets, of Masonite (Africa) Limited;
(xvi)    sales or dispositions of Equity Interests in existing Joint Ventures;
(xvii)    the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and
(xviii)    the sale, transfer or disposition of the real property located in Easton, Hearne, Watseka, Los Banos, Sacramento, Farmington Hills, South Bend, Astatula, Ukaih, Limon/Guapiles, Hungary, Costa Rica and Hedingham.

Section 7.06.    Restricted Payments, etc. Declare or make, directly or indirectly, any Restricted Payment, except that:
(i)    each Subsidiary may make Restricted Payments to any Borrower, any Subsidiaries of the Borrowers that are either Subsidiary Guarantors or Subsidiaries (so long as no Event of Default shall have occurred and be continuing at the time of any action or would result therefrom) and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(ii)    the Loan Parties and each Subsidiary may declare and make Restricted Payments payable solely in the common stock or other common Equity Interests (but not Debt Equivalents) of such Loan Party or Subsidiary;
(iii)    so long as no Cash Dominion Event is then in existence or would otherwise arise therefrom, the Parent Borrower may (and the Subsidiaries of the Parent Borrower may declare and make Restricted Payments to the Parent Borrower not to exceed an amount necessary to permit the Parent Borrower to) redeem or repurchase Equity Interests (or Equity Equivalents) from future, present or former officers, employees, managers, consultants and directors of any Group Company (or their estates, spouses or former spouses) (x) upon the death, permanent disability, retirement or termination of employment of any such Person and

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(y) pursuant to any management equity plan or stock option plan or any other management benefit or employee benefit plan;
(iv)    the Subsidiaries of the Parent Borrower may declare and make Restricted Payments to the Parent Borrower not to exceed an amount necessary to permit the Parent Borrower to pay (A) general corporate overhead expenses of the Parent Borrower (including indemnification claims made by directors or officers of the Parent Borrower) to the extent such expenses are attributable to the ownership or operation of the Parent Borrower and/or its Subsidiaries; (B) U.S. or Canadian federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Parent Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; (C) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by a Loan Party; (D) customary salary, bonus and other benefits payable to officers and employees of the Parent Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Parent Borrower and its Subsidiaries; and (E) any non-cash “deemed dividend” resulting from such parent company offsetting income against losses of the Parent Borrower which does not involve any cash distribution by the Parent Borrower;
(v)    if the Specified Conditions are satisfied, the Parent Borrower may (and the Subsidiaries of the Parent Borrower may declare and make Restricted Payments to the Parent Borrower not to exceed an amount necessary to permit the Parent Borrower to) make other Restricted Payments; provided that the aggregate amount of all such Restricted Payments from and after the Restatement Effective Date, does not exceed the sum of the amounts permitted for Restricted Payments (as defined in the Note Indenture) pursuant to Sections 1010(a)(c) of the Note Indenture and 1010(b)(12) of the Note Indenture;
(vi)    each Loan Party and each Subsidiary may make non-cash repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants (a) if such Equity Interest represents a portion of the exercise price of such option and (b) for purposes of tax withholding by the Parent Borrower in connection with such exercise;
(vii)    Loan Parties may accrue dividends on any of their Equity Interests other than Debt Equivalents; provided that such dividends may not be paid in cash (except as otherwise permitted hereunder) or otherwise (other than with Equity Interests);
(viii)    the Parent Borrower may (and the Subsidiaries of the Parent Borrower may declare and make Restricted Payments to the Parent Borrower not to exceed an amount necessary to permit the Parent Borrower to) make other Restricted Payments not otherwise permitted by this Section 7.06, so long as immediately before and immediately after giving effect to any such Restricted Payment, (x) no Event of Default has occurred and is continuing and (y) there are no Outstanding Amounts under either Facility;
(ix)    the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Loan Parties or any Equity Interests of any direct or indirect parent company of the Loan Parties, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of any direct or indirect parent of the Loan Parties (in each case, other than any Debt Equivalents); and

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(x)    [Reserved];
(xi)    the payment of any dividend or distribution within 60 days after the date of declaration thereof, if (A) at the date of declaration such payment would have complied with the provisions of this Section 7.06, and (B) the Specified Conditions are satisfied or, with respect to any dividends or distribution in clause (x) above, either (i) the Specified Conditions are satisfied, or (ii) there are no Outstanding Amounts (other than L/C Obligations in an aggregate outstanding amount not to exceed $15,000,000);
(xii)    Restricted Payments permitted by Sections 1010(b)(7) and 1010(b)(14) of the Note Indenture so long as the Specified Conditions are satisfied;
(xiii)    payments not to exceed $2,500,000 in the aggregate to enable the Parent Borrower to make payments to holders of its Equity Interests in lieu of fractional shares of its Equity Interests;
(xiv)    the Parent Borrower and its Subsidiaries may, without duplication, make Restricted Payments in an aggregate amount not to exceed $7,500,000; provided, that, (A) such Restricted Payments shall be paid solely to officers, directors or other employees of the Parent Borrower pursuant to the 2012 Equity Plan of Masonite International Corporation (as in effect on the Restatement Effective Date) and (B) the Payment Conditions are satisfied;
(xv)    the Parent Borrower and its Subsidiaries may, without duplication, make Restricted Payments provided that (A) the Payment Conditions are satisfied and (B) there are no Outstanding Amounts (other than L/C Obligations in an aggregate outstanding amount not to exceed $15,000,000);
(xvi)    a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Parent Borrower or any of its direct or indirect parent companies; provided that (A) the aggregate Restricted Payments made under this clause (xvi) do not exceed $50,000,000 and (B) no Specified Default then exists and is continuing or would exist and be continuing immediately after giving effect to such Restricted Payment; and
(xvii)    the distribution, by dividend or otherwise, of shares of capital stock of, or Indebtedness owed to the Parent Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents).
To the extent that the Parent Borrower or its Subsidiaries are permitted to make Restricted Payments pursuant to this Section 7.06, the same may be made as a loan or advance to the recipient thereof, and in such case the amount of such loan or advance so made shall reduce the amount of Restricted Payments that may be made by the Parent Borrower and its Subsidiaries in respect thereof.

Section 7.07.    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or ancillary thereto and such other business as may be consented to by the Required Revolving Lenders.

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Section 7.08.    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Borrower, whether or not in the ordinary course of business, other than:
(i)    on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate;
(ii)    transactions (a) among the Loan Parties and (b) by non-Loan Parties in favor of a Loan Party;
(iii)    transfers of assets to any Loan Party, other than the Parent Borrower, permitted by Section 7.05;
(iv)    transactions expressly permitted by Section 7.01, 7.02, 7.03, 7.04, 7.05 or 7.06;
(v)    any transaction entered into among the U.S. Borrowers and their Subsidiary Guarantors;
(vi)    payments of reasonable and customary fees to members of the governing bodies of the Parent Borrower and its Subsidiaries;
(vii)    payments of indemnification obligations to officers, managers and directors of the Parent Borrower and its Subsidiaries to the extent required by the organizational documents of such entity or applicable Law;
(viii)    the performance of the Parent Borrower’ or any of its Subsidiaries’ obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business; or
(ix)    compensation to employees, officers or directors in the ordinary course of business;
(x)    payments by the Loan Parties or any Subsidiary to one or more stockholders of the Parent Borrower for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, and any customary indemnities related thereto, which payments are approved by a majority of the members of its Board of Directors;
(xi)    payments or loans (or cancellations of loans) to employees or consultants of the Loan Parties, any of their direct or indirect parent companies or any Subsidiary in the ordinary course of business consistent with past practice;
(xii)    the issuance of Equity Interests (other than Debt Equivalents) to any director, manager, officer, employee or consultant of the Loan Parties or any direct or indirect parent company thereof;

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(xiii)    transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Loan Parties or any of their Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;
(xiv)    transactions with any joint venture or special purpose entity that is engaged in a similar business; provided that all the outstanding ownership interests of such joint venture or special purpose entity are owned only by the Loan Parties, their Subsidiaries and Persons that are not Affiliates of the Company;
(xv)    transactions between the Parent Borrower or any Subsidiary and any person that is an Affiliate of the Parent Borrower or any Subsidiary solely because a director of such Person is also a director of the Parent Borrower; provided that such director abstains from voting as a director of the Parent Borrower on any matter involving such other Person; and
(xvi)    any other transaction or series of related transactions with Affiliates involving an aggregate payment or consideration less than $10,000,000 for any such transaction or series of related transactions, and less than $75,000,000 for all transactions with Affiliates pursuant to this Section 7.08(xvi) in the aggregate during the term of this Agreement.

Section 7.09.    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that: (i) limits the ability (A) of any Domestic or Canadian Subsidiary (other than Sacopan) to make Restricted Payments to the Borrowers or any Guarantor or to otherwise transfer property to or invest in the Borrowers or any Guarantor, except for any agreement in effect (x) on the date hereof and set forth on Schedule 7.09 or (y) at the time any Person becomes a Subsidiary of any Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of any Borrower, (B) of any Wholly-Owned Subsidiary (other than (w) Unrestricted Subsidiaries, (x) Foreign Subsidiaries that are not Canadian Subsidiaries, (y) Immaterial Subsidiaries and (z) Sacopan) to Guarantee the Obligations or (C) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person in favor of any of the Secured Parties; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except in each case for prohibitions or restrictions existing under or by reason of:
(i)    this Agreement and the other Loan Documents;
(ii)    restrictions imposed by the Term Credit Facilities and the Note Indenture to the extent such restrictions do not limit the ability of the Loan Parties to pay Finance Obligations and, if the Indebtedness thereunder is renewed, extended or refinanced in a Permitted Refinancing, restrictions in the agreements governing the renewed, extended or refinancing Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions, taken as a whole, are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced, as determined in good faith by the Board of Directors of the Parent Borrower;
(iii)    applicable Law;

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(iv)    restrictions in effect on the date of this Agreement contained in the agreements governing the Existing Indebtedness, all as in effect on the date of this Agreement, and, if such Indebtedness is renewed, extended or refinanced in a Permitted Refinancing, restrictions in the agreements governing the renewed, extended or refinancing Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions, taken as a whole, are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced as determined in good faith by the Board of Directors of the Parent Borrower;
(v)    restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.02(vi) to the extent that such restrictions apply only to the property or assets securing such Indebtedness
(vi)    any negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.02 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness or expressly permits Liens for the benefit of the Collateral Agent and the Revolving Credit Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis;
(vii)    customary non-assignment provisions with respect to leases or licensing agreements entered into by any Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business and consistent with past practices;
(viii)    any restriction or encumbrance with respect to any asset of the Borrowers or any of their Subsidiaries or a Subsidiary of any Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement;
(ix)    customary provisions in joint venture agreements, partnership agreements, limited liability organizational governance documents, asset sale agreements, sale and leaseback agreements and other similar agreements;
(x)    restrictions created in connection with any Factoring Arrangement and any Permitted Refinancing thereof; provided, that, in the case of Factoring Arrangements established after the Restatement Effective Date, such restrictions are necessary or advisable, in the good faith determination of the applicable Loan Party, to effect such Factoring Arrangement; and
(xi)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which any Loan Party or any of its Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of such Loan Party or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of such Loan Party or such Subsidiary or the assets or property of any other Subsidiary.

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Section 7.10.    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

Section 7.11.    Financial Covenants.
(a)    At any time when a Covenant Trigger Event shall exist, permit the Fixed Charge Coverage Ratio of the Parent Borrower and its Consolidated Restricted Subsidiaries, for the most recently ended Measurement Period for which the Administrative Agent has received financial statements and for each Measurement Period thereafter for which the Administrative Agent has received financial statements, to be less than 1.00 to 1.00.
(b)    If with respect to any Measurement Period, the Fixed Charge Coverage Ratio of the Parent Borrower and its Consolidated Restricted Subsidiaries calculated as of the end of such Measurement Period is less than 1.00 to 1.00, the Borrowers shall not permit Excess Availability to be less than the greater of (i) $12,500,000 and (ii) 12.5% of the Revolving Credit Facility for any period of five consecutive Business Days during the fiscal quarter immediately following such Measurement Period; provided that if the Fixed Charge Coverage Ratio of the Parent Borrower and its Consolidated Restricted Subsidiaries for any Measurement Period is less than 1.00 to 1.00, the Borrowers shall have no right to receive any Credit Extension on any day that Excess Availability is less than the greater of (1) $12,500,000 and (2) 12.5% of the Revolving Credit Facility; provided, further, that, if the Fixed Charge Coverage Ratio of the Parent Borrower and its Consolidated Restricted Subsidiaries for any Measurement Period is less than 1.00 to 1.00 for four or more Measurement Periods during the term of this Agreement, then Borrowers shall not permit Excess Availability to be less than the greater of (1) $12,500,000 and (2) 12.5% of the Revolving Credit Facility during any day thereafter.

Section 7.12.    Amendment of Organizational Documents. Amend any of its Organization Documents in a manner that would adversely affect any Senior Credit Party in any material respect.

Section 7.13.    Accounting Changes. Make any change in (i) accounting policies or reporting practices, except as required by GAAP, or (ii) fiscal year that ends other than on or around December 31.

Section 7.14.    Prepayments of Indebtedness, etc. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (i) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments, prepayment or redemptions of Indebtedness under the Term Credit Facilities and the Note Indenture, (iii) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(ii), (iv) so long as the Payment Conditions are satisfied, any other prepayments, redemptions, repurchases or defeasances of any Indebtedness (including, without limitation, Indebtedness under the Term Credit Facilities and the Note Indenture); provided that the aggregate amount of all such prepayments, redemptions, repurchases or defeasances from and after the Restatement Effective Date, together with all other Specified Payments, does not exceed the Specified Payment Amount unless the Specified Conditions are satisfied (in which case such prepayments, redemptions, repurchases or defeasances shall not be limited in their amount); and (v) any prepayment or repayment by a Group Company of Indebtedness owed to a Loan Party.

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Section 7.15.    Amendments of Transaction Documents and Indebtedness. Amend, modify or change in any manner any term or condition of the Note Indenture or any Term Credit Facility, in each case in a manner that would materially and adversely affect the ability of the Loan Parties to perform their obligations under the Loan Documents.

Section 7.16.    Certain Activities.
(a)    (i) Permit any Person (other than the Borrowers or any Wholly-Owned Subsidiary of the Borrowers) to own any Equity Interests of any Subsidiary of the Borrowers (other than co-investors in Joint Ventures not prohibited by Section 7.03 and with respect to the Equity Interest in Masonite (Africa) Limited and any subsidiary thereof, (ii) permit any Subsidiary of the Borrowers to issue Equity Interests to any Person, except (A) the Borrowers or any Wholly-Owned Subsidiary of any Borrower or (B) to qualify directors where required by applicable Law or to satisfy other requirements of the organizational documents of such Person or applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries or (iii) permit any Subsidiary of the Parent Borrower to issue any shares of Preferred Stock.
(b)    In the case of any Immaterial Subsidiary, (i) own any Inventory, Receivables or any other Collateral having a value (determined at the greater of the book value or the fair value) in excess of $2,000,000 in the aggregate for all such properties and assets of each individual Immaterial Subsidiary and $10,000,000 in the aggregate for all such properties and assets of all Immaterial Subsidiaries and (ii) own any Equity Interests of any Loan Parties.

Section 7.17.    Establishment of Defined Benefit Plan. Notwithstanding any other provision of this Agreement or any other Loan Document (i) establish or contribute to any Defined Benefit Plan (other than any pension plan which would constitute a Canadian Union Plan if contributed to by a Canadian Loan Party), (ii) commence to participate in or contribute to any pension plan which would constitute a Canadian Union Plan that contains a defined benefit provision if contributed to by a Canadian Loan Party and to which it did not previously participate in or contribute to, or (iii) acquire, without the prior written consent of the Administrative Agent, an interest in any Person if such Person sponsors, administers, maintains or contributes to, or has any liability in respect of, any Defined Benefit Plan or any pension plan which would constitute a Canadian Union Plan that contains a defined benefit provision if contributed to by a Canadian Loan Party.

Section 7.18.    Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists. Subject to the foregoing, the Primary Loan Parties and any Subsidiary shall be able to use any exception enumerated in this Article VII independently or in the combination with any other exception.

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ARTICLE VIII
EVENTS OF DEFAULT

Section 8.01.    Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):
(a)    Non-Payment. Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Revolving Credit Loan, any Swingline Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations or (ii) pay within three Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document.
(b)    Covenants. Any Loan Party shall:
(i)    default in the due performance or observance of any term, covenant or agreement contained in Section 6.03 (other than clause (v) thereof), 6.05, 6.10, 6.11, 6.16(b) or Article VII;
(ii)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.01(a) or 6.02(b) (as Section 6.02(b) relates to any financial statements delivered pursuant to Section 6.01(a)) and such default shall continue unremedied for a period of 60 days after notice thereof given by the Administrative Agent;
(iii)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.01(b) or (c) or 6.02(b) (as Section 6.02(b) relates to any financial statements delivered pursuant to Section 6.01(b) or (c)) and such default shall continue unremedied for a period of 30 days after notice thereof given by the Administrative Agent
(iv)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.02(l) or 6.02(m) and such default shall continue unremedied for a period of 5 days after notice thereof given by the Administrative Agent;
(v)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsection (a), (b)(i), (b)(ii), (b)(iii) or (b)(iv) of this Section 8.01) contained in this Agreement and such default shall continue unremedied for a period of 30 days after notice thereof given by the Administrative Agent.
(c)    Other Loan Documents. Any Loan Party shall default in the due performance or observance of any term, covenant or agreement (other than those referred to in subsection (a) or (b) of this Section 8.01) in any of the other Loan Documents and such default shall continue unremedied for a period of 30 days after notice thereof given by the Administrative Agent.
(d)    Representations and Warranties. Any representation, warranty or statement made or deemed to be made by any Loan Party herein, in any of the other Loan Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

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(e)    Cross-Default. Any Loan Party or any Restricted Subsidiary thereof (A) fails to make payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue beyond the expiration of all applicable grace and cure periods and has not otherwise been waived, regardless of amount, in respect of any Indebtedness (other than in respect of (x) Indebtedness outstanding under the Loan Documents and (y) Swap Contracts) under any Term Credit Facility, the Note Indenture and other Indebtedness having an outstanding aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (together with any Indebtedness under any Term Credit Facility or the Note Indenture, “Material Debt”), (B) fails to perform or observe any other condition or covenant and such failure continues beyond the expiration of all applicable grace and cure periods, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any Material Debt, if the effect of such failure, event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Material Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Material Debt to be declared to be due and payable prior to its stated maturity, or cash collateral in respect thereof to be demanded or (C) shall be required by the terms of any Material Debt to offer to prepay or repurchase such Material Debt (or any portion thereof) prior to the stated maturity thereof; provided, that, this clause (C) shall not apply to any Material Debt that becomes due solely as a result of the voluntary disposition of assets or a change of control so long as such Material Debt is repaid when due.
(f)    Insolvency Proceedings. Any Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) institutes or consents to the institution of any proceeding, proposal or notice of intent to file a proposal under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding, proposal or notice of intent to file a proposal under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.
(g)    Inability to Pay Debts; Attachment. (i) Any Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy.
(h)    Judgments. There is entered against any Loan Party or any Restricted Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

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(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan (or a similar event occurs with respect to a Foreign Plan) which has resulted or could reasonably be expected to have a Material Adverse Effect or result in liability of the Borrowers under Title IV of ERISA in an aggregate amount in excess of the Threshold Amount, (ii) an event occurs with respect to a Foreign Plan which has resulted or could reasonably be expected have a Material Adverse Effect or to result in liability of the Loan Parties in an aggregate amount in excess of the Threshold Amount, (iii) there shall exist an amount of Unfunded Pension Liabilities, individually or in the aggregate, (excluding for purposes of such computation any Pension Plans, Canadian Pension Plans and Foreign Plans with respect to which assets exceed benefit liabilities) which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, or Canadian Loan Parties fail to pay when due, after the expiration of any applicable grace period, any amount with respect to its withdrawal liability under Canadian Employee Benefits Legislation, in either case in an aggregate amount that could reasonably be expected to result in liability in excess of the Threshold Amount or which has had or could reasonably be expected to have a Material Adverse Effect, or (iv) any event has occurred or condition exists with respect to any Foreign Plan that has resulted or could result in any Foreign Plan being ordered or required to be wound up in whole or in part pursuant to any applicable laws or having any applicable registration revoked or refused for the purposes of any applicable pension benefits or tax laws or being placed under the administration of the relevant pension benefits regulatory authority or being required to pay any taxes or penalties under applicable pension benefits and tax laws and which could reasonably be expected to result in liability in excess of the Threshold Amount or which has had or could reasonably be expected to have a Material Adverse Effect.
(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Senior Credit Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.
(k)    Change of Control. A Change of Control shall occur.
(l)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien in the United States and Canada (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby (if and to the extent perfection may be achieved by the filings contemplated by the Collateral Documents and subject to any qualifications with respect to perfection contained therein).
(m)    Pension Events. A Pension Event shall occur with respect to a Canadian Pension Plan or Canadian Union Plan, or if any Canadian Pension Plan shall be fully or partially wound-up or terminated or any such trustee shall be requested or appointed, or if any Canadian Loan Party is in default with respect to payments to a Canadian Pension Plan or Canadian Union Plan resulting from their complete or partial withdrawal from such Canadian Pension Plan or Canadian Union Plan and any such event could reasonably be expected to result in liability in excess of the Threshold Amount or could reasonably be expected to have a Material Adverse Effect, or any Lien arises (save for “normal cost” (as defined for the purposes of Canadian Employee Benefits Legislation contribution amounts not yet due, it being

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understood that “normal cost” does not include any “special payments” as defined in the Canadian Employee Benefits Legislation)) in connection with any Canadian Pension Plan as a result of such event.

Section 8.02.    Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Revolving Lenders, take any or all of the following actions:
(i)    declare the commitment of each Revolving Credit Lender to make Revolving Credit Loans, any obligation of a Swingline Lender to make Swingline Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)    declare the unpaid principal amount of all outstanding Revolving Credit Loans and Swingline Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;
(iii)    require that the Borrowers Cash Collateralize the L/C Obligations in an amount equal to 105% of the then Outstanding Amount thereof; and
(iv)    exercise on behalf of itself, the Revolving Credit Lenders and the L/C Issuers all rights and remedies available to it, the Revolving Credit Lenders and the L/C Issuers under the Loan Documents;
provided, however, that upon the occurrence of any Event of Default described in Section 8.01(f) or (g) the obligation of each Revolving Credit Lender to make Revolving Credit Loans, any obligation of a Swingline Lender to make Swingline Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Revolving Credit Loans and Swingline Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Revolving Credit Lender.

Section 8.03.    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Revolving Credit Loans and Swingline Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Finance Obligations shall be applied by the Administrative Agent in the following order:
(i)    With respect to amounts received (x) from or on account of any U.S. Loan Party, or in respect of any U.S. Collateral, (y) after the Exhaustion of Available U.S. Pool and after all of the Canadian Obligations set forth in clauses FIRST through SEVENTH of Section 8.03(ii) below have been paid in full in accordance with Section 8.03(ii), from or on account of any Canadian Loan Party, or in respect of any Canadian Collateral to the extent provided in clause EIGHTH or Section 8.03(ii), and (z) after the Exhaustion of the Available U.S. Pool and after all Canadian Obligations set forth in clause FIRST through TENTH of Section 8.03(ii) below have been paid in full in accordance with Section 8.03(ii), from or on

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account of any Canadian Loan Party, or in respect of any Canadian Collateral to the extent provided in clause ELEVENTH of Section 8.03(ii):
FIRST, to payment of that portion of the U.S. Finance Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent or the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
SECOND, to payment of that portion of the U.S. Finance Obligations arising under the Loan Documents constituting fees, indemnities and other amounts (other than principal, interest and U.S. Letter of Credit Fees) payable to the U.S. Revolving Credit Lenders (other than Defaulting Lenders) and the U.S. L/C Issuers (including fees, charges and disbursements of counsel to the respective U.S. Revolving Credit Lenders (other than Defaulting Lenders) and the U.S. L/C Issuers (including fees and time charges for attorneys who may be employees of any U.S. Revolving Credit Lender (other than a Defaulting Lender) or U.S. L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause SECOND payable to them;
THIRD, to the payment of that portion of the U.S. Finance Obligations arising under the Loan Documents constituting accrued and unpaid interest on the U.S. Swingline Loans;
FOURTH, to the payment of that portion of the U.S. Finance Obligations arising under the Loan Documents constituting unpaid principal of the U.S. Swingline Loans;
FIFTH, to payment of that portion of the Senior Credit Obligations arising under the Loan Documents constituting accrued and unpaid U.S. Letter of Credit Fees and interest on the U.S. Revolving Credit Loans, U.S. L/C Borrowings and other U.S. Finance Obligations arising under the U.S. Loan Documents, ratably among the U.S. Revolving Credit Lenders (other than Defaulting Lenders) and the U.S. L/C Issuers in proportion to the respective amounts described in this clause FIFTH payable to them;
SIXTH, to payment of that portion of the U.S. Finance Obligations arising under the Loan Documents constituting unpaid principal of the U.S. Revolving Credit Loans, U.S. L/C Borrowings and that portion of the U.S. Finance Obligations then owing under the U.S. Secured Hedge Agreements (but, as to any such Obligations arising under the U.S. Secured Hedge Agreements, in an amount equal to the then effective U.S. Secured Hedge Reserve), ratably among the U.S. Revolving Credit Lenders (other than Defaulting Lenders) and the U.S. L/C Issuers and the U.S. Hedge Banks in proportion to the respective amounts described in this clause SIXTH held by them;

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SEVENTH, to the Administrative Agent for the account of the U.S. L/C Issuers, to Cash Collateralize that portion of U.S. L/C Obligations comprised of the aggregate undrawn amount of U.S. Letters of Credit in accordance with the provisions of Sections 2.03(g), 2.04(b)(vi), 8.02(iii) and 8.03(g);
EIGHTH, to payment of that portion of the U.S. Finance Obligations then owing under U.S. Secured Cash Management Agreements, ratably among the U.S. Cash Management Banks in proportion to the respective amounts described in this clause EIGHTH held by them; and
NINTH, to payment of that portion of the U.S. Finance Obligations then owing under U.S. Secured Hedge Agreements (except to the extent provided for in clause SIXTH of Section 8.02(i)), ratably among the U.S. Hedge Banks in proportion to the respective amounts described in this clause NINTH held by them;
TENTH, to the payment of all other U.S. Finance Obligations that are due and payable to the Administrative Agent and the other U.S. Secured Parties (including Defaulting Lenders) on such date, ratably among the U.S. Secured Parties in proportion to the respective amounts described in this clause TENTH held by them.
(ii)    With respect to amounts received from or on account of any Canadian Loan Party or in respect of any Canadian Collateral:
FIRST, to payment of that portion of the Canadian Finance Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;
SECOND, to payment of that portion of the Canadian Finance Obligations arising under the Loan Documents constituting fees, indemnities and other amounts (other than principal, interest and Canadian Letter of Credit Fees) payable to the Canadian Revolving Credit Lenders (other than Defaulting Lenders) and the Canadian L/C Issuers (including fees, charges and disbursements of counsel to the respective Canadian Revolving Credit Lenders (other than Defaulting Lenders) and the Canadian L/C Issuers (including fees and time charges for attorneys who may be employees of any Canadian Revolving Credit Lender (other than a Defaulting Lender) or Canadian L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause SECOND payable to them;
THIRD, to the payment of that portion of the Canadian Finance Obligations arising under the Loan Documents constituting accrued and unpaid interest on the Canadian Swingline Loans;
FOURTH, to the payment of that portion of the Canadian Finance Obligations arising under the Loan Documents constituting unpaid principal of the Canadian Swingline Loans;

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FIFTH, to payment of that portion of the Canadian Finance Obligations arising under the Loan Documents constituting accrued and unpaid Canadian Letter of Credit Fees and interest on the Canadian Revolving Credit Loans, Canadian L/C Borrowings and other Canadian Finance Obligations, ratably among the Canadian Revolving Credit Lenders (other than Defaulting Lenders) and the Canadian L/C Issuers in proportion to the respective amounts described in this clause FIFTH payable to them;
SIXTH, to payment of that portion of the Canadian Finance Obligations arising under the Loan Documents constituting unpaid principal of the Canadian Revolving Credit Loans, Canadian L/C Borrowings and that portion of the Canadian Finance Obligations then owing under the Canadian Secured Hedge Agreements (but, as to any such Obligations arising under the Canadian Secured Hedge Agreements, in an amount equal to the then effective Canadian Secured Hedge Reserve), ratably among the Canadian Revolving Credit Lenders (other than Defaulting Lenders) and the Canadian L/C Issuers in proportion to the respective amounts described in this clause SIXTH held by them;
SEVENTH, to the Administrative Agent for the account of the Canadian L/C Issuers, to Cash Collateralize that portion of Canadian L/C Obligations comprised of the aggregate undrawn amount of Canadian Letters of Credit in accordance with the provisions of Sections 2.03(g), 2.04(b)(vi), 8.02(iii) and 8.03(g);
EIGHTH, if and only if the Exhaustion of Available U.S. Pool has been achieved, to payment of the U.S. Finance Obligations described in clauses FIRST through SEVENTH of Section 8.03(i), in the order set forth therein;
NINTH, to payment of that portion of the Canadian Finance Obligations then owing under Canadian Secured Cash Management Agreements, ratably among the Canadian Cash Management Banks in proportion to the respective amounts described in this clause NINTH held by them;
TENTH, to payment of that portion of the Canadian Finance Obligations then owing under Canadian Secured Hedge Agreements (except to the extent provided for in clause SIXTH of Section 8.02(ii)), ratably among the Canadian Hedge Banks in proportion to the respective amounts described in this clause TENTH held by them;
ELEVENTH, to payment of the U.S. Finance Obligations described in clauses NINTH and TENTH of Section 8.03(i), in the order set forth therein; and
TWELFTH, to the payment of all other Canadian Finance Obligations that are due and payable to the Administrative Agent and the other Canadian Secured Parties (including Defaulting Lenders) on such date, ratably among the Canadian Secured Parties in proportion to the respective amounts described in this clause TWELFTH held by them.
(iii)    After all of the Finance Obligations have been indefeasibly paid in full in accordance with the priorities set forth in clauses (i) and (ii) of this Section 8.03, the Administrative Agent shall remit the balance, if any, of the amounts received on account of the

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Finance Obligations to the Borrower Representative (on behalf of itself and the other Loan Parties) or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to Section 8.03(i), clause SEVENTH, and Section 8.03(ii), clause SEVENTH, above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Finance Obligations, if any, in the order set forth in clauses (i) through (iii) above.
Notwithstanding the foregoing, Finance Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Revolving Credit Lender” party hereto.

Section 8.04.    Collection Allocation Mechanism. (a) On the CAM Exchange Date, (i) each U.S. Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.03) participations in the Outstanding Amount of U.S. L/C Obligations with respect to each U.S. Letter of Credit in an amount equal to such U.S. Revolving Credit Lender’s Applicable Adjusted Percentage of the aggregate amount available to be drawn under such U.S. Letter of Credit, (ii) each U.S. Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.01(f)) participations in the Outstanding Amount of U.S. Swingline Loans in an amount equal to such U.S. Revolving Credit Lender’s Applicable Adjusted Percentage of the Aggregate amount of the U.S. Swingline Loans, (iii) each Canadian Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.03) participations in the Outstanding Amount of Canadian L/C Obligations with respect to each Canadian Letter of Credit in an amount equal to such Canadian Revolving Credit Lender’s Applicable Adjusted Percentage of the aggregate amount available to be drawn under such Canadian Letter of Credit, (iv) each Canadian Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.01(g)) participations in the Outstanding Amount of Canadian Swingline Loans in an amount equal to such Canadian Revolving Credit Lender’s Applicable Adjusted Percentage of the Aggregate amount of the Canadian Swingline Loans, (v) simultaneously with the automatic conversions pursuant to clause (vi) below, the Revolving Credit Lenders shall automatically and without further act (and without regard to the provisions of Section 10.04) be deemed to have exchanged interests in the Revolving Credit Loans and participations in the Letters of Credit and Swingline Loans, such that in lieu of the interest of each Revolving Credit Lender in each Revolving Credit Loan, and L/C Obligations and Swingline Loans in which it shall participate as of such date (including such Revolving Credit Lender’s interest in the Senior Credit Obligations, Guaranties and Collateral of each Loan Party in respect of such Revolving Credit Loan and L/C Obligations), such Revolving Credit Lender shall hold an interest in every one of the Revolving Credit Loans and a participation in all of the L/C Obligations and Swingline Loans (including the Senior Credit Obligations, Guaranties and Collateral of each Loan Party in respect of each such Revolving Credit Loan), whether or not such Revolving Credit Lender shall previously have participated therein, equal to such Revolving

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Credit Lender’s CAM Percentage thereof and (vi) simultaneously with the deemed exchange of interests pursuant to clause (v) above, the interest in the Revolving Credit Loans and Swingline Loans denominated in Canadian Dollars to be received in such deemed exchange shall be converted into the Equivalent Amount of the Senior Credit Obligations denominated in Dollars and on and after such date all amounts accruing and owed to Revolving Credit Lenders in respect of such Senior Credit Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder. Each Revolving Credit Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Revolving Credit Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Revolving Credit Loan or any participation in any Letter of Credit or Swingline Loan. Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Revolving Credit Lenders after giving effect to the CAM Exchange, and each Revolving Credit Lender agrees to surrender any promissory notes originally received by it in connection with its Revolving Credit Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interest in the Revolving Credit Loans so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Revolving Credit Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
(b)    As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by Administrative Agent pursuant to any Loan Document in respect of any of the Senior Credit Obligations, and each distribution made by the Administrative Agent in respect of the Senior Credit Obligations, shall be distributed to the Revolving Credit Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Revolving Credit Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Revolving Credit Lenders.

ARTICLE IX
AGENCY PROVISIONS

Section 9.01.    Appointment and Authority.
(a)    Administrative Agent. Each of the Revolving Credit Lenders and each L/C Issuer hereby irrevocably appoints Wells Fargo Bank (including with respect to the Canadian Revolving Credit Facility, acting through WFCF Canada) to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, and such appointment is hereby accepted. The provisions of this Article are solely for the benefit of the Administrative Agent, the Revolving Credit Lenders and each L/C Issuer, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
(b)    Collateral Agent. Wells Fargo Bank shall also act as the Collateral Agent under the Loan Documents, and each of the Revolving Credit Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each of the L/C Issuers hereby irrevocably appoints and authorizes Collateral Agent to act as the agent of such Revolving Credit Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Finance Obligations, together with such powers and discretion as are reasonably incidental thereto, and such appointment is hereby accepted. In this connection, the Collateral

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Agent, (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as if set forth in full herein with respect thereto.
(c)    For greater certainty, and without limiting the powers of the Collateral Agent or Administrative Agent, each of the Secured Parties hereby irrevocably constitutes Wells Fargo Bank as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by any Loan Party on property pursuant to the laws of the Province of Québec in order to secure obligations of any Loan Party under any bond, debenture or similar title of indebtedness, issued by any Loan Party, and hereby agrees that the Collateral Agent, may act as the bondholder and mandatary (i.e. agent) with respect to any shares, capital stock or other securities or any bond, debenture or other indebtedness that may be issued by any Loan Party and pledged in favour of the Collateral Agent, for the benefit of the Secured Parties. The execution by Wells Fargo Bank, acting as fondé de pouvoir and mandatary, prior to this Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed. Notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Québec), the Collateral Agent may acquire and be the holder of any bond or debenture issued by any Loan Party (i.e. the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Loan Party). The constitution of Wells Fargo Bank as fondé de pouvoir, and of the Collateral Agent as bondholder and mandatary with respect to any bond, debenture, shares, capital stock or other securities that may be issued and pledged from time to time to the Collateral Agent for the benefit of the Secured Parties, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any Secured Parties’ rights and obligations under this Agreement, whether by the execution of an assignment, including an Assignment and Assumption or a joinder agreement in the case of any Hedge Bank, or any other agreement pursuant to which it becomes such assignee or participant, and by each successor Collateral Agent by the execution of an Assignment and Assumption or other agreement or otherwise bound by this Agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Agent under this Agreement. Wells Fargo Bank acting as fondé de pouvoir shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Collateral Agent in this Agreement, which shall apply mutatis mutandis to Wells Fargo Bank acting as fondé de pouvoir.

Section 9.02.    Rights as a Revolving Credit Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Revolving Credit Lender as any other Revolving Credit Lender and may exercise the same as though it were not the Administrative Agent and the term “Revolving Credit Lender” or “Revolving Credit Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Revolving Credit Lenders.

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Section 9.03.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Revolving Lenders, the Required U.S. Lenders, Required Canadian Lenders or Supermajority Lenders (or such other number or percentage of the Revolving Credit Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Revolving Lenders, Required Canadian Lenders, Required U.S. Lenders or Supermajority Lenders (or such other number or percentage of the Revolving Credit Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. No Agent shall be liable for any act or omission in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower Representative, a Revolving Credit Lender or an L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person,

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and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Credit Loan, the acceptance and purchase of the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Revolving Credit Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Revolving Credit Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Revolving Credit Lender or such L/C Issuer prior to the making of such Revolving Credit Loan, the acceptance and purchase of the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.    Delegation of Duties; Agency for Perfection. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Agent (on behalf of itself and Collateral Agent) hereby appoints each other Secured Party as its agent (and each other Secured Party hereby accepts such appointment) for the purpose of perfecting Collateral Agent’s Lien Collateral which can be perfected by possession or control.

Section 9.06.    Resignation of Agent. The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Revolving Credit Lenders, the L/C Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Required Revolving Lenders shall have the right, with the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed, and not to be required upon the occurrence and during the continuance of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States and Canada, or an Affiliate of any such bank with an office in the United States and Canada. If no such successor shall have been so appointed by the Required Revolving Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Revolving Credit Lenders and the L/C Issuers, appoint, with the prior consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed, and not to be required upon the occurrence and during the continuance of an Event of Default), a successor Administrative Agent or successor Collateral Agent, as applicable meeting the qualifications set forth above which successor shall be a Revolving Credit Lender unless no Revolving Credit Lender is willing to accept such appointment; provided that if the Agent shall notify the Borrower Representative, the Revolving Credit Lenders and the L/C Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent on behalf of the Revolving Credit Lenders or the L/C Issuers under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Administrative Agent or successor Collateral Agent, as applicable is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the retiring Agent shall instead be made by or to each Revolving Credit Lender and each L/C Issuer directly, until such time as the Required Revolving Lenders appoint a successor Administrative Agent or successor Collateral Agent, as applicable as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as

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applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and such retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent or successor Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrower Representative and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect in accordance with its terms for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable.
If so requested by the Required Revolving Lenders, the Required Revolving Lenders or the Administrative Agent, as the case may be, shall appoint, with the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed, and not to be required upon the occurrence and during the continuance of an Event of Default), separate successor agents to administer the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility, in which case, all provisions applicable to the Administrative Agent shall be equally applicable to such successor agents.
Any resignation by Wells Fargo Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of Wells Fargo Bank as a retiring L/C Issuer, (ii) Wells Fargo Bank, as a retiring L/C Issuer, shall be discharged from all of its duties and obligations in such capacities hereunder or under the other Loan Documents and (iii) a successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Wells Fargo Bank outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo Bank as a retiring L/C Issuer to effectively assume the obligations of Wells Fargo Bank as issuer of such Letters of Credit.

Section 9.07.    Non-Reliance on Administrative Agent and Other Revolving Credit Lenders. Each Revolving Credit Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Revolving Credit Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Revolving Credit Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Revolving Credit Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Revolving Credit Lender or an L/C Issuer hereunder.

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Section 9.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Credit Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Senior Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Revolving Credit Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Revolving Credit Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Revolving Credit Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Revolving Credit Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Revolving Credit Lenders or the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Revolving Credit Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Finance Obligations or the rights of any Revolving Credit Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Revolving Credit Lender or any L/C Issuer in any such proceeding.

Section 9.10.    Collateral and Guaranty Matters. Each of the Revolving Credit Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Collateral Agent, at its option and in its discretion:
(i)    to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Finance Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the L/C Issuers shall have been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or (C) if approved, authorized or ratified in writing in accordance with Section 10.01;

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(ii)    to release any Guarantor from its obligations under the Guaranties if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
(iii)    to subordinate any Lien on any property granted to or held by the Collateral Agent under any Finance Document to the holder of any Lien on such property that is permitted by Section 7.01(ii), (ix) or (x).
Upon request by the Collateral Agent at any time, the Required Revolving Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranties pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranties, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Section 9.11.    Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranties or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranties or any Collateral by virtue of the provisions hereof or of any Guaranties or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Revolving Credit Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Finance Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received prior written notice of such Finance Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. If any Loan Party or any Subsidiary of a Loan Party enters into any Secured Cash Management Agreement or any Secured Hedge Agreement, the Parent Borrower shall, prior to the date such Loan Party or Subsidiary enters into such Secured Cash Management Agreement or Secured Hedge Agreement, irrevocably notify the Administrative Agent in writing whether such Secured Cash Management Agreement is a Canadian Secured Cash Management Agreement or a U.S. Secured Cash Management Agreement, whether such Secured Hedge Agreement is a Canadian Secured Hedge Agreement or a U.S. Secured Hedge Agreement, and whether the Finance Obligations arising under or in connection with such Secured Cash Management Agreement or Secured Hedge Agreement will constitute Canadian Finance Obligations or U.S. Finance Obligations. If the Parent Borrower fails to give such notice to the Administrative Agent in accordance with the immediately preceding sentence, then the Administrative Agent shall have the right to determine whether such Secured Cash Management Agreement is a Canadian Secured Cash Management Agreement or a U.S. Secured Cash Management Agreement, whether such Secured Hedge Agreement is a Canadian Secured Hedge Agreement or a U.S. Secured Hedge Agreement, and whether the Finance Obligations arising under or in connection with such Secured Cash Management Agreement or Secured Hedge Agreement constitute Canadian Finance Obligations or U.S. Finance Obligations.

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ARTICLE X
MISCELLANEOUS

Section 10.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Revolving Lenders (or by the Administrative Agent with the consent of the Required Revolving Lenders or such other number or percentage of Revolving Credit Lenders as may be specified herein) and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and the Borrower Representative may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent, any Revolving Credit Lender or any L/C Issuer, and (y) no such amendment, waiver or consent shall:
(i)    increase the Revolving Credit Commitment of any Revolving Credit Lender without the written consent of such Revolving Credit Lender;
(ii)    extend or increase the Revolving Credit Commitment of any Revolving Credit Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Revolving Credit Lender and each Revolving Credit Lender directly and adversely affected thereby (other than a Defaulting Lender, except to the extent that the foregoing affects such Defaulting Lender more adversely than the other Revolving Credit Lenders) provided, that, a waiver in accordance with the terms hereof of any condition precedent or waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of any Revolving Credit Commitment shall not constitute an extension or increase of any Revolving Credit Commitments;
(iii)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Revolving Credit Lender hereunder or under such other Loan Document without the written consent of such Revolving Credit Lender;
(iv)    reduce the principal of, or the rate of interest specified herein on, any Revolving Credit Loan or L/C Borrowing, or (subject to the proviso to this clause (iv)) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Revolving Credit Lender entitled to such amount; provided, however, that only the consent of the Required Revolving Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;
(v)    change Section 8.03 in a manner that would alter the priority of payments required thereby without the written consent of each Revolving Credit Lender directly and adversely affected thereby (other than a Defaulting Lender);

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(vi)    change (A) any provision of this Section 10.01 or the definition of “Required Revolving Lenders”, “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Revolving Credit Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (B) of this Section 10.01(vi)), without the written consent of each Revolving Credit Lender (other than a Defaulting Lender) or (B) the definition of “Required U.S. Lenders” or “Required Canadian Lenders” without the written consent of each Revolving Credit Lender (other than a Defaulting Lender) under the applicable Facility;
(vii)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Revolving Credit Lender (other than a Defaulting Lender); provided that the Collateral Agent may, without consent from any Revolving Credit Lender, release any Collateral that is sold or transferred by a Loan Party in compliance with Section 7.04 or 7.05 or released in compliance with Section 9.10(i) or (ii);
(viii)    release all or substantially all of the value of the Guaranties, without the written consent of each Revolving Credit Lender (other than a Defaulting Lender), except to the extent the release of any Subsidiary from the Guaranties is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
(ix)    [Reserved];
(x)    increase the advance rates set forth in the definitions of “U.S. Borrowing Base” or “Canadian Borrowing Base” without the written consent of the Supermajority Lenders;
(xi)    change or otherwise modify the definition of Loan Value, U.S. Borrowing Base, Canadian Borrowing Base Eligible Collateral, Eligible In-Transit Inventory, Eligible Inventory, Eligible Receivables, Receivables Concentration Limit or Total Borrowing Base if any of the foregoing would result in making more credit available to Borrowers, in each case without the written consent of the Supermajority Lenders; provided that this clause (xi) shall not limit the discretion of the Administrative Agent to change, establish or eliminate reserves, to add assets acquired in a Permitted Acquisition to any Borrowing Base or to otherwise exercise Credit Judgment in respect of any determination expressly provided hereunder to be made by the Administrative Agent in its discretion or Credit Judgment, all to the extent otherwise set forth herein; or
(xii)    amend, modify or change the provisions of Section 8.04 or the definition of “CAM Percentage” without the written consent of each Revolving Credit Lender;
and provided, further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by each applicable L/C Issuer in addition to the Revolving Credit Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Revolving Credit Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent which would require the consent of a Revolving Credit Lender but for the fact that it is a Defaulting Lender shall be enforced against it without its consent; (iv) the Fee Letter may

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be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) no amendment, waiver or consent shall, unless in writing and signed by the applicable Swingline Lender, in addition to the Revolving Credit Lenders required by this Section 10.01, affect the rights or duties of such Swingline Lender under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent provided in clauses (i) through (xii) above.
Notwithstanding anything to the contrary contained in this Section 10.01, if any Revolving Credit Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Revolving Credit Lender and that has been approved by the Required Revolving Lenders, the Borrower Representative may replace such non-consenting Revolving Credit Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant thereto).

Section 10.02.    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or by electronic communication (as described in clause (b) below) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Loan Party, the Borrower Representative, the Administrative Agent, the Collateral Agent or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Revolving Credit Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Revolving Credit Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Revolving Credit Lender or any L/C Issuer pursuant to Article II if such Revolving Credit Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic

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communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall (i) the Loan Parties or (ii) the Administrative Agent or any of its Related Parties (collectively, “Agent Parties”) have any liability to any Loan Party, any Revolving Credit Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through electronic telecommunications or other information transmission systems, except for direct or “economic” (as such term is used in Title 18, United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final an nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any party hereto have any liability to any other party hereto or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to such direct or “economic” damages).
(d)    Change of Address, Etc. Each Borrower, the Administrative Agent and each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Revolving Credit Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower Representative, the Administrative Agent and the L/C Issuers. In addition, each Revolving Credit Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Revolving Credit Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information”

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portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuers and Revolving Credit Lenders. The Administrative Agent, the L/C Issuers and the Revolving Credit Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrowers or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03.    No Waiver; Cumulative Remedies; Enforcement. No failure by any Revolving Credit Lender or L/C Issuer or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Revolving Credit Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (iii) any Revolving Credit Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12) or (iv) any Revolving Credit Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Revolving Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.12, any Revolving Credit Lender may, with the consent of the Required Revolving Lenders, enforce any rights and remedies available to it and as authorized by the Required Revolving Lenders.

Section 10.04.    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Primary Loan Parties jointly and severally agree to pay (i) all reasonable, documented, out-of-pocket expenses incurred by the Collateral Agent, the Administrative Agent and WFCF Canada (including the reasonable invoiced fees and the documented, out-of-pocket charges and disbursements of any external counsel for the Administrative Agent (which shall be limited to one primary counsel and one local counsel for each applicable jurisdiction in which a Loan Party is formed or incorporated or in which assets included in the Canadian Borrowing Base are located) and of external field examiners at a per diem charge not to exceed $1,000 per day), in connection with the

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syndication of the credit facilities provided for herein, the due diligence (including field examinations, appraisals and environmental audits) in support thereof, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided, that, so long as no Default or Event of Default shall have occurred and be continuing, the Primary Loan Parties shall not be liable for the per diem charges of field examiners in an amount greater than $60,000 for the initial field examination conducted before the Restatement Effective Date or greater than $40,000 for each field examination conducted after the Restatement Effective Date, in each case plus travel, hotel and other reasonable out-of-pocket expenses, except that such $40,000 limitation shall not apply to any field examination conducted after the Restatement Effective Date if the scope of such field examination deemed necessary by the Administrative Agent is materially greater than the scope of the field examination conducted before the Restatement Effective Date, (ii) all reasonable, documented, out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, documented, out-of-pocket expenses incurred by the Collateral Agent, the Administrative Agent, any Revolving Credit Lender or any L/C Issuer (including the reasonable invoiced fees and the documented, out-of-pocket charges and disbursements of any external counsel for the Administrative Agent (which shall be limited to one primary counsel and one local counsel for each applicable jurisdiction in which a Loan Party is formed or incorporated or in which assets included in the Canadian Borrowing Base are located)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable, documented, out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification. The Primary Loan Parties, jointly and severally, shall indemnify the Collateral Agent, the Administrative Agent (and any sub-agent thereof), each Revolving Credit Lender each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable, documented, out-of-pocket expenses (including the reasonable invoiced fees and the documented, out-of-pocket charges and disbursements of any external counsel for the Administrative Agent (which shall be limited to one primary counsel and one local counsel in each applicable jurisdiction)), but without duplication of payments made pursuant to Sections 3.01 and 3.04 incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Revolving Credit Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding brought by a third party or by any Borrower or any other Loan Party or any of such Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or

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related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee or any of their respective Related Parties, (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim brought by an Indemnitee against another Indemnitee and such claim does not directly involve an act or omission of a Loan Party. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claims.
(c)    Reimbursement by Revolving Credit Lenders. To the extent that the Primary Loan Parties for any reason fail indefeasibly to pay any amount required under subsection (a) or (b) of this Section to be paid by it or them to the Collateral Agent, the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Revolving Credit Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each L/C Issuer or such Related Party, as the case may be, such Revolving Credit Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or an L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an L/C Issuer in connection with such capacity. The obligations of the Revolving Credit Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).
(d)    Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, each party to this Agreement shall not assert, and hereby waives, any claim against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Credit Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or “economic” (as such term is used in Title 18, United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final an nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party.
(e)    Payments. All amounts due under this Section shall be payable not later than 20 days after demand therefor.
(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer, the replacement of any Revolving Credit Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Senior Credit Obligations.

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Section 10.05.    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower or any other Loan Party is made to the Administrative Agent, any L/C Issuer or any Revolving Credit Lender, or the Administrative Agent, any L/C Issuer or any Revolving Credit Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Revolving Credit Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Revolving Credit Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Revolving Credit Lenders and the L/C Issuers under clause (ii) of the preceding sentence shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.

Section 10.06.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Revolving Credit Lender and no Revolving Credit Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Revolving Credit Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Revolving Credit Lenders. Any Revolving Credit Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations, Swingline Loans and Protective Advances) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Revolving Credit Lender’s Revolving Credit Commitment under any Facility and the Revolving Credit Loans at the time owing to it under such Facility or in the case of an assignment to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund, no minimum amount need be assigned; and

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(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Revolving Credit Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (or a Dollar Equivalent thereof) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Revolving Credit Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Loans or the Revolving Credit Commitment assigned. If any Revolving Credit Lender assigns any of its rights or obligations under any Facility to any Person, such Revolving Credit Lender shall assign a proportionate share of its rights and obligations under the other Facility to such Person or an Affiliate of such Person; it being understood that if a Revolving Credit Lender has a Revolving Credit Commitment in any amount in one Facility, such Revolving Credit Lender or an Affiliate of such Revolving Credit Lender shall have a Revolving Credit Commitment in the other Facility in the same amount.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund (except that no Canadian Revolving Credit Lender may assign its rights or obligations hereunder to a Lender or an Approved Fund if such assignee would not satisfy the definition of “Canadian Revolving Credit Lender”); provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Person that is not a Revolving Credit Lender, an Affiliate of such Revolving Credit Lender or an Approved Fund with respect to such Revolving Credit Lender; and

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(C)    the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a payment by the applicable assignee of a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Revolving Credit Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Borrowers, Affiliates or Subsidiaries. No assignment shall be made to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.
(vi)    No Assignment to Certain Persons. No assignment shall be made to (A) a natural person or (B) absent the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed), to a Person (an “Ineligible Assignee”) disclosed on a list of competitors identified as Ineligible Assignees and accepted by the Administrative Agent prior to the Restatement Effective Date, as updated from time to time by the Borrower Representative and approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed).
(vii)    No Assignment to Non-Canadian Revolving Credit Lender. No such assignment of all or a portion of a Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment or other rights and obligations under this Agreement shall be made to any Person other than an assignee who satisfies the definition of Canadian Revolving Credit Lender.
(viii)    No Assignment unless Registered. No assignment shall be effective unless and until such assignment is recorded in the Register in accordance with the provisions of Section 10.06(c).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Revolving Credit Lender under this Agreement, and the assigning Revolving Credit Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Revolving Credit Lender’s rights and obligations under this Agreement, such Revolving Credit Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the applicable Borrower (at its reasonable expense) shall execute and deliver a Note to the assignee Revolving Credit Lender. Any assignment or transfer by a Revolving Credit Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Revolving Credit Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

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(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office (i) a copy of each Assignment and Assumption delivered to it and (ii) a register for the recordation of the names and addresses of the Revolving Credit Lenders, and the Revolving Credit Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Revolving Credit Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Revolving Credit Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Revolving Credit Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Revolving Credit Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Revolving Credit Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries, or any Defaulting Lender) (each, a “Participant”) in all or a portion of such Revolving Credit Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Revolving Credit Loans (including such Revolving Credit Lender’s participations in L/C Obligations) owing to it); provided that (i) such Revolving Credit Lender’s obligations under this Agreement shall remain unchanged, (ii) such Revolving Credit Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Revolving Credit Lenders and the L/C Issuers shall continue to deal solely and directly with such Revolving Credit Lender in connection with such Revolving Credit Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Revolving Credit Lender sells such a participation shall provide that such Revolving Credit Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Revolving Credit Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (y) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Revolving Credit Lender and had acquired its interest by assignment pursuant to Section 10.06(b). In the event that any Revolving Credit Lender sells a participation pursuant to this Section 10.06(d), such Revolving Credit Lender shall maintain with respect to such participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers, a register comparable to the Register (the “Participant Register”). Interests in the rights and/or obligations of a Revolving Credit Lender under this Agreement may be participated in whole or in part only by registration of such participation on such Participant Register. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Revolving Credit Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Revolving Credit Lender.
(e)    Limitation Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Revolving Credit Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent. Notwithstanding anything to the contrary contained herein, a Participant that would be a Foreign Revolving Credit Lender if it were a Revolving Credit Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower Representative is notified of the participation sold to such Participant

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and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Revolving Credit Lender.
(f)    Certain Pledges. Any Revolving Credit Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Revolving Credit Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Revolving Credit Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Revolving Credit Lender as a party hereto.
(g)    Resignation as an L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time (i) Wells Fargo Bank or any other Revolving Credit Lender assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b) or (ii) after giving effect to the resignation of a U.S. L/C Issuer or Canadian L.C. Issuer, there shall remain at least one U.S. L/C Issuer or one Canadian L/C Issuer, respectively, Wells Fargo Bank (and/or Toronto Dominion Bank, as applicable) or such other Revolving Credit Lender may, upon 10 days’ notice to the Borrower Representative and the Revolving Credit Lenders, resign as U.S. L/C Issuer and/or Canadian L/C Issuer. In the event of any such resignation as an L/C Issuer, the Borrower Representative shall be entitled to appoint from among the Revolving Credit Lenders one or more successor L/C Issuers hereunder; provided, however, that no failure by the Borrower Representative to appoint any such successor shall affect the resignation of Wells Fargo Bank (and/or Toronto Dominion Bank, as applicable) or such other Revolving Credit Lender as an L/C Issuer. If Wells Fargo Bank (and/or Toronto Dominion Bank, as applicable) or such other Revolving Credit Lender resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it which remain outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to make Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and remaining outstanding at the time of such succession or make other arrangements reasonably satisfactory to Wells Fargo Bank or such other Revolving Credit Lender to effectively assume the obligations of Wells Fargo Bank (and/or Toronto Dominion Bank, as applicable) or such other Revolving Credit Lender with respect to such Letters of Credit.
(h)    Resignation as a Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo Bank (and/or WFCF Canada, as applicable) assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Wells Fargo Bank (and/or WFCF Canada, as applicable) may, upon 10 days’ notice to the Borrower Representative and the Revolving Credit Lenders, resign as U.S. Swingline Lender and/or Canadian Swingline Lender. In the event of any such resignation as a Swingline Lender, the Borrower Representative shall be entitled to appoint from among the Revolving Credit Lenders one or more successor Swingline Lenders hereunder; provided, however, that no failure by the Borrower Representative to appoint any such successor shall affect the resignation of Wells Fargo Bank (and/or WFCF Canada, as applicable) as a Swingline Lender. If Wells Fargo Bank (and/or WFCF Canada, as applicable) resigns as a Swingline Lender, it shall retain all the rights, powers, privileges and duties of a Swingline Lender hereunder with respect to all Swingline Loans made by it which remain outstanding as of the effective date of its resignation as a Swingline Lender and all Senior Credit Obligations with

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respect thereto (including the right to require the Revolving Credit Lenders to fund risk participations with respect hereto). Upon the appointment of a successor Swingline Lender, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender, and (ii) the successor Swingline Lender shall make Swingline Loans in substitution for the Swingline Loans, if any, made by the retiring Swingline Lender and remain outstanding at the time of such succession or make other arrangements reasonably satisfactory to Wells Fargo Bank to effectively assume the obligations of Wells Fargo Bank (and/or WFCF Canada, as applicable) with respect to such Swingline Loans.

Section 10.07.    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Revolving Credit Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below) with the same degree of care that it uses to protect its own confidential information and to not use the Information for any purpose except in connection with the Loan Documents and the transactions contemplated hereby, except that Information may be disclosed: (i) to its Affiliates and to it and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives who have a need to know such information to facilitate the exercise of the rights granted and the fulfillment of the obligations imposed by the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Revolving Credit Lender pursuant to Section 2.13(c), or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (vii) with the consent of the Borrower Representative or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Revolving Credit Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower.
For purposes of this Section 10.07, “Information” means all non-public information received from the Parent Borrower or any of its Subsidiaries relating to the Parent Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Revolving Credit Lender or L/C Issuer on a nonconfidential basis prior to disclosure by the Parent Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised at least the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own similar confidential information, but in no event less than a reasonable degree of care. Notwithstanding the foregoing, any Agent and any Revolving Credit Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

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Each of the Administrative Agent, the Revolving Credit Lenders and the L/C Issuers acknowledges and agrees that (i) the Information may include material non-public information concerning any Borrower or one or more of their Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities Laws.

Section 10.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Revolving Credit Lender and each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, with the written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Revolving Credit Lender, L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Revolving Credit Lender or an L/C Issuer, irrespective of whether or not such Revolving Credit Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Revolving Credit Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Revolving Credit Lender, the L/C Issuers and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Revolving Credit Lender, the L/C Issuers or their respective Affiliates may have. Each Revolving Credit Lender and L/C Issuer agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. No Revolving Credit Lender shall set off against any Cash Collateral Account without the prior consent of the Administrative Agent.

Section 10.09.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Revolving Credit Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower Representative. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Revolving Credit Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Senior Credit Obligations hereunder.

Section 10.10.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

3616092.7	182

Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Revolving Credit Lender, regardless of any investigation made by any Agent or any Revolving Credit Lender or on their behalf and notwithstanding that any Agent or any Revolving Credit Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Senior Credit Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.12.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13.    Replacement of Lenders. If (i) any Revolving Credit Lender requests compensation under Section 3.04, (ii) any Borrower is required to pay any additional amount to any Revolving Credit Lender or any Governmental Authority for the account of any Revolving Credit Lender pursuant to Section 3.01, (iii) any Revolving Credit Lender’s obligations to make, continue or convert Eurodollar Rate Loans has been suspended pursuant to Section 3.02, (iv) any Revolving Credit Lender is a Defaulting Lender (v) the Borrowers are entitled to remove a Revolving Credit Lender pursuant to Section 10.01, or (vi) any other circumstance exists hereunder that gives any Borrower the right to replace a Revolving Credit Lender as a party hereto, then the Borrower Representative may, at its sole expense and effort, upon notice to such Revolving Credit Lender and the Administrative Agent, require such Revolving Credit Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Revolving Credit Lender, if a Revolving Credit Lender accepts such assignment), provided that:
(i)    the Borrowers or the assignee shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(ii)    such Revolving Credit Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)    in the case of any assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

3616092.7	183

(iv)    such assignment does not conflict with applicable Laws.
A Revolving Credit Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Revolving Credit Lender or otherwise, the circumstances entitling the Borrower Representative to require such assignment and delegation cease to apply.

Section 10.14.    Governing Law; Jurisdiction Etc.
(a)    Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK); PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, IN THE CASE OF COMMERCIAL LETTERS OF CREDIT, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (OR SUCH LATER VERSION THEREOF AS MAY BE IN EFFECT AT THE TIME) AND, IN THE CASE OF STANDBY LETTERS OF CREDIT, THE ISP, AND AS TO MATTERS NOT GOVERNED BY SUCH UNIFORM CUSTOMS OR STANDBY PRACTICES, AS THE CASE MAY BE, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
(b)    Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. IN ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL, NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO SUCH COLLATERAL.

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(c)    Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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Section 10.17.    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.18.    USA Patriot Act Notice. Each Revolving Credit Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Revolving Credit Lender) hereby notifies the Borrowers that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrowers and other information that will allow such Revolving Credit Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Revolving Credit Lender, provide all documentation and other information that the Administrative Agent or such Revolving Credit Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 10.19.    Judgment Currency.
(a)    The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by a Loan Party of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or another Loan Document. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as reasonably quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency reasonably designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers jointly and severally covenant and agree to pay, or cause to be paid, or remit, or cause to be remitted, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

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(c)    For purposes of determining any rate of exchange or currency equivalent for this Section 10.19, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 10.20.    Canadian Anti-Money Laundering Legislation. (a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Revolving Credit Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Revolving Credit Lender or any prospective assignee or participant of a Revolving Credit Lender, any L/C Issuer or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
(b)    If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:
(i)    shall be deemed to have done so as an agent for each Revolving Credit Lender, and this Agreement shall constitute a “written agreement” in such regard between each Revolving Credit Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and
(ii)    shall provide to each Revolving Credit Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Revolving Credit Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Revolving Credit Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

Section 10.21.    Acknowledgment and Restatement.
(a)    (i) Each Loan Party hereby acknowledges, confirms and agrees that the Administrative Agent has and shall continue to have a security interest in and lien or hypothec upon the Collateral heretofore granted to Administrative Agent pursuant to the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) to secure the Canadian Finance Obligations and/or the U.S. Finance Obligations (as the case may be), as well as any Collateral granted under this Agreement or under any of the other Loan Documents, as if (solely for purposes of any deed of hypothec entered into by a Loan Party) such Loan Party obligated itself again as provided in Article 2797 of the Civil Code.
(ii)    The liens, hypothecs and security interests of the Administrative Agent in the Collateral of Loan Parties shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens, hypothecs and security interests, whether under the Existing Credit Agreement and the other Loan

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Documents (as defined in the Existing Credit Agreement), this Agreement or any other Loan Documents. The Administrative Agent expressly reserves all hypothecs created or granted by any Loan Party in connection with this Agreement or the other Loan Documents.
(b)    Each Loan Party hereby acknowledges, confirms and agrees that: (a) each of the Existing Credit Agreement and other Loan Documents (as defined in the Existing Credit Agreement) has been duly executed and delivered by each Loan Party that is a party thereto and is in full force and effect as of the date hereof and (b) the agreements and obligations of Loan Parties contained in the Existing Credit Agreement and other Loan Documents (as defined in the Existing Credit Agreement) constitute the legal, valid and binding obligation of each Loan Party that is party thereto in accordance with its terms and each Loan Party has no valid defense to the enforcement of such obligations and (c) Administrative Agent and the Existing Lenders are entitled to all of the rights and remedies provided for in the Existing Credit Agreement and the Loan Documents (as defined in the Existing Credit Agreement).
(c)    (i) Except as otherwise stated in this Section 10.21 as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Credit Agreement and other Loan Documents (as defined in the Existing Credit Agreement) are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement, except that nothing herein or in the other Loan Documents shall impair or adversely affect the continuation of the liability of the Loan Parties for the Financing Obligations heretofore incurred, granted, pledged, hypothecated and/or assigned to Administrative Agent under the Existing Credit Agreement and the Loan Documents (as defined in the Existing Credit Agreement). The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the indebtedness and other obligations and liabilities of the Loan Parties evidenced by or arising under the Existing Credit Agreement and the Loan Documents (as defined in the Existing Credit Agreement), and the liens, hypothecs and security interests securing such indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released.
(ii)    All of the Finance Obligations (as defined in the Existing Credit Agreement) shall, to the extent not actually paid pursuant to this Agreement, be deemed to be Finance Obligations pursuant to the terms of this Agreement and the other Loan Documents.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
PARENT BORROWER    MASONITE INTERNATIONAL CORPORATION

By:	/s/ Christopher A. Virostek
Name: Christopher A. Virostek
Title: Senior Vice President

LEAD U.S. BORROWER    MASONITE CORPORATION

By:	/s/ Christopher A. Virostek
Name: Christopher A. Virostek
Title: Senior Vice President

U.S. BORROWER    MASONITE PRIMEBOARD, INC.

By:	/s/ Christopher A. Virostek
Name: Christopher A. Virostek
Title: Senior Vice President

U.S. BORROWER    FLORIDA MADE DOOR CO.

By:	/s/ Christopher A. Virostek
Name: Christopher A. Virostek
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
    as L/C Issuer

By:	/s/ Matt Mouledous
Name: Matt Mouledous
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
    as Administrative Agent

By:	/s/ Matt Mouledous
Name: Matt Mouledous
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
    as Revolving Credit Lender

By:	/s/ Matt Mouledous
Name: Matt Mouledous
Title: Vice President

WELLS FARGO CAPITAL FINANCE
CORPORATION CANADA,
as Revolving Credit Lender

By:	/s/ David G. Phillips
Name: David G. Phillips
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.,
    as Syndication Agent

By:	/s/ Steven L. Hipsman
Name: Steven L. Hipsman
Title: Senior Vice President

BANK OF AMERICA, N.A.,
    as U.S. Revolving Credit Lender

By:	/s/ Steven L. Hipsman
Name: Steven L. Hipsman
Title: Senior Vice President

BANK OF AMERICA, N.A. CANADIAN
    BRANCH, as Canadian Revolving Credit Lender

By:	/s/ Sylwia Durkiewics
Name: Sylwia Durkiewics
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

    DEUTSCHE BANK SECURITIES INC.,
    as Co-Documentation Agent

By:	/s/ Stephen R. Lapidus
Name: Stephen R. Lapidus
Title: Director

By:	/s/ Philip Saliba
Name: Philip Saliba
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH,
    as Revolving Credit Lender

By:	/s/ Michael Winters
Name: Michael Winters
Title: Vice President

By:	/s/ Kirk L. Tashjian
Name: Kirk L. Tashjian
Title: Director

Signature Page to Amended and Restated Credit Agreement

ROYAL BANK OF CANADA,
    as Co-Documentation Agent

By:	/s/ Ian C. Blaker
Name: Ian C. Blaker
Title: Authorized Signatory

ROYAL BANK OF CANADA,
    as U.S. Revolving Credit Lender

By:	/s/ Ian C. Blaker
Name: Ian C. Blaker
Title: Authorized Signatory

ROYAL BANK OF CANADA,
    as Canadian Revolving Credit Lender

By:	/s/ Ian C. Blaker
Name: Ian C. Blaker
Title: Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

BARCLAYS BANK PLC, as
    U.S. Revolving Credit Lender

By:	/s/ Christopher R. Lee
Name: Christoper R. Lee
Title: Vice President

BARCLAYS BANK PLC, as
    Canadian Revolving Credit Lender

By:	/s/ Christopher R. Lee
Name: Christoper R. Lee
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

Schedule 1.01A
Immaterial Subsidiaries
All of the Parent Borrower’s Canadian Subsidiaries and Domestic Subsidiaries, other than (i) Sacopan Inc., a Quebec corporation, (ii) Crown Door Corporation, a Canadian corporation, (iii) Masonite Primeboard, Inc., a North Dakota corporation, and (iv) Florida Made Door Co., a Florida corporation.

1670834.03-New York Server 7A - MSW 061810-0009-14686-Active.17124419.5	1

Schedule 1.01C
Unrestricted Subsidiaries
None

Schedule 2.01
Commitments and Applicable Percentages
U.S. Revolving    U.S. Revolving    Applicable
Credit Lender    Credit Commitment    Percentage

Wells Fargo Bank, National Association    $    50,000,000    33-1/3%
Bank of America, N.A.    $    50,000,000    33-1/3%
Royal Bank of Canada    $    20,000,000    13-1/3%
Deutsche Bank AG New York Branch    $    15,000,000    10.00%
Barclays Bank PLC    $    15,000,000    10.00%

TOTAL    $    150,000,000    100%

Canadian Revolving    Canadian Revolving∗    Applicable
Credit Lender    Credit Commitment    Percentage

Wells Fargo Capital Finance
Corporation Canada        $ 50,000,000    33-1/3%
Bank of America, N.A. Canadian Branch        $ 50,000,000    33-1/3%
Royal Bank of Canada        $ 20,000,000    13-1/3%
Deutsche Bank AG New York Branch        $ 15,000,000    10.00%
Barclays Bank PLC        $ 15,000,000    10.00%

TOTAL        $150,000,000    100%

Revolving Credit    Revolving Credit
Lender     Commitment

Wells Fargo Bank, National Association
and/or Wells Fargo Capital Finance
Corporation Canada        $ 50,000,000    33-1/3%
Bank of America, N.A. and/or Bank of
America, N.A. Canadian Branch        $ 50,000,000    33-1/3%
Royal Bank of Canada        $ 20,000,000    13-1/3%
Deutsche Bank AG New York Branch        $ 15,000,000    10.00%
Barclays Bank PLC        $ 15,000,000    10.00%

TOTAL        $150,000,000    100%

The Canadian Revolving Credit Commitments are a Sublimit of the U.S. Revolving Credit Commitments.

Schedule 2.03
Existing Letters of Credit

Issuer	Beneficiary	Amount	Cash Collateral	Expiration
Masonite Corporation	Safety National Casualty Corporation	$2,900,000	3,045,000	January 2, 2016
Masonite Corporation	Lumberman’s Underwriting Alliance	$1,300,000	1,365,000	January 26, 2016
Masonite Corporation	Sentry Insurance	$100,000	105,000	August 8, 2015
Masonite Corporation	Liberty Mutual	$450,000	472,500	August 8, 2015
Masonite Corporation	The Travelers Indemnity Company Credit Risk Management	$7,715,000	8,100,750	December 31, 2015

Schedule 5.08(b)
Existing Liens
U.S. Loan Parties

Debtor Name	Secured Party	Jurisdiction	Date	Description
Masonite Corporation	Magid Glove & Safety Mfg Co. LLC	Delaware	Initial: 11/27/02 Continued: 10/25/07 Continued: 11/01/12	Work gloves, safety clothing and safety products
Masonite Corporation	De Lage Landen Financial Services	Delaware	Initial: 8/19/05 Continued: 06/21/10 Amendments: 08/05/11 08/16/11 09/01/11 11/09/11 11/22/11 12/27/11 Termination: 06/20/13	Equipment
Masonite Corporation	Sierra Pacific Industries	Delaware	Initial: 08/17/09 Continued: 03/21/14	Consigned lumber products
Masonite Corporation	NMHG Financial Services Inc.	Delaware	Initial: 06/01/10	Equipment
Masonite Corporation	Raymond Leasing Corporation	Delaware	Initial: 10/11/10	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 01/20/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 01/31/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 01/31/11	Equipment

Debtor Name	Secured Party	Jurisdiction	Date	Description
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 01/31/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 03/01/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 03/10/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 03/10/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 03/10/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 04/13/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 04/22/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 04/22/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 05/06/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 05/06/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 05/06/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 05/06/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 05/06/11	Equipment

Debtor Name	Secured Party	Jurisdiction	Date	Description
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 05/06/11	Equipment
Masonite Corporation	Wells Fargo Bank, National Association	Delaware	Initial: 05/17/11	All of Debtor’s right, title and interest in the Collateral described on Exhibit A attached hereto and made a part hereof.
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 05/20/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 05/20/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 06/09/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 06/20/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 06/30/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 06/30/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 07/15/11 Termination: 08/21/14	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 07/20/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 08/05/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 08/16/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 08/16/11	Equipment

Debtor Name	Secured Party	Jurisdiction	Date	Description
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 08/16/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 09/01/11	Equipment
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 09/02/11	Forklift
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 11/09/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 11/10/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 11/22/11	Equipment
Masonite Corporation	Banc of America Leasing & Capital LLC	Delaware	Initial: 12/27/11	Equipment
Masonite Corporation	Renaissance Capital Alliance, LLC	Delaware	Initial: 02/21/12	Equipment
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 02/06/12	Forklift
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 02/06/12	Forklift
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 02/22/12	Forklift
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 04/25/12	Equipment
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 05/16/12	Forklifts
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 05/25/12 Amendment: 06/20/12	Equipment

Debtor Name	Secured Party	Jurisdiction	Date	Description
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 07/09/12	Forklifts
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 07/26/12	Forklifts
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 09/05/12	Forklifts
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 10/05/12	Forklift
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 10/11/12	Forklift
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 11/09/12	Forklift
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 03/20/13	Forklifts
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 04/30/13	Equipment
Masonite Corporation	Banc of America Leasing & Capital, LLC	Delaware	Initial: 06/11/13	Equipment
Masonite Corporation	Banc of America Leasing & Capital, LLC	Delaware	Initial: 07/29/13	Equipment
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 08/08/13	Forklift
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 08/20/13	Forklift
Masonite Corporation	Banc of America Leasing & Capital, LLC	Delaware	Initial: 09/23/13	Equipment
Masonite Corporation	General Electric Capital Corporation	Delaware	Initial: 11/22/13	Equipment

Debtor Name	Secured Party	Jurisdiction	Date	Description
Masonite Corporation	General Electric Capital Corporation	Delaware	Initial: 11/22/13	Equipment
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 04/29/14	Forklift
Masonite Corporation	NMHG Financial Services, Inc.	Delaware	Initial: 05/15/14	Equipment
Masonite Corporation	General Electric Capital Corporation	Delaware	Initial: 08/27/14	Equipment
Masonite Corporation	Mid-Atlantic Fasteners LLC	Delaware	Initial: 11/05/14	Equipment
Masonite Corporation	Toyota Motor Credit Corp.	Delaware	Initial: 01/30/15	Forklifts
Florida Made Door Co.	Wells Fargo Bank, NA	Florida	May 16, 2011	All of Debtor’s right, title and interest in the Collateral as described on Exhibit A attached hereto and made a part thereof.
Florida Made Door Co.	Sierra Pacific Industries	Delaware	August 17, 2009	Consigned lumber products
Masonite Corporation	The Bank of Nova Scotia	Delaware	N/A	Cash collateral of $12,465,000 in respect of Letters of Credit.

Canadian Loan Parties

Debtor Name	Secured Party	Jurisdiction	Registration Number/Date	Description
Crown Door	Wells Fargo Bank, National Association	Ontario	669844422/ May 13, 2011	General Collateral
Masonite International / Corporation Internationale Masonite	Wells Fargo Bank, National Association	Vancouver	145023G/ May 13, 2011	All of Debtor’s right, title and interest in the Collateral described on Exhibit A attached thereto and made part thereof.
Masonite International / Corporation Internationale Masonite	Wells Fargo Bank, National Association	Vancouver	145023G/May 13, 2011, amended December 22, 2011, amended February 19, 2015	PPSA Security Agreement. All of Debtor’s right, title and interest in the Collateral described on Exhibit A attached thereto and made a part thereof.
Masonite International / Corporation Internationale Masonite	Konica Minolta	Ontario	428073I/ February 6, 2015
Copiers together with attachments, accessories. Accessions, replacements, substitutions, additions and improvements thereto. All proceeds from the aforesaid collateral that are goods, intangibles, chattel paper, documents of title, instruments, money or investment property (all as defined in the personal property security act) and including insurance proceeds.

Debtor Name	Secured Party	Jurisdiction	Registration Number/Date	Description
Masonite International / Corporation Internationale Masonite	General Electric Canada Equipment	Ontario	445330I/ February 18, 2015	Vehicle Collateral as described on Exhibit A. All of Debtor’s right title and interest in the Collateral described on Exhibit A attached thereto and made a part thereof.
Masonite International / Corporation Internationale Masonite	Wells Fargo Bank, National Association	Ontario	669844413/May 5, 2011	All of Debtor’s right, title and interest in the Collateral described on Exhibit A attached thereto and made part thereof.
Masonite International / Corporation Internationale Masonite	Wells Fargo Bank, National Association	Ontario	669844431/May 5, 2011	All of Debtor’s right, title and interest in the Collateral described on Exhibit A attached thereto and made part thereof.
Masonite International / Corporation Internationale Masonite	General Electric Canada Equipment Finance G.P.	Ontario	681660828/September 24, 2012	Equipment
Masonite International / Corporation Internationale Masonite	General Electric Canada Equipment Finance G.P.	Ontario	684631377/February 11, 2013	Equipment
Masonite International / Corporation Internationale Masonite	Liftcapital Corporation	Ontario	686075841/April 15, 2013	Equipment

Debtor Name	Secured Party	Jurisdiction	Registration Number/Date	Description
Masonite International / Corporation Internationale Masonite	Konica Minolta Business Solutions (Canada) Ltd.	Ontario	703481904/February 6, 2015	Copiers and Accessories
Masonite International / Corporation Internationale Masonite	De Lage Landen Financial Services Canada Inc.	Quebec	14-0790961-0001/August 27, 2014	Forklift
Masonite International / Corporation Internationale Masonite	General Electric Canada Equipement Finance G.P	Quebec	12-0807551-0001/October 01, 2012	Forklifts
Masonite International / Corporation Internationale Masonite	De Lage Landen Financial Services Canada Inc.	Quebec	15-0197586-0002/March 12, 2015	Forklifts
Masonite International / Corporation Internationale Masonite	Konica Minolta Business Solutions (Canada) Ltd.	Quebec	15-0174197-0001/March 4, 2015	Copiers and Accessories
Masonite International / Corporation Internationale Masonite	General Electric Canada Equipment Finance G.P.	Quebec	13-0146503-0001/February 27, 2013	Equipment

Debtor Name	Secured Party	Jurisdiction	Registration Number/Date	Description
Masonite International / Corporation Internationale Masonite	Roynat Inc.	Quebec	10-0577417-0003/August 23, 2010	Forklifts
Masonite International / Corporation Internationale Masonite	Wells Fargo Bank National Association	Quebec	11-0348231-0001/May 13, 2011	All of Debtor’s right, title and interest in the Collateral described on Exhibit A attached thereto and made part thereof.
Masonite International / Corporation Internationale Masonite	De Lage Landed Financial Services Canada Inc.	Quebec	14-0194248-0003/March 12, 2014	Forklift
Masonite International / Corporation Internationale Masonite	Liftcapital Corporation	Quebec	15-0164916-0005/March 2, 2015	Equipment
Masonite International / Corporation Internationale Masonite	Liftcapital Corporation	Quebec	14-0835979-0003/September 9, 2014	Equipment
Masonite International / Corporation Internationale Masonite	Liftcapital Corporation	Quebec	14-0834833-0011/September 9, 2014	Equipment

Debtor Name	Secured Party	Jurisdiction	Registration Number/Date	Description
Masonite International / Corporation Internationale Masonite	Liftcapital Corporation	Quebec	12-0464612-0008/June 11, 2012	Equipment
Masonite International / Corporation Internationale Masonite	Wells Fargo Bank, National Aossciation	Manitoba	200107828805/May 13, 2011	All of Debtor’s right, title and interest in the Collateral described on Exhibit A attached thereto and made part thereof.
Masonite International / Corporation Internationale Masonite	Wells Fargo Bank, National Association	Saskatchewan	300723087/May 13, 2011	All of Debtor’s right, title and interest in the Collateral described on Exhibit A attached thereto and made part thereof.
Masonite International / Corporation Internationale Masonite	Wells Fargo Bank, National Association	Alberta	11051314286/May 13, 2011	Security Agreement
Crown Door Corporation	Tru-Fit Doors Limited & Sauder Industries Ltd	British Columbia	Base Reg: 235251B/August 25, 2003 Extended: 894931H/April 10, 2014	All of Debtor’s right, title and interest in the Collateral described in filing.
Crown Door Corporation	Wells Fargo Bank, National Assocation	British Columbia	145027G/May 13, 2011	All of Debtor’s right, title and interest in the Collateral described on Exhibit A attached thereto and made part thereof.

Debtor Name	Secured Party	Jurisdiction	Registration Number/Date	Description
Crown Door Corporation	Vantageone Leasing Inc.	British Columbia	743332G/May 16, 2012	Forklift
Crown Door Corporation	Metro Motors Ltd	British Columbia	698689H/December 6, 2013	Company Vehicle
Crown Door Corporation	Metro Motors Ltd	British Columbia	917601H/April 24, 2014	Company Vehicle
Crown Door Corporation	Metro Motors Ltd.	British Columbia	068741I/July 14, 2014	Company Vehicle
Crown Door Corporation	Metro Motors Ltd.	British Columbia	084562I/July 22, 2014	Company Vehicle
Crown Door Corporation	Metro Motors Ltd.	British Columbia	187385I/September 18, 2014	Company Vehicle

Schedule 5.08(c)
Owned Real Property

Street	City	State/Prov	Postal Code	Country	Principal Purpose
Huddersfield Road Darton Birthwait Business Park	Barnsley	South Yorkshire	S75 5JS	UK	Manufacturing
33430 Zone Industrielle	Bazas	Gironde	45300	France	Manufacturing
550 Rue Marchand	Berthierville	QC	J0K 1A0	Canada	Warehouse
421 rue Notre-Dame	Berthierville (CDN S&R)	QC	J0K 1A0	Canada	Manufacturing
600 E Hwy 48	Birchwood	WI	54817	USA	Manufacturing
22 rue d Artagnan	Bordeaux	Gironde	33100	France	Manufacturing
Rt. 4 Box 371 Hwy. 3	Broken Bow	OK	74728	USA	Manufacturing
Ruta Q-50, K.M. 1.5	Cabrero, 8a Region	Bío-Bío	447-0000	Chile	Manufacturing
Drumsna Derryoughter	Carrick-on-Shannon	Leitrim	Co. Leitrim	Ireland	Manufacturing
Panamericana Norte Km 5 #3530	Chillan, 8a Region	Bío-Bío	378-0000	Chile	Manufacturing
Carretera Monterey a Laredo km. 23	Cienega de Flores	Nuevo León	65550	Mexico	Manufacturing
812 Mayfield Street	Denmark	SC	29042	USA	Manufacturing
1349 Locust Avenue	Denmark	SC	29042-8695	USA	Manufacturing
1 Premdor Drive	Dickson	TN	37055-2774	USA	Manufacturing
voie des Allies	Douvres la Delivrande	Calvados	14440	France	Manufacturing
Broomcliffe Rd	Estcourt	KwaZulu-Natal	3310	South Africa	Manufacturing
rue de l Industrie	Giberville	Calvados	14730	France	Manufacturing
6308 Industrial Drive	Greenville	TX	75401	USA	Manufacturing
6101 Industrial Drive	Greenville	TX	75402-5716	USA	Warehouse
13 km de Guapiles camino a Cariari	Guapiles	Limón	7210	Costa Rica	Forest
210 Haleyville Industrial Road	Haleyville	AL	35565	USA	Manufacturing
Various		Kwa-Zulu Natal		South Africa	Forest

Street	City	State/Prov	Postal Code	Country	Principal Purpose
4100 rue Villeneuve	Lac-Mégantic	QC	G6B 2C3	Canada	Warehouse
6184 rue Notre-Dame	Lac-Mégantic	QC	G6B 3B5	Canada	Manufacturing
4180 rue Villeneuve	Lac-Mégantic	QC	G6B 2C3	Canada	Manufacturing
4675 rue Roberge	Lac-Mégantic	QC	G6B 2Z5	Canada	Warehouse
4707 rue Roberge	Lac-Mégantic	QC	G6B 2Z5	Canada	Warehouse
4800 rue Roberge	Lac-Mégantic	QC	G6B 2V9	Canada	Warehouse
1001 South 4th Ave	Laurel	MS	39440-5110	USA	Manufacturing
149 West G Street	Los Banos	CA	93635	USA	Idle - Manufacturing
1401 E 4TH ST	MARSHFIELD	WI	54449	USA	Manufacturing
1120 Industrial Avenue	North Platte	NE	69101-7709	USA	Manufacturing
Route 11, 980 Pointe Township Drive	Northumberland	PA	17857	USA	Manufacturing
Chemin Du Meyne Clarie	Orange	Vaucluse	45300	France	Manufacturing
605 East Jefferson	Pittsburg	KS	66762-5912	USA	Warehouse
911 East Jefferson Street	Pittsburg	KS	66762-6012	USA	Manufacturing
652 Chemin du Moulin	Sacre-Coeur	QC	G0T 1Y0	Canada	Manufacturing
430, route 108 Ouest	Saint-Éphrem-de-Beauce	Quebec	G0M 1R0	Canada	Manufacturing
445 North Sheridan Street	South Bend	IN	46619-1415	USA	Idle - Manufacturing
280 Donovan Drive	Stanley	VA	22851-3936	USA	Manufacturing
433 West Scotts Avenue	Stockton	CA	95203-3320	USA	Warehouse
711 West Madison	Stockton	CA	95203	USA	Maint/Storage
733 North Van Buren Street	Stockton	CA	95203-2428	USA	Storage
340 West Scotts Avenue	Stockton	CA	95203	USA	Manufacturing
375 West Hazelton Avenue	Stockton (Sierra Lumber)	CA	95203-3306	USA	Manufacturing
route de Thignonville	Thignonville	Loiret	45300	France	Manufacturing
508 E Grant St.	Thorp	WI	54771	USA	Manufacturing
lieu dit La Poterie	Tillieres	Maine-et-Loire	49230	France	Manufacturing
555 Kunzler Ranch Road	Ukiah	CA	95482	USA	Vacant Land

Street	City	State/Prov	Postal Code	Country	Principal Purpose
111 Muskin Drive	Walkerton	IN	46574-1063	USA	Manufacturing
1955 Powis Road	West Chicago	IL	60185-1002	USA	R&D
92 2e Avenue	Windsor	Quebec	J1S 1Z4	Canada	Manufacturing
350, rue Parc Industriel	Windsor	Quebec	J1S 2T2	Canada	Manufacturing
41916 Central Road	Yarrow	BC	V2R 5E7	Canada	Manufacturing

Schedule 5.08(d)(i)
Leased Real Property (Lessee)

Street	City	State/ Prov	Postal Code	Country	Principal Purpose
1001, Perry Street	Algoma	WI	54201	USA	Warehouse
1001, Perry Street	Algoma	WI	54201	USA	Manufacturing
Parkside, Huddersfield Road Barnsley	Barnsley	South Yorkshire	S75 5JS	UK	Warehouse
Jepak Industrial Estate, PO Box 3009	Bintulu	Sarawak	97013	Malaysia	Manufacturing
Ruta Q-50, K.M. 1.4 (#s 12, 13, 14)	Cabrero, 8a Region	Bío-Bío	447-0000	Chile	Warehouse
Ruta Q-50 Km No 2255	Cabrero, 8a Region	Bío-Bío	447-0000	Chile	Manufacturing
Ruta Q-50, K.M. 1.4 (#s 5, 6)	Cabrero, 8a Region	Bío-Bío	447-0000	Chile	Warehouse
Ruta Q-50, K.M. 1.4 (#s 7, 8)	Cabrero, 8a Region	Bío-Bío	447-0000	Chile	Warehouse
6703 30th Street SE	Calgary	AB	T2C 1N6	Canada	Warehouse
Unit 15, Time Business Park, 39 Blaauwberg Road	Cape Town, Bloubergrandt	South Africa		South Africa	Office
7300 Reames Road	Charlotte	NC	28216-2228	USA	Manufacturing
Carretara Gral San Martin, Num: 6000, Dep/Loc: 113	Colina, Santiago	Region Metropolitana	934-0000	Chile	Warehouse
2771 Rutherford Road	Concord	ON	L4K 2N6	Canada	Manufacturing
1000 Lockett Drive, Building A	Danville	VA	24540	USA	Warehouse
1 Harkness Boulevard Ste 218	Fredericksburg	Virginia	22401-7087	USA	Manufacturing
Zone Industrielle du Martray, rue de l'Industrie	Giberville	France		France	Manufacturing
901-921 S. Great Southwest Parkway	Grand Prairie	TX	75051	USA	Manufacturing
Unit 1, Fulwood Park, Export Drive (Door-Stop)	Huthwaite	Nottinghamshire	NG17 6AF	UK	Manufacturing / Warehouse
Retorno 28 De Av. Del Taller No. 1	Jardin Balbuena	Distrito Federal	15900	Mexico	Office
506 Municipal Drive	Jefferson City	Tennessee	37760-5035	USA	Manufacturing

Street	City	State/ Prov	Postal Code	Country	Principal Purpose
403 East Old Andrew Johnson Highway	Jefferson City	Tennessee	37760-4920	USA	Warehouse
Hruškové Dvory 82	Jihlava	Vysocina	587 04	Czech	Manufacturing
Hruškové Dvory 82	Jihlava	Vysocina	587 04	Czech	Manufacturing
Erven 90-94, Essexworld Extension 1, 60 Civin Drive, Bedfordview	Johannesburg, Germiston	South Africa		South Africa	Office
970 US Route 11	Kirkwood	NY	13795-9607	USA	Manufacturing
3408 Rue Lafontaine	Lac Megantic	QC	G6B 2Z5	Canada	Warehouse
4545 Villeneuve Street	Lac-Megantic	QC	G6B 2C2	Canada	Warehouse
1929, 1939 and 1945 Merganser St. Bldgs. 1, 3003 and 1350	Lake Charles	LA	70615-6815	USA	Manufacturing
274 Street	Langley	BC	V4W 0B8	Canada	Manufacturing
26977 56th Ave	Langley	BC	V4W 3Y2	Canada	Manufacturing
26596 Gloucester Way	Langley	BC	V4W 3Y2	Canada	Warehouse
11200 69 St. North	Largo	FL	33733	USA	Manufacturing
4005 Newpoint Place Suite 100	Lawrenceville	GA	30043-5566	USA	Manufacturing
3799 Commerce Road, London, Ontario	London	ON		Canada	Manufacturing
320 North Hawksbill Road	Luray	VA	22835-1130	USA	Warehouse
1831-B West Oak Parkway	Marietta	GA		USA	Office
2300 Skyline Dr; Ste 100	Mesquite	Texas	75149	USA	Manufacturing
Skippers Lane	Middlesbrough	Cleveland	TS6 6HA	UK	Manufacturing
25100 Globe Street	Moreno Valley	CA	92551-9528	USA	Manufacturing
S-6A TRIVENI COMPLEX, SHEIKH SARAI, PHASE - I	New Delhi	New Delhi	110017	India	Office
S-6B Triveni Complex, Sheikh Sarai, Phase I	New Delhi	New Delhi	110017	India	Office
600 E. Front St. Warehouse (two areas)	North Platte	NE	69101-4105	USA	Warehouse
351 Fifth Street	Northumberland	PA	17857-1558	USA	Warehouse
701 E. Washington Street	Pittsburg	KS		USA	Warehouse
2106 19th Street	Rice Lake	WI	54868	USA	Retail-Outlet store

Street	City	State/ Prov	Postal Code	Country	Principal Purpose
Suite 200, Block 2, Island Office Park, 35 - 37 Island Circle	Riverhorse Valley	KwaZulu-Natal	4017	South Africa	Office
10, route 108 Ouest	Saint-Éphrem-de-Beauce	Quebec	G0M 1R0	Canada	Warehouse
Room 315, Xinmao Bldg No. 2, Taizhong S. Rd	Shanghai-Pudong	Shanghai	200135	China	Office
455-461-465 1st Avenue in the Industrial Park	St Romuald	QC	G6W 5M6	Canada	Manufacturing
1840 1st Street	St Romuald	QC	G5W5M8	Canada	Warehouse
3632 Petersen Road suite 150 and 200	Stockton	CA	95215	USA	Manufacturing
810 Gilmore Avenue West Complex, Warehouse 810	Stockton	CA	95203	USA	Manufacturing
Malleable Way Tees Industrial Estate, Sld Building North	Stockton-on-Tees	Cleveland	TS18 2RG	UK	Idle - Manufacturing
9255 194th Street	Surrey	BC	V4N 4G1	Canada	Manufacturing
5502-5514, & 5516 Pioneer Park Blvd. Bldgs. A	Tampa	FL	33634	USA	Display Center
One Tampa City Center, 201 N Franklin St Suite 300 & 575	Tampa	FL	33602	USA	Office
3250 Old Springfield Road	Vandalia	OH	45377	USA	Manufacturing
Technologiestrasse 8, EuroPark, Wien	Vienna	Vienna	1120	Austria	Office
2441 15th Street North	Wahpeton	ND	58075-3123	USA	Manufacturing
209 Brooke Road & 130 West Brooke Road	Winchester	VA	22603-5771	USA	Manufacturing
150 Lee Avenue	Winchester	VA	22603-5771	USA
105 Rue Boisjoli	Windsor	Quebec	J1S 0H4	Canada	Warehouse
86554 Gene Lasserre Blvd	Yulee	FL	32097-3361	USA	Manufacturing

Schedule 5.08(d)(ii)
Leased Real Property (Lessor)

Lessor	Lessee	Street	City	State/Prov	Postal Code	Country	Principal Purpose
Masonite Corporation (sublessor)	Shop-Vac Corporation	970 Route 11	Kirkwood	NY	13795	USA	Manufacturing

Schedule 5.08(e)
Existing Investments
Intercompany Loans

Lender	Borrower	Amount	Currency
Masonite International Corporation	Masonite Mexico SA de C.V.	10,774,768	USD
Masonite International Corporation	Masonite CZ	700,000	USD
Masonite International Corporation	Masonite PL	2,700,000	USD
Masonite International Corporation	Premdor Karmiel Holdings B.V.	509,913,908	INR
Masonite International Corporation	Premdor S.A.S.	43,000,000	EURO
Masonite International Corporation	Masonite Costa Rica S.A.	2,366,462	USD
Masonite International Corporation	Liora Enterprises Limited	502,500	USD
Masonite International Corporation	Masonite Costa Rica S.A.	700,000	CAD
Masonite International Corporation	SC Premdor Marketing s.a.r.l.	960,000	EUR
Masonite Components	Masonite International Corporation	7,800,000	USD
Masonite International Corporation	D P Premdor Ukraine	2,950,000	USD
Premdor Karmiel Holdings B.V	Masonite Doors Private Ltd.	509,913,908	INR
Masonite International Corporation	Premdor Kapi Sanayi ve ticaret, A.S.	2,190,000	USD
Masonite Luxembourg S.A.	Masonite Corporation	363,096,594	USD
Masonite Luxembourg S.A.	Masonite Chile S.A.	22,000,000	USD
Masonite Luxembourg S.A.	Masonite CZ	500,000	USD
Masonite Luxembourg S.A.	Premdor Crosby Limited	80,446,700	USD

Guarantees

Lender	Beneficiary	Amount	Currency
Masonite Magyarorszag Kft (Hungary)	Edina Nagy	4,016,000	HUF
Magna Foremost Sdn Bhd	Pengarah Imigresen Negeri Sarawak	36,750	MYR
Magna Foremost Sdn Bhd	LAKU Management Sdn Bhd	21,000	MYR
Magna Foremost Sdn Bhd	Ketua Pengarah Kastam Malaysia	80,000	MYR
Magna Foremost Sdn Bhd	Syarikat Sesco Bhd	1,400,000	MYR
Masonite Doors Private Limited	Governor of Punjab, Dept. Of Excise & Taxation, Punjab	100,000	INR
Masonite Doors Private Limited	Governor of Kerala, commercial Tax Authority, Kerala	75,000	INR
Masonite Doors Private Limited	Governor of Kerala,Directed through Commercial Tax Officer,Manjeri	2,686,686	INR
Masonite Costa Rica S.A.	CR Government	671,278,000	CRC
Tecnoforest del Norte S.A.	Civil Court, Costa Rica	45,000,000	CRC
Masonite Ireland	Airtricity Limited	500,000	EURO

Lines of Credit

Standard Bank	Masonite (Africa) Limited	44,010,000	ZAR
Nedbank	Masonite (Africa) Limited	23,600,000	ZAR
Banque Nationale du Canada (RBC)	Lemieux Doors	1,491,304	CAD

Schedule 5.13
Subsidiaries and Other Equity Investments; Loan Parties
Part A (Subsidiaries)

Subsidiary	Jurisdiction of Incorporation	Ownership Interest
0993477 B.C. Unlimited Liability Company	British Columbia	100% owned by Masonite International Corporation
Batimetal S.A.S.	France	100% owned by Premdor S.A.S.
Bonlea Limited	U.K.	100% owned by Premdor U.K. Holdings Limited
Crown Door Corporation	Ontario	100% owned by Masonite International Corporation
Cutting Edge Tooling, Inc.	Florida	100% owned by Masonite Corporation
Dominance Industries, Inc.	Oklahoma	45% owned by Masonite Corporation 55% owned by Dominance Industries, Inc. B.V.
Door Installation Specialists Corporation	Florida	100% owned by Masonite Corporation
DP Premdor Ukraine	Ukraine	100% owned by Liora Enterprises Limited
Eger Properties	California	100% owned by Masonite Corporation
Ekem S.A.S.	France	100% owned by Premdor S.A.S.
Etablissements Rabillon et Cie S.A.	France	100% owned by Batimetal S.A.S.
Florida Made Door Co.	Florida	100% owned by Masonite Corporation
Fonmarty & Fils Techni-Bois S.A.S.	France	100% owned by Premdor S.A.S.
Inversiones Premdor S.A.	Costa Rica	100% owned by Masonite International Corporation
Liora Enterprises Limited	Cyprus	100% owned by Masonite International Corporation
Magna Foremost SDN BHD	Malaysia	50% owned by Masonite International Corporation 50% owned by Samling Corporation
Magri S.A.S.	France	100% owned by Premdor S.A.S.
Masonite (Africa) Limited	South Africa	78.4% owned by Masonite International Corporation 21.1% publicly held
Masonite (Shanghai) Trading Company Limited	China	100% owned by Masonite International Corporation

Subsidiary	Jurisdiction of Incorporation	Ownership Interest
Masonite Chile Holdings S.A.	Chile	99.997% owned by Masonite International Corporation 0.003% owned by Crown Door Corporation
Masonite Chile S.A.	Chile	99.95% owned by Masonite Chile Holdings S.A. 0.05% owned by Crown Door Corporation
Masonite Components	Ireland	99.9% owned by Masonite Ireland 0.1% owned by Crown Door Corporation
Masonite Corporation	Delaware	100% owned by Masonite International Corporation
Masonite Costa Rica S.A.	Costa Rica	99.1% owned by Inversiones Premdor S.A. 0.9% owned by directors (directors’ qualified shares)
Masonite CZ spol. S.r.o.	Czech Republic	100% owned by Masonite Luxembourg S.A.
Masonite Doors Private Ltd.	India	100% owned by Premdor Karmiel Holdings B.V.
Masonite Europe	Ireland	99.9% owned by Masonite Ireland 0.1% owned by Crown Door Corporation
Masonite Europe Limited	U.K.	100% owned by Masonite Europe
Masonite Europe Shared Services Limited	U.K.	100% owned by Masonite International Corporation
Masonite GmbH	Austria	100% owned by Masonite International Corporation
Masonite Interior Door Manufacturing Corporation	Delaware	100% owned by Masonite Corporation
Masonite Ireland	Ireland	99.9% owned by Crown Door Corporation 0.1% owned by 0993477 B.C. Unlimited Liability Company
Masonite Luxembourg S.A.	Luxembourg	100% owned by Masonite International Corporation
Masonite Magyarorszag Kft.	Hungary	100% owned by Masonite International Corporation
Masonite Mexico S.A. de C.V.	Mexico	99.2% owned by Masonite International Corporation 0.8% owned by Crown Door Corporation
Masonite PL Sp. Z.o.o.	Poland	100% owned by Masonite Luxembourg S.A.
Masonite Primeboard, Inc.	North Dakota	100% owned by Masonite Corporation

Subsidiary	Jurisdiction of Incorporation	Ownership Interest
Open Gallery, Ltd.	Israel	50.1% owned by Masonite International Corporation 49.9% owned by Premdor Ltd
Monnerie S.A.S.	France	100% owned by Premdor S.A.S.
Pintu Acquisition Company, Inc.	Delaware	100% owned by Masonite Corporation
Premdor (Jersey) Limited	Island of Jersey	100% owned by Masonite International Corporation
Premdor Crosby Limited	U.K.	100% owned by Premdor U.K. Holding Limited
Premdor Kapi Sanayi Ve Ticaret, A.S.	Turkey	100% owned by Premdor Karmiel Holdings B.V.
Premdor Karmiel Holdings B.V.	Netherlands	100% owned by Masonite International Corporation
Premdor Ltd	Israel	99.64% owned by Masonite International Corporation 0.36% owned by Crown Door Corporation
Premdor S.A.S.	France	100% owned by Masonite International Corporation
Premdor U.K. Holding Limited	U.K.	100% owned by Masonite International Corporation
Reseau Bois S.A.R.L.	France	100% owned by Batimetal S.A.S.
Sacopan Inc.	Quebec	75% owned by Masonite International Corporation 21.7% owned by BOISACO Inc. 2.2% owned by Investra 1.1% owned by Intrafor
SC Premdor Marketing s.a.r.l.	Romania	100% owned by Premdor Karmiel Holdings B.V.
Tecnoforest Del Norte S.A.	Costa Rica	100% owned by Masonite Costa Rica S.A.

Part B (Equity Investments)

•	Dominance Industries, Inc. – 45% owned by Masonite Corporation

Part C (Jurisdiction of Incorporation of Loan Parties)

Loan Party	Jurisdiction of Incorporation	Type of Organization
Masonite International Corporation	British Columbia	Corporation
Crown Door Corporation	Canada (Federal)	Corporation
Masonite Corporation	Delaware	Corporation
Masonite Primeboard, Inc.	North Dakota	Corporation
Florida Made Door Co.	Florida	Corporation

Schedule 6.12
Guarantors

Canadian Guarantors
Crown Door Corporation, a Canadian corporation
Masonite International Corporation, a British Columbia corporation

U.S. Guarantors
Masonite Corporation, a Delaware corporation
Masonite Primeboard, Inc., a North Dakota corporation
Florida Made Door Co., a Florida corporation

Schedule 7.02
Existing Indebtedness

1.	Indenture, dated as of March 23, 2015 in the amount of $475 million, between Masonite International Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

2.	The Letters of Credit listed below:

Loan Party	Issuing Bank	Beneficiary	Amount	Cash Collateral	Expiration
Masonite Corporation	The Bank of Nova Scotia	Safety National Casualty Corporation	2,900,000	3,045,000	January 2, 2016
Masonite Corporation	The Bank of Nova Scotia	Lumberman’s Underwriting Alliance	1,300,000	1,365,000	January 26, 2016
Masonite Corporation	The Bank of Nova Scotia	Sentry Insurance	100,000	105,000	August 8, 2015
Masonite Corporation	The Bank of Nova Scotia	Liberty Mutual	450,000	472,500	August 8, 2015
Masonite Corporation	The Bank of Nova Scotia	The Travelers Indemnity Company Credit Risk Management	7,715,000	8,100,750	December 31, 2015

3.	Intercompany Loans listed below:

Lender	Borrower	Amount	Currency
Masonite International Corporation	Masonite Mexico SA de C.V.	10,774,768	USD
Masonite International Corporation	Masonite CZ	700,000	USD
Masonite International Corporation	Masonite PL	2,700,000	USD
Masonite International Corporation	Premdor Karmiel Holdings B.V.	509,913,908	INR
Masonite International Corporation	Premdor S.A.S.	43,000,000	EURO
Masonite International Corporation	Masonite Costa Rica S.A.	2,366,462	USD
Masonite International Corporation	Liora Enterprises Limited	502,500	USD
Masonite International Corporation	Masonite Costa Rica S.A.	700,000	CAD
Masonite International Corporation	SC Premdor Marketing s.a.r.l.	960,000	EUR
Masonite Components	Masonite International Corporation	7,800,000	USD
Masonite International Corporation	D P Premdor Ukraine	2,950,000	USD
Premdor Karmiel Holdings B.V	Masonite Doors Private Ltd.	509,913,908	INR
Masonite International Corporation	Premdor Kapi Sanayi ve ticaret, A.S.	2,190,000	USD
Masonite Luxembourg S.A.	Masonite Corporation	363,096,594	USD
Masonite Luxembourg S.A.	Masonite Chile S.A.	22,000,000	USD
Masonite Luxembourg S.A.	Masonite CZ	500,000	USD
Masonite Luxembourg S.A.	Premdor Crosby Limited	80,446,700	USD

Schedule 7.09
Burdensome Agreements
None

Schedule 10.02
Administrative Agent’s Office; Certain Addresses for Notices

Loan Parties:

Address:     One Tampa City Center
201 N. Franklin Street, Suite 300
Tampa, FL 33602, USA
Telephone:    813-739-1814
Email:        rmurphy@masonite.com
Attention:    Rose M. Murphy, Associate General Counsel

Administrative Agent & U.S. L/C Issuer:
Address:    1100 Abernathy Road
Atlanta, Georgia 30328
Telephone:    770-508-1300
Fax:        770-804-5501
Email:        Matt.Mouledous@wellsfargo.com
Attention:    Matt Mouledous

Canadian L/C Issuer:
Address:    2450 Colorado Avenue, 3000 West
Santa Monica, California 90404
Telephone:    310-453-7276
Fax:        310-453-7422
Email:        lisamgonza@wellsfargo.com
Attention:    Lisa Gonzales

EXHIBIT A-1

Form of Committed Loan Notice
[Date]
Wells Fargo Bank, National Association, as Administrative Agent
1100 Abernathy Road
Atlanta, Georgia 30328
Attention: Portfolio Manager - Masonite
Telephone:    770-508-1300
Telecopy: 770-804-0551

Ladies and Gentlemen:
Reference is made to the Amended and Restated Credit Agreement dated as of April 9, 2015 (as amended, modified or supplemented from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among Masonite Corporation, Masonite International Corporation (the “Borrower Representative”), each other Borrower from time to time party thereto, the Revolving Credit Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, any syndication agents party thereto, any documentation agents party thereto, and Wells Fargo Capital Finance, LLC, Bank of America, N.A., Royal Bank of Canada, Deutsche Bank Securities Inc. and Barclays Bank PLC, as Joint Lead Arrangers and Joint Lead Bookrunners.
The undersigned hereby requests on behalf of ________________________ (select one):
A Borrowing of [U.S.] [Canadian] [Revolving Credit Loans] [Swingline Loans].
A conversion of [U.S.] [Canadian] Revolving Credit Loans.
A continuation of [Eurodollar Rate] [BA Rate] Loans.
1.    On __________________ (a Business Day).
2.    In the amount of: ________________ [U.S.] [Canadian] Dollars.
3.    Comprised of _______________________ (Type of [Revolving Credit Loans] [Swingline Loans] requested).
4.    For Eurodollar Rate Loans or BA Rate Loans: with an Interest Period of [one week] [[one] [two] [three] [six] [nine] or [twelve] month[s]].
[The U.S. Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(a) of the Credit Agreement.] [The Canadian Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Credit Agreement.]
[The Borrower Representative hereby represents and warrants that the conditions specified in Sections 4.02[(a)], (b), [(d)] and (e) of the Credit Agreement shall be satisfied on and as of the date of the applicable Credit Extension.]

3625860.2	A-1-1 Form of Committed Loan Notice

MASONITE INTERNATIONAL CORPORATION, as Borrower Representative By: _______________________________________ Name: Title:

3625860.2	A-1-2 Form of Committed Loan Notice

EXHIBIT A-2

Form of Prepayment Notice
[Date]
Wells Fargo Bank, National Association, as Administrative Agent
1100 Abernathy Road
Atlanta, Georgia 30328
Attention: Portfolio Manager - Masonite
Telephone:    770-508-1300
Telecopy: 770-804-0551

Ladies and Gentlemen:
Reference is made to the Amended and Restated Credit Agreement dated as of April 9, 2015 (as amended, modified or supplemented from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among Masonite Corporation, Masonite International Corporation (the “Borrower Representative”), each other Borrower from time to time party thereto, the Revolving Credit Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, any syndication agents party thereto, any documentation agents party thereto, and Wells Fargo Capital Finance, LLC, Bank of America, N.A., Royal Bank of Canada, Deutsche Bank Securities Inc. and Barclays Bank PLC, as Joint Lead Arrangers and Joint Lead Bookrunners.
The undersigned hereby gives notice of a prepayment of [Revolving Credit Loans][Swingline Loans] on behalf of ___________________________:
1.    On __________________ (a Business Day).
2.    In the amount of (select one):
$________________
Cdn. $________________
3.    Comprised of _______________________ (Type of [Revolving Credit Loans][Swingline Loans] prepaid).
4.    For Eurodollar Rate Loans or BA Rate Loans: with an Interest Period of [one week] [[one] [two] [three] [six] month[s]].
This prepayment complies with the requirements of Section 2.04(a) or (b), as applicable.

3625860.2	A-2-1 Form of Prepayment Notice

EXHIBIT A-2

MASONITE INTERNATIONAL CORPORATION, as Borrower Representative By: _______________________________________ Name: Title:

3625860.2	A-2-2 Form of Prepayment Notice

Exhibit B

Form of Revolving Credit Note
________, ____

FOR VALUE RECEIVED, the undersigned ([the] [each a] “Borrower” [and collectively, the “Borrowers”]), hereby [jointly and severally] promise[s] to pay to _____________________ or its registered assigns (the “Revolving Credit Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each [U.S.] [Canadian] Revolving Credit Loan from time to time made by the Revolving Credit Lender to the Borrower[s] under that certain Amended and Restated Credit Agreement, dated as of April 9, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Masonite Corporation, Masonite International Corporation, each other Borrower from time to time party thereto, the Revolving Credit Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, any syndication agents party thereto, any documentation agents party thereto, and Wells Fargo Capital Finance, LLC, Bank of America, N.A., Royal Bank of Canada, Deutsche Bank Securities Inc. and Barclays Bank PLC, as Joint Lead Arrangers and Joint Lead Bookrunners.
[The] [Each] Borrower [jointly and severally] promises to pay interest on the unpaid principal amount of each [U.S.] [Canadian] Revolving Credit Loan from the date of such [U.S.] [Canadian] Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Revolving Credit Lender in [Dollars] [Canadian Dollars] in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the [U.S. Guaranty] [Canadian Guaranty] and is secured by the [Canadian] Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. [U.S.] [Canadian] Revolving Credit Loans made by the Revolving Credit Lender shall be evidenced by one or more loan accounts or records maintained by the Revolving Credit Lender and the Administrative Agent in the ordinary course of business. The Revolving Credit Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its [U.S.] [Canadian] Revolving Credit Loans and payments with respect thereto.
[The] [Each] Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

3625860.2	B-1 Form of Revolving Credit Note

[BORROWER NAME] By: ______________________________________ Name: Title:

3625860.2	B-2 Form of Revolving Credit Note

REVOLVING CREDIT LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Revolving Credit Loan	Amount of Revolving Credit Loan	End of Interest Period (If Applicable)	Amount of Principal or Interest Paid this Date	Outstanding Principal Balance This Date	Notation Made By

3625860.2	B-3 Form of Revolving Credit Note

EXHIBIT C-1

Form of Assignment and Assumption
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Revolving Credit Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Revolving Credit Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[for Assignee, indicate [Affiliate][Approved Fund] of [identify Revolving Credit Lender]]

3.	Borrower[s]:

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement: Amended and Restated Credit Agreement, dated as of April 9, 2015, among Masonite Corporation, Masonite International Corporation, each other Borrower from time to time party thereto, the Revolving Credit Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, any syndication agents party thereto, any documentation agents party thereto, and Wells Fargo Capital Finance, LLC, Bank of America, N.A., Royal Bank of Canada, Deutsche Bank Securities Inc. and Barclays Bank PLC, as Joint Lead Arrangers and Joint Lead Bookrunners.

3625860.2	C-1-1 Form of Assignment and Assumption

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Revolving Credit Commitment/Loans for all Revolving Credit Lenders	Amount of Revolving Credit Commitment/ Revolving Credit Loans Assigned	Percentage Assigned of Revolving Credit Commitment/ Revolving Credit Loans	CUSIP Number
	$	$	%

7.	[Trade Date: ]
Effective Date:                      , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR] By: _____________________________________ Title:
ASSIGNEE:
[NAME OF ASSIGNEE] By: _____________________________________ Title:

[Consented to and] Accepted:
Wells Fargo Bank, National Association, as Administrative Agent By: _____________________________________ Title:
[Consented to:]
By: _____________________________________ Title:

3625860.2	C-1-2 Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Revolving Credit Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Revolving Credit Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Revolving Credit Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Revolving Credit Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee (including, without limitation, the documentation required, pursuant to Section 3.01(e) of the Credit Agreement) and (viii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under or pursuant to the Credit Agreement as are delegated to the Administrative Agent and/or the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Revolving Credit Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Revolving Credit Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3625860.2	C-1-3 Form of Assignment and Assumption

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other means of electronic communication shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

3625860.2	C-1-4 Form of Assignment and Assumption

EXHIBIT C-2

Form of Administrative Questionnaire

See attached.

3625860.2	C-2-1 Form of Administrative Questionnaire

Administrative Questionnaire

[US][CANADIAN] REVOLVING CREDIT LENDER INFORMATION FORM

I.    [U.S.][Canadian] Borrower[s] name[s]:    [Company]

II.	Legal Name of [U.S.][Canadian] Revolving Credit Lender for Signature Page: ____________________________________

III.	Name of Revolving Credit Lender for any eventual tombstone: ____________________________________
IV.    Legal Address of Lending Office:        ____________________________________
____________________________________
V.    Contact Information:

Credit Contact     Operations Contact     Draft Doc. Contact     Legal Counsel
Name:    _______________    _______________    _______________    _______________
Title:    _______________    _______________    _______________    _______________
Address:    _______________    _______________    _______________    _______________
_______________    _______________    _______________    _______________
_______________    _______________    _______________    _______________
Telephone:    _______________    _______________    _______________    _______________
Facsimile:    _______________    _______________    _______________    _______________
E-Mail:    _______________    _______________    _______________    _______________

VI.    [U.S.][Canadian] Revolving Credit Lender’s Wire Payment Instructions:

Pay to:	(Name of [U.S.][Canadian] Revolving Credit Lender)

(ABA #)                     (City/State or Province)

(Account #)                 (Account Name)
(Attention)

VII.    [U.S.][Canadian] Revolving Credit Lenders Organizational Structure:

US Corporation: _______________________     Canadian Corporation:________________
Non-US or Canadian (Foreign) Corporation:________________
If Foreign, country of incorporation or organization:_______________________________________
[U.S.][Canadian] Revolving Credit Lender’s Tax Identification Number:    ______________________

Tax withholding Form Attached (For Foreign Lenders):

Wells Fargo Bank, National Association
1

Administrative Questionnaire

[___]    Form W-8 ECI
[___]    Form W-8 BEN
[___]    Form W9

Failure to properly complete and return the applicable form will subject your institution to withholding tax.

Wells Fargo Bank, National Association
2

EXHIBIT D

Form of Compliance Certificate
Financial Statement Date: __________, ____
Wells Fargo Bank, National Association, as Administrative Agent
1100 Abernathy Road
Atlanta, Georgia 30328
Attention: Portfolio Manager - Masonite
Telephone:    770-508-1300
Telecopy: 770-804-0551

Ladies and Gentlemen:
Reference is made to the Amended and Restated Credit Agreement dated as of April 9, 2015 (as amended, modified or supplemented from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among Masonite Corporation (the “Lead U.S. Borrower”), Masonite International Corporation (the “Parent Borrower”), each other Borrower from time to time party thereto (collectively with the Lead U.S. Borrower and the Parent Borrower, the “Borrowers” and, individually, a “Borrower”), the Revolving Credit Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, any syndication agents party thereto, any documentation agents party thereto, and Wells Fargo Capital Finance, LLC, Bank of America, N.A., Royal Bank of Canada, Deutsche Bank Securities Inc. and Barclays Bank PLC, as Joint Lead Arrangers and Joint Lead Bookrunners.
The undersigned, solely in his/her capacity as the [Chief Executive Officer/Chief Financial Officer/Treasurer/Controller] of Parent Borrower and not in his/her personal capacity, hereby certifies that he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrowers, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of Parent Borrower ended as of the above Financial Statement Date, together with the report and opinion of an independent certified public accountant of nationally recognized standing as required by Section 6.01(a) of the Credit Agreement.
[Use following paragraph 1 for quarterly financial statements]
1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of Parent Borrower ended as of the above Financial Statement Date. Such financial statements fairly present the consolidated financial condition, results of operations, shareholders’ equity and cash flows of Parent Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Parent Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3625860.2	D-1 Form of Compliance Certificate

3.    A review of the activities of Parent Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Parent Borrower and its Restricted Subsidiaries performed and observed all their respective obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned during such fiscal period, Parent Borrower and its Restricted Subsidiaries performed and observed each covenant and condition of the Finance Documents applicable to them, and no Default has occurred and is continuing.]
--or--
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4.    Attached hereto on Schedule 2 are the true and correct calculations used in determining the Fixed Charge Coverage Ratio of Parent Borrower and its Consolidated Restricted Subsidiaries for the Measurement Period referred to in such Schedule (which calculations shall be provided to the Administrative Agent in reasonable detail whether or not a Covenant Trigger Event exists and irrespective of the amount of Excess Availability).
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______________, ____.

MASONITE INTERNATIONAL CORPORATION By: ____________________________________ Name: Title:

3625860.2	D-2 Form of Compliance Certificate

EXHIBIT E-1

Form of U.S. Guaranty

See attached.

3625860.2	E-1-1 Form of U.S. Guaranty

[Execution]

U.S. GUARANTY

dated as of May 17, 2011

among

MASONITE CORPORATION,

THE OTHER U.S. BORROWERS FROM TIME TO TIME PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

1822046.5

TABLE OF CONTENTS∗

1822046.5	i

U.S. GUARANTY dated as of May 17, 2011 (as amended, restated, amended and restated, modified or supplemented from time to time, this “Agreement”) among MASONITE CORPORATION, a Delaware corporation (the “Lead U.S. Borrower”), the other U.S. BORROWERS from time to time party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the benefit of the Secured Parties referred to herein.
Masonite Inc., a British Columbia corporation (“Holdings”), Masonite International Corporation, a British Columbia corporation (the “Parent Borrower”) and the Lead U.S. Borrower propose to enter into a Credit Agreement dated as of May 17, 2011 (as amended, restated, amended and restated, modified or supplemented from time to time and including any agreement extending the maturity of, refinancing or otherwise amending, amending and restating or otherwise modifying or restructuring all or any portion of the obligations of Holdings or its Subsidiaries under such agreement or any successor agreement, the “Credit Agreement”) among Holdings, the Parent Borrower, the Lead U.S. Borrower, the other Borrowers from time to time party thereto, the banks and other lending institutions from time to time party thereto (each a “Revolving Credit Lender” and, collectively, the “Revolving Credit Lenders”), Wells Fargo Bank, National Association, as Administrative Agent and as an L/C Issuer (together with its successor or successors in each such capacity, the “Administrative Agent” and an “L/C Issuer”, respectively), any syndication agent party thereto (together with its respective successor or successors in such capacity, the “Syndication Agent”) and any documentation agent party thereto (together with its respective successor or successors in such capacity, the “Documentation Agent”). Capitalized terms used but not defined herein shall have the meaning set forth in the Credit Agreement.
Certain Revolving Credit Lenders or their Affiliates at the time acting as Hedge Banks may from time to time provide forward rate agreements, options, swaps, caps, floors and other Swap Contracts to the Loan Parties. In addition, certain Revolving Credit Lenders or their Affiliates at the time acting as Cash Management Banks may provide treasury management services to, for the benefit of, or otherwise in respect of, the Loan Parties (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements). The Revolving Credit Lenders, each L/C Issuer, the Administrative Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to the Credit Agreement, any Syndication Agent, any Documentation Agents, Wells Fargo Bank, National Association, as collateral agent (together with its successor or successors in such capacity, the “Collateral Agent”), and each Related Party of any of the foregoing and their respective successors and assigns are herein referred to individually as a “Senior Credit Party” and collectively as the “Senior Credit Parties” and the Senior Credit Parties, the Hedge Banks, the Cash Management Banks and their respective successors and assigns are herein referred to individually as a “Secured Party” and collectively, the “Secured Parties”.
To induce the Revolving Credit Lenders to enter into the Credit Agreement and the other Loan Documents, the Cash Management Banks to enter into Secured Cash Management Agreements and the Hedge Banks to enter into Secured Hedge Agreements permitted under the Credit Agreement (the Loan Documents, the Secured Cash Management Agreements and the Secured Hedge Agreements being herein collectively referred to as the “Finance Documents”), and as a condition precedent to the obligations of the Revolving Credit Lenders under the Credit

1822046.5	1

Agreement, the Lead U.S. Borrower and each U.S. Borrower that is either listed on the signature pages hereof or becomes a party hereto from time to time in accordance with Section 5.11 hereof (together with the Lead U.S. Borrower and other U.S. Borrowers, each a “U.S. Guarantor” and, collectively, the “U.S. Guarantors”) have agreed, jointly and severally, to provide a guaranty of all obligations of the U.S. Borrowers and the other U.S. Loan Parties under and in respect of the Finance Documents. As used herein, “Other Loan Parties” means, with respect to any U.S. Guarantor, any and all of the Loan Parties other than such U.S. Guarantor, and “Other U.S. Loan Parties” means, with respect to any U.S. Guarantor, any and all of the U.S. Loan Parties other than such U.S. Guarantor.
Holdings is the direct parent of the Parent Borrower, the Parent Borrower is the direct parent of the Lead U.S. Borrower and each of the U.S. Guarantors is a direct or indirect U.S. Subsidiary of Holdings. Holdings, the Parent Borrower, the Lead U.S. Borrower and the other U.S. Borrowers will receive not insubstantial benefits from the Credit Agreement and the Revolving Credit Loans, Letters of Credit and other financial accommodations to be made, issued or entered into thereunder and from the other financial accommodations to be made under the other Finance Documents.
Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
U.S. GUARANTY

Section 1.01    The U.S. Guaranty. To the fullest extent permitted by Law, each U.S. Guarantor unconditionally guarantees, jointly and severally with the other U.S. Guarantors, as a primary obligor and not merely as a surety: (x) the due and punctual payment of:
(i)    all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding of the type described in Section 8.01(f) or (g) of the Credit Agreement (each an “Insolvency or Liquidation Proceeding”), whether or not allowed or allowable as a claim in any such proceeding) on all U.S. Revolving Credit Loans and U.S. L/C Obligations incurred by any Other U.S. Loan Party as a Borrower under, or any Note issued by any Other U.S. Loan Party as a Borrower pursuant to, the Credit Agreement or any other Loan Document;
(ii)    all amounts now or hereafter payable by any Other U.S. Loan Party as a Guarantor pursuant to any Loan Document;
(iii)    all reasonable, documented, out-of-pocket fees and expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by any Other U.S. Loan Party (including, without limitation, any amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding with respect to such

1822046.5	2

Other U.S. Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to the Credit Agreement or any other Loan Document;
(iv)    all reasonable, documented, out-of-pocket expenses of any Agent as to which one or more of them have a right to reimbursement by any U.S. Loan Party under Section 10.04(a) of the Credit Agreement or under any other similar provision of any Loan Document, including, without limitation, any and all sums advanced by any Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;
(v)    all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by any U.S. Loan Party under Section 10.04(b) of the Credit Agreement or under any other similar provision of any Loan Document;
(vi)    all other amounts now or hereafter payable by any Other U.S. Loan Party and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding with respect to such Other U.S. Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the part of any Other U.S. Loan Party pursuant to any Loan Document;
(vii)    all Cash Management Obligations of a U.S. Loan Party owed or owing under any Secured Cash Management Agreement to a Cash Management Bank; and
(viii)    all Swap Obligations of a U.S. Loan Party permitted under the Credit Agreement owed or owing under any Secured Hedge Agreement to any Hedge Bank;
in each case together with all renewals, modifications, consolidations or extensions thereof and whether now or hereafter due, owing or incurred in any manner, whether actual or contingent, whether incurred solely or jointly with any other Person and whether as principal or surety (and including all liabilities in connection with any notes, bills or other instruments accepted by any Secured Party in connection therewith), together in each case with all renewals, modifications, consolidations or extensions thereof; and (y) the due and punctual performance of all covenants, agreements, obligations and liabilities of each Other U.S. Loan Party under or pursuant to the Finance Documents (all such monetary and other obligations referred to in clauses (x) and (y) above being herein collectively referred to as the “Guaranteed Obligations”).
The books and records of the Administrative Agent showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each U.S. Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.
Anything contained in this Agreement to the contrary notwithstanding, the obligations of each U.S. Guarantor hereunder with respect to Guaranteed Obligations owed by any Other U.S. Loan Party shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such U.S. Guarantor’s obligations hereunder subject to avoidance as a

1822046.5	3

fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such U.S. Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such U.S. Guarantor (i) in respect of intercompany indebtedness to any Other Loan Party or any of its Affiliates to the extent that such indebtedness (A) would be discharged or would be subject to a right of set-off in an amount equal to the amount paid by such U.S. Guarantor hereunder or (B) has been pledged to, and is enforceable by, the Collateral Agent on behalf of the Secured Parties and (ii) under any guaranty of Indebtedness subordinated in right of payment to the Guaranteed Obligations which guaranty contains a limitation as to a maximum amount similar to that set forth in this paragraph pursuant to which the liability of such U.S. Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets of such U.S. Guarantor to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such U.S. Guarantor pursuant to (i) applicable Law or (ii) any agreement providing for an equitable allocation among such U.S. Guarantor and any Other Loan Party and its Affiliates of obligations arising under guaranties by such parties (including the agreements in Article II of this Agreement). If any U.S. Guarantor’s liability hereunder is limited pursuant to this paragraph to an amount that is less than the total amount of the Guaranteed Obligations, then it is understood and agreed that the portion of the Guaranteed Obligations for which such U.S. Guarantor is liable hereunder shall be the last portion of the Guaranteed Obligations to be repaid.

Section 1.02     Guaranty Absolute; Waiver by the U.S. Guarantors.
(a)    Waiver. Each U.S. Guarantor hereby waives, to the fullest extent permitted by Law, presentment to, demand of payment from and protest to the Other Loan Parties of any of the Guaranteed Obligations, and also waives promptness, diligence, notice of acceptance of its guarantee, any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto. Each U.S. Guarantor further waives any right to require that resort be had by any Agent or any other Secured Party to any security held for payment of the Guaranteed Obligations or to any balance of any deposit, account or credit on the books of the any Agent or any other Secured Party in favor of any Loan Party or any other Person. All waivers contained in this Guaranty shall be without prejudice to the right of the Administrative Agent to proceed against any Loan Party or any other Person, whether by separate action or by joinder.
(b)    Guaranty Absolute. Each U.S. Guarantor guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Finance Documents to the fullest extent permitted by Law. The obligations of the U.S. Guarantors under this Agreement are independent of the Guaranteed Obligations, and a separate action or separate actions may be brought and prosecuted against each U.S. Guarantor to enforce this Agreement, irrespective of whether any action is brought against any Other Loan Party or whether any Other Loan Party is joined in any such action or actions. This Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by each U.S. Guarantor, jointly and severally with each other U.S. Guarantor of the Guaranteed Obligations in each and every particular. The

1822046.5	4

obligations of each U.S. Guarantor hereunder are primary obligations concerning which each U.S. Guarantor is the principal obligor. The Secured Parties shall not be required to mitigate damages or take any action to reduce, collect or enforce the Guaranteed Obligations.
The obligations of each U.S. Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which any U.S. Guarantor may have at any time against any Other Loan Party, any Agent or other Secured Party or any other Person, whether in connection herewith or any unrelated transactions. Without limiting the generality of the foregoing, each U.S. Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Other U.S. Loan Party to any Secured Party under the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving any Other U.S. Loan Party.
Each U.S. Guarantor has irrevocably and unconditionally delivered this Agreement to the Administrative Agent, for the benefit of the Secured Parties, and the failure by any Other Loan Party or any other Person to sign this Agreement or a guaranty similar to this Agreement shall not discharge the obligations of any U.S. Guarantor hereunder. The irrevocable and unconditional liability of each U.S. Guarantor hereunder applies whether it is jointly and severally liable for the entire amount of the Guaranteed Obligations, or only for a pro-rata portion, and without regard to any rights (or the impairment thereof) of subrogation, contribution or reimbursement that such U.S. Guarantor may now or hereafter have against any Other Loan Party or any other Person. This Agreement is and shall remain fully enforceable against each U.S. Guarantor irrespective of any defenses that any Other Loan Party may have or assert in respect of the Guaranteed Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, except that a U.S. Guarantor may assert the defense of final payment in full of the Guaranteed Obligations.
(c)    Guaranty Not Affected, Etc. Without limiting the generality of the foregoing, the obligations of each U.S. Guarantor hereunder shall not be released, discharged or otherwise affected or impaired by, and each Guarantor hereby waives any rights (including rights to notice), which such U.S. Guarantor might otherwise have as a result of or in connection with any of the following:
(i)    any extension, renewal, refinancing, settlement, adjustment, alteration, indulgence, forbearance, compromise, acceleration, increase, decrease, waiver or release in respect of any Finance Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation, by operation of Law or otherwise;
(ii)    any change in the manner, place, time or terms of payment of any Guaranteed Obligation or any other amendment, supplement, or modification to, or waiver of any provision of, the Credit Agreement, the Notes, any other Finance Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation or the taking or accepting of any other security, collateral or guarantee, or other assurance of payment, for all or any part of the Guaranteed Obligations;

1822046.5	5

(iii)    any release, non-perfection or invalidity of any direct or indirect security for any Guaranteed Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Guaranteed Obligation or any release of any Other Loan Party or any other guarantor or guarantors of any Guaranteed Obligation;
(iv)    the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Other Loan Party or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any Other Loan Party; or any change, restructuring or termination of the corporate structure or existence of any Other Loan Party; or any sale, lease or transfer of any or all of the assets of any Other Loan Party; or any change in the shareholders, partners, or members of any Other Loan Party; or any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;
(v)    the existence of any claim, set-off or other right (other than a defense of payment or performance) which any U.S. Guarantor may have at any time against any Other Loan Party, any Agent, any other Secured Party or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(vi)    any invalidity or unenforceability relating to or against any Other Loan Party for any reason of the Credit Agreement, any Note, any other Finance Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation or any provision of applicable Law purporting to prohibit the payment by any Other Loan Party of any Guaranteed Obligation, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that the Guaranteed Obligations, or any part thereof, exceed the amount permitted by Law, the act of creating the Guaranteed Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury laws, any Other Loan Party has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from such Other Loan Party, the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;
(vii)    any failure by any Agent or any other Secured Party: (A) to assert, file or enforce a claim or demand or to exercise any right or remedy against any Other Loan Party or its estate (in a bankruptcy or other proceeding); (B) to give notice of the existence, creation or incurrence by any Other Loan Party of any new or additional indebtedness or

1822046.5	6

obligation under or with respect to the Guaranteed Obligations; (C) to commence any action against any Other Loan Party; (D) to disclose to any U.S. Guarantor any facts which such Agent or such other Secured Party may now or hereafter know with regard to any Other Loan Party; or (E) to proceed with due diligence in the collection, protection or realization upon any Collateral securing the Guaranteed Obligations;
(viii)    any direction as to application of payment by any Other Loan Party or any other Person;
(ix)    any subordination by any Secured Party of the payment of any Guaranteed Obligation to the payment of any other liability (whether matured or unmatured) of any Other Loan Party to its creditors;
(x)    any act or failure to act by the Administrative Agent or any other Secured Party under this Agreement or otherwise which may deprive any U.S. Guarantor of any right to subrogation, contribution or reimbursement against any Other Loan Party or any right to recover full indemnity for any payments made by such U.S. Guarantor in respect of the Guaranteed Obligations;
(xi)    any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, willful, unreasonable or unjustifiable impairment) of any Letter of Credit, Collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;
(xii)    the fact that all or any of the Guaranteed Obligations cease to exist by operation of Law, including by way of a discharge, limitation or tolling thereof under applicable Debtor Relief Laws;
(xiii)    any right that any U.S. Guarantor may now or hereafter have under Section 3-606 of the UCC or otherwise to unimpaired Collateral;
(xiv)    any payment by any Other Loan Party to the Administrative Agent, any other Agent or any other Secured Party being held to constitute a preference under Title 11 of the United States Code or any similar federal, foreign or state Law, or for any reason any Agent or any other Secured Party being required to refund such payment or pay such amount to any Other Loan Party or any other Person;
(xv)    any full or partial release of the liability of any Other Loan Party or of any other Person now or hereafter liable, directly or indirectly, jointly, severally or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof; or
(xvi)    any other act or omission to act or delay of any kind by any Loan Party, the Administrative Agent or any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any U.S. Guarantor’s obligations hereunder.

1822046.5	7

Section 1.03     Payments.
(a)    Payments to be Made Upon Default. If any U.S. Loan Party fails to pay or perform any Guaranteed Obligation when due in accordance with its terms (whether at stated maturity, by acceleration or otherwise) or if any Default or Event of Default specified in Section 8.01(f) or (g) of the Credit Agreement occurs with respect to any Loan Party, the U.S. Guarantors shall, forthwith on demand of the Administrative Agent, pay the aggregate amount of all Guaranteed Obligations due and owing to the Administrative Agent.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any U.S. Guarantor hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes on the basis set forth in Section 3.01 of the Credit Agreement.
(c)    Application of Payments.
(i)    Priority of Distributions. After the exercise of remedies provided for in Section 8.02 of the Credit Agreement, all payments received by the Administrative Agent hereunder shall be applied as provided in Section 8.03 of the Credit Agreement.
(ii)    Distributions with Respect to Letters of Credit. Each of the U.S. Guarantors and the Secured Parties agrees and acknowledges that, on the Maturity Date, while an Event of Default exists or as provided in Section 2.04 of the Credit Agreement, if (after all outstanding U.S. Revolving Credit Loans and U.S. L/C Obligations have been paid in full) the Revolving Credit Lenders are to receive a distribution on account of undrawn amounts with respect to U.S. Letters of Credit issued (or deemed issued) under the Credit Agreement, such amounts shall be deposited in the U.S. L/C Cash Collateral Account (as defined in the U.S. Security Agreement) as cash security for the repayment of Guaranteed Obligations owing to the Revolving Credit Lenders as such. Upon termination of all outstanding U.S. Letters of Credit and payment in full of all U.S. L/C Obligations, all of such cash security shall be applied to the remaining Guaranteed Obligations of the Revolving Credit Lenders. If there remains any excess cash security, such excess cash shall be withdrawn by the Collateral Agent from the U.S. L/C Cash Collateral Account and distributed in accordance with Section 1.03(c)(i) hereof.
(d)    Foreign Currency. If any claim arising under or related to this Guaranty is reduced to judgment denominated in a currency (the “Judgment Currency”) other than the currencies in which the Guaranteed Obligations are denominated or the currencies payable hereunder (collectively the “Obligations Currency”), the judgment shall be for the equivalent in the Judgment Currency of the amount of the claim denominated in the Obligations Currency included in the judgment, determined as of the date of judgment. The equivalent of any Obligations Currency amount in any Judgment Currency shall be calculated in accordance with Sections 1.07 and 10.19 of the Credit Agreement. Each U.S. Guarantor shall indemnify the Administrative Agent and hold the Administrative Agent harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof

1822046.5	8

by such U.S. Guarantor or any failure of the amount of any such judgment to be calculated as provided in this paragraph.

Section 1.04    Discharge; Reinstatement in Certain Circumstances. Each U.S. Guarantor’s obligations hereunder shall remain in full force and effect until the latest to occur of (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding), whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all indebtedness outstanding under the U.S. Revolving Credit Facility and termination of all commitments to lend or otherwise extend credit to the U.S. Loan Parties under the Finance Documents, (ii) payment in full in cash of all other Guaranteed Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including reasonable and documented legal fees and other out-of-pocket expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding, in each case, due in accordance with the Finance Documents, but excluding contingent indemnification obligations), (iii) termination, cancellation or cash collateralization (in an amount required by the Credit Agreement) of, all U.S. Letters of Credit issued or deemed issued under the Loan Documents, (iv) termination or cash collateralization (in an amount required by the Credit Agreement) of all U.S. Secured Hedge Agreements, unless other arrangements reasonably satisfactory to the applicable U.S. Hedge Bank have been made with respect to such U.S. Secured Hedge Agreements, and (v) termination or cash collateralization (in an amount required by the Credit Agreement) of all U.S. Secured Cash Management Agreements, unless other arrangements reasonably satisfactory to the applicable U.S. Cash Management Bank have been made with respect to such U.S. Secured Cash Management Agreements, (the occurrence of all of the foregoing being referred to herein as the “Discharge of U.S. Finance Obligations”). No payment or payments made by any Other Loan Party or any other Person or received or collected by any Secured Party from any Other Loan Party or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any U.S. Guarantor hereunder, it being understood that each U.S. Guarantor shall, notwithstanding any such payment or payments, remain liable for the Guaranteed Obligations until the Discharge of U.S. Finance Obligations. If at any time any payment by any Other Loan Party or any other Person of any Guaranteed Obligation is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Other Loan Party or other Person or upon or as a result of the appointment of a receiver, intervener or conservator of, or trustee or similar officer for, such Other Loan Party or other Person or a substantial portion of its respective property or otherwise, each U.S. Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. Each U.S. Guarantor party hereto agrees that payment or performance of any of the Guaranteed Obligations or other acts which toll any statute of limitations applicable to the Guaranteed Obligations shall also toll the statute of limitations applicable to each such U.S. Guarantor’s liability hereunder. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or whether other satisfactory arrangements have been made with respect to Guaranteed Obligations arising under U.S. Secured

1822046.5	9

Cash Management Agreements and U.S. Secured Hedge Agreements unless the Administrative Agent has received prior written notice of such Guaranteed Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable U.S. Cash Management Bank or U.S. Hedge Bank, as the case may be.

Section 1.05     Security for Guaranty. Each U.S. Guarantor party hereto authorizes the Collateral Agent in accordance with the terms and subject to the conditions set forth in the Collateral Documents, (i) to take and hold security consisting of U.S. Collateral for the payment of the Guaranteed Obligations and to exchange, enforce, waive and release any such security, (ii) to apply such security and direct the order or manner of sale thereof as the Collateral Agent in its sole discretion may determine and (iii) to release or substitute any one or more endorsees, other U.S. Guarantors or Other Loan Parties, in each case, as set forth in any Loan Document. The Collateral Agent may, at its election, in accordance with the terms and subject to the conditions set forth in the Collateral Documents, foreclose on any security held by it by one or more judicial or nonjudicial sales, or exercise any other right or remedy available to it against any Loan Party, or any security, without affecting or impairing in any way the liability of any U.S. Guarantor hereunder; provided, that, nothing herein shall be deemed to secured the Guaranteed Obligations with any assets other than the U.S. Collateral.

Section 1.06     Agreement to Pay; Subordination of Subrogation Claims. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent, any other Agent or any other Secured Party has at law or in equity against any U.S. Guarantor by virtue hereof, upon the failure of any Other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each U.S. Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Party as designated thereby in cash the amount of such unpaid Guaranteed Obligations. Upon payment by any U.S. Guarantor of any sums to the Administrative Agent or any other Secured Party as provided above, all rights of such U.S. Guarantor against any Other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall (including, without limitation, in the case of any U.S. Guarantor, any rights of such U.S. Guarantor arising under Article II of this Agreement) in all respects be postponed and deferred, and be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations, until the Discharge of U.S. Finance Obligations. No failure on the part of any Other Loan Party or any other Person to make any payments in respect of any subrogation, contribution, reimbursement, indemnity or similar right (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of any U.S. Guarantor with respect to its obligations hereunder. If any amount shall erroneously be paid to any U.S. Guarantor on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be turned over to the Administrative Agent (duly endorsed by such U.S. Guarantor to the Administrative Agent, if required) to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Finance Documents.

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Section 1.07     Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Other Loan Party under or with respect to the Guaranteed Obligations is stayed upon the insolvency or bankruptcy of such Other Loan Party, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Notes, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other agreement or instrument evidencing or securing the Guaranteed Obligations shall nonetheless be payable by the U.S. Guarantors hereunder, jointly and severally, forthwith on demand by the Administrative Agent, or, following payment in full of the Senior Credit Obligations in respect of the U.S. Revolving Credit Facility and the termination of the U.S. Revolving Credit Commitments, the holders of more than 50% the obligations under all U.S. Secured Hedge Agreements and U.S. Secured Cash Management Agreements, in the manner provided herein.

Section 1.08     No Set-Off. No act or omission of any kind or at any time on the part of any Secured Party in respect of any matter whatsoever shall in any way affect or impair the rights of the Administrative Agent or any other Secured Party to enforce any right, power or benefit under this Agreement, and no set-off, claim, reduction or diminution of any Guaranteed Obligation or any defense of any kind or nature which any U.S. Guarantor has or may have against any Other Loan Party or any Secured Party shall be available against the Administrative Agent or any other Secured Party in any suit or action brought by the Administrative Agent or any other Secured Party to enforce any right, power or benefit provided for by this Agreement; provided that nothing herein shall prevent the assertion by any U.S. Guarantor of any such claim by separate suit or compulsory counterclaim. Except as otherwise provided herein, nothing in this Agreement shall be construed as a waiver by any U.S. Guarantor of any rights or claims which it may have against any Secured Party hereunder or otherwise, but any recovery upon such rights and claims shall be had from such Secured Party separately, it being the intent of this Agreement that each U.S. Guarantor shall be unconditionally, absolutely and jointly and severally obligated to perform fully all its obligations, covenants and agreements hereunder for the benefit of each Secured Party.

ARTICLE II
INDEMNIFICATION, SUBROGATION AND CONTRIBUTION

Section 2.01     Indemnity and Subrogation. In addition to all rights of indemnity and subrogation as the U.S. Guarantors may have under applicable Law (but subject to Section 1.06 above), each U.S. Guarantor (collectively, “Indemnifying Affiliates”) agrees that (i) if a payment shall be made by any U.S. Guarantor (an “Indemnified Guarantor”) under this Agreement in respect of the Guaranteed Obligations of an Indemnifying Affiliate, such Indemnifying Affiliate shall indemnify the Indemnified Guarantor for the full amount of such payment and such Indemnifying Affiliate shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (ii) if any assets of any Indemnified Guarantor shall be sold pursuant to any Finance Document to satisfy a claim of any Secured Party in respect of Guaranteed Obligations of an Indemnifying Affiliate, such Indemnifying Affiliate shall indemnify such Indemnified Guarantor in an amount equal to the fair market value on the date of such sale of the assets so sold.

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Section 2.02     Contribution and Subrogation. Each U.S. Guarantor (a “Contributing Guarantor”) agrees (subject to Section 1.06 above) that, if a payment shall be made by any other U.S. Guarantor under this Agreement or assets of any other U.S. Guarantor shall be sold pursuant to any Collateral Document to satisfy a claim of any Secured Party and such other U.S. Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Indemnifying Affiliates as provided in Section 2.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the fair market value of such assets on the date of the sale, as the case may be, in each case multiplied by a fraction, the numerator of which shall be the net worth of the Contributing Guarantor on the date that the obligation(s) supporting such claim were incurred under this Agreement and the denominator of which shall be the aggregate net worth of all the U.S. Guarantors on such date (or, in the case of any U.S. Guarantor becoming a party hereto pursuant to Section 5.10, the date of the Accession Agreement executed and delivered by such U.S. Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 2.02 shall be subrogated to the rights of such Claiming Guarantor as an Indemnified Guarantor under Section 2.01 to the extent of such payment, in each case subject to the provisions of Section 1.06.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.01     Representations and Warranties; Certain Agreements. Each U.S. Guarantor hereby represents, warrants and covenants as follows:
(a)    All representations and warranties contained in the Credit Agreement that relate to such U.S. Guarantor are true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or “Material Adverse Effect”, in all respects).
(b)    Such U.S. Guarantor agrees to comply with each of the covenants contained in the Credit Agreement and the other Loan Documents that relate to such U.S. Guarantor.

Section 3.02     Information. Each of the U.S. Guarantors assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Other Loan Parties and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such U.S. Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent, any other Agent or any other Secured Party will have any duty to advise any of the U.S. Guarantors of information known to it or any of them regarding such circumstances or risks.

Section 3.03     Subordination by U.S. Guarantors. In addition to the terms of subordination provided for under Section 1.06, each U.S. Guarantor hereby subordinates in right of payment all Indebtedness of the Other Loan Parties owing to it, whether originally contracted with such U.S. Guarantor or acquired by such U.S. Guarantor by assignment, transfer or otherwise, whether now owed or hereafter arising, whether for principal, interest, fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof, to the prior indefeasible payment in full in cash of the Guaranteed Obligations, whether now owed or hereafter arising, whether for principal, interest (including interest accruing during the pendency of any Insolvency

1822046.5	12

or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding), fees, reasonable, documented, out-of-pocket expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof.

ARTICLE IV
SET-OFF

Section 4.01     Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, each Secured Party is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held by or owing to such Secured Party (including, without limitation, branches, agencies or Affiliates of such Secured Party wherever located) to or for the credit or account of any U.S. Guarantor against obligations and liabilities of such U.S. Guarantor then due to the Secured Parties hereunder, under the other Finance Documents or otherwise, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Secured Party subsequent thereto.

ARTICLE V
MISCELLANEOUS

Section 5.01     Notices.
(a)    Notices Generally. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (b) below) electronic mail address specified for notices: (i) in the case of any U.S. Guarantor as specified in or pursuant to Section 10.02 of the Credit Agreement; (ii) in the case of the Administrative Agent, the Collateral Agent or any Revolving Credit Lender, as specified in or pursuant to Section 10.02 of the Credit Agreement; (iii) in the case of any Hedge Bank, as set forth in any applicable Secured Hedge Agreement; (iv) in the case of any Cash Management Bank, as set forth in any applicable Secured Cash Management Agreement; or (v) in the case of any party at such other address as shall be designated by such party in a notice to the Administrative Agent and each other party hereto. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

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(b)    Electronic Communications. Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Revolving Credit Lender or L/C Issuer if such Revolving Credit Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 5.02     Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the U.S. Guarantors may assign or transfer any of its interests and obligations without prior written consent of the Administrative Agent (and any such purported assignment or transfer without such consent shall be void); provided further that the rights of each Revolving Credit Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in Section 10.06 of the Credit Agreement. Upon the assignment by any Senior Credit Party of all or any portion of its rights and obligations under the Credit Agreement pursuant to the terms thereof (including all or any portion of its Revolving Credit Commitments and the Revolving Credit Loans owing to it) or any other Loan Document to any other Person, such other Person shall thereupon become vested with all the benefits and responsibilities in respect thereof granted to such transferor or assignor herein or otherwise.

Section 5.03     No Waivers; Non-Exclusive Remedies. No failure or delay on the part of any Agent or any Secured Party to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege under this Agreement or any other Finance Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and in the other Finance Documents are cumulative and are not exclusive of any other rights or remedies provided by Law.

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Section 5.04     Enforcement. The Secured Parties agree that (a) this Agreement may be enforced only by (i) the action of the Administrative Agent (who may be acting upon the instructions of the Required Revolving Lenders if required under the Loan Documents), or (ii) after the date on which all of the Senior Credit Obligations have been paid in full and all Revolving Credit Commitments have been terminated, the holders of more than 50% of the obligations under all U.S. Secured Hedge Agreements and U.S. Secured Cash Management Agreements and (b) no other Secured Party shall have any right individually to seek to enforce this Agreement, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the holders of more than 50% of the outstanding obligations under all U.S. Secured Cash Management Agreements and U.S. Secured Hedge Agreements, as the case may be as provided above, for the benefit of the Secured Parties upon the terms of this Agreement.

Section 5.05     Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each U.S. Guarantor directly or indirectly affected by such amendment or waiver (it being understood that the addition or release of any U.S. Guarantor hereunder shall not constitute an amendment or waiver affecting any U.S. Guarantor other than the U.S. Guarantor so added or released) and either (i) at all times prior to the time at which all Senior Credit Obligations in respect of the U.S. Revolving Credit Facility have been paid in full and all U.S. Revolving Credit Commitments have been terminated, the Administrative Agent (with the consent of the Required Lenders or, to the extent required by Section 10.01 of the Credit Agreement, such other portion of the Revolving Credit Lenders as may be specified therein) or (ii) at all times after the Senior Credit Obligations in respect of the U.S. Revolving Credit Facility have been paid in full and all US. Revolving Credit Commitments have been terminated, the holders of more than 50% of the obligations under all U.S. Secured Hedge Agreements and U.S. Secured Cash Management Agreements.

Section 5.06     Governing Law; Submission to Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York in New York County, and of the United States for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or to the fullest extent permitted by applicable Law, in such federal court. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such action or proceeding arising out of or relating to this Agreement brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum. Each U.S. Guarantor hereby irrevocably appoints Corporation Service Company its authorized agent to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 5.06 and consents to process

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being served in any such suit, action or proceeding upon Corporation Service Company in any manner or by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to such U.S. Guarantor’s address referred to in Section 5.01. Each U.S. Guarantor agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by Law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Section 5.06 shall affect the right of any Secured Party to serve process in any manner permitted by Law or limit the right of any Secured Party to bring proceedings against any U.S. Guarantor in the courts of any jurisdiction or jurisdictions.

Section 5.07     Limitation of Law; Severability.
(a)    All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all of the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Law which may be controlling and be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable Law.
(b)    If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.08     Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the other Finance Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement shall become effective with respect to each U.S. Guarantor when the Administrative Agent shall have received counterparts hereof signed by itself and such U.S. Guarantor. This Agreement may be transmitted and/or signed by facsimile or Adobe PDF file and if so transmitted or signed, shall, subject to requirements of Law, have the same force and effect as a manually signed original and shall be binding on the U.S. Guarantors and the Administrative Agent.

Section 5.09     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

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Section 5.10     Additional U.S. Guarantors. It is understood and agreed that any Subsidiary of Holdings that is required by the Credit Agreement to execute an Accession Agreement and counterpart of this Agreement after the date hereof shall, upon due execution and delivery of such Accession Agreement and counterpart of this Agreement to the Administrative Agent, become a U.S. Guarantor hereunder with the same force and effect as if originally named as a U.S. Guarantor hereunder. The execution and delivery of any such instrument shall not require the consent of any other U.S. Guarantor or other parties hereunder except for the Administrative Agent. The rights and obligations of each U.S. Guarantor or other party hereunder shall remain in full force and effect notwithstanding the addition of any new U.S. Guarantor as a party to this Agreement.

Section 5.11     Termination; Release of U.S. Guarantors.
(a)    Termination. Upon the Discharge of U.S. Finance Obligations, this Agreement shall, subject to Section 1.04 hereof, automatically terminate and have no further force or effect, at which time the Administrative Agent shall promptly execute and deliver to any U.S. Guarantor, at such U.S. Guarantor’s expense, all documents that such U.S. Guarantor may reasonably request to evidence such termination.
(b)    Release of U.S. Guarantors. If all of the capital stock of one or more of the U.S. Guarantors is sold or otherwise disposed of to a Person other than Holdings or its Subsidiaries or is liquidated, in each case in compliance with the requirements of Section 7.04 or 7.05 of the Credit Agreement (or such sale, other disposition or liquidation has been approved in writing by the Required Lenders (or all or such other portion of the Revolving Credit Lenders, if required by Section 10.01 of the Credit Agreement) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such U.S. Guarantor or U.S. Guarantors shall be released from this Agreement, and this Agreement shall, as to each such U.S. Guarantor or U.S. Guarantors, automatically terminate and have no further force or effect (it being understood and agreed that the sale in compliance with Section 7.04 or 7.05 of the Credit Agreement of one or more Persons that own, directly or indirectly, all of the capital stock of any U.S. Guarantor to a Person other than Holdings or its Subsidiaries shall be deemed to be a sale of such U.S. Guarantor for purposes of this Section 5.11(b)), at which time the Administrative Agent shall promptly execute and deliver to any U.S. Guarantor, at such Guarantor’s expense, all documents that such U.S. Guarantor may reasonably request to evidence such termination.

Section 5.12     Conflict. To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of the Credit Agreement, on the other hand, the Credit Agreement shall control.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

U.S GUARANTORS:                MASONITE CORPORATION

By: ______________________________________
Name:
Title:

MASONITE PRIMEBOARD, INC.

By:
Name:
Title:

FLORIDA MADE DOOR CO.

By:
Name:
Title:

S-1	[US Guaranty]

Agreed to and Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By: ________________________________________
Name:
Title:

S-2	[US Guaranty]

EXHIBIT E-2

Form of Canadian Guaranty

See attached.

3625860.2	E-2-1 Form of Canadian Guaranty

CANADIAN GUARANTEE
dated as of May 17, 2011
among
MASONITE INTERNATIONAL CORPORATION
and
MASONITE INC.
and
THE CANADIAN SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY
HERETO
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

i

CANADIAN GUARANTEE dated as of May 17, 2011 (as amended, restated, amended and restated, modified or supplemented from time to time, this “Agreement”) among MASONITE INTERNATIONAL CORPORATION, a British Columbia corporation (the “Parent Borrower”), MASONITE INC., a British Columbia corporation (“Holdings”) and the CANADIAN SUBSIDIARY GUARANTORS from time to time party hereto and WELLS FARGO CAPITAL FINANCE, LLC, as Administrative Agent for the benefit of the Secured Parties referred to herein.

Holdings, Parent Borrower and Masonite Corporation, a Delaware corporation (the “Lead U.S. Borrower”) propose to enter into a Credit Agreement dated as of May 17, 2011 (as amended, restated, amended and restated, modified or supplemented from time to time and including any agreement extending the maturity of, refinancing or otherwise amending, amending and restating or otherwise modifying or restructuring all or any portion of the obligations of Holdings or its Subsidiaries under such agreement or any successor agreement, the “Credit Agreement”) among Holdings, the Parent Borrower, the Lead U.S. Borrower, the other Borrowers from time to time party thereto, the banks and other lending institutions from time to time party thereto (each a “Revolving Credit Lender” and, collectively, the “Revolving Credit Lenders”), Wells Fargo Capital Finance, LLC, as Administrative Agent and as an L/C Issuer (together with its successor or successors in each such capacity, the “Administrative Agent” and an “L/C Issuer”, respectively), any syndication agent party thereto (together with its respective successor or successors in such capacity, the “Syndication Agent”) and any documentation agent party thereto (together with its respective successor or successors in such capacity, the “Documentation Agent”). Capitalized terms used but not defined herein shall have the meaning set forth in the Credit Agreement.

Certain Revolving Credit Lenders or their Affiliates at the time acting as Hedge Banks may from time to time provide forward rate agreements, options, swaps, caps, floors and other Swap Contracts to the Loan Parties. In addition, certain Revolving Credit Lenders or their Affiliates at the time acting as Cash Management Banks may provide treasury management services to, for the benefit of, or otherwise in respect of, the Loan Parties (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements). The Revolving Credit Lenders, each L/C Issuer, the Administrative Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to the Credit Agreement, any Syndication Agent, any Documentation Agent, Wells Fargo Capital Finance, LLC, as collateral agent (together with its successor or successors in such capacity, the “Collateral Agent”), and each Related Party of any of the foregoing and their respective successors and assigns are herein referred to individually as a “Senior Credit Party” and collectively as the “Senior Credit Parties” and the Senior Credit Parties, the Hedge Banks, the Cash Management Banks and their respective successors and assigns are herein referred to individually as a “Secured Party” and collectively, the “Secured Parties”.

To induce the Revolving Credit Lenders to enter into the Credit Agreement and the other Loan Documents, the Cash Management Banks to enter into Secured Cash Management Agreements and the Hedge Banks to enter into Secured Hedge Agreements permitted under the Credit Agreement (the Loan Documents, the Secured Cash Management Agreements and the Secured Hedge Agreements being herein collectively referred to as the “Finance Documents”), and as a condition precedent to the obligations of the Revolving Credit.

Lenders under the Credit Agreement, the Parent Borrower and each other Subsidiary of Holdings that is organized under the laws of Canada or any political subdivision thereof and that is either listed on the signature pages hereof or becomes a party hereto from time to time in accordance with Section 5.11 hereof (each a “Canadian Subsidiary Guarantor” and, collectively, the “Canadian Subsidiary Guarantors” and, together with Holdings, each a “Canadian Guarantor” and, collectively, the “Canadian Guarantors”) have agreed, jointly and severally, to provide a guarantee of all obligations of the Borrowers and the other Loan Parties under and in respect of the Finance Documents. As used herein, “Other Loan Parties” means, with respect to any Canadian Guarantor, any and all of the Loan Parties other than such Canadian Guarantor.

Holdings is the direct parent of the Parent Borrower, the Parent Borrower is the direct parent of the Lead U.S. Borrower and each of the Canadian Subsidiary Guarantors is a direct or indirect Canadian Subsidiary of Holdings. Holdings, the Parent Borrower and the Canadian Subsidiary Guarantors will receive not insubstantial benefits from the Credit Agreement and the Revolving Credit Loans, Letters of Credit and other financial accommodations to be

1

made; issued or entered into thereunder and from the other financial accommodations to be made under the other Finance Documents.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
CANADIAN GUARANTEE

Section 1.01 The Canadian Guarantee.
To the fullest extent permitted by Law, each Canadian Guarantor unconditionally guarantees, jointly and severally with the other Canadian Guarantors, as a primary obligor and not merely as a surety: (x) the due and punctual payment of:
(i) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding of the type described in Section 8.01(f) or (g) of the Credit Agreement (each an “Insolvency or Liquidation Proceeding”), whether or not allowed or allowable as a claim in any such proceeding) on all Revolving Credit Loans and L/C Obligations incurred by any Other Loan Party as a Borrower under, or any Note issued by any Other Loan Party as a Borrower pursuant to, the Credit Agreement or any other Loan Document;
(ii) all amounts now or hereafter payable by any Other Loan Party as a Guarantor pursuant to any Loan Document;
(iii) all reasonable, documented, out-of-pocket fees and expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by any Other Loan Party (including, without limitation, any amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding with respect to such Other Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to the Credit Agreement or any other Loan Document;
(iv) all reasonable, documented, out-of-pocket expenses of any Agent as to which one or more of them have a right to reimbursement by any Loan Party under Section 10.04(a) of the Credit Agreement or under any other similar provision of any Loan Document, including, without limitation, any and all sums advanced by any Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;
(v) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by any Loan Party under Section 10.04(b) of the Credit Agreement or under any other similar provision of any Loan Document;
(vi) all other amounts now or hereafter payable by any Other Loan Party and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding with respect to such Other Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the part of any Other Loan Party pursuant to any Loan Document;
(vii) all Cash Management Obligations of a Loan Party owed or owing under any Secured Cash Management Agreement to a Cash Management Bank; and
(viii) all Swap Obligations of a Loan Party permitted under the Credit Agreement owed or owing under any Secured Hedge Agreement to any Hedge Bank;
in each case together with all renewals, modifications, consolidations or extensions thereof and whether now or hereafter due, owing or incurred in any manner, whether actual or contingent, whether incurred solely or jointly with any other Person and whether as principal or surety (and including all liabilities in connection with any notes, bills or other instruments accepted by any Secured Party in connection therewith), together in each case with all renewals, modifications, consolidations or extensions thereof; and (y) the due and punctual performance of all covenants, agreements, obligations and liabilities of each Other Loan Party under or pursuant to the Finance Documents (all such monetary and other obligations referred to in clauses (x) and (y) above being herein collectively referred to as the “Guaranteed Obligations”).

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The books and records of the Administrative Agent showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Canadian Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.
Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Canadian Guarantor hereunder with respect to Guaranteed Obligations owed by any Other Loan Party shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Canadian Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under any provisions of applicable Law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Canadian Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Canadian Guarantor (i) in respect of intercompany indebtedness to any Other Loan Party or any of its Affiliates to the extent that such indebtedness (A) would be discharged or would be subject to a right of set-off in an amount equal to the amount paid by such Canadian Guarantor hereunder or (B) has been pledged to, and is enforceable by, the Collateral Agent on behalf of the Secured Parties and (ii) under any guarantee of Indebtedness subordinated in right of payment to the Guaranteed Obligations which guarantee contains a limitation as to a maximum amount similar to that set forth in this paragraph pursuant to which the liability of such Canadian Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets of such Canadian Guarantor to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Canadian Guarantor pursuant to (i) applicable Law or (ii) any agreement providing for an equitable allocation among such Canadian Guarantor and any Other Loan Party and its Affiliates of obligations arising under guaranties by such parties (including the agreements in Article II of this Agreement). If any Canadian Guarantor’s liability hereunder is limited pursuant to this paragraph to an amount that is less than the total amount of the Guaranteed Obligations, then it is understood and agreed that the portion of the Guaranteed Obligations for which such Canadian Guarantor is liable hereunder shall be the last portion of the Guaranteed Obligations to be repaid.

Section 1.02 Guarantee Absolute; Waiver by the Canadian Guarantors.
(a) Waiver. Each Canadian Guarantor hereby waives, to the fullest extent permitted by Law, presentment to, demand of payment from and protest to the Other Loan Parties of any of the Guaranteed Obligations, and also waives promptness, diligence, notice of acceptance of its guarantee, any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto. Each Canadian Guarantor further waives any right to require that resort be had by any Agent or any other Secured Party to any security held for payment of the Guaranteed Obligations or to any balance of any deposit, account or credit on the books of the any Agent or any other Secured Party in favor of any Loan Party or any other Person. All waivers contained in this Guarantee shall be without prejudice to the right of the Administrative Agent to proceed against any Loan Party or any other Person, whether by separate action or by joinder.
(b) Guarantee Absolute. Each Canadian Guarantor guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Finance Documents to the fullest extent permitted by Law. The obligations of the Canadian Guarantors under this Agreement are independent of the Guaranteed Obligations, and a separate action or separate actions may be brought and prosecuted against each Canadian Guarantor to enforce this Agreement, irrespective of whether any action is brought against any Other Loan Party or whether any Other Loan Party is joined in any such action or actions. This Agreement is an absolute and unconditional guarantee of payment when due, and not of collection, by each Canadian Guarantor, jointly and severally with each other Canadian Guarantor of the Guaranteed Obligations in each and every particular. The obligations of each Canadian Guarantor hereunder are primary obligations concerning which each Canadian Guarantor is the principal obligor. The Secured Parties shall not be required to mitigate damages or take any action to reduce, collect or enforce the Guaranteed Obligations.

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The obligations of each Canadian Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which any Canadian Guarantor may have at any time against any Other Loan Party, any Agent or other Secured Party or any other Person, whether in connection herewith or any unrelated transactions. Without limiting the generality of the foregoing, each Canadian Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Other Canadian Loan Party to any Secured Party under the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving any Other Canadian Loan Party.
Each Canadian Guarantor has irrevocably and unconditionally delivered this Agreement to the Administrative Agent, for the benefit of the Secured Parties, and the failure by any Other Loan Party or any other Person to sign this Agreement or a guarantee similar to this Agreement shall not discharge the obligations of any Canadian Guarantor hereunder. The irrevocable and unconditional liability of each Canadian Guarantor hereunder applies whether it is jointly and severally liable for the entire amount of the Guaranteed Obligations, or only for a pro-rata portion, and without regard to any rights (or the impairment thereof) of subrogation, contribution or reimbursement that such Canadian Guarantor may now or hereafter have against any Other Loan Party or any other Person. This Agreement is and shall remain fully enforceable against each Canadian Guarantor irrespective of any defenses that any Other Loan Party may have or assert in respect of the Guaranteed Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, except that a Canadian Guarantor may assert the defense of final payment in full of the Guaranteed Obligations.
(c) Guarantee Not Affected, Etc. Without limiting the generality of the foregoing, the obligations of each Canadian Guarantor hereunder shall not be released, discharged or otherwise affected or impaired by, and each Guarantor hereby waives any rights (including rights to notice), which such Canadian Guarantor might otherwise have as a result of or in connection with any of the following:
(i) any extension, renewal, refinancing, settlement, adjustment, alteration, indulgence, forbearance, compromise, acceleration, increase, decrease, waiver or release in respect of any Finance Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation, by operation of Law or otherwise;
(ii) any change in the manner, place, time or terms of payment of any Guaranteed Obligation or any other amendment, supplement, or modification to, or waiver of any provision of, the Credit Agreement, the Notes, any other Finance Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation or the taking or accepting of any other security, collateral or guarantee, or other assurance of payment, for all or any part of the Guaranteed Obligations;
(iii) any release, non-perfection or invalidity of any direct or indirect security for any Guaranteed Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Guaranteed Obligation or any release of any Other Loan Party or any other guarantor or guarantors of any Guaranteed Obligation;
(iv) the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Other Loan Party or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any Other Loan Party; or any change, restructuring or termination of the corporate structure or existence of any Other Loan Party; or any sale, lease or transfer of any or all of the assets of any Other Loan Party; or any change in the shareholders, partners, or members of any Other Loan Party; or any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;
(v) the existence of any claim, set-off or other right (other than a defense of payment or performance) which any Canadian Guarantor may have at any time against any Other Loan Party, any Agent, any other Secured Party or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(vi) any invalidity or unenforceability relating to or against any Other Loan Party for any reason of the Credit Agreement, any Note, any other Finance Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation or any provision of applicable Law purporting to prohibit the payment by any Other Loan Party of any Guaranteed Obligation, or any document or agreement executed in connection with the

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Guaranteed Obligations, for any reason whatsoever, including the fact that the Guaranteed Obligations, or any part thereof, exceed the amount permitted by Law, the act of creating the Guaranteed Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury laws, any Other Loan Party has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from such Other Loan Party, the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;
(vii) any failure by any Agent or any other Secured Party: (A) to assert, file or enforce a claim or demand or to exercise any right or remedy against any Other Loan Party or its estate (in a bankruptcy or other proceeding); (B) to give notice of the existence, creation or incurrence by any Other Loan Party of any new or additional indebtedness or obligation under or with respect to the Guaranteed Obligations; (C) to commence any action against any Other Loan Party; (D) to disclose to any Canadian Guarantor any facts which such Agent or such other Secured Party may now or hereafter know with regard to any Other Loan Party; or (E) to proceed with due diligence in the collection, protection or realization upon any Collateral securing the Guaranteed Obligations;
(viii) any direction as to application of payment by any Other Loan Party or any other Person;
(ix) any subordination by any Secured Party of the payment of any Guaranteed Obligation to the payment of any other liability (whether matured or unmatured) of any Other Loan Party to its creditors;
(x) any act or failure to act by the Administrative Agent or any other Secured Party under this Agreement or otherwise which may deprive any Canadian Guarantor of any right to subrogation, contribution or reimbursement against any Other Loan Party or any right to recover full indemnity for any payments made by such Canadian Guarantor in respect of the Guaranteed Obligations;
(xi) any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, willful, unreasonable or unjustifiable impairment) of any Letter of Credit, Collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;
(xii) the fact that all or any of the Guaranteed Obligations cease to exist by operation of Law, including by way of a discharge, limitation or tolling thereof under applicable Debtor Relief Laws;
(xiii) any right that any Canadian Guarantor may now or hereafter have under the PPSA or otherwise to unimpaired Collateral;
(xiv) any payment by any Other Loan Party to the Administrative Agent, any other Agent or any other Secured Party being held to constitute a preference under Title 11 of the United States Code or any similar federal, foreign, provincial, state or local Law, or for any reason any Agent or any other Secured Party being required to refund such payment or pay such amount to any Other Loan Party or any other Person;
(xv) any full or partial release of the liability of any Other Loan Party or of any other Person now or hereafter liable, directly or indirectly, jointly, severally or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof; or
(xvi) any other act or omission to act or delay of any kind by any Loan Party, the Administrative Agent or any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any Canadian Guarantor’s obligations hereunder.

Section 1.03 Payments.
(a) Payments to be Made Upon Default. If any Loan Party fails to pay or perform any Guaranteed Obligation when due in accordance with its terms (whether at stated maturity, by acceleration or otherwise) or if any Default or Event of Default specified in Section 8.01(f) or (g) of the Credit Agreement occurs with respect to any Loan Party, the Canadian Guarantors shall, forthwith on demand of the Administrative Agent, pay the aggregate amount of all Guaranteed Obligations due and owing to the Administrative Agent.

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(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Canadian Guarantor hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes on the basis set forth in Section 3.01 of the Credit Agreement. If at any time any applicable Law requires any Canadian Guarantor to make any such deduction or withholding from any such payment, the sum due from such Guarantor with respect to such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the applicable Secured Party receives a net sum equal to the sum which it would have received had no deduction or withholding been required.
(c) Application of Payments.
(i) Priority of Distributions. After the exercise of remedies provided for in Section 8.02 of the Credit Agreement, all payments received by the Administrative Agent hereunder shall be applied as provided in Section 8.03 of the Credit Agreement.
(ii) Distributions with Respect to Letters of Credit. Each of the Canadian Guarantors and the Secured Parties agrees and acknowledges that, on the Maturity Date, while an Event of Default exists or as provided in Section 2.04 of the Credit Agreement, if (after all outstanding Revolving Credit Loans and L/C Obligations have been paid in full) the Revolving Credit Lenders are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued (or deemed issued) under the Credit Agreement, such amounts shall be deposited in the U.S. L/C Cash Collateral Account (as defined in the U.S. Security Agreement) or the Canadian L/C Cash Collateral Account (as defined in the Canadian Security Agreement), as applicable, as cash security for the repayment of Guaranteed Obligations owing to the Revolving Credit Lenders as such. Upon termination of all outstanding Letters of Credit and payment in full of all L/C Obligations, all of such cash security shall be applied to the remaining Guaranteed Obligations of the Revolving Credit Lenders. If there remains any excess cash security, such excess cash shall be withdrawn by the Collateral Agent from the U.S. L/C Cash Collateral Account or the Canadian Cash Collateral Account, as applicable, and distributed in accordance with Section 1.03(c)(i) hereof.
(d) Foreign Currency. If any claim arising under or related to this Agreement is reduced to judgment denominated in a currency (the “Judgment Currency”) other than the currencies in which the Guaranteed Obligations are denominated or the currencies payable hereunder (collectively the “Obligations Currency”), the judgment shall be for the equivalent in the Judgment Currency of the amount of the claim denominated in the Obligations Currency included in the judgment, determined as of the date of judgment. The equivalent of any Obligations Currency amount in any Judgment Currency shall be calculated in accordance with Sections 1.07 and 10.19 of the Credit Agreement. Each Canadian Guarantor shall indemnify the Administrative Agent and hold the Administrative Agent harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by such Canadian Guarantor or any failure of the amount of any such judgment to be calculated as provided in this paragraph.
(e) Interest. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 days) and divided by the number of days in the shorter period (360 days, in the example).
(b) Any provision of this Agreement that would oblige a Canadian Guarantor to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Guarantor, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.
(c) If any provision of this Agreement would oblige a Canadian Guarantor to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Secured Party of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Secured Party of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

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(i) first, by reducing the amount or rate of interest; and
(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

Section 1.04 Discharge; Reinstatement in Certain Circumstances.
Each Canadian Guarantor’s obligations hereunder shall remain in full force and effect until the latest to occur of (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding), whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all indebtedness outstanding under the Revolving Credit Facility and termination of all commitments to lend or otherwise extend credit to the Loan Parties under the Finance Documents, (ii) payment in full in cash of all other Guaranteed Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including reasonable and documented legal fees and other out-of-pocket expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding, in each case, due in accordance with the Finance Documents, but excluding contingent indemnification obligations), (iii) termination, cancellation or cash collateralization (in an amount required by the Credit Agreement) of, all Letters of Credit issued or deemed issued under the Loan Documents, (iv) termination or cash collateralization (in an amount required by the Credit Agreement) of all Secured Hedge Agreements, unless other arrangements reasonably satisfactory to the applicable Hedge Bank have been made with respect to such Secured Hedge Agreements and (v) termination or cash collateralization (in an amount required by the Credit Agreement) of all Secured Cash Management Agreements, unless other arrangements reasonably satisfactory to the applicable Cash Management Bank have been made with respect to such Cash Management Agreements (the occurrence of all of the foregoing being referred to herein as the “Discharge of Finance Obligations”). No payment or payments made by any Other Loan Party or any other Person or received or collected by any Secured Party from any Other Loan Party or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Canadian Guarantor hereunder, it being understood that each Canadian Guarantor shall, notwithstanding any such payment or payments, remain liable for the Guaranteed Obligations until the Discharge of Finance Obligations. If at any time any payment by any Other Loan Party or any other Person of any Guaranteed Obligation is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Other Loan Party or other Person or upon or as a result of the appointment of a receiver, intervener or conservator of, or trustee or similar officer for, such Other Loan Party or other Person or a substantial portion of its respective property or otherwise, each Canadian Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. Each Canadian Guarantor party hereto agrees that payment or performance of any of the Guaranteed Obligations or other acts which toll any statute of limitations applicable to the Guaranteed Obligations shall also toll the statute of limitations applicable to each such Canadian Guarantor’s liability hereunder. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or whether other satisfactory arrangements have been made with respect to Guaranteed Obligations arising under Canadian Secured Cash Management Agreements and Canadian Secured Hedge Agreements unless the Administrative Agent has received prior written notice of such Guaranteed Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Canadian Cash Management Bank or Canadian Hedge Bank, as the case may be.

Section 1.05 Security for Guarantee.
Each Canadian Guarantor party hereto authorizes the Collateral Agent in accordance with the terms and subject to the conditions set forth in the Collateral Documents, (i) to take and hold security consisting of Collateral for the payment of the Guaranteed Obligations and to exchange, enforce, waive and release any such security, (ii) to apply such security and direct the order or manner of sale thereof as the Collateral Agent in its sole discretion may

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determine and (iii) to release or substitute any one or more endorsees, other Canadian Guarantors or Other Loan Parties, in each case, as set forth in any Loan Document. The Collateral Agent may, at its election, in accordance with the terms and subject to the conditions set forth in the Collateral Documents, foreclose on any security held by it by one or more judicial or nonjudicial sales, or exercise any other right or remedy available to it against any Loan Party, or any security, without affecting or impairing in any way the liability of any Canadian Guarantor hereunder.

Section 1.06 Agreement to Pay; Subordination of Subrogation Claims.
In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent, any other Agent or any other Secured Party has at law or in equity against any Canadian Guarantor by virtue hereof, upon the failure of any Other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Canadian Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Party as designated thereby in cash the amount of such unpaid Guaranteed Obligations. Upon payment by any Canadian Guarantor of any sums to the Administrative Agent or any other Secured Party as provided above, all rights of such Canadian Guarantor against any Other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall (including, without limitation, in the case of any Canadian Guarantor, any rights of such Canadian Guarantor arising under Article II of this Agreement) in all respects be postponed and deferred, and be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations, until the Discharge of Finance Obligations. No failure on the part of any Other Loan Party or any other Person to make any payments in respect of any subrogation, contribution, reimbursement, indemnity or similar right (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of any Canadian Guarantor with respect to its obligations hereunder. If any amount shall erroneously be paid to any Canadian Guarantor on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be turned over to the Administrative Agent (duly endorsed by such Canadian Guarantor to the Administrative Agent, if required) to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Finance Documents.

Section 1.07 Stay of Acceleration.
If acceleration of the time for payment of any amount payable by any Other Loan Party under or with respect to the Guaranteed Obligations is stayed upon the insolvency or bankruptcy of such Other Loan Party, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Notes, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other agreement or instrument evidencing or securing the Guaranteed Obligations shall nonetheless be payable by the Canadian Guarantors hereunder, jointly and severally, forthwith on demand by the Administrative Agent, or, following payment in full of the Senior Credit Obligations in respect of the Revolving Credit Facility and the termination of the Revolving Credit Commitments, the holders of more than 50% the obligations under all Secured Hedge Agreements and Secured Cash Management Agreements, in the manner provided herein.

Section 1.08 No Set-Off.
No act or omission of any kind or at any time on the part of any Secured Party in respect of any matter whatsoever shall in any way affect or impair the rights of the Administrative Agent or any other Secured Party to enforce any right, power or benefit under this Agreement, and no set-off, claim, reduction or diminution of any Guaranteed Obligation or any defense of any kind or nature which any Canadian Guarantor has or may have against any Other Loan Party or any Secured Party shall be available against the Administrative Agent or any other Secured Party in any suit or action brought by the Administrative Agent or any other Secured Party to enforce any right, power or benefit provided for by this Agreement; provided that nothing herein shall prevent the assertion by any Canadian Guarantor of any such claim by separate suit or compulsory counterclaim. Except as otherwise provided herein, nothing in this Agreement shall be construed as a waiver by any Canadian Guarantor of any rights or claims which it may have against any Secured Party hereunder or otherwise, but any recovery upon such rights and claims shall be had from such Secured Party separately, it being the intent of this Agreement that each Canadian Guarantor shall be unconditionally, absolutely and jointly and severally obligated to perform fully all its obligations, covenants and agreements hereunder for the benefit of each Secured Party.

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ARTICLE II
SECURITY INTERESTS

Section 2.01 Indemnity and Subrogation.
In addition to all rights of indemnity and subrogation as the Canadian Guarantors may have under applicable Law (but subject to Section 1.06 above), each Canadian Guarantor and the Parent Borrower (collectively, “Indemnifying Affiliates”) agrees that (i) if a payment shall be made by any Canadian Guarantor (an “Indemnified Guarantor”) under this Agreement in respect of the Guaranteed Obligations of an Indemnifying Affiliate, such Indemnifying Affiliate shall indemnify the Indemnified Guarantor for the full amount of such payment and such Indemnifying Affiliate shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (ii) if any assets of any Indemnified Guarantor shall be sold pursuant to any Finance Document to satisfy a claim of any Secured Party in respect of Guaranteed Obligations of an Indemnifying Affiliate, the Indemnifying Affiliate shall indemnify such Indemnified Guarantor in an amount equal to the fair market value on the date of such sale of the assets so sold.

Section 2.02 Contribution and Subrogation.
Each Canadian Guarantor (a “Contributing Guarantor”) agrees (subject to Section 1.06 above) that, if a payment shall be made by any other Canadian Guarantor under this Agreement or assets of any other Canadian Guarantor shall be sold pursuant to any Collateral Document to satisfy a claim of any Secured Party and such other Canadian Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Indemnifying Affiliates as provided in Section 2.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the fair market value of such assets on the date of the sale, as the case may be, in each case multiplied by a fraction, the numerator of which shall be the net worth of the Contributing Guarantor on the date that the obligation(s) supporting such claim were incurred under this Agreement and the denominator of which shall be the aggregate net worth of all the Canadian Guarantors on such date (or, in the case of any Canadian Guarantor becoming a party hereto pursuant to Section 5.10, the date of the Accession Agreement executed and delivered by such Canadian Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 2.02 shall be subrogated to the rights of such Claiming Guarantor as an Indemnified Guarantor under Section 2.01 to the extent of such payment, in each case subject to the provisions of Section 1.06.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.01 Representations and Warranties; Certain Agreements.
Each Canadian Guarantor hereby represents, warrants and covenants as follows:
(a) All representations and warranties contained in the Credit Agreement that relate to such Canadian Guarantor are true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or “Material Adverse Effect”, in all respects).
(b) Such Canadian Guarantor agrees to comply with each of the covenants contained in the Credit Agreement and the other Loan Documents that relate to such Canadian Guarantor.

Section 3.02 Information.
Each of the Canadian Guarantors assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Other Loan Parties and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Canadian Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent, any other Agent or any other Secured Party will have any duty to advise any of the Canadian Guarantors of information known to it or any of them regarding such circumstances or risks.

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Section 3.03 Subordination by Canadian Guarantors.
In addition to the terms of subordination provided for under Section 1.06, each Canadian Guarantor hereby subordinates in right of payment all Indebtedness of the Other Loan Parties owing to it, whether originally contracted with such Canadian Guarantor or acquired by such Canadian Guarantor by assignment, transfer or otherwise, whether now owed or hereafter arising, whether for principal, interest, fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof, to the prior indefeasible payment in full in cash of the Guaranteed Obligations, whether now owed or hereafter arising, whether for principal, interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding), fees, reasonable, documented, out-of-pocket expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof.

ARTICLE IV
SET-OFF

Section 4.01 Right of Set-Off.
In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, each Secured Party is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held by or owing to such Secured Party (including, without limitation, branches, agencies or Affiliates of such Secured Party wherever located) to or for the credit or account of any Canadian Guarantor against obligations and liabilities of such Canadian Guarantor then due to the Secured Parties hereunder, under the other Finance Documents or otherwise, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Secured Party subsequent thereto.

ARTICLE V
MISCELLANEOUS

Section 5.01 Notices.
(a) Notices Generally. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (b) below) electronic mail address specified for notices: (i) in the case of any Canadian Guarantor, as specified in or pursuant to Section 10.02 of the Credit Agreement; (ii) in the case of the Administrative Agent, the Collateral Agent or any Revolving Credit Lender, as specified in or pursuant to Section 10.02 of the Credit Agreement; (iii) in the case of any Hedge Bank, as set forth in any applicable Secured Hedge Agreement; (iv) in the case of any Cash Management Bank as set forth in any applicable Secured Cash Management Agreement; (v) in the case of any party, at such other address as shall be designated by such party in a notice to the Administrative Agent and each other party hereto. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or Intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Revolving Credit Lender or L/C Issuer if such Revolving Credit Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to

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procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 5.02 Benefits of Agreement.
This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Canadian Guarantors may assign or transfer any of its interests and obligations without prior written consent of the Administrative Agent (and any such purported assignment or transfer without such consent shall be void); provided further that the rights of each Revolving Credit Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in Section 10.06 of the Credit Agreement. Upon the assignment by any Senior Credit Party of all or any portion of its rights and obligations under the Credit Agreement pursuant to the terms thereof (including all or any portion of its Revolving Credit Commitments and the Revolving Credit Loans owing to it) or any other Loan Document to any other Person, such other Person shall thereupon become vested with all the benefits and responsibilities in respect thereof granted to such transferor or assignor herein or otherwise.

Section 5.03 No Waivers; Non-Exclusive Remedies.
No failure or delay on the part of any Agent or any Secured Party to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege under this Agreement or any other Finance Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and in the other Finance Documents are cumulative and are not exclusive of any other rights or remedies provided by Law.

Section 5.04 Enforcement.
The Secured Parties agree that (a) this Agreement may be enforced only by (i) the action of the Administrative Agent (who may be acting upon the instructions of the Required Revolving Lenders if required under the Loan Documents), or (ii) after the date on which all of the Senior Credit Obligations have been paid in full and all Revolving Credit Commitments have been terminated, the holders of more than 50% of the obligations under all Secured Hedge Agreements and Secured Cash Management Agreements and (b) no other Secured Party shall have any right individually to seek to enforce this Agreement, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the holders of more than 50% of the outstanding obligations under all Secured Cash Management Agreements and Secured Hedge Agreements, as the case may be as provided above, for the benefit of the Secured Parties upon the terms of this Agreement.

Section 5.05 Amendments and Waivers.
Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Canadian Guarantor directly or indirectly affected by such amendment or waiver (it being understood that the addition or release of any Canadian Guarantor hereunder shall not constitute an amendment or waiver affecting any Canadian Guarantor other than the Canadian Guarantor so added or released) and either (i) at all times prior to the time at which all Senior Credit Obligations in respect of the Revolving Credit Facility have been paid in full and all Revolving Credit Commitments have been terminated, the Administrative Agent (with the consent of the Required Lenders or, to the extent required by Section 10.01 of the Credit Agreement, such other portion of the Revolving Credit Lenders as may be specified therein) or (ii) at all times after the Senior Credit Obligations in respect of the Revolving Credit Facility have been paid in full and all Revolving Credit Commitments

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have been terminated, the holders of more than 50% of the obligations under all Secured Hedge Agreements and Secured Cash Management Agreements.

Section 5.06 Governing Law; Submission to Jurisdiction.
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE PROVINCE OF BRITISH COLUMBIA AND THE LAWS OF CANADA APPLICABLE THEREIN, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province of British Columbia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such British Columbia court or to the fullest extent permitted by applicable Law. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such action or proceeding arising out of or relating to this Agreement brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

Section 5.07 Limitation of Law; Severability.
(a) All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all of the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Law which may be controlling and be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable Law.
(b) If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.08 Counterparts; Integration; Effectiveness.
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the other Finance Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement shall become effective with respect to each Canadian Guarantor when the Administrative Agent shall have received counterparts hereof signed by itself and such Canadian Guarantor. This Agreement may be transmitted and/or signed by facsimile or Adobe PDF file and if so transmitted or signed, shall, subject to requirements of law, have the same force and effect as a manually signed original and shall be binding on the Canadian Guarantors, the Administrative Agent and the Parent Borrower (with respect to Section 2.01).

Section 5.09 Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

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Section 5.10 Additional Canadian Guarantors.
It is understood and agreed that any Subsidiary of Holdings that is required by the Credit Agreement to execute an Accession Agreement and counterpart of this Agreement after the date hereof shall, upon due execution and delivery of such Accession Agreement and counterpart of this Agreement to the Administrative Agent, become a Canadian Guarantor hereunder with the same force and effect as if originally named as a Canadian Guarantor hereunder. The execution and delivery of any such instrument shall not require the consent of any other Canadian Guarantor or other parties hereunder except for the Administrative Agent. The rights and obligations of each Canadian Guarantor or other party hereunder shall remain in full force and effect notwithstanding the addition of any new Canadian Guarantor as a party to this Agreement.

Section 5.11 Termination; Release of Canadian Guarantors.
(a) Termination. Upon the Discharge of Finance Obligations, this Agreement shall, subject to Section 1.04 hereof, automatically terminate and have no further force or effect, at which time the Administrative Agent shall promptly execute and deliver to any Canadian Guarantor, at such Guarantor’s expense, all documents that such Canadian Guarantor may reasonably request to evidence such termination.
(b) Release of Canadian Guarantors. If all of the capital stock of one or more of the Canadian Guarantors is sold or otherwise disposed of to a Person other than Holdings or its Subsidiaries or is liquidated, in each case in compliance with the requirements of Section 7.04 or 7.05 of the Credit Agreement (or such sale, other disposition or liquidation has been approved in writing by the Required Lenders (or all or such other portion of the Revolving Credit Lenders, if required by Section 10.01 of the Credit Agreement) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such Canadian Guarantor or Canadian Guarantors shall be released from this Agreement, and this Agreement shall, as to each such Canadian Guarantor or Canadian Guarantors, automatically terminate and have no further force or effect (it being understood and agreed that the sale in compliance with Section 7.04 or 7.05 of the Credit Agreement of one or more Persons that own, directly or indirectly, all of the capital stock of any Canadian Guarantor to a Person other than Holdings or its Subsidiaries shall be deemed to be a sale of such Canadian Guarantor for purposes of this Section 5.11(b)), at which time the Administrative Agent shall promptly execute and deliver to any Canadian Guarantor, at such Guarantor’s expense, all documents that such Canadian Guarantor may reasonably request to evidence such termination.

Section 5.12 Conflict.
To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of the Credit Agreement, on the other hand, the Credit Agreement shall control.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.
CANADIAN GUARANTORS:

MASONITE INTERNATIONAL CORPORATION

Per:
Name:
Title:

MASONITE INC.

Per:
Name:
Title:

CROWN DOOR CORPORATION

Per:
Name:
Title:

CASTLEGATE ENTRY SYSTEMS INC.

Per:
Name:
Title:

[Canadian Guarantee]
S-1

Agreed to and Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

Per:
Name:
Title:

[Canadian Guarantee]
S-2

EXHIBIT F-1

Form of U.S. Security Agreement

See attached.

3625860.2	F-1-1 Form of U.S. Security Agreement

[Execution]

U.S. SECURITY AGREEMENT

dated as of May 17, 2011

among

MASONITE CORPORATION,
THE OTHER U.S. BORROWERS FROM TIME TO TIME PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent

18822044.7

TABLE OF CONTENTS∗

1822044.7	i

1822044.7	ii

Schedules:

Schedule 1.01        –    Claims
Schedule 4.01        –    Filings to Perfect Security Interests

1822044.7	iii

SECURITY AGREEMENT dated as of May 17, 2011 (as amended, modified or supplemented from time to time, this “Agreement”) among MASONITE CORPORATION, a Delaware corporation (the “Lead U.S. Borrower”), the other U.S. BORROWERS from time to time party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent for the benefit of the Secured Parties referred to herein.
The Borrowers propose to enter into a Credit Agreement dated as of May 17, 2011 (as amended, restated, amended and restated, modified or supplemented from time to time and including any agreement extending the maturity of, refinancing or otherwise amending, amending and restating or otherwise modifying or restructuring all or any portion of the obligations of Holdings or its Subsidiaries under such agreement or any successor agreement, the “Credit Agreement”; the terms defined therein which are not otherwise defined herein being used herein as therein defined) among Masonite Inc., a British Columbia corporation (“Holdings”), Masonite International Corporation, a corporation formed under the federal laws of Canada (the “Parent Borrower”), the Lead U.S. Borrower, the other Borrowers from time to time party thereto, the banks and other lending institutions from time to time party thereto (each a “Revolving Credit Lender” and, collectively, the “Revolving Credit Lenders”), Wells Fargo Bank, National Association, as Administrative Agent and an L/C Issuer (together with its successor or successors in each such capacity, the “Administrative Agent” and an “L/C Issuer”), any syndication agents party thereto (together with their respective successor or successors and permitted assigns in such capacity, the “Syndication Agents”) and any documentation agents party thereto (together with their respective successor or successors and permitted assigns in such capacity, the “Documentation Agents”).
Certain Revolving Credit Lenders and their Affiliates at the time acting as Hedge Banks may from time to time provide forward rate agreements, options, swaps, caps, floors and other Swap Contracts to the Loan Parties. In addition, certain Revolving Credit Lenders or their Affiliates at the time acting as Cash Management Banks may provide treasury management services to, for the benefit of, or otherwise in respect of, the Loan Parties (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements). The Revolving Credit Lenders, each L/C Issuer, the Administrative Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to the Credit Agreement, the Syndication Agents, the Documentation Agents, Wells Fargo Bank, National Association, as collateral agent (together with its successor or successors in such capacity, the “Collateral Agent”), and each Related Party of any of the foregoing and their respective successors and assigns of each of the foregoing are herein referred to individually as a “Senior Credit Party” and collectively as the “Senior Credit Parties” and the Senior Credit Parties, the Hedge Banks, the Cash Management Banks and their respective successors and assigns are herein referred to individually as a “Secured Party” and collectively as the “Secured Parties”.
To induce the Revolving Credit Lenders to enter into the Credit Agreement and the other Loan Documents, the Cash Management Banks to enter into Secured Cash Management Agreements and the Hedge Banks to enter into Secured Hedge Agreements permitted under the Credit Agreement (the Loan Documents, the Secured Cash Management Agreements and the Secured Hedge Agreements being herein collectively referred to as the “Finance Documents”), and as a condition precedent to the obligations of the Revolving Credit Lenders under the Credit

1822044.7	1

Agreement, the Lead U.S. Borrower and the other U.S. Borrowers have agreed, jointly and severally, to provide a guaranty of all obligations of the U.S. Borrowers and the other U.S. Loan Parties under or in respect of the Finance Documents.
As a further condition precedent to the obligations of the Revolving Credit Lenders under the Credit Agreement, each U.S. Loan Party (together with each other Person that becomes a party hereto pursuant to Section 8.10 hereof, the “U.S. Loan Parties”) has agreed or will agree to grant a continuing security interest in favor of the Collateral Agent in and to the Collateral to secure the U.S. Finance Obligations.
Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Terms Defined in the Credit Agreement. Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein and in the introductory statements above, the respective meanings provided for therein.

Section 1.02 Terms Defined in the UCC. Unless otherwise defined herein or in the Credit Agreement, the following terms, together with any uncapitalized terms used herein which are defined in the UCC (as defined below), have the respective meanings provided in the UCC: (i) Chattel Paper; (ii) Documents; (iii) Equipment, (iv) Financial Asset; (v) Fixtures; (vi) Instruments; (vii) Investment Property; (viii) Payment Intangibles; (ix) Proceeds; (x) Securities Account; (xi) Securities Intermediary; (xii) Security; and (xiii) Security Entitlements.

Section 1.03 Additional Definitions. Terms defined in the introductory section hereof have the respective meanings set forth therein. The following additional terms, as used herein, have the following respective meanings:
“Account Control Agreement” means (i) with respect to a Deposit Account, a deposit account control agreement, reasonably acceptable in form and substance to the Collateral Agent, among one or more U.S. Loan Parties, the Collateral Agent and the bank which maintains such Deposit Account and (ii) with respect to a Securities Account, a securities account control agreement, reasonably acceptable in form and substance to the Collateral Agent, among one or more U.S. Loan Parties, the Collateral Agent and the Securities Intermediary which maintains such Securities Account, in each case as the same may be amended, modified or supplemented from time to time.
“Account Debtor” means an “account debtor” (as defined in the UCC), and also means and includes Persons obligated to pay any Receivable.
“Accounts” means (i) all “accounts” (as defined in the UCC), (ii) all of the rights of any U.S. Loan Party to payment for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, (iii) all of the rights of any U.S. Loan Party to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid seller’s rights of rescission, replevin, reclamation and rights to

1822044.7	2

stoppage in transit) and (iv) all monies due to or to become due to any U.S. Loan Party under any and all contracts for any of the foregoing (in each case, whether or not yet earned by performance on the part of such U.S. Loan Party), including, without limitation, the right to receive the Proceeds of purchase orders contemplated by any of the foregoing and contracts, and all Supporting Obligations of any kind given by any Person with respect to all or any of the foregoing.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person under or in respect of a Cash Management Agreement.
“Claims” means all “commercial tort claims” (as defined in the UCC), including, without limitation, each of the claims in excess of $1,000,000 described on Schedule 1.01 hereto, as such Schedule may be amended, modified or supplemented from time to time, and also means and includes all claims, causes of action and similar rights and interests (however characterized) of a U.S. Loan Party, whether arising in contract, tort or otherwise, and whether or not subject to any action, suit, investigation or legal, equitable, arbitration or administrative proceedings.
“Collateral” has the meaning specified in Section 2.01 of this Agreement.
“Collateral Accounts” means one or more of the U.S. Cash Proceeds Account, the U.S. L/C Cash Collateral Account and any other Securities Accounts or Deposit Accounts established with or in the possession or under the control of the Collateral Agent into which cash or cash Proceeds (including cash Proceeds of insurance policies, awards of condemnation or other compensation) of any Collateral are deposited from time to time, in accordance with the terms of this Agreement or the Credit Agreement, collectively.
“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent for the Secured Parties, and its successor or successors and permitted assigns in such capacity.
“Collection Account” means each Deposit Account of one or more of the U.S. Loan Parties designated as such on Schedule III.E, to the Perfection Certificate, as such schedule may be amended, supplemented or modified from time to time, into which Proceeds of Collateral are deposited in accordance with Section 2.04(b).
“Computer Hardware” means all computer and other electronic data processing hardware of a U.S. Loan Party, whether now or hereafter owned, licensed or leased by such U.S. Loan Party, including, without limitation, all integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware, all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with

1822044.7	3

any of the foregoing and all options, warranties, services contracts, program services, test rights, maintenance rights, support rights, renewal rights and indemnifications relating to any of the foregoing.
“Copyright” means any of the following, whether now existing or hereafter arising, owned or licensed by a U.S. Loan Party:
(i)    the United States and Canada copyrights and any renewals thereof;
(ii)    all common law copyrights in all copyrightable subject matter under the Laws of the United States or any other country (whether or not the underlying works of authorship have been published);
(iii)    all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental, derivative or collective work registrations and pending applications for registrations in the United States Copyright Office or any other country;
(iv)    all copyright rights embodied in computer programs, web pages, computer data bases and computer program flow diagrams, including all source codes and object codes related to any or all of the foregoing;
(v)    all claims for, and rights to sue for, past, present and future infringement of any of the foregoing; and
(vi)    all income, royalties, damages and payments now or hereafter due or payable to any U.S. Loan Party with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements thereof and payments and damages due or payable to any U.S. Loan Party under all Copyright Licenses in connection therewith.
“Copyright License” means any agreement now or hereafter in existence granting to any U.S. Loan Party any rights, whether exclusive or non-exclusive, to use another Person’s copyrights or copyright applications, or pursuant to which any U.S. Loan Party has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Copyright, whether or not registered.
“Deposit Accounts” means all “deposit accounts” (as defined in the UCC) regardless of whether or not evidenced by an Instrument.
“Direct Exposure” has the meaning specified in Section 2.05 of this Agreement.
“Discharge of U.S. Finance Obligations” means (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all indebtedness and other obligations outstanding under the U.S. Revolving Facility and termination of all commitments to lend or

1822044.7	4

otherwise extend credit to the U.S. Loan Parties under the Finance Documents and (ii) payment in full in cash of all other U.S. Finance Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding), (iii) termination, cancellation or cash collateralization (in an amount required by the Credit Agreement) of all U.S. Letters of Credit issued or deemed issued under the Loan Documents, (iv) termination or cash collateralization (in an amount reasonably satisfactory to the Collateral Agent) of all U.S. Secured Hedge Agreements, unless other arrangements reasonably satisfactory to the applicable Hedge Bank have been made, and (v) termination or cash collateralization (in an amount reasonably satisfactory to the Collateral Agent) of all U.S. Secured Cash Management Agreements, unless other arrangements reasonably satisfactory to the applicable Cash Management Bank have been made.
“Excepted Instruments” has the meaning specified in Section 4.06.
“Excluded Contract” means at any date any rights or interest of a U.S. Loan Party in, to or under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract, by the express terms of a valid and enforceable restriction in favor of a Person who is not a Group Company, (i) prohibits, or requires any consent or establishes any other condition for, an assignment thereof or a grant of a security interest therein by a U.S. Loan Party, (ii) would give any party to such Contract other than a Group Company an enforceable right to terminate its obligations thereunder, or (iii) with respect to Contracts involving Intellectual Property, prohibits the grant of such Security Interest or provides that the grant of such Security Interest constitutes or results in the abandonment of, invalidation of or rendering unenforceable any of its right, title or interest in such Intellectual Property, or results in a breach of the terms of, or constitutes a default under, such Contract; provided that (a) rights to payment under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the UCC, (b) all Proceeds paid or payable to any U.S. Loan Party from any sale, transfer or assignment of such Contract and all rights to receive such Proceeds shall be included in the Collateral and (c) the term “Excluded Contract” shall not include any rights or interest of a U.S. Loan Party in, to or under any Contract arising after the Closing Date which is material to the conduct of the business of a U.S. Loan Party or with respect to which a contravention or other violation caused or arising by its inclusion as Collateral under this Agreement could reasonably be expected to have a Material Adverse Effect unless (A) the U.S. Loan Party shall have used, or shall be diligently using, commercially reasonable and good faith efforts to obtain all requisite consents or approvals by the other party to such Contract of all of such U.S. Loan Party’s right, title and interest thereunder to the Collateral Agent or its designee and (B) the U.S. Loan Party shall have given prompt written notice to the Collateral Agent upon any failure to obtain such consent or approval.

1822044.7	5

“Exempt Deposit Accounts” means (i) Deposit Accounts the balance of which consists solely of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower Representative to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any of the U.S. Loan Parties and (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more U.S. Loan Parties, (ii) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts, trust accounts, and cash collateral accounts which secure obligations of the U.S. Loan Parties (other than U.S. Finance Obligations) which constitute Permitted Liens, (iii) Deposit Accounts the balance of which consists solely and exclusively of identifiable and non-commingled (A) cash proceeds of any sale or disposition of any assets or property not constituting Collateral or (B) cash proceeds of any other assets or property not constituting Collateral, and (iv) Deposit Accounts the balance of which consists solely of any reserves constituting deferred purchase price payable in connection with a Permitted Acquisition or other acquisition of assets not prohibited by the Credit Agreement that has been consummated.
“Finance Document” means (i) each Loan Document, (ii) each Secured Hedge Agreement and (iii) each Secured Cash Management Agreement, and “Finance Documents” means all of them, collectively.
“General Intangibles” means all “general intangibles” (as defined in the UCC).
“Hardware Collateral” means the Computer Hardware included in the Collateral.
“Indemnitee” has the meaning specified in Section 8.03(c) of this Agreement.
“Insolvency or Liquidation Proceeding” means any proceeding of the type described in Section 8.01(f) or (g) of the Credit Agreement.
“Inventory” has the meaning specified in the UCC, and shall include all goods intended for sale or lease by a U.S. Loan Party or for display or demonstration, all work in process, all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing such goods or otherwise used or consumed in a U.S. Loan Party’s business, along with all prints and labels on which any Trademark has appeared or appears, package and other designs, and the rights in any of the foregoing which arise under applicable law.
“Intellectual Property” means all Patents, Trademarks, Copyrights, Software, industrial designs and trade secrets, including know-how, show-how, customer lists, vendor lists, subscription lists, data bases and related documentation, in each case owned or licensed by a U.S. Loan Party.
“Judgments” means all judgments, decrees, verdicts, decisions or orders issued in resolution of or otherwise in connection with a Claim, whether or not final or subject to appeal, and including all rights of enforcement relating thereto and any and all Proceeds thereof.

1822044.7	6

“Letter-of-Credit Right” means all “letter-of-credit rights” (as defined in the UCC) and also means and includes all rights of a U.S. Loan Party to demand payment or performance under a letter of credit (as defined in Article V of the UCC).
“License” means any Patent License, Trademark License, Copyright License, Software License or other license or sublicense of Intellectual Property as to which any U.S. Loan Party is a party (other than those license or sublicense agreements that by their terms prohibit, or require any consent or establish any other condition for, an assignment or a grant of a security interest by the applicable U.S. Loan Party as licensee thereunder, or provide that the grant of such security interest constitutes or results in the abandonment of, invalidation of or rendering unenforceable any of its right, title or interest in such Intellectual Property or results in a breach of the terms of, or constitutes a default under, such license or sublicense; provided that rights to payments under any such license shall be included in the Collateral to the extent permitted thereby or by Sections 9-406 and 9-408 of the UCC).
“Liquid Investments” has the meaning specified in Section 2.06 of this Agreement.
“Operating Account” means each Deposit Account of one or more of the Loan Parties designated as such on Schedule III.E to the Perfection Certificate, as such schedule may be amended, supplemented or modified from time to time.
“Patent” means any of the following, whether now existing or hereafter arising, owned or licensed by a U.S. Loan Party:
(i)    the United States and Canada patents;
(ii)    all other letters patent, design letters patent and industrial design registrations of the United States or any other country;
(iii)    all applications filed for letters patent and design letters patent of the United States or any other country including, without limitation, applications in the United States Patent and Trademark Office or in any similar office or agency of the United States or any other country or political subdivision thereof;
(iv)    all reissues, divisions, continuations, continuations-in-part, revisions or extensions thereof;
(v)    all claims for, and rights to sue for, past, present or future infringement of any of the foregoing; and
(vi)    all income, royalties, damages and payments now or hereafter due or payable to any U.S. Loan Party with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements thereof and payments and damages due or payable to any U.S. Loan Party under all Patent Licenses in connection therewith.

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“Patent License” means any agreement now or hereafter in existence granting to any U.S. Loan Party any right, whether exclusive or non-exclusive, with respect to any Person’s patent or any invention now or hereafter in existence, whether or not patentable, or pursuant to which any U.S. Loan Party has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Patent or any invention now or hereafter in existence, whether or not patentable and whether or not a Patent or application for Patent is in or hereafter comes into existence on such invention.
“Perfection Certificate” means with respect to each U.S. Loan Party a certificate, substantially in the form of Exhibit F-3 to the Credit Agreement, completed and supplemented with the schedules and attachments contemplated thereby.
“Receivables” means (i) all Accounts, (ii) if directly or indirectly to any degree evidencing, governing, supporting, used or useful to protect or enhance the value, salability or collectibility of, or otherwise in any way related to, Accounts, all Payment Intangibles, Chattel Paper, Documents, Instruments, Claims and Letter-of-Credit Rights and (iii) all Supporting Obligations supporting or otherwise relating to any of the foregoing.
“Relevant Contingent Exposure” has the meaning specified in Section 2.05.
“Representative” has the meaning specified in Section 5.05(c).
“Secured Party” has the meaning specified in the introductory section hereof.
“Security Interests” means the security interests in the Collateral granted under this Agreement securing the U.S. Finance Obligations.
“Settlements” means all right, title and interest of a U.S. Loan Party in, to and under any settlement agreement or other agreement executed in settlement or compromise of any Claim, including all rights to enforce such agreements and all payments thereunder or arising in connection therewith.
“Software” means all “software” (as defined in the UCC), whether now or hereafter owned or licensed by a U.S. Loan Party, and also means and includes all software programs, whether now or hereafter owned, licensed or leased by a U.S. Loan Party, designed for use on Computer Hardware, including, without limitation, all operating system software, utilities and application programs in whatever form and whether or not embedded in goods, all source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever, all firmware associated with any of the foregoing, and all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with any of the foregoing, in each case now or hereafter owned or licensed by a U.S. Loan Party.
“Software License” means any agreement now or hereafter in existence granting to any U.S. Loan Party any right, whether exclusive or non-exclusive, to use another Person’s Software, or pursuant to which any U.S. Loan Party has granted to any other Person, any right, whether exclusive or non-exclusive, to use any Software.

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“Supporting Obligation” means all “supporting obligations” (as defined in the UCC).
“Trademark” means any of the following, whether now existing or hereafter arising, owned or licensed by a U.S. Loan Party:
(i)    the United States and Canada trademarks and any renewals thereof;
(ii)    all other trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, certification marks, collective marks, brand names, trademark rights arising out of domain names and trade dress which are or have been used in the United States or in any state, territory or possession thereof, or in any other place, nation or jurisdiction, and any other source or business identifiers protected by applicable Law, and the rights in any of the foregoing which arise under applicable Law;
(iii)    all registrations and applications in connection therewith, including, without limitation, registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof;
(iv)    all renewals thereof;
(v)    the goodwill of the business symbolized thereby or associated with each of the foregoing;
(vi)    all claims for, and rights to sue for, past, present or future infringements of any of the foregoing; and
(vii)    all income, royalties, damages and payments now or hereafter due or payable to any Loan Party with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements thereof and payments and damages due or payable to any Loan Party under all Trademark Licenses in connection therewith;
provided, however, that “Trademarks” shall not include any United States applications for registration of any trademark or service mark filed on an “intent to use” basis until such time, if any, as a Statement of Use or Statement Alleging Use, as applicable, is filed and accepted by the U.S. Patent and Trademark Office, at which time such trademark application shall immediately become a “Trademark” as defined herein.
“Trademark License” means any agreement now or hereafter in existence granting to any U.S. Loan Party any right, whether exclusive or non-exclusive, to use another Person’s trademarks or trademark applications, or pursuant to which any U.S. Loan Party has granted to any other Person, any right, whether exclusive or non-exclusive, to use any Trademark, whether or not registered.

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“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“U.S. Cash Proceeds Account” has the meaning specified in Section 2.04(a).
“U.S. Concentration Account” means the Deposit Account of the Lead U.S. Borrower designated as such on Schedule III.E to the Perfection Certificate into which the collected balances on deposit from time to time in the Collection Accounts are deposited in accordance with Section 2.04(b).
“U.S. Finance Obligations” means, at any date, (i) all Senior Credit Obligations in respect of the U.S. Revolving Facility, (ii) all Swap Obligations of a U.S. Loan Party permitted under the Credit Agreement then owing under any Secured Hedge Agreement to any Hedge Bank and (iii) all Cash Management Obligations then owing under any U.S. Secured Cash Management Agreement to a Cash Management Bank.
“U.S. L/C Cash Collateral Account” has the meaning specified in Section 2.05 of this Agreement.
“U.S. Loan Party” has the meaning specified in the preliminary statements to this Agreement.

Section 1.04 Terms Generally. The definitions in Sections 1.02 and 1.03 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, the word “day” means a calendar day.

ARTICLE II
SECURITY INTERESTS

Section 2.01 Grant of Security Interests. To secure the due and punctual payment of all U.S. Finance Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof and to secure the performance of all of its obligations and the obligations of all other U.S. Loan Parties hereunder and under the other Finance Documents, each U.S. Loan Party hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in, and each U.S. Loan Party hereby pledges and collaterally assigns to the Collateral Agent for the benefit of the Secured Parties, all of such U.S. Loan Party’s right, title and interest in, to and under the following,

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whether now owned or existing or hereafter acquired, created or arising, whether tangible or intangible, and regardless of where located (all of which are herein collectively called the “Collateral”):
(i)    all Accounts;
(ii)    all Inventory;
(iii)    if directly or indirectly evidencing, governing, supporting, used or useful to protect or enhance the value, salability or collectibility of, or otherwise in any way related to, Accounts or Inventory, all (A) General Intangibles (including, for the avoidance of doubt, Payment Intangibles but excluding Intellectual Property), (B) Chattel Paper, (C) Documents, (D) Instruments, (E) Claims, Judgments and Settlements (F) Letter-of-Credit Rights and (G) other Supporting Obligations of or with respect to all or any of the foregoing;
(iv)    all cash and Cash Equivalents (other than cash or Cash Equivalents on deposit in any Exempt Deposit Account), all Deposit Accounts (other than Exempt Deposit Accounts), all Securities Accounts (other than Exempt Deposit Accounts) and all cash and other property deposited therein or credited thereto from time to time and, in each case, including all other collection accounts, lock-boxes, securities accounts and commodity accounts and any cash or other assets in any such accounts, all Investment Property and all Supporting Obligations of any kind given with respect to or relating to all or any of the foregoing, in each case only to the extent constituting Proceeds of the foregoing, other than identifiable cash proceeds arising from the sale or other disposition (including any Casualty or Condemnation) of Real Property, Fixtures, Equipment, or any other asset not constituting Collateral;
(v)    all Collateral Accounts, all cash and other property deposited therein or credited thereto from time to time, the Liquid Investments made pursuant to Section 2.06 and all other monies and property of any kind of any U.S. Loan Party maintained with or in the possession of or under the control of the Collateral Agent;
(vi)    all books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) of each U.S. Loan Party pertaining to any of the Collateral; and
(vii)    all Proceeds of all or any of the Collateral described in clauses (i) through (viii) hereof (including Proceeds of Proceeds) and Supporting Obligations of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory of any U.S. Loan Party and business interruption insurance and all collateral security and guarantees given by any other Person with respect to any of the foregoing;
provided, however, that the Collateral shall not include any Excluded Contracts or Exempt Deposit Accounts.

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Section 2.02 Continuing Liability of Each U.S. Loan Party. Anything herein to the contrary notwithstanding, each U.S. Loan Party shall remain liable to observe and perform all the terms and conditions to be observed and performed by it under any contract, agreement, warranty or other obligation with respect to the Collateral. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any such contract, agreement, warranty or obligation by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating to any Collateral, nor shall the Collateral Agent or any Secured Party be required to perform or fulfill any of the obligations of any U.S. Loan Party with respect to any of the Collateral, to make any inquiry as to the nature or sufficiency of any payment received by it or the sufficiency of the performance of any party’s obligations with respect to any Collateral. Furthermore, neither the Collateral Agent nor any Secured Party shall be required to file any claim or demand to collect any amount due or to enforce the performance of any party’s obligations with respect to the Collateral.

Section 2.03 Security Interests Absolute. All rights of the Collateral Agent, all security interests hereunder and all obligations of each U.S. Loan Party hereunder are unconditional and absolute and independent and separate from any other security for or guaranty of the Finance Obligations, whether executed by such U.S. Loan Party, any other U.S. Loan Party or any other Person. Without limiting the generality of the foregoing, the obligations of each U.S. Loan Party hereunder shall not be released, discharged or otherwise affected or impaired by:
(i)    any extension, renewal, settlement, compromise, acceleration, waiver or release in respect of any obligation of any other U.S. Loan Party under any Finance Document or any other agreement or instrument evidencing or securing any Finance Obligation, by operation of law or otherwise;
(ii)    any change in the manner, place, time or terms of payment of any Finance Obligation or any other amendment, supplement or modification to any Finance Document or any other agreement or instrument evidencing or securing any U.S. Finance Obligation;
(iii)    any release, non-perfection or invalidity of any direct or indirect security for any U.S. Finance Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any U.S. Finance Obligation or any release of any other obligor or U.S. Loan Parties in respect of any U.S. Finance Obligation;
(iv)    any change in the existence, structure or ownership of any U.S. Loan Party, or any insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting any other U.S. Loan Party or its assets or any resulting disallowance, release or discharge of all or any portion of any U.S. Finance Obligation;

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(v)    the existence of any claim, set-off or other right (other than a defense of payment or performance) which any U.S. Loan Party may have at any time against any other U.S. Loan Party, any Agent, any other Secured Party, or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(vi)    any invalidity or unenforceability relating to or against any other U.S. Loan Party for any reason of any Finance Document or any other agreement or instrument evidencing or securing any U.S. Finance Obligation or any provision of applicable Law or regulation purporting to prohibit the payment by any other U.S. Loan Party of any U.S. Finance Obligation;
(vii)    any failure by any Secured Party: (A) to file or enforce a claim against any U.S. Loan Party or its estate (in a bankruptcy or other proceeding); (B) to give notice of the existence, creation or incurrence by any U.S. Loan Party of any new or additional indebtedness or obligation under or with respect to the U.S. Finance Obligations; (C) to commence any action against any U.S. Loan Party; (D) to disclose to any U.S. Loan Party any facts which such Secured Party may now or hereafter know with regard to any U.S. Loan Party; or (E) to proceed with due diligence in the collection, protection or realization upon any collateral securing the U.S. Finance Obligations;
(viii)    any direction as to application of payment by any other U.S. Loan Party or any other Person;
(ix)    any subordination by any Secured Party of the payment of any U.S. Finance Obligation to the payment of any other liability (whether matured or unmatured) of any U.S. Loan Party to its creditors;
(x)    any act or failure to act by the Collateral Agent or any other Secured Party under this Agreement or otherwise which may deprive any U.S. Loan Party of any right to subrogation, contribution or reimbursement against any other U.S. Loan Party or any right to recover full indemnity for any payments made by such U.S. Loan Party in respect of the U.S. Finance Obligations; or
(xi)    any other act or omission to act or delay of any kind by any U.S. Loan Party or any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any U.S. Loan Party’s obligations hereunder, except that a U.S. Loan Party may assert the defense of final payment in full of the U.S. Finance Obligations.
Each U.S. Loan Party has irrevocably and unconditionally delivered this Agreement to the Collateral Agent, for the benefit of the Secured Parties, and the failure by any other Person to sign this Agreement or a security agreement similar to this Agreement or otherwise shall not discharge the obligations of any U.S. Loan Party hereunder.

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This Agreement shall remain fully enforceable against each U.S. Loan Party irrespective of any defenses that any other U.S. Loan Party may have or assert in respect of the U.S. Finance Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, except that a U.S. Loan Party may assert the defense of final Discharge of U.S. Finance Obligations.

Section 2.04     Cash Management; Segregation of Proceeds; U.S. Cash Proceeds Account.
(a)    Creation of U.S. Cash Proceeds Account. There is hereby established with Wells Fargo Bank or any other bank a Securities Account or Deposit Account (the “U.S. Cash Proceeds Account”) in the name of “Wells Fargo Bank, National Association, as Collateral Agent” and under the exclusive control of the Collateral Agent. All cash Proceeds of the Collateral required to be delivered to the Collateral Agent pursuant to subsection (c) of this Section shall be deposited in the U.S. Cash Proceeds Account. Any income received by the Collateral Agent with respect to the balance from time to time standing to the credit of the U.S. Cash Proceeds Account, including any interest or capital gains on Liquid Investments, shall remain, or be deposited, in the U.S. Cash Proceeds Account. All right, title and interest in and to the cash amounts on deposit from time to time in the U.S. Cash Proceeds Account together with any Liquid Investments from time to time made pursuant to Section 2.06 and any other property or assets from time to time deposited in or credited to the U.S. Cash Proceeds Account shall vest in and be under the sole dominion and control of the Collateral Agent for the benefit of the Secured Parties, shall constitute part of the Collateral hereunder and shall not constitute payment of the U.S. Finance Obligations until applied thereto as hereinafter provided.
(b)    Deposits to Collection Accounts; U.S. Concentration Account; Operating Accounts.
(i)    Upon the effectiveness of this Agreement and except as otherwise provided in subsection (c) of this Section, each U.S. Loan Party shall instruct each Account Debtor to make (or continue to make) all payments in respect of Receivables and other Collateral owed to such U.S. Loan Party by such Account Debtor to one or more Collection Accounts (by instructing that such payments be remitted by direct wire transfer to, or to a post office box which shall be in the name and under the control of, the bank maintaining the relevant Collection Account or in such other manner as shall be reasonably acceptable to the Collateral Agent). In addition to the foregoing, each U.S. Loan Party agrees that if the Proceeds of any Collateral (including the payments made in respect of any Receivables) shall be received by it after the effective date of this Agreement, such U.S. Loan Party shall except to the extent otherwise provided in subsection (c)(ii) of this Section, promptly deposit such Proceeds into a Collection Account. Until so deposited, all such Proceeds shall be held in trust by the relevant U.S. Loan Party for and as the property of the Collateral Agent for the benefit of the Secured Parties and shall not be commingled with any other funds or property of any U.S. Loan Party. Upon or prior to the establishment of any Collection Account, the applicable U.S. Loan Party shall notify the Collateral Agent of the location, account name and account number of such Collection Account and shall deliver to the

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Collateral Agent an Account Control Agreement with respect to such Collection Account duly executed by such U.S. Loan Party and the bank maintaining such Collection Account, which shall be in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which the Collateral Agent may (among other things) instruct such bank (and such bank shall have agreed) to remit all collected funds in such Collection Account on each Business Day to the U.S. Concentration Account or as the Collateral Agent may otherwise instruct such bank; it being understood that the Collateral Agent may only give such instructions for so long as a Cash Dominion Event exists.
(ii)    Upon or prior to the establishment of the U.S. Concentration Account or the U.S. Cash Proceeds Account, the applicable U.S. Loan Party shall notify the Collateral Agent of the location, account name and account number of the U.S. Concentration Account or the U.S. Cash Proceeds Account (as applicable) and shall deliver to the Collateral Agent an Account Control Agreement with respect to the U.S. Concentration Account or the U.S. Cash Proceeds Account (as applicable) duly executed by such U.S. Loan Party and the bank maintaining the U.S. Concentration Account or the U.S. Cash Proceeds Account (as applicable), in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which the Collateral Agent may (among other things) instruct such bank (and such bank shall have agreed) to remit all collected funds in respect of such payments on each Business Day directly to the Collateral Agent for deposit into the U.S. Cash Proceeds Account or as the Collateral Agent may otherwise instruct such bank, it being agreed that the Collateral Agent may only give such instructions for so long as a Cash Dominion Event exists.
(c)    Deposits to U.S. Cash Proceeds Account.
(i)    Upon notification by the Collateral Agent following the occurrence and during the continuance of a Cash Dominion Event, each U.S. Loan Party shall instruct all Account Debtors and other Persons obligated in respect of its Receivables and other Collateral to make all payments in respect of its Receivables and other Collateral directly to the Collateral Agent (by instructing that such payments be remitted by direct wire transfer to the Collateral Agent at its address referred to in Section 8.01 or to a post office box which shall be in the name and under the control of the Collateral Agent or in such other manner as shall be acceptable to the Collateral Agent). Upon the occurrence and during the continuance of a Cash Dominion Event, the Collateral Agent may instruct the bank which maintains the U.S. Concentration Account to remit all funds on deposit in the U.S. Concentration Account on each Business Day directly to the U.S. Cash Proceeds Account or as the Collateral Agent may otherwise instruct such bank, in each case, until such time as a Cash Dominion Event no longer exists. All such payments made to the Collateral Agent shall be deposited in the U.S. Cash Proceeds Account.
(ii)    In addition to the foregoing, each U.S. Loan Party agrees that if the Proceeds of any Collateral hereunder (including the payments made in respect of Receivables) shall be received by it after the Collateral Agent’s notification referred to in Section 2.04(c)(i) above, such U.S. Loan Party shall, within one Business Day immediately following such receipt, deposit such Proceeds into the U.S. Cash Proceeds Account. Until

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so deposited, all such Proceeds shall be held in trust by the relevant U.S. Loan Party for and as the property of the Collateral Agent for the benefit of the Secured Parties and shall not be commingled with any other funds or property of any U.S. Loan Party.
(d)    Collection of Funds. Following the occurrence and during the continuance of a Cash Dominion Event, each U.S. Loan Party hereby irrevocably authorizes and empowers the Collateral Agent and its respective officers, employees and authorized agents to endorse and sign its name on all checks, drafts, money orders or other media of payment delivered pursuant to this Section, and such endorsements or assignments shall, for all purposes, be deemed to have been made by the relevant U.S. Loan Party prior to any endorsement or assignment thereof by the Collateral Agent. Following the occurrence and during the continuance of a Cash Dominion Event, the Collateral Agent may use any convenient or customary means for the purpose of collecting such checks, drafts, money orders or other media of payment.
(e)    Withdrawals from U.S. Cash Proceeds Account. If a Cash Dominion Event shall have occurred and be continuing and if any U.S. Finance Obligations are then outstanding, all of the funds on deposit in the U.S. Cash Proceeds Account shall be withdrawn by the Collateral Agent and immediately used to repay (or cash collateralize, as applicable) such U.S. Finance Obligations in accordance with the terms of the Credit Agreement.

Section 2.05 U.S. L/C Cash Collateral Account. All amounts required to be deposited by any U.S. Loan Party as cash collateral for L/C Obligations pursuant to Section 2.03(g), Section 2.04(b) or Section 8.02(iii) of the Credit Agreement, any similar provision of any other Loan Document or pursuant to Section 5.05 hereof shall be deposited in a Securities Account or a Deposit Account (the “U.S. L/C Cash Collateral Account”) established and maintained by such U.S. Loan Party at Wells Fargo Bank or such other Securities Intermediary or bank, as applicable, in the name and under the exclusive control of the Collateral Agent. Upon or prior to the establishment of such account, the applicable U.S. Loan Party shall notify the Collateral Agent of the location, account name and account number of such account and shall deliver to the Collateral Agent an Account Control Agreement with respect to such U.S. L/C Cash Collateral Account duly executed by such U.S. Loan Party and the Securities Intermediary or bank, as applicable, maintaining such U.S. L/C Cash Collateral Account. Any income received with respect to the balance from time to time standing to the credit of the U.S. L/C Cash Collateral Account, including any interest or capital gains on Liquid Investments, shall remain, or be deposited, in the U.S. L/C Cash Collateral Account. All right, title and interest in and to the cash amounts on deposit from time to time in the U.S. L/C Cash Collateral Account together with any Liquid Investments from time to time made pursuant to Section 2.06 and any other property or assets from time to time deposited in or credited to the U.S. L/C Cash Collateral Account shall vest in and be under the sole dominion and control of the Collateral Agent for the benefit of the Secured Parties, shall constitute part of the Collateral hereunder and shall not constitute payment of the U.S. Finance Obligations until applied thereto as hereinafter provided; provided, however, that so long as an Event of Default is not continuing, the applicable U.S. Loan Party shall be entitled to withdraw any funds on deposit in such account, in accordance with the Credit Agreement. If and when any portion of the L/C Obligations on which any deposit in the U.S. L/C Cash Collateral Account was based (the “Relevant Contingent Exposure”) shall become fixed (a “Direct Exposure”) as a result of the payment by the L/C Issuer with respect thereto

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of a draft presented under any Letter of Credit, the amount of such Direct Exposure (but not more than the amount in the U.S. L/C Cash Collateral Account at the time) shall be withdrawn by the Collateral Agent from the U.S. L/C Cash Collateral Account and shall be paid to the Administrative Agent for application pursuant to the Credit Agreement, and the Relevant Contingent Exposure shall thereupon be reduced by such amount. Each U.S. Loan Party hereby irrevocably consents and agrees to each such distribution. If an Event of Default shall have occurred and be continuing, the excess of the funds in the U.S. L/C Cash Collateral Account over the Relevant Contingent Exposure shall be retained in the U.S. L/C Cash Collateral Account and may be withdrawn by the Collateral Agent and applied in the manner specified in Section 5.05. If immediately available cash on deposit in the U.S. L/C Cash Collateral Account is not sufficient to make any distribution to a U.S. Loan Party referred to in this Section 2.05, the Collateral Agent shall promptly cause to be liquidated such Liquid Investments in the Cash Collateral Account designated by such U.S. Loan Party as are required to obtain sufficient cash to make such distribution and, notwithstanding any other provision of this Section 2.05, such portion of such distribution not so immediately available in cash shall not be made until such liquidation has taken place.

Section 2.06 Investment of Funds in Collateral Accounts. So long as a Cash Dominion Event is not continuing, amounts on deposit in the Collateral Accounts shall be invested and re-invested from time to time in such Liquid Investments as the Borrower Representative shall determine, which Liquid Investments shall be held under the sole dominion and control of the Collateral Agent; provided that, so long as a Cash Dominion Event is not continuing, the applicable U.S. Loan Party may withdraw any such Liquid Investments except from the U.S. Cash Proceeds Account; provided, further, that if an Event of Default has occurred and is continuing, the Collateral Agent may liquidate any such Liquid Investments and apply or cause to be applied the proceeds thereof in the manner specified in Section 5.05. For this purpose, “Liquid Investments” means Cash Equivalents maturing within 30 days after a Cash Equivalent is acquired by the Collateral Agent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each U.S. Loan Party represents and warrants that:

Section 3.01 Title to Collateral. Except as would not materially detract from the value of the Collateral or the license granted to the Collateral Agent hereunder, such U.S. Loan Party has good and marketable title to, or valid license or leasehold interests in, all of the Collateral in which it has granted a security interest hereunder, free and clear of any Liens other than Permitted Liens. Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests and Permitted Liens, no financing statement, mortgage, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral in which it has granted a security interest hereunder is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a Lien on such Collateral.

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Section 3.02     Validity, Perfection and Priority of Security Interests.
(a)    The Security Interests constitute valid security interests under the UCC securing the U.S. Finance Obligations.
(b)    When UCC financing statements containing a description of the Collateral shall have been filed in the offices specified in Schedule 4.01 hereto, the Security Interests will constitute perfected security interests in all right, title and interest of such U.S. Loan Party in the Collateral to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all other Liens and rights of others therein.
(c)    When each Account Control Agreement has been executed and delivered to the Collateral Agent, the Security Interests will constitute perfected security interests in all right, title and interest of the U.S. Loan Parties in the Deposit Accounts or Securities Accounts (as applicable) subject thereto, prior to all other Liens and rights of others therein and subject to no adverse claims, except for the rights of depositary institutions expressly provided for in the Account Control Agreements; provided, however, that additional Account Control Agreements may be required to be executed and delivered to perfect the Collateral Agent’s Security Interest in Collateral Accounts established hereafter.
(d)    Intentionally Omitted.
(e)    So long as such U.S. Loan Party is in compliance with the provisions of Section 4.13, the Security Interests shall constitute perfected security interests in all right, title and interest of such U.S. Loan Party in all electronic Chattel Paper that constitute Collateral, prior to all other Liens other than rights of others expressly set forth therein or provided by applicable law.

Section 3.03 Fair Labor Standards Act. All of the Inventory manufactured, assembled, or with respect to which such U.S. Loan Party is or becomes liable for wages as a result of its manufacture or assembly, and, to the knowledge of such U.S. Loan Party, all of such U.S. Loan Party’s other Inventory, has or will have been produced in compliance with the applicable requirements of the Fair Labor Standards Act, as amended from time to time, or any successor statute, and regulations promulgated thereunder.

Section 3.04 Receivables. With respect to each Receivable of such U.S. Loan Party, all records, papers and documents relating thereto (if any) are genuine and in all respects what they purport to be, and all papers and documents (if any) relating thereto (i) to the knowledge of such U.S. Loan Party, represent legal, valid and binding obligations of the respective Account Debtor, subject to adjustments customary in the business of such U.S. Loan Party, with respect to unpaid indebtedness or other monetary obligations incurred by such Account Debtor in respect of the performance of labor or services, the sale, lease, license, assignment, exchange and delivery of the merchandise or other property listed therein, the incurrence of a secondary obligation as set forth therein or the use of a credit or charge card or information contained on or for use with such a card or any combination of the foregoing, and (ii) are the only original writings evidencing and embodying such obligations of the Account Debtor named therein (other than copies created for general accounting purposes) and are, to the knowledge of such U.S. Loan Party, in compliance

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with all applicable federal, state and local Laws and applicable Laws of any relevant foreign jurisdiction.

Section 3.05 Deposit Accounts and Securities Accounts. Schedule III.E to the Perfection Certificate sets forth as of the date hereof a complete and correct list of each U.S. Loan Party’s Deposit Accounts and Securities Accounts, the name of the financial institution which maintains each such account and the purpose for which such account is used.

Section 3.06 Accounts. All statements and representations made by the U.S. Loan Parties to the Agents and the Secured Parties with respect to any Receivable or Receivables for the purpose of determining which Receivables are Eligible Receivables are true and correct in all material respects. With respect to each of the U.S. Loan Parties’ Receivables, whether or not such Receivable is an Eligible Receivable, unless otherwise disclosed to the Administrative Agent in writing:
(i)    such Receivable is genuine and in all material respects what it purports to be, and, to the knowledge of the relevant Loan Party, it is not evidenced by a Judgment;
(ii)    such Receivable arises out of a completed, bona fide sale and delivery of goods or rendition of services by a U.S. Loan Party in the ordinary course of its business and in accordance, in all material respects, with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a U.S. Loan Party and the Account Debtor thereunder; and
(iii)    such Receivable is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services,

ARTICLE IV
COVENANTS
Each U.S. Loan Party covenants and agrees that until the payment in full of all U.S. Finance Obligations (other than contingent indemnification obligations) and until there is no commitment by any Secured Party to make further advances, incur obligations or otherwise give value, such U.S. Loan Party will comply with the following:

Section 4.01 Delivery of Perfection Certificate; Initial Perfection. Such U.S. Loan Party shall (i) on or prior to the Closing Date, deliver its Perfection Certificate to the Collateral Agent and (ii) cause all filings and recordings specified in Schedule 4.01 hereto to have been completed within three Business Days after the Closing Date. The information set forth in the Perfection Certificate shall be correct and complete in all material respects as of the Closing Date. Not later than 60 days following the Closing Date, such U.S. Loan Party shall (i) deliver to the Collateral Agent fully executed Account Control Agreements with respect to each of its Deposit Accounts (other than (i) Exempt Deposit Accounts and (ii) to the extent the aggregate amount held on deposit in any Deposit Account (other than any Collateral Account, Collection Account or U.S. Concentration Account) does not exceed $1,000,000 individually or $5,000,000 in the aggregate for all such Deposit Accounts).

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Section 4.02 Change of Name, Identity, Structure or Location; Subjection to Other Security Agreements. Such U.S. Loan Party will not change its name, identity, structure or location (determined as provided in Section 9-307 of the UCC) in any manner, unless it shall have given the Collateral Agent notice thereof contemporaneously with such change. Such U.S. Loan Party shall not in any event change the location of any Collateral or its name, identity, structure or location (determined as provided in Section 9-307 of the UCC), or become bound, as provided in Section 9-203(d) of the UCC, by a security agreement entered into by another Person with respect to any Collateral, if such change would cause the Security Interests in any Collateral to lapse or cease to be perfected unless such U.S. Loan Party has taken on or before the date of lapse all actions reasonably necessary to ensure that the Security Interests in the Collateral do not lapse or cease to be perfected.

Section 4.03 Further Actions. Such U.S. Loan Party will, from time to time at its reasonable expense and in such manner and form as the Collateral Agent may reasonably request, execute, deliver, file and record or authorize the recording of any financing statement, specific assignment, instrument, document, agreement or other paper and take any other action (including, without limitation, any filings of financing or continuation statements under the UCC) that from time to time may be necessary under the UCC, or that the Collateral Agent may reasonably request, in order to create, preserve, perfect, confirm or validate the Security Interests in the United States and Canada or to enable the Collateral Agent and the Secured Parties to obtain the full benefit of this Agreement or to exercise and enforce any of its rights, powers and remedies created hereunder or under applicable Law with respect to any of the Collateral in which the Security Interests may be perfected under the laws of the United States and Canada. Such U.S. Loan Party shall maintain the Security Interest as a first priority Lien, subject only to Permitted Liens (all of which shall be junior to the Security Interests, except for Permitted Liens that are non-consensual Liens whose priority is determined by applicable law, or are other Permitted Liens which are permitted to be senior to the Security Interests pursuant to Section 7.01 of the Credit Agreement), and shall defend such security interests as first priority Liens, subject only to Permitted Liens (all of which shall be junior to the Security Interests, except for Permitted Liens that are non-consensual Liens whose priority is determined by applicable law, or are other Permitted Liens which are permitted to be senior to the Security Interests pursuant to Section 7.01 of the Credit Agreement), and such priority against the claims and demands of all Persons to the extent adverse to such U.S. Loan Party’s ownership rights or otherwise inconsistent with this Agreement or the other Loan Documents. To the extent permitted by applicable Law, such U.S. Loan Party hereby authorizes the Collateral Agent to file, in the name of such U.S. Loan Party or otherwise and without the signature or other separate authorization or authentication of such U.S. Loan Party appearing thereon, such UCC financing statements or continuation statements as the Collateral Agent in its sole discretion may reasonably deem necessary to perfect or maintain the perfection of the Security Interests. Such U.S. Loan Party agrees that, except to the extent that any filing office requires otherwise, a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. The U.S. Loan Parties shall pay the reasonable, documented, out-of-pocket costs of, or incidental to, any recording or filing of any financing or continuation statements or other assignment documents concerning the Collateral as set forth in this Section 4.03.
Section 4.04     Intentionally Omitted.

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Section 4.05 Collateral in Possession of Other Persons. Each U.S. Loan Party agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory (other than Inventory shipped by an external manufacturer or wholesale distributor located outside the United States or Canada to a U.S. Borrower pursuant to an open-account purchase and subject to a negotiable document of title showing the applicable U.S. Borrower as consignee and which document of title is indorsed to, and in the possession of, the Administrative Agent or such other Person as the Administrative Agent shall approve), such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the UCC as in effect in any relevant jurisdiction or under other relevant Law).

Section 4.06 Books and Records. Such U.S. Loan Party shall keep full and accurate books and records relating to the Collateral, including, but not limited to, the copies or originals of all documentation with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such U.S. Loan Party will make the same available to the Collateral Agent for inspection, as required pursuant to Section 6.10 of the Credit Agreement. Upon direction by the Collateral Agent, such U.S. Loan Party shall stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the Security Interests.

Section 4.07 Delivery of Instruments, Etc. Such U.S. Loan Party will promptly deliver each Instrument that constitutes Collateral (other than (i) promissory notes having individually a face value not in excess of $1,000,000, (ii) Cash Equivalents held in a Deposit Account or a Securities Account and subject to an effective Account Control Agreement as required by Section 4.12 hereof and (iii) Instruments received in connection with bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business having individually a face amount of less than $1,000,000 in the case of Instruments subject to this clause (iii) (the Instruments described in clauses (i), (ii) and (iii) above constituting “Excepted Instruments”)) to the Collateral Agent, appropriately indorsed to the Collateral Agent; provided that so long as no Event of Default shall have occurred and be continuing, and except as required by any other Loan Document, such U.S. Loan Party may (unless otherwise provided in Section 2.04(b) or (c)) retain for collection in the ordinary course of business any checks, drafts and other Instruments received by it in the ordinary course of business, and the Collateral Agent shall, promptly upon request of such U.S. Loan Party, make appropriate arrangements reasonably satisfactory to such U.S. Loan Party for making any other Instrument pledged by such U.S. Loan Party available to it for purposes of presentation, collection or renewal.

Section 4.08 Collection of Receivables. Such U.S. Loan Party shall use its commercially reasonable efforts to cause to be collected from each Account Debtor, as and when due, any and all amounts owing under or on account of each Receivable (including, without limitation, Receivables which are delinquent, such Receivables to be collected in accordance with lawful collection procedures) in its ordinary course of business, unless such U.S. Loan Party shall reasonably determine that such Receivable is not an Eligible Receivable or that such efforts would be of negligible economic value, and shall apply promptly upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable. Such U.S. Loan Party shall not

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rescind or cancel any indebtedness or obligation evidenced by any Receivable, modify, make adjustments to, extend, renew, compromise or settle any material dispute, claim, suit or legal proceeding relating to, or (except in the case of Factoring Arrangements permitted by the Credit Agreement) sell or assign, any Receivable, or interest therein, without the prior written consent of the Collateral Agent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that such U.S. Loan Party may allow as adjustments to amounts owing under its Receivables (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such U.S. Loan Party finds appropriate in accordance with sound business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise, all in accordance with such U.S. Loan Party’s ordinary course of business consistent with its historical collection practices. The costs and reasonable, documented, out-of-pocket expenses (including, without limitation, reasonable, documented, out-of-pocket attorneys’ fees of external counsel) of collection of Receivables, whether incurred by such U.S. Loan Party or the Collateral Agent, shall be borne by the U.S. Loan Parties.

Section 4.09 Notification to Account Debtors. From and after the occurrence and during the continuance of an Event of Default and if requested by the Collateral Agent, such U.S. Loan Party will promptly notify each Account Debtor in respect of any Receivable that such Collateral has been assigned to the Collateral Agent hereunder for the benefit of the Secured Parties, and that any payments due or to become due in respect of such Collateral are to be made by such Account Debtor and any other Person via direct wire transfer to the Collateral Agent or its designee in accordance with Section 2.04 hereof.

Section 4.10 Disposition of Collateral. Such U.S. Loan Party will not sell, lease, exchange, license, assign or otherwise dispose of, or grant any option with respect to, any Collateral or create or suffer to exist any Lien (other than the Security Interests and Permitted Liens (all of which shall be junior to the Security Interests, except for non-consensual Liens whose priority is determined by applicable law or are other Permitted Liens which are permitted to be senior to the Security Interests pursuant to Section 7.01 of the Credit Agreement) on any Collateral except that, subject to the rights of the Collateral Agent and the Secured Parties hereunder, such U.S. Loan Party may sell, lease, exchange, license, assign, or otherwise dispose of, or grant options with respect to, Collateral to the extent expressly permitted by the Credit Agreement, whereupon, in the case of any such disposition, the Security Interests created hereby in such item (but not in any Proceeds arising from such disposition) shall cease immediately without any further action on the part of the Collateral Agent.

Section 4.11 Insurance. Such U.S. Loan Party will cause the Collateral Agent to be named as an insured party and loss payee, effective at all times on and after the Closing Date, on each insurance policy covering risks relating to any of its Inventory to the extent required under Section 6.07 of the Credit Agreement. Each such insurance policy shall provide that no cancellation, termination or material modification thereof shall be effective until at least 10 days after receipt by the Collateral Agent of notice thereof. Such U.S. Loan Party hereby appoints the Collateral Agent as its attorney-in-fact, effective during the continuance of an Event of Default, to make proof of loss, claims for insurance and adjustments with insurers, and to execute or endorse all documents, checks or drafts in connection with payments made as a result of any insurance policies.

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Section 4.12 Information Regarding Collateral. Such U.S. Loan Party will, promptly upon request, provide to the Collateral Agent all information and evidence it may reasonably request concerning the Collateral to enable the Collateral Agent to enforce the provisions of this Agreement.

Section 4.13 Deposit Accounts and Securities Accounts. Except as expressly provided in Section 4.01 hereof, no U.S. Loan Party shall establish after the date hereof or permit to exist any Deposit Account (other than Exempt Deposit Accounts) or any Securities Account (other than Exempt Deposit Accounts) without promptly delivering to the Collateral Agent a fully executed Account Control Agreement with respect to such account. Subject to Section 2.04 hereof and the rights of the Collateral Agent under Article V hereof, each U.S. Loan Party shall cause all Proceeds of Collateral hereunder to be deposited in a Collateral Account maintained with the Collateral Agent or with respect to which an effective Account Control Agreement has been delivered to the Collateral Agent.

Section 4.14 Electronic Chattel Paper. If such Chattel Paper is intended to constitute Collateral under Section 2.01, such U.S. Loan Party shall create, store and otherwise maintain all records comprising electronic Chattel Paper in a manner such that: (i) a single authoritative copy of each such record exists which is unique, identifiable and, except as provided in clause (iv) below, unalterable, (ii) if requested by the Collateral Agent, the authoritative copy of each such record shall identify the Collateral Agent as the assignee thereof, (iii) if requested by the Collateral Agent, the authoritative copy of each such record is communicated to and maintained by the Collateral Agent or its designee, (iv) if requested by the Collateral Agent, copies or revisions that add or change any assignees of such record can be made only with the participation of the Collateral Agent, (v) each copy (other than the authoritative copy) of such record is readily identifiable as a copy and (vi) any revision of the authoritative copy of such record is readily identifiable as an authorized or unauthorized revision.
Section 4.15    [Reserved]

Section 4.16 Location of Collateral. All Collateral, other than (i) Inventory being leased or rented to third parties by the U.S. Loan Parties in the ordinary course of business, (ii) Inventory in transit, (iii) Inventory in the possession of a third party for the purpose of repair or maintenance, and (iv) Collateral having a value of less than $500,000, will at all times be kept by the U.S. Loan Parties at one or more of the business locations set forth in Schedule III.A to the Perfection Certificate, as such Schedule may be amended, supplemented or modified by the U.S. Loan Parties from time to time. If any such location is a location of a third party, such Schedule shall so indicate, and the U.S. Loan Parties shall be in compliance with Section 4.04 with respect thereto.

Section 4.17 Claims. In the event any Claim constituting a commercial tort claim in excess of $1,000,000 arises or otherwise becomes known to a U.S. Loan Party after the date hereof, the applicable Loan Party will, if such Claim is one intended to constitute Collateral under Section 2.01 hereof, deliver to the Collateral Agent a supplement to Schedule 1.01 hereto describing

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such Claim and expressly subjecting such Claim, all Judgments and/or Settlements with respect thereto and all Proceeds thereof to the Security Interests hereunder.

ARTICLE V
GENERAL AUTHORITY; REMEDIES

Section 5.01 General Authority. Each U.S. Loan Party hereby irrevocably appoints the Collateral Agent and any officer or agent thereof as its true and lawful attorney-in-fact, with full power of substitution, in the name of such U.S. Loan Party, the Collateral Agent, the Secured Parties or otherwise, for the sole use and benefit of the Collateral Agent and the Secured Parties, but at such U.S. Loan Party’s expense, to the extent permitted by Law, to exercise at any time and from time to time while an Event of Default has occurred and is continuing all or any of the following powers with respect to all or any of the Collateral, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable until the Discharge of U.S. Finance Obligations:
(i)    to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to carry out the terms of this Agreement;
(ii)    to receive, take, indorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable Instruments taken or received by such U.S. Loan Party as, or in connection with, Collateral;
(iii)    to accelerate any Receivable which may be accelerated in accordance with its terms, and to otherwise demand, sue for, collect, receive and give acquittance for any and all monies due or to become due on or by virtue of any Collateral;
(iv)    to commence, settle, compromise, compound, prosecute, defend or adjust any Claim, suit, action or proceeding with respect to, or in connection with, the Collateral;
(v)    to sell, transfer, assign or otherwise deal in or with the Collateral or the Proceeds or avails thereof;
(vi)    to extend the time of payment of any or all of the Collateral and to make any allowance and other adjustments with respect thereto; and
(vii)    to do, at its option, but at the expense of such U.S. Loan Party, at any time or from time to time, all acts and things which the Collateral Agent deems necessary to protect or preserve the Collateral and to realize upon the Collateral.

Section 5.02 Authority of the Collateral Agent. Each U.S. Loan Party acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by it or them, or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Collateral Agent and the other Secured Parties,

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be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent, on the one hand, and the U.S. Loan Parties on the other, the Collateral Agent shall be conclusively presumed to be acting as agent for the other Secured Parties it represents as collateral agent, in each case with full and valid authority so to act or refrain from acting, and no U.S. Loan Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 5.03     Remedies upon Event of Default.
(a)    If any Event of Default has occurred and is continuing, the Collateral Agent may, in addition to all other rights and remedies granted to it in this Agreement and in any other agreement securing, evidencing or relating to the U.S. Finance Obligations (including, without limitation, the right to give instructions or a notice of sole or exclusive control under an Account Control Agreement): (i) exercise on behalf of the Secured Parties all rights and remedies of a secured party under the UCC and other applicable laws (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, (ii) without demand of performance or other demand or notice of any kind (except as herein provided or as may be required by mandatory provisions of Law) to or upon any U.S. Loan Party or any other Person (all of which demands and/or notices are hereby waived by each U.S. Loan Party), (A) withdraw all cash and Liquid Investments in the Collateral Accounts and apply such cash and Liquid Investments and other cash, if any, then held by it as Collateral as specified in Section 5.05, (B) give notice and take sole possession and control of all amounts on deposit in or credited to any Deposit Account or Securities Account pursuant to the related Account Control Agreement and apply all such funds as specified in Section 5.05 and (C) if there shall be no such cash, Liquid Investments or other amounts or if such cash, Liquid Investments and other amounts shall be insufficient to pay all the U.S. Finance Obligations in full or cannot be so applied for any reason, collect, receive, appropriate and realize upon the Collateral and/or sell, assign, give an option or options to purchase or otherwise dispose of and deliver the Collateral (or contract to do so) or any part thereof at public or private sale, at any office of the Collateral Agent or elsewhere in such manner as is commercially reasonable and as the Collateral Agent may deem best, for cash, on credit or for future delivery, without assumption of any credit risk and at such price or prices as the Collateral Agent may deem satisfactory.
(b)    If any Event of Default has occurred and is continuing, the Collateral Agent shall give each U.S. Loan Party not less than 10 days’ prior written notice of the time and place of any sale or other intended disposition of any of the Collateral permitted by this Article V, except any Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market. Any such notice shall (i) in the case of a public sale, state the time and place fixed for such sale, (ii) in the case of a private sale, state the day after which such sale may be consummated, (iii) contain the information specified in Section 9-613 of the UCC, (iv) be authenticated and (v) be sent to the parties required to be notified pursuant to Section 9-611(c) of the UCC; provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC. The Collateral Agent and each U.S. Loan Party agree that such notice constitutes reasonable notification within the meaning of Section 9-611 of the UCC. Except as otherwise provided herein, each U.S. Loan Party hereby waives, to the extent permitted by applicable Law,

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notice and judicial hearing in connection with the Collateral Agent’s taking possession or disposition of any of the Collateral.
(c)    The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale). Each U.S. Loan Party will execute and deliver such documents and take such other action as the Collateral Agent deems necessary in order that any such sale may be made in compliance with Law. Upon any such sale, the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix in the notice of such sale. At any such sale, the Collateral may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine. The Collateral Agent shall not be obligated to make any such sale pursuant to any such notice. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned without further notice. In the case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the selling price is paid by the purchaser thereof, but the Collateral Agent shall not incur any liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may again be sold upon like notice.
(d)    For the purpose of enforcing any and all rights and remedies under this Agreement, the Collateral Agent may, if any Event of Default has occurred and is continuing, (i) require each U.S. Loan Party to, and each U.S. Loan Party agrees that it will, at its expense and upon the request of the Collateral Agent, reasonably promptly assemble, store and keep all or any part of the Collateral as directed by the Collateral Agent and make it available at a place designated by the Collateral Agent which is, in the Collateral Agent’s opinion, reasonably convenient to the Collateral Agent and such U.S. Loan Party, whether at the premises of such U.S. Loan Party or otherwise, it being understood that such U.S. Loan Party’s obligation so to deliver such Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such U.S. Loan Party of such obligation; (ii) to the extent permitted by applicable Law, enter, with or without process of law and without breach of the peace, any premise where any of the Collateral is or may be located, and without charge or liability to any U.S. Loan Party, seize and remove such Collateral from such premises; (iii) have access to and use such U.S. Loan Party’s books and records relating to the Collateral; and (iv) prior to the disposition of such Collateral, store or transfer it without charge in or by means of any storage or transportation facility owned or leased by such U.S. Loan Party, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Collateral Agent deems appropriate and, in connection with such preparation and disposition, use without charge any Intellectual Property, Computer Hardware or technical process used by such U.S. Loan Party. The Collateral Agent may also render any or all

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of the Collateral unusable at any U.S. Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs.
(e)    If any Event of Default has occurred and is continuing, the Collateral Agent, instead of exercising the power of sale conferred upon it pursuant to this Section 5.03, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction, and may in addition institute and maintain such suits and proceedings as the Collateral Agent may deem appropriate to protect and enforce the rights vested in it by this Agreement.
(f)    If any Event of Default has occurred and is continuing, the Collateral Agent shall, to the extent permitted by applicable Law, without notice to any U.S. Loan Party or any party claiming through any U.S. Loan Party, without regard to the solvency or insolvency at such time of any Person then liable for the payment of any of the U.S. Finance Obligations, without regard to the then value of the Collateral and without requiring any bond from any complainant in such proceedings, be entitled as a matter of right to the appointment of a receiver or receivers (who may be the Collateral Agent) of the Collateral or any part thereof, and of the profits, revenues and other income thereof, pending such proceedings, with such powers as the court making such appointment shall confer, and to the entry of an order directing that the profits, revenues and other income of the property constituting the whole or any part of the Collateral be segregated, sequestered and impounded for the benefit of the Collateral Agent and the Secured Parties, and each U.S. Loan Party irrevocably consents to the appointment of such receiver or receivers and to the entry of such order.
(g)    Each U.S. Loan Party agrees, to the extent it may lawfully do so, that it will not at any time in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, moratorium, turnover or redemption Law, or any Law permitting it to direct the order in which the Collateral shall be sold, now or at any time hereafter in force which may delay, prevent or otherwise affect the performance or enforcement of this Agreement, and each U.S. Loan Party hereby waives all benefit or advantage of all such Laws. Each U.S. Loan Party covenants that it will not hinder, delay or impede the execution of any power granted to the Collateral Agent, the Administrative Agent or any other Secured Party in any Finance Document.
(h)    Each U.S. Loan Party, to the extent it may lawfully do so, on behalf of itself and all who claim through or under it, including, without limitation, any and all subsequent creditors, vendees, assignees and lienors, waives and releases all rights to demand or to have any marshalling of the Collateral upon any sale, whether made under any power of sale granted herein or pursuant to judicial proceedings or under any foreclosure or any enforcement of this Agreement, and consents and agrees that all of the Collateral may at any such sale be offered and sold as an entirety.
(i)    Each U.S. Loan Party waives, to the extent permitted by Law, presentment, demand, protest and any notice of any kind (except the notices expressly required hereunder or in the other Finance Documents) in connection with this Agreement and any action taken by the Collateral Agent with respect to the Collateral.

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Section 5.04 Limitation on Duty of Collateral Agent in Respect of Collateral. Beyond the exercise of reasonable care in the custody thereof, neither the Collateral Agent nor the Secured Parties shall have any duty to exercise any rights or take any steps to preserve the rights of any U.S. Loan Party in the Collateral in its or their possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, nor shall the Collateral Agent or any Secured Party be liable to any U.S. Loan Party or any other Person for failure to meet any obligation imposed by Section 9-207 of the UCC or any successor provision. Each U.S. Loan Party agrees that the Collateral Agent shall at no time be required to, nor shall the Collateral Agent be liable to any U.S. Loan Party for any failure to, account separately to any U.S. Loan Party for amounts received or applied by the Collateral Agent from time to time in respect of the Collateral pursuant to the terms of this Agreement. Without limiting the foregoing, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Collateral Agent in good faith.

Section 5.05     Application of Proceeds.
(a)    Priority of Distributions. The proceeds of any sale of, or other realization upon, all or any part of the Collateral and any cash held in the Collateral Accounts shall be applied as provided in Section 8.03 of the Credit Agreement. The Collateral Agent may make distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.
(b)    Distributions with Respect to Letters of Credit. Each of the U.S. Loan Parties and the Secured Parties agrees and acknowledges that, on the Maturity Date or following the occurrence and continuance of an Event of Default, if (after all outstanding U.S. Revolving Credit Loans and U.S. L/C Obligations have been paid in full) the U.S. Revolving Credit Lenders are to receive a distribution on account of undrawn amounts with respect to U.S. Letters of Credit issued (or deemed issued) under the Credit Agreement, such amounts shall be deposited in the U.S. L/C Cash Collateral Account as cash security for the repayment of Senior Credit Obligations owing to the U.S. Revolving Credit Lenders as such, if any. Upon termination of all outstanding U.S. Letters of Credit, all of such cash security shall be applied to the remaining Senior Credit Obligations of the U.S. Revolving Credit Lenders as such. If there remains any excess cash security, such excess cash shall be withdrawn by the Collateral Agent from the U.S. L/C Cash Collateral Account and distributed in accordance with Section 5.05(a) hereof.
(c)    Reliance by Collateral Agent. For purposes of applying payments received in accordance with this Section 5.05, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement and (ii) each authorized representative (the “Representative”) for one or more Hedge Banks and/or Cash Management Banks for a determination (which the Administrative Agent, each Representative and the Secured Parties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Finance Obligations owed to the Secured Parties, and shall have no liability to any U.S. Loan Party or any other Secured Party

1822044.7	28

for actions taken in reliance on such information except in the case of its bad faith, gross negligence or willful misconduct. Unless it has actual knowledge (including by way of written notice from a Hedge Bank or a Cash Management Bank) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secured Hedge Agreements or Secured Cash Management Agreements are in existence. All distributions made by the Collateral Agent pursuant to this Section shall be presumptively correct (except in the event of manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Secured Parties of any amounts distributed to them.
(d)    Deficiencies. It is understood that the U.S. Loan Parties shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the amount of the U.S. Finance Obligations.

ARTICLE VI
INTELLECTUAL PROPERTY MATTERS

Section 6.01 License Grant to Collateral Agent. Effective immediately and automatically upon an Event of Default and during the continuance of such Event of Default, the U.S. Loan Parties hereby grant to the Collateral Agent a royalty-free, non-exclusive license or sublicense to use all Intellectual Property and Computer Hardware solely in connection with the sale or any other disposition (whether public or private) of the Inventory included in the Collateral, the completion of unfinished or work in progress Inventory, the collection of Receivables included in the Collateral, or otherwise dealing with the Collateral. The Collateral Agent shall require that the quality of all products and services in connection with which the Collateral Agent uses any Trademark shall be substantially consistent with or better than the quality of such products and services as of the date of the Event of Default (it being understood that the foregoing shall not limit the channels of trade or the type of sale or disposition (any marketing used therefor) in which the Collateral Agent may sell or otherwise dispose of any Inventory).

ARTICLE VII
COLLATERAL AGENT

Section 7.01 Concerning the Collateral Agent. The provisions of Article IX of the Credit Agreement shall inure to the benefit of the Collateral Agent in respect of this Agreement and shall be binding upon all U.S. Loan Parties and all Secured Parties and upon the parties hereto in such respect. In furtherance and not in derogation of the rights, privileges and immunities of the Collateral Agent therein set forth:
(i)    The Collateral Agent is authorized to take all such actions as are provided to be taken by it as Collateral Agent hereunder and all other action reasonably incidental thereto. As to any matters not expressly provided for herein (including, without limitation, the timing and methods of realization upon the Collateral), the Collateral Agent may act or refrain from acting in accordance with written instructions from the Required U.S. Lenders (or, after all Senior Credit Obligations (other than contingent indemnification obligations) have been paid in full and all Revolving Credit Commitments with respect

1822044.7	29

thereto terminated, the holders of more than 50% of the aggregate amount of outstanding (x) Cash Management Obligations owing under Secured Cash Management Agreements entered into by and between any U.S. Loan Party and any Cash Management Bank and (y) Swap Obligations under Secured Hedge Agreements entered into by or between any U.S. Loan Party and any Hedge Bank) or, in the absence of such instructions or provisions, in accordance with its reasonable discretion.
(ii)    The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Security Interests in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder unless such action or omission constitutes bad faith, gross negligence or willful misconduct. The Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by any U.S. Loan Party.

Section 7.02 Appointment of Co-Collateral Agent. At any time or times, in order to comply with any legal requirement in any jurisdiction, the Collateral Agent may appoint another bank or trust company or one or more other persons, either to act as co-agent or co-agents, jointly with the Collateral Agent, or to act as separate agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the reasonable discretion of the Collateral Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of Section 7.01). Notwithstanding any such appointment but only to the extent not inconsistent with such legal requirements or, in the reasonable judgment of the Collateral Agent, not unduly burdensome to it or any such co-agent, each U.S. Loan Party shall be entitled to deal solely and directly with the Collateral Agent rather than any such co-agent in connection with the Collateral Agent’s rights and obligations under this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.01     Notices.
(a)    Notices Generally. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by telecopier or electronic communications (as described in subsection (b) below) to the address, facsimile number or (subject to subsection (b) below) electronic mail address specified for notices: (i) in the case of any U.S. Guarantor, as specified in or pursuant to Section 10.02 of the Credit Agreement; (ii) in the case of Holdings, the Borrower Representative, the Administrative Agent or any Revolving Credit Lender, as specified in or pursuant to Section 10.02 of the Credit Agreement; (iii) in the case of the Collateral Agent, as specified in or pursuant to Section 10.02 of the Credit Agreement; (iv) in the case of any Hedge Bank as set forth in any applicable Secured Hedge Agreement; (v) in the case of any Cash Management Bank, as set forth in any applicable Secured Cash Management Agreement; or (vi) in the case of any party, at such other address as shall be designated by such party in a notice to the

1822044.7	30

Collateral Agent and each other party hereto. Notices and other communications sent by hand or overnight courier source, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that if not given during normal business hours for the recipient shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communication to the extent provided in subsection (b) below shall be effective as provided therein. Rejection or refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the validity of notice given in accordance with this Section.
(b)    Electronic Communications. Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Revolving Credit Lender or L/C Issuer if such Revolving Credit Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 8.02     No Waivers; Non-Exclusive Remedies. No failure or delay on the part of the Collateral Agent or any Secured Party to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or privilege under this Agreement or any other Finance Document or any other document or agreement contemplated hereby or thereby and no course of dealing between the Collateral Agent or any Secured Party and any of the U.S. Loan Parties shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege hereunder or under any Finance Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the other Finance Documents are cumulative and are not exclusive of any other remedies provided by Law. Without limiting the foregoing, nothing in this Agreement shall impair the right of any Secured Party to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any U.S. Loan Party other than its indebtedness under the Finance Documents.

1822044.7	31

Section 8.03     Compensation and Expenses of the Collateral Agent; Indemnification.
(a)    Expenses. The U.S. Loan Parties, jointly and severally, agree (i) to pay or reimburse the Collateral Agent for all reasonable, documented, out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Collateral Documents and any amendment, waiver, consent or other modification of the provisions hereof or thereof (whether or not the transactions contemplated hereby are consummated), and the consummation of the transactions contemplated hereby, including the reasonable fees and the documented, out-of-pocket charges and disbursements of Otterbourg, Steindler, Houston & Rosen, P.C., counsel for the Collateral Agent, (ii) to pay or reimburse the Collateral Agent and the other Secured Parties for all documented taxes which the Collateral Agent or any Secured Party may be required to pay by reason of the security interests granted in the Collateral (including any applicable stamp or transfer taxes) or to free any of the Collateral from the lien thereof and (iii) to pay or reimburse each Agent, any representative of one or more Hedge Banks or one or more Cash Management Banks and each other Secured Party for all reasonable, documented, out-of-pocket costs and expenses incurred by them in connection with the enforcement, attempted enforcement or preservation of any rights and remedies in connection with this Agreement and the other Collateral Documents, including its rights under this Section 8.03 (including all such reasonable, documented, out-of-pocket costs and expenses incurred during any “workout” or restructuring in respect of the U.S. Finance Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable, documented, out-of-pocket expenses incurred by any Agent and the reasonable, documented, out-of-pocket costs of independent public accountants and other outside experts retained by or on behalf of the Agents and the Secured Parties. The agreements in this Section 8.03(a) shall survive the termination of the Revolving Credit Commitments and Discharge of U.S. Finance Obligations.
(b)    Protection of Collateral. If any U.S. Loan Party fails to comply with the provisions of any Loan Document, such that the value of any Collateral or the validity, perfection, rank or value of any Security Interest is thereby diminished or potentially diminished or put at risk, the Collateral Agent may, but shall not be required to, effect such compliance on behalf of such U.S. Loan Party, and the U.S. Loan Parties shall reimburse the Collateral Agent for the reasonable, documented, out-of-pocket costs thereof on demand. All reasonable, documented, out-of-pocket insurance expenses and all reasonable, documented, out-of-pocket expenses of protecting, storing, warehousing, appraising, handling, maintaining and shipping the Collateral, any and all excise, property, sales and use taxes imposed by any Governmental Authority on any of the Collateral, or in respect of periodic appraisals and inspections of the Collateral, or in respect of the sale or other disposition thereof shall be borne and paid by the U.S. Loan Parties. If any U.S. Loan Party fails to promptly pay any portion thereof when due, the Collateral Agent may, at its option, but shall not be required to, pay the same and charge the U.S. Loan Parties’ account therefor, and the U.S. Loan Parties agree to reimburse the Collateral Agent therefor on demand. All sums so paid or incurred by the Collateral Agent for any of the foregoing and any and all other sums for which any U.S. Loan Party may become liable hereunder and all reasonable, documented, out-of-pocket costs and

1822044.7	32

expenses (including the reasonable fees and the documented, out-of-pocket charges and disbursements of external counsel, legal expenses and reasonable out-of-pocket court costs) incurred by the Collateral Agent or any Secured Party in enforcing or protecting the Security Interests or any of their rights or remedies under this Agreement, shall be additional obligations hereunder.
(c)    Indemnification. Each U.S. Loan Party, jointly and severally, agrees to indemnify, save and hold harmless the Collateral Agent, each other Secured Party and their respective Affiliates, directors, officers, employees, counsel, agents and, in the case of any Approved Funds, trustees, advisors and attorneys-in-fact and their respective successors and assigns (collectively, the “Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that may at any time (including at any time following the Discharge of Finance Obligations and the resignation or removal of any Agent, any representative of one or more Hedge Banks or one or more Cash Management Banks or the replacement of any Revolving Credit Lender) be asserted or imposed against any Indemnitee, arising out of or in any way relating to or arising out of the manufacture, ownership, ordering, purchasing, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the Laws of any country, state or other Governmental Authority, or any tort (including, without limitation, any claims, arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage) or contract claim arising with respect to the Collateral; (ii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (i) above; and (iii) any and all liabilities (including liabilities under indemnities), losses, and reasonable, documented, out-of-pocket costs or expenses (including the reasonable, out-of-pocket fees, charges and disbursements of external counsel to the Collateral Agent; provided, that, such external counsel shall be limited to one primary counsel and one local counsel for each applicable jurisdiction in which a Loan Party is formed or incorporated or in which assets included in the Canadian Borrowing Base are located) that any Indemnitee suffers or incurs as a result of the assertion of any claim, demand, action or cause of action or proceeding with respect to the Collateral, or as a result of the preparation of any defense in connection with any claim, demand, action or cause of action or proceeding with respect to the Collateral or any U.S. Collateral Document, in all cases, and whether or not an Indemnitee is a party to such claim, demand, action or cause of action, or proceeding; provided that no Indemnitee shall be entitled to indemnification for any claim to the extent such claim is determined to have been caused by its own bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.03(c) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any U.S. Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Without prejudice to the survival of any other agreement of the U.S. Loan Parties hereunder and under the other Finance Documents, the agreements and obligations of the U.S. Loan Parties contained in this Section 8.03(c) shall survive the Discharge of Finance Obligations. Any amounts paid by any Indemnitee as to which such Indemnitee has a right to reimbursement hereunder shall constitute Finance Obligations.

1822044.7	33

(d)    Contribution. If and to the extent that the obligations of any U.S. Loan Party under this Section 8.03 are unenforceable for any reason, each U.S. Loan Party hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

Section 8.04     Enforcement. The Secured Parties agree that this Agreement may be enforced only by the action of the Collateral Agent, who may be acting upon the instructions of the Required U.S. Lenders (or, after all Senior Credit Obligations (other than contingent indemnification obligations) have been paid in full and all Revolving Credit Commitments with respect thereto terminated, the holders of more than 50% of the aggregate amount of outstanding (x) Cash Management Obligations owing under Secured Cash Management Agreements entered into by and between any U.S. Loan Party and any Cash Management Bank and (y) Swap Obligations under Secured Hedge Agreements entered into by or between any U.S. Loan Party and any Hedge Bank) and that no other Secured Party shall have any right individually to seek to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent (or, after all Senior Credit Obligations (other than contingent indemnification obligations) have been paid in full and all Revolving Credit Commitments with respect thereto have been terminated, the holders of more than 50% of the aggregate amount of outstanding (x) Cash Management Obligations owing under Secured Cash Management Agreements entered into by and between any U.S. Loan Party and any Cash Management Bank and (y) Swap Obligations under Secured Hedge Agreements entered into by or between any U.S. Loan Party and any Hedge Bank) for the benefit of the Secured Parties upon the terms of this Agreement and the other Loan Documents.

Section 8.05     Amendments and Waivers. Any provision of this Agreement may be amended, changed, discharged, terminated or waived if, but only if, such amendment or waiver is in writing and is signed by each U.S. Loan Party directly or indirectly affected by such amendment, change, discharge, termination or waiver (it being understood that the addition or release of any U.S. Loan Party hereunder shall not constitute an amendment, change, discharge, termination or waiver affecting any U.S. Loan Party other than the U.S. Loan Party so added or released) and the Collateral Agent; provided, however, that any amendment, change, discharge, termination or waiver adversely affecting the rights and benefits of only a single Class of Secured Parties (and not all Secured Parties in a like or similar manner) shall require the written consent of the Required Secured Parties (as defined below) of such Class of Secured Parties. For the purposes of this Section 8.05, the term “Class” means each class of Secured Parties, i.e., whether (x) the Revolving Credit Lenders, as holders of the Senior Credit Obligations, (y) the Hedge Banks, as holders of the obligations under the Secured Hedge Agreements or (z) the Cash Management Banks, as holders of the obligations under the Secured Cash Management Agreements. For the purposes of this Section 8.05, the term “Required Secured Parties” of any Class means each of (x) with respect to the Senior Credit Obligations comprising U.S. Finance Obligations, the Required U.S. Lenders, (y) with respect to the obligations under all Secured Hedge Agreements entered into by or between any U.S. Loan Party and any Hedge Bank, the holders of more than 50% of such obligations outstanding from time to time and (z) with respect to the obligations under all Secured Cash Management Agreements entered into by and between any U.S. Loan Party and any Cash Management Bank, the holders of more than 50% of such obligations outstanding from time to time.

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Section 8.06     Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and inure to the benefit of the Collateral Agent and the Secured Parties and their respective successors and assigns. In the event of an assignment of all or any of the U.S. Finance Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. No U.S. Loan Party shall assign or delegate any of its rights and duties hereunder except as provided in the Credit Agreement.

Section 8.07     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 8.08     Limitation of Law; Severability.
(a)    All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Law which may be controlling and be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable Law.
(b)    If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.09     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective with respect to each U.S. Loan Party when the Collateral Agent shall receive counterparts hereof executed by itself and such U.S. Loan Party. This Agreement may be transmitted and/or signed by facsimile or Adobe PDF file and if so transmitted or signed, shall, subject to requirements of law, have the same force and effect as a manually signed original and shall be binding on the U.S. Loan Parties and the Collateral Agent.

Section 8.10     Additional U.S. Loan Parties. It is understood and agreed that any Affiliate of Holdings that is required by any Finance Document to execute a counterpart of this Agreement after the date hereof shall automatically become a U.S. Loan Party hereunder with the same force and effect as if originally named as a U.S. Loan Party hereunder by executing an instrument of accession or joinder reasonably satisfactory in form and substance to the Collateral Agent and delivering the same to the Collateral Agent. Concurrently with the execution and delivery

1822044.7	35

of such instrument, such Affiliate shall take all such actions and deliver to the Collateral Agent all such documents and agreements as such Affiliate would have been required to deliver to the Collateral Agent on or prior to the date of this Agreement had such Affiliate been a party hereto on the date of this Agreement. Such additional materials shall include, among other things, supplements to Schedules 1.01 and 4.01 hereto (which Schedules shall thereupon automatically be amended and supplemented to include all information contained in such supplements) such that, after giving effect to the joinder of such Affiliate, each of Schedules 1.01 and 4.01 hereto is true, complete and correct with respect to such Affiliate as of the effective date of such joinder. The execution and delivery of any such instrument of accession or joinder, and the amendment and supplementation of the Schedules hereto as provided in the immediately preceding sentence, shall not require the consent of any other U.S. Loan Party hereunder or of any Secured Party other than the Collateral Agent. The rights and obligations of each U.S. Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new U.S. Loan Party as a party to this Agreement.

Section 8.11     Termination. Upon the Discharge of U.S. Finance Obligations, the Security Interests created hereunder shall automatically terminate and all rights to the Collateral shall automatically revert to the U.S. Loan Parties. In addition, at any time and from time to time prior to such termination of the Security Interests, the Collateral Agent may release any of the Collateral without the prior written consent of any other Secured Party; provided that the release of the Collateral shall be consistent with Section 9.10 and Section 10.01(y)(vii) of the Credit Agreement. Upon any such termination of the Security Interests or release of Collateral, the Collateral Agent will, upon request by and at the reasonable expense of any U.S. Loan Party, execute and deliver to such U.S. Loan Party such documents as such U.S. Loan Party shall reasonably request to evidence the termination of the Security Interests or the release of such Collateral, as the case may be. Any such documents shall be without recourse to or warranty by the Collateral Agent or the Secured Parties. The Collateral Agent shall have no liability whatsoever to any Secured Party as a result of any release of Collateral by it as permitted by this Section 8.11. Upon any release of Collateral pursuant to this Section 8.11, none of the Secured Parties shall have any continuing right or interest in such Collateral or the Proceeds thereof.

Section 8.12     Entire Agreement. This Agreement and the other Loan Documents and, in the case of the Hedge Banks and the Cash Management Banks, the Secured Hedge Agreements and the Secured Cash Management Agreements, respectively, constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, and any contemporaneous oral agreements and understandings relating to the subject matter hereof and thereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

U.S. LOAN PARTIES:            MASONITE CORPORATION

By:
Name:
Title:

MASONITE PRIMEBOARD, INC.

By:
Name:
Title:

FLORIDA MADE DOOR CO.

By:
Name:
Title:

[US Security Agreement]

Schedule 1.01 to Security Agreement
SCHEDULE OF CLAIMS

18822044.7

Schedule 4.01 to Security Agreement
SCHEDULE OF FILINGS MADE
TO PERFECT SECURITY INTERESTS

Name of Debtor	Filing Type	Finance Document	State	Filing Office	Filing Date	File Number

18822044.7

EXHIBIT F-2

Form of Canadian Security Agreement

See attached.

3625860.2	F-2-1 Form of Canadian Security Agreement

CANADIAN SECURITY AGREEMENT
dated as of May 17, 2011
among
MASONITE INTERNATIONAL CORPORATION,
as Canadian Borrower
and
MASONITE INC.,
as Canadian Guarantor
and
THE CANADIAN SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY
HERETO
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Collateral Agent

i

ii

Schedules:

Schedule 1.01	Claims
Schedule 4.01	Filings to Perfect Security Interests

iii

CANADIAN SECURITY AGREEMENT dated as of May 17, 2011 (as amended, modified or supplemented from time to time, this “Agreement”) among MASONITE INTERNATIONAL CORPORATION, a British Columbia corporation (the “Canadian Borrower”), MASONITE INC., a British Columbia corporation (the “Holdings”), and the CANADIAN SUBSIDIARY GUARANTORS from time to time parties hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent for the benefit of the Secured Parties referred to herein.
The Borrowers (as defined in the Credit Agreement (as defined below) propose to enter into a Credit Agreement dated as of May 17, 2011 (as amended, restated, amended and restated, modified or supplemented from time to time and including any agreement extending the maturity of, refinancing or otherwise amending, amending and restating or otherwise modifying or restructuring all or any portion of the obligations of Holdings or its Subsidiaries (as defined in the Credit Agreement (as defined below)) under such agreement or any successor agreement, the “Credit Agreement”; the terms defined therein which are not otherwise defined herein being used herein as therein defined) among Masonite Corporation, a Delaware corporation (the “Lead U.S. Borrower”), the Canadian Borrower, Holdings, the Canadian Subsidiary Guarantors, the other Borrowers from time to time party thereto, the banks and other lending institutions from time to time party thereto (each a “Revolving Credit Lender” and, collectively, the “Revolving Credit Lenders”), Wells Fargo Bank, National Association, as Administrative Agent and an L/C Issuer (together with its successor or successors and permitted assigns in each such capacity, the “Administrative Agent” and an “L/C Issuer”), any syndication agents party thereto (together with their respective successor or successors in such capacity, the “Syndication Agents”), and any documentation agents party thereto (together with their respective successor or successors in such capacity, the “Documentation Agents”).
Certain Revolving Credit Lenders and their Affiliates at the time acting as Hedge Banks may from time to time provide forward rate agreements, options, swaps, caps, floors and other Swap Contracts to the Loan Parties. In addition, certain Revolving Credit Lenders or their Affiliates at the time acting as Cash Management Banks may provide treasury management services to, for the benefit of, or otherwise in respect of, the Loan Parties (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements). The Revolving Credit Lenders, each L/C Issuer, the Administrative Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to the Credit Agreement, the Syndication Agents, the Documentation Agents, Wells Fargo Bank, National Association as collateral agent (together with its successor or successors in such capacity, the “Collateral Agent”), and each Related Party of any of the foregoing and their respective successors and assigns of each of the foregoing are herein referred to individually as a “Senior Credit Party” and collectively as the “Senior Credit Parties” and the Senior Credit Parties, the Hedge Banks, the Cash Management Banks and their respective successors and assigns are herein referred to individually as a “Secured Party” and collectively as the “Secured Parties”.
To induce the Revolving Credit Lenders to enter into the Credit Agreement and the other Loan Documents, the Cash Management Banks to enter into Secured Cash Management Agreements and the Hedge Banks to enter into Secured Hedge Agreements permitted under the Credit Agreement (the Loan Documents, the Secured Cash Management Agreements and the Secured Hedge Agreements being herein collectively referred to as the “Finance Documents”), and as a condition precedent to the obligations of the Revolving Credit Lenders under the Credit Agreement, certain Canadian Subsidiaries of Holdings (each a “Canadian Subsidiary Guarantor” and, collectively, the “Canadian Subsidiary Guarantors”) have agreed, jointly and severally, to provide a guarantee of all obligations of the Borrowers and other Loan Parties under or in respect of the Finance Documents. As a further condition precedent to the obligations of the Revolving Credit Lenders under the Credit Agreement, each of the Canadian Borrower, Holdings and Canadian Subsidiary Guarantors (each a “Canadian Loan Party”) and together with each other Person that becomes a party hereto pursuant to Section 8.10 of this Agreement and the respective successors and permitted assigns of each of the foregoing, the “Canadian Loan Parties”) has agreed or will agree to grant a continuing Security Interest in favor of the Collateral Agent in and to the Collateral (as hereinafter defined) to secure the Finance Obligations (as defined in the Credit Agreement).
Accordingly, the parties hereto agree as follows:

1

ARTICLE I
DEFINITIONS

Section 1.01 Terms Defined in the Credit Agreement.
Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein and in the introductory statements above, the respective meanings provided for therein.

Section 1.02 Terms Defined in the PPSA/STA.
Unless otherwise defined herein or in the Credit Agreement, the following terms, together with any uncapitalized terms used herein which are defined in the PPSA or STA (as defined below), have the respective meanings provided in the PPSA or STA (as defined below), as applicable: (a) Chattel Paper; (b) Control, (c) Document of Title; (d) Equipment; (e) Instrument; (f) Financial Asset, (g) Inventory; (h) Investment Property, (i) Intangible; (j) Proceeds; (k) Security; (1) Securities Account; (m) Security Entitlement and (n) Securities Intermediary.

Section 1.03 Additional Definitions.
Terms defined in the introductory section hereof have the respective meanings set forth therein. The following additional terms, as used herein, have the following respective meanings:
“Account Control Agreement” means (a) with respect to a Deposit Account, a deposit account control agreement reasonably acceptable in form and substance to the Collateral Agent, among one or more Canadian Loan Parties, the Collateral Agent and the bank which maintains such Deposit Account, and (b) with respect to a Securities Account, a securities account control agreement, reasonably acceptable in form and substance to the Collateral Agent, among one or more Canadian Loan Parties, the Collateral Agent and the Securities Intermediary which maintains such Securities Account, in each case as the same may be amended, modified or supplemented from time to time.
"Account Debtor” means a “debtor” (as defined in the PPSA), and also means and includes Persons obligated to pay negotiable instruments and other Receivables.
“Accounts” means (a) all “accounts” (as defined in the PPSA), (b) all of the rights of any Canadian Loan Party to payment for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, (c) all of the rights of any Canadian Loan Party to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid seller’s rights of rescission, replevin, reclamation and rights to stoppage in transit) and (d) all monies due to or to become due to any Canadian Loan Party under any and all contracts for any of the foregoing (in each case, whether or not yet earned by performance on the part of such Canadian Loan Party), including, without limitation, the right to receive the Proceeds of purchase orders contemplated by any of the foregoing and contracts, and all Supporting Obligations of any kind given by any Person with respect to all or any of the foregoing.
“Canadian Cash Proceeds Account” has the meaning specified in Section 2.04(a) of this Agreement.
“Canadian Concentration Account” means the Deposit Account of the Canadian Borrower designated as such on Schedule III.E to the Perfection Certificate into which the collected balances on deposit from time to time in the Collection Accounts are deposited in accordance with Section 2.04(b) of this Agreement.
“Canadian L/C Cash Collateral Account” has the meaning specified in Section 2.05 of this Agreement.
“Canadian Loan Party” has the meaning specified in preliminary statements to this Agreement.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person under or in respect of a Cash Management Agreement.

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“Claims” means all claims, causes of action and similar rights and interests (however characterized) of any Canadian Loan Party, whether arising in contract, tort or otherwise, and whether or not subject to any action, suit, investigation or legal, equitable, arbitration or administrative proceedings including, without limitation, each of the claims in excess of $1,000,000 described on Schedule 1.01 hereto, as such Schedule may be amended, modified or supplemented from time to time.
“Collateral” has the meaning specified in Section 2.01 of this Agreement.
“Collateral Accounts” means one or more of the Canadian Cash Proceeds Account, the Canadian L/C Cash Collateral Account and any other Securities Accounts or Deposit Accounts established with or in the possession or under the control of the Collateral Agent into which cash or cash Proceeds (including cash Proceeds of insurance policies, awards of condemnation or other compensation) of any Collateral are deposited from time to time, in accordance with the terms of this Agreement or the Credit Agreement, collectively.
“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent for the Secured Parties, and its successor or successors and permitted assigns in such capacity.
“Collection Account” means each Deposit Account of one or more of the Canadian Loan Parties designated as such on Schedule III.E to the Perfection Certificate, as such schedule may be amended, supplemented or modified from time to time, into which Proceeds of Collateral are deposited in accordance with Section 2.04(b) of this Agreement.
“Computer Hardware” means all computer and other electronic data processing hardware of the Canadian Loan Party, whether now or hereafter owned, licensed or leased by such Canadian Loan Party, including, without limitation, all integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware, all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with any of the foregoing and all options, warranties, services contracts, program services, test rights, maintenance rights, support rights, renewal rights and indemnifications relating to any of the foregoing.
“Copyright” means any of the following, whether now existing or hereafter arising, owned, licenced or acquired by a Canadian Loan Party:
(a) the United States and Canadian copyrights and any renewals thereof;
(b) all other common law and/or statutory rights in all copyrightable subject matter under the Laws of Canada or any province or territory thereof or of any other country (whether or not the underlying works of authorship have been published);
(c) all registrations and applications for registration of any such copyright in Canada or any other country, including registrations, recordings, supplemental, derivative or collective work registrations and pending applications for registrations in the Canadian Intellectual Property Office or in any similar office or agency in Canada, any province or territory thereof or any other country or any political subdivision thereof;
(d) all copyright rights embodied in computer programs, web pages, computer data bases and computer program flow diagrams, including all source codes and object codes related to any or all of the foregoing;
(e) all claims for, and rights to sue for, past, present and future infringement of any of the foregoing; and
(f) all income, royalties, damages and payments now or hereafter due or payable to a Canadian Loan Party with respect to any of the foregoing, including, without limitation, damages and payments due or payable to a Canadian Loan Party for past, present or future infringements thereof and payments and damages under all Copyright Licenses in connection therewith.
“Copyright License” means any agreement now or hereafter in existence granting to any Canadian Loan Party any rights, whether exclusive or non-exclusive, to use another Person’s copyrights or copyright applications, or pursuant

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to which any Canadian Loan Party has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Copyright, whether or not registered.
“Deposit Accounts” means a demand, time, savings, passbook or similar account maintained with a bank or other financial institution whether or not evidenced by an Instrument.
“Direct Exposure” has the meaning specified in Section 2.05 of this Agreement.
“Discharge of Finance Obligations” means (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all indebtedness and other obligations outstanding under the Revolving Credit Facility and termination of all commitments to lend or otherwise extend credit to the Loan Parties under the Finance Documents (b) payment in full in cash of all other Finance Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding), (c) termination, cancellation or cash collateralization (in an amount required by the Credit Agreement ) of all Letters of Credit issued or deemed issued under the Loan Documents, (d) termination or cash collateralization (in an amount reasonably satisfactory to the Collateral Agent) of all Secured Hedge Agreements, unless other arrangements reasonably satisfactory to the applicable Hedge Bank have been made, and (e) termination or cash collateralization (in an amount reasonably satisfactory to the Collateral Agent) of all Secured Cash Management Agreements, unless other arrangements reasonably satisfactory to the applicable Cash Management Bank have been made.
“Domestic Subsidiary” means with respect to any Person each Subsidiary of such Person which is organized under the Laws of Canada or any province or territory thereof, and “Domestic Subsidiaries” means any two or more of them.
“Excepted Instruments” has the meaning specified in Section 4.07 of this Agreement.
“Excluded Contract” means at any date any rights or interest of a Canadian Loan Party in, to or under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract, by the express terms of a valid and enforceable restriction in favor of a Person who is not a Group Company, (a) prohibits, or requires any consent or establishes any other condition for, an assignment thereof or a grant of a Security Interest therein by a Canadian Loan Party or (b) would give any party to such Contract other than a Group Company an enforceable right to terminate its obligations thereunder or with respect to Contracts involving Intellectual Property, prohibits the grant of such Security Interest or provides that the grant of such Security Interest constitutes or results in the abandonment of, invalidation of or rendering unenforceable any of its right, title or interest in such Intellectual Property, or results in a breach of the terms of, or constitutes a default under, such Contract; provided that (i) rights to payment under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by the PPSA, and (ii) all Proceeds paid or payable to any Canadian Loan Party from any sale, transfer or assignment of such Contract and all rights to receive such Proceeds shall be included in the Collateral and (iii) the term “Excluded Contract” shall not include any rights or interest of a Canadian Loan Party in, to or under any Contract arising after the Closing Date which is material to the conduct of the business of a Canadian Loan Party or with respect to which a contravention or other violation caused or arising by its inclusion as Collateral under this Agreement could reasonably be expected to have a Material Adverse Effect unless (A) the Canadian Loan Party shall have used, or shall be diligently using, commercially reasonable and good faith efforts to obtain all requisite consents or approvals by the other party to such Contract of all of such Canadian Loan Party’s right, title and interest thereunder to the Collateral Agent or its designee and (B) the Canadian Loan Party shall have given prompt written notice to the Collateral Agent upon any failure to obtain such consent or approval.
“Exempt Deposit Accounts” means (a) Deposit Accounts the balance of which consists solely of (i) withheld income taxes and federal, province or local employment taxes in such amounts as are required in the reasonable judgment of the Canadian Borrower to be paid to the Canada Revenue Agency or provincial or local government agencies within the following two months with respect to employees of any of the Canadian Loan Parties and

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(ii) amounts required to be paid over to an employee benefit plan on behalf of or for the benefit of employees of one or more Canadian Loan Parties, (b) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts, trust accounts and cash collateral accounts which secure obligations of the Canadian Loan Parties (other than Finance Obligations) which constitute Permitted Liens, (c) Deposit Accounts the balance of which consists solely and exclusively of identifiable and non-commingled (i) cash Proceeds of any sale or disposition of any assets or property not constituting Collateral or (ii) cash Proceeds of any other assets or property not constituting Collateral, and (d) Deposit Accounts the balance of which consists solely of any reserves constituting deferred purchase price payable in connection with a Permitted Acquisition or other acquisition of assets not prohibited by the Credit Agreement that has been consummated.
“Finance Document” means (a) each Loan Document, (b) each Secured Hedge Agreement and (c) each Secured Cash Management Agreement, and “Finance Documents” means all of them, collectively.
“Foreign Subsidiary” means with respect to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.
“General Intangibles” means all “intangibles” (as defined in the PPSA) and also means and includes (a) an intangible under which the account debtor’s principal obligation is a monetary obligation and (b) Software.
“Indemnitee” has the meaning specified in Section 8.03(c) of this Agreement.
“Insolvency or Liquidation Proceeding” means any proceeding of the type described in Section 8.01(f) or (g) of the Credit Agreement.
“Intellectual Property” means all Patents, Trademarks, Copyrights, Software, Licenses, industrial designs, trade secrets, including know-how, show-how, customer lists, vendor lists, subscription lists, data bases and related documentation in each case owned or licensed by a Canadian Loan Party.
“Inventory” has the meaning specified in the PPSA, and shall include all goods intended for sale or lease by a Canadian Loan Party or for display or demonstration, all work in process, all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing such goods or otherwise used or consumed in a Canadian Loan. Party’s business, along with all prints and labels on which any Trademark has appeared or appears, package and other designs, and the rights in any of the foregoing which arise under applicable law.
“Judgments” means all judgments, decrees, verdicts, decisions or orders issued in resolution of or otherwise in connection with a Claim, whether or not final or subject to appeal, and including all rights of enforcement relating thereto and any and all Proceeds thereof.
“Letter-of-Credit Right” means a right to payment or performance under a letter of credit whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance and includes all rights of a Canadian Loan Party to demand payment or performance under a letter of credit.
“License” means any Patent License, Trademark License, Copyright License, Software License or other license or sublicense of Intellectual Property as to which any Canadian Loan Party is a party (other than those license or sublicense agreements which by their terms prohibit, or require any consent or establish any condition for, assignment or a grant of a Security Interest by the applicable Canadian Loan Party as licensee thereunder or provide that the grant of such Security Interest constitutes or results in the abandonment of, invalidation of or rendering unenforceable any of its right, title or interest in such Intellectual Property or results in a breach of the terms of, or constitutes a default under, such license or sublicense; provided that rights to payments under any such license shall be included in the Collateral to the extent permitted thereby or under the PPSA).
“Liquid Investments” has the meaning specified in Section 2.06 of this Agreement.
“Operating Account” means each Deposit Account of one or more of the Canadian Loan Parties designated as such on Schedule III.E to the Perfection Certificate, as such schedule may be amended, supplemented or modified from time to time.

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“Patent” means any of the following, whether now existing or hereafter arising, owned or licensed by a Canadian Loan Party:
(a) the Canadian and United States patents;
(b) all other letters patent, design letters patent and industrial designs of Canada or any other country;
(c) all applications filed for letters patent and design letters patent of Canada or any other country including, without limitation, applications in the Canadian Intellectual Property Office or in any similar office or agency in Canada, any province or territory thereof or any other country or any political subdivision thereof;
(d) all reissues, divisions, continuations, continuations-in-part, revisions, renewals or extensions thereof;
(e) all claims for, and rights to sue for, past, present or future infringement of any of the foregoing; and
(f) all income, royalties, damages and payments now or hereafter due or payable to any Canadian Loan Party with respect to any of the foregoing, including, without limitation, damages and payments due or payable to any Canadian Loan Party for past, present or future infringements thereof and payments and damages under all Patent Licenses in connection therewith.
“Patent License” means any agreement now or hereafter in existence granting to any Canadian Loan Party any right, whether exclusive or non-exclusive, with respect to any Person’s patent or any invention now or hereafter in existence, whether or not patentable, or pursuant to which any Canadian Loan Party has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Patent or any invention now or hereafter in existence, whether or not patentable and whether or not a Patent or application for Patent is in or hereafter comes into existence on such invention.
“Payment Intangible” means an Intangible under which the Account Debtor’s principal obligation is a monetary obligation.
“Perfection Certificate” means, with respect to each Canadian Loan Party, a certificate, substantially in the form of Exhibit F-3 to the Credit Agreement, completed and supplemented with the schedules and attachments contemplated thereby.
“PPSA” means the Personal Property Security Act (British Columbia) or, to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time and includes the Civil Code of Quebec where applicable.
“Receivables” means (a) all Accounts, (b) if directly or indirectly to any degree evidencing, governing, supporting, used or useful to protect or enhance the value, saleability or collectibility of, or otherwise in any way related to Accounts, all Payment Intangibles, Chattel Paper, Documents of Title, Instruments, Claims and Letter-of-Credit Rights and (c) all Supporting Obligations supporting or otherwise relating to any of the foregoing.
“Relevant Contingent Exposure” has the meaning specified in Section 2.05 of this Agreement.
“Representative” has the meaning specified in Section 5.05(c) of this Agreement.
“Secured Party” has the meaning specified in the introductory section hereof.
“Security Interests” means the security interests in the Collateral granted under this Agreement securing the Finance Obligations.
“Settlements” means all right, title and interest of a Canadian Loan Party in, to and under any settlement agreement or other agreement executed in settlement or compromise of any Claim, including all rights to enforce such agreements and all payments thereunder or arising in connection therewith.
“Software” means a computer program and any supporting information provided in connection with a transaction relating to the program and also means and includes all software programs, whether now or hereafter owned, licensed or leased by a Canadian Loan Party, designed for use on Computer Hardware, including, without limitation,

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all operating system software, utilities and application programs in whatever form and whether or not embedded in goods, all source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever, all firmware associated with any of the foregoing and all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with any of the foregoing, in each case now or hereafter owned or licensed by a Canadian Loan Party.
“Software License” means any agreement now or hereafter in existence granting to any Canadian Loan Party any right, whether exclusive or non-exclusive, to use another Person’s Software, or pursuant to which any Canadian Loan Party has granted to any other Person, any right, whether exclusive or non-exclusive, to use any Software.
“STA” means the Securities Transfer Act (British Columbia) or, to the extent applicable, similar legislation of any jurisdiction, as amended from time to time.
“Supporting Obligation” means a Letter-of-Credit Right, Guarantee or other secondary obligation supporting or any Lien securing the payment or performance of one or more Receivables, Chattel Paper, General Intangibles, Documents of Title, Instruments or Investment Property.
“Trademark” means any of the following, whether now existing or hereafter arising, owned, or licensed by a Canadian Loan Party:
(a) the Canadian and non-Canadian trademarks and any renewals thereof;
(b) all other trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, certification marks, collective marks, brand names, trademark rights arising out of domain names and trade dress which are or have been used in the Canada or in any province, territory or possession thereof, or in any other place, nation or jurisdiction, and any other source or business identifiers protected by applicable law and the rights in any of the foregoing which arise under applicable Law;
(c) the goodwill of the business symbolized thereby or associated with each of the foregoing;
(d) all registrations and applications in connection therewith, including, without limitation, registrations and applications in the Canadian Intellectual Property Office or in any similar office or agency in Canada, any province or territory thereof or any other country or any political subdivision thereof;
(e) all renewals thereof;
(f) all claims for, and rights to sue for, past, present or future infringements of any of the foregoing;
(g) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements thereof and payments and damages under all Trademark Licenses in connection therewith; and
(h) all rights corresponding to any of the foregoing whether arising under the Laws of Canada or any province or territory thereof or any other country or otherwise.
“Trademark License” means any agreement now or hereafter in existence granting to any Canadian Loan Party any right, whether exclusive or non-exclusive, to use another Person’s trademarks or trademark applications, or pursuant to which any Canadian Loan Party has granted to any other Person, any right, whether exclusive or non-exclusive, to use any Trademark, whether or not registered.
“ULC” means a company that is an unlimited company, unlimited liability company or unlimited liability corporation under any ULC Laws.
“ULC Laws” means the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia) and any other present or future laws governing ULCs.
“ULC Shares” means shares, partnership interests or other equity interests in the capital stock of a ULC.

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Section 1.04 Terms Generally.
The definitions in Section 1.02 and Section 1.03 of this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, the word “day” means a calendar day.

ARTICLE II
SECURITY INTERESTS

Section 2.01 Grant of Security Interests.
To secure the due and punctual payment of all Finance Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof and to secure the performance of all of its obligations and the obligations of all other Canadian Loan Parties hereunder and under the other Finance Documents, each Canadian Loan Party hereby grants to the Collateral Agent for the benefit of the Secured Parties a Security Interest in, and each the Canadian Loan Party hereby pledges and collaterally assigns (except in the case of ULC Shares) to the Collateral Agent for the benefit of the Secured Parties, all of such Canadian Loan Party’s right, title and interest in, to and under the following, whether now owned or existing or hereafter acquired, created or arising, whether tangible or intangible, and regardless of where located (all of which are herein collectively called the “Collateral”):
(a) all Accounts;
(b) all Inventory;
(c) if directly or indirectly evidencing, governing, supporting used or useful to protect or enhance the value, saleability or collectibility of, or otherwise in any way related to Accounts or Inventory, all (A) General Intangibles (including, for the avoidance of doubt, Payment Intangibles but excluding Intellectual Property), (B) Chattel Paper, (C) Documents of Title, (D) Instruments, (E) Claims, Judgements and Settlements (F) Letter-of-Credit Rights, and (G) other Supporting Obligations of or with respect to all or any of the foregoing;
(d) all cash and Cash Equivalents (other than cash or Cash Equivalents on deposit in any Exempt Deposit Account), all Deposit Accounts (other than Exempt Deposit Accounts), all Securities Accounts (other than Exempt Deposit Accounts) and all cash and other property deposited therein or credited thereto from time to time and in each case including all other collection accounts, lock-boxes, securities accounts and commodity accounts and any cash or other assets in any such accounts, all Investment Property and all Supporting Obligations of any kind given with respect to or relating to all or any of the foregoing, in each case only to the extent constituting Proceeds of the foregoing other than identifiable cash proceeds arising from the sale or other disposition (including any Casualty or Condemnation) of Real Property, fixtures or Equipment or any other asset not constituting Collateral;
(e) all Collateral Accounts, all cash and other property deposited therein or credited thereto from time to time, the Liquid Investments made pursuant to Section 2.06 of this Agreement and other monies and property of any kind of any Canadian Loan Party maintained with or in the possession of or under the control of the Collateral Agent;
(f) all books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) of each Canadian Loan Party pertaining to any of the Collateral; and
(g) all Proceeds of all or any of the Collateral described in clauses (a) through (f) hereof (including Proceeds of Proceeds) and Supporting Obligations of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory of any Canadian Loan Party and business interruption insurance and all collateral security and guarantees given by any other Person with respect to any of the foregoing;

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provided, however, that the Collateral shall not include any Excluded Contracts, Exempt Deposit Accounts or Consumer Goods. For greater certainty, no Intellectual Property right in any Trademark or any ULC Share is presently assigned to the Collateral Agent by sole virtue of the grant of the Security Interests contained in Section 2.01.

Section 2.02 Continuing Liability of Each Canadian Loan Party and Attachment.
(a) Anything herein to the contrary notwithstanding, each Canadian Loan Party shall remain liable to observe and perform all the terms and conditions to be observed and performed by it under any contract, agreement, warranty or other obligation with respect to the Collateral. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any such contract, agreement, warranty or obligation by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating to any Collateral, nor shall the Collateral Agent or any Secured Party be required to perform or fulfill any of the obligations of any Canadian Loan Party with respect to any of the Collateral, to make any inquiry as to the nature or sufficiency of any payment received by it or the sufficiency of the performance of any party’s obligations with respect to any Collateral. Furthermore, neither the Collateral Agent nor any Secured Party shall be required to file any claim or demand to collect any amount due or to enforce the performance of any party’s obligations with respect to the Collateral.
(b) Each Canadian Loan Party confirms that value has been given by the Secured Party to it, that each Canadian Loan Party has rights in the Collateral existing at the date of this Agreement and that the parties hereto have not agreed to postpone the time for attachment of the Security Interests to any of the Collateral.

Section 2.03 Security Interests Absolute.
All rights of the Collateral Agent, all Security Interests hereunder and all obligations of each Canadian Loan Party hereunder are unconditional and absolute and independent and separate from any other security for or guaranty of the Finance Obligations, whether executed by such Canadian Loan Party, any other Canadian Loan Party or any other Person. Without limiting the generality of the foregoing, the obligations of each Canadian Loan Party hereunder shall not be released, discharged or otherwise affected or impaired by:
(a) any extension, renewal, settlement, compromise, acceleration, waiver or release in respect of any obligation of any other Loan Party under any Finance Document or any other agreement or instrument evidencing or securing any Finance Obligation, by operation of law or otherwise;
(b) any change in the manner, place, time or terms of payment of any Finance Obligation or any other amendment, supplement or modification to any Finance Document or any other agreement or instrument evidencing or securing any Finance Obligation;
(c) any release, non-perfection or invalidity of any direct or indirect security for any Finance Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Finance Obligation or any release of any other obligor or Loan Parties in respect of any Finance Obligation;
(d) any change in the existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting any other Loan Party or its assets or any resulting disallowance, release or discharge of all or any portion of any Finance Obligation;
(e) the existence of any claim, set-off or other right (other than a defence of payment or performance) which any Loan Party may have at any time against any other Loan Party, any Agent, any other Secured Party, or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(f) any invalidity or unenforceability relating to or against any other Loan Party for any reason of any Finance Document or any other agreement or instrument evidencing or securing any Finance Obligation or any provision of applicable Law or regulation purporting to prohibit the payment by any other Loan Party of any Finance Obligation;

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(g) any failure by any Secured Party: (i) to file or enforce a claim against any Loan Party or its estate (in a bankruptcy or other proceeding); (ii) to give notice of the existence, creation or incurrence by any Loan Party of any new or additional indebtedness or obligation under or with respect to the Finance Obligations; (iii) to commence any action against any Loan Party; (iv) to disclose to any Loan Party any facts which such Secured Party may now or hereafter know with regard to any Loan Party; or (v) to proceed with due diligence in the collection, protection or realization upon any collateral securing the Finance Obligations;
(h) any direction as to application of payment by any other Loan Party or any other Person;
(i) any subordination by any Secured Party of the payment of any Finance Obligation to the payment of any other liability (whether matured or unmatured) of any Loan Party to its creditors;
(j) any act or failure to act by the Collateral Agent or any other Secured Party under this Agreement or otherwise which may deprive any Loan Party of any right to subrogation, contribution or reimbursement against any other Loan Party or any right to recover full indemnity for any payments made by such Loan Party in respect of the Finance Obligations; or
(k) any other act or omission to act or delay of any kind by any Loan Party or any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any Loan Party’s obligations hereunder, except that a Loan Party may assert the defense of final payment in full of the Finance Obligations.
Each Canadian Loan Party has irrevocably and unconditionally delivered this Agreement to the Collateral Agent, for the benefit of the Secured Parties, and the failure by any other Person to sign this Agreement or a security agreement similar to this Agreement or otherwise shall not discharge the obligations of any Canadian Loan Party hereunder.
This Agreement shall remain fully enforceable against each Canadian Loan Party irrespective of any defenses that any other Canadian Loan Party may have or assert in respect of the Finance Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, except that a Canadian Loan Party may assert the defense of final Discharge of Finance Obligations.

Section 2.04 Cash Management; Segregation of Proceeds; Canadian Cash Proceeds Account.
(a) Creation of Canadian Cash Proceeds Account. There is hereby established with Wells Fargo Bank a Securities Account or a Deposit Account (the “Canadian Cash Proceeds Account”) in the name of “Wells Fargo Bank, National Association” and under the exclusive control of the Collateral Agent. All cash Proceeds of the Collateral required to be delivered to the Collateral Agent pursuant to subsection (c) of this Section 2.04 shall be deposited in the Canadian Cash Proceeds Account. Any income received by the Collateral Agent with respect to the balance from time to time standing to the credit of the Canadian Cash Proceeds Account, including any interest or capital gains on Liquid Investments, shall remain, or be deposited, in the Canadian Cash Proceeds Account. All right, title and interest in and to the cash amounts on deposit from time to time in the Canadian Cash Proceeds Account together with any Liquid Investments from time to time made pursuant to Section 2.06 of this Agreement and any other property or assets from time to time deposited in or credited to the Canadian Cash Proceeds Account shall vest in and be under the sole dominion and control of the Collateral Agent for the benefit of the Secured Parties, shall constitute part of the Collateral hereunder and shall not constitute payment of the Finance Obligations until applied thereto as hereinafter provided.
(b) Deposits to Collection Accounts; Operating Accounts.
(i) Upon the effectiveness of this Agreement and except as otherwise provided in subsection (c) of this Section 2.04, each Canadian Loan Party shall instruct each Account Debtor to make (or continue to make) all payments in respect of Receivables and other Collateral owed to such Canadian Loan Party by such Account Debtor to one or more Collection Accounts (by instructing that such payments be remitted by direct wire transfer to, or to a post office box which shall be in the name and under the control of, the bank maintaining the relevant Collection Account or in such other manner as shall be acceptable to the Collateral Agent). In addition to the foregoing, each Canadian Loan Party

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agrees that if the Proceeds of any Collateral (including the payments made in respect of any Receivables) shall be received by it after the effective date of this Agreement, such Canadian Loan Party shall, except to the extent otherwise provided in subsection (c)(ii) of this Section 2.04, promptly deposit such Proceeds into a Collection Account. Until so deposited, all such Proceeds shall be held in trust by the relevant Canadian Loan Party for and as the property of the Collateral Agent for the benefit of the Secured Parties and shall not be commingled with any other funds or property of any Canadian Loan Party. Upon or prior to the establishment of any Collection Account, the applicable Canadian Loan Party shall notify the Collateral Agent of the location, account name and account number of such Collection Account and shall deliver to the Collateral Agent an Account Control Agreement with respect to such Collection Account duly executed by such Canadian Loan Party and the bank maintaining such Collection Account, which shall be in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which the Collateral Agent may (among other things) instruct such bank (and such bank shall have agreed) to remit all collected funds in such Collection Account on each Business Day to the Canadian Concentration Account or as the Collateral Agent may otherwise instruct such bank; it being understood that the Collateral Agent may only give such instructions for so long as a Cash Dominion Event exists.
(ii) Upon or prior to the establishment of the Canadian Concentration Account or the Canadian Cash Proceeds Account, the applicable Canadian Loan Party shall notify the Collateral Agent of the location, account name and account number of the Canadian Concentration Account or the Canadian Cash Proceeds Account and shall deliver to the Collateral Agent an Account Control Agreement with respect to the Canadian Concentration Account or the Canadian Cash Proceeds Account (as applicable) duly executed by such Canadian Loan Party and the bank maintaining the Canadian Concentration Account or the Canadian Cash Proceeds Account (as applicable) in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which the Collateral Agent may (among other things) instruct such bank (and such bank shall have agreed) to remit all collected funds in respect of such payments on each Business Day directly to the Collateral Agent for deposit into the Canadian Cash Proceeds Account or as the Collateral Agent may otherwise instruct such bank, it being agreed that the Collateral Agent may only give such instructions for so long as a Cash Dominion Event exists.
(c) Deposits to Canadian Cash Proceeds Account.
(i) Upon notification by the Collateral Agent following the occurrence and during the continuance of a Cash Dominion Event, each Canadian Loan Party shall instruct all Account Debtors and other Persons obligated in respect of its Receivables and other Collateral to make all payments in respect of its Receivables and other Collateral directly to the Collateral Agent (by instructing that such payments be remitted by direct wire transfer to the Collateral Agent at its address referred to in Section 8.01 of this Agreement or to a post office box which shall be in the name and under the control of the Collateral Agent or in such other manner as shall be acceptable to the Collateral Agent). Upon the occurrence and during the continuance of a Cash Dominion Event, the Collateral Agent may instruct the bank which maintains the Canadian Concentration Account to remit all funds on deposit in the Canadian Concentration Account on each Business Day directly to the Canadian Cash Proceeds Account or as the Collateral Agent may otherwise instruct such bank, in each case, until such time as a Cash Dominion Event no longer exists. All such payments made to the Collateral Agent shall be deposited in the Canadian Cash Proceeds Account.
(ii) In addition to the foregoing, each Canadian Loan Party agrees that if the Proceeds of any Collateral hereunder (including the payments made in respect of Receivables) shall be received by it after the Collateral Agent’s notification referred to in Section 2.04(c)(i), such Canadian Loan Party shall within one Business Day immediately following such receipt deposit such Proceeds into the Canadian Cash Proceeds Account. Until so deposited, all such Proceeds shall be held in trust by the relevant Canadian Loan Party for and as the property of the Collateral Agent for the benefit of the Secured Parties and shall not be commingled with any other funds or property of any Canadian Loan Party.
(d) Collection of Funds. Following the occurrence and during the continuance of a Cash Dominion Event, each Canadian Loan Party hereby irrevocably authorizes and empowers the Collateral Agent and its respective officers, employees and authorized agents to endorse and sign its name on all checks, drafts, money orders or other media of payment delivered pursuant to this Section, and such endorsements or assignments shall, for all purposes, be deemed to have been made by the relevant Canadian Loan Party prior to any endorsement or assignment thereof by the

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Collateral Agent. Following the occurrence and during the continuance of a Cash Dominion Event, the Collateral Agent may use any convenient or customary means for the purpose of collecting such checks, drafts, money orders or other media of payment.
(e) Withdrawals from Canadian Cash Proceeds Account. If a Cash Dominion Event shall have occurred and be continuing, and if any Finance Obligations are then outstanding, all of the funds on deposit in the Canadian Cash Proceeds Account shall be withdrawn by the Collateral Agent and immediately used to repay (or cash collateralize, as applicable) such Finance Obligations in accordance with the terms of the Credit Agreement.

Section 2.05 Canadian L/C Cash Collateral Account.
All amounts required to be deposited by any Canadian Loan Party as cash collateral for Canadian L/C Obligations pursuant to Section 2.03(g) or Section 2.04(b) of this Agreement or Section 8.02(iii) of the Credit Agreement, any similar provision of any other Loan Document or pursuant to this Agreement shall be deposited in a Securities Account or a Deposit Account (the “Canadian L/C Cash Collateral Account”) established and maintained by such Canadian Loan Party at Wells Fargo Bank or such other bank or other financial institution as such Canadian Loan Party and the Collateral Agent may agree, in the name and under the exclusive control of the Collateral Agent. Upon or prior to the establishment of such account, the applicable Canadian Loan Party shall notify the Collateral Agent of the location, account name and account number of such account and shall deliver to the Collateral Agent an Account Control Agreement with respect to such Canadian L/C Cash Collateral Account duly executed by such Canadian Loan Party and the Securities Intermediary or bank, as applicable, maintaining such Canadian L/C Cash Collateral Account. Any income received with respect to the balance from time to time standing to the credit of the Canadian L/C Cash Collateral Account, including any interest or capital gains on Liquid Investments, shall remain, or be deposited, in the Canadian L/C Cash Collateral Account. All right, title and interest in and to the cash amounts on deposit from time to time in the Canadian L/C Cash Collateral Account together with any Liquid Investments from time to time made pursuant to Section 2.06 of this Agreement and any other property or assets from time to time deposited in or credited to the Canadian L/C Cash Collateral Account shall vest in and be under the sole dominion and control of the Collateral Agent for the benefit of the Secured Parties, shall constitute part of the Collateral hereunder and shall not constitute payment of the Finance Obligations until applied thereto as hereinafter provided; provided, however, that so long as an Event of Default is not continuing, the applicable Canadian Loan Party shall be entitled to withdraw any funds on deposit in such account, in accordance with the Credit Agreement. If and when any portion of the L/C Obligations on which any deposit in the Canadian L/C Cash Collateral Account was based (the “Relevant Contingent Exposure”) shall become fixed (a “Direct Exposure”) as a result of the payment by the L/C Issuer with respect thereto of a draft presented under any Letter of Credit, the amount of such Direct Exposure (but not more than the amount in the Canadian L/C Cash Collateral Account at the time) shall be withdrawn by the Collateral Agent from the Canadian L/C Cash Collateral Account and shall be paid to the Administrative Agent for application pursuant to the Credit Agreement, and the Relevant Contingent Exposure shall thereupon be reduced by such amount. Each Canadian Loan Party hereby irrevocably consents and agrees to each such distribution. If an Event of Default shall have occurred and be continuing, the excess of the funds in the Canadian L/C Cash Collateral Account over the Relevant Contingent Exposure shall be retained in the Canadian L/C Cash Collateral Account and may be withdrawn by the Collateral Agent and applied in the manner specified in Section 5.05 of this Agreement. If immediately available cash on deposit in the Canadian L/C Cash Collateral Account is not sufficient to make any distribution to a Canadian Loan Party referred to in this Section 2.05, the Collateral Agent shall cause to be liquidated such Liquid Investments in the Cash Collateral Account designated by such Canadian Loan Party as are required to obtain sufficient cash to make such distribution and, notwithstanding any other provision of this Section 2.05, such distribution not so immediately available in cash shall not be made until such liquidation has taken place.

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Section 2.06 Investment of Funds in Collateral Accounts.
So long as a Cash Dominion Event is not continuing, amounts on deposit in the Collateral Accounts shall be invested and re-invested from time to time in such Liquid Investments as the Canadian Borrower shall determine, which Liquid Investments shall be held under the sole dominion control of the Collateral Agent; provided that, so long as a Cash Dominion Event is not continuing, the applicable Canadian Loan Party may withdraw any such Liquid Investments except from the Canadian Cash Proceeds Account; provided further that, if an Event of Default has occurred and is continuing, the Collateral Agent may liquidate any such Liquid Investments and apply or cause to be applied the proceeds thereof in the manner specified in Section 5.05 of this Agreement. For this purpose, “Liquid Investments” means Cash Equivalents maturing within thirty (30) days after a Cash Equivalent is acquired by the Collateral Agent.

Section 2.07 Leases.
The last day of the term of any lease or sub-lease of real property, oral or written, or any agreement therefor, now held or hereafter acquired by any Canadian Loan Party, shall be excepted from the Security Interest hereby granted and shall not form part of the Collateral, but such Canadian Loan Party shall stand possessed of such one day remaining, upon trust to assign and dispose of the same as the Collateral Agent or any assignee of such lease, or sub-lease or agreement shall direct. If any such lease, sub-lease or agreement therefor contains a provision which provides in effect that such lease, sub-lease or agreement may not be assigned, sub-leased, charged or encumbered without the leave, license, consent or approval of the lessor, the application of the Security Interest created hereby to any such lease, sub-lease or agreement shall be conditional upon such leave, license, consent or approval having been obtained.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each Canadian Loan Party represents and warrants that:

Section 3.01 Title to Collateral.
Except as would not materially detract from the value of the Collateral or the license granted to the Collateral Agent hereunder, such Canadian Loan Party has good and marketable title to, or valid license or leasehold interests in, all of the Collateral in which it has granted a Security Interest hereunder, free and clear of any Liens other than Permitted Liens. Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests and Permitted Liens, no financing statement, mortgage, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral in which it has granted a Security Interest hereunder is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a Lien on such Collateral.

Section 3.02 Validity, Perfection and Priority of Security Interests.
(a) The Security Interests constitute valid security interests under the PPSA securing the Finance Obligations.
(b) When PPSA financing statements shall have been filed in the offices specified in Schedule 4.01 hereto, the Security Interests will constitute perfected security interests in all right, title and interest of the relevant Canadian Loan Party in the Collateral to the extent that a Security Interest therein may be perfected by filing pursuant to the PPSA, prior to all other Liens and rights of others therein.
(c) When each Account Control Agreement has been executed and delivered to the Collateral Agent, the Security Interests will constitute perfected security interests in all right, title and interest of the Canadian Loan Parties in the Securities Accounts subject thereto, prior to all other Liens and rights of others therein and subject to no adverse claims, except for the rights of securities intermediaries expressly provided for in the Account Control Agreements; provided, however, that additional Account Control Agreements may be required to be executed and delivered to perfect the Collateral Agent’s Security Interest in Securities Accounts established hereafter. For certainty, an Account Control Agreement is not a perfection requirement in respect of a Deposit Account.

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(d) [Intentionally Omitted]
(e) So long as such Canadian Loan Party is in compliance with the provisions of Section 4.15 of this Agreement, the Security Interest shall constitute perfected security interests in all right, title and interest of such Canadian Loan Party in all electronic Chattel Paper that constitute Collateral, prior to all other Liens other than rights of others expressly set forth therein or provided by applicable Law.

Section 3.03 [Intentionally Omitted]

Section 3.04 Receivables.
With respect to each Receivable of such Canadian Loan Party, all records, papers and documents relating thereto (if any) are genuine and in all respects what they purport to be, and all papers and documents (if any) relating thereto (a) to the knowledge of such Canadian Loan Party represent legal, valid and binding obligations of the respective Account Debtor, subject to adjustments customary in the business of such Canadian Loan Party, with respect to unpaid indebtedness or other monetary obligations incurred by such Account Debtor in respect of the performance of labor or services, the sale, lease, license, assignment, exchange and delivery of the merchandise or other property listed therein, the incurrence of a secondary obligation as set forth therein or the use of a credit or charge card or information contained on or for use with such a card or any combination of the foregoing, and (b) are the only original writings evidencing and embodying such obligations of the Account Debtor named therein (other than copies created for general accounting purposes) and are, to the knowledge of such Canadian Loan Party, in compliance with all applicable federal, provincial and local Laws and applicable Laws of any relevant foreign jurisdiction.

Section 3.05 Deposit Accounts and Securities Accounts.
Schedule III.E to the Perfection Certificate sets forth as of the date hereof a complete and correct list of each Canadian Loan Party’s Deposit Accounts and Securities Accounts, the name of the financial institution which maintains each such account and the purpose for which such account is used.

Section 3.06 Accounts.
All statements and representations made by the Canadian Loan Parties to the Agents and the Secured Parties with respect to any Receivable or Receivables for the purpose of determining which Receivables are Eligible Receivables are true and correct in all material respects. With respect to each Canadian Loan Party’s Receivables, whether or not such Receivable is an Eligible Receivable, unless otherwise disclosed to the Administrative Agent in writing:
(a) it is genuine and in all material respects what it purports to be, and, to the knowledge of the relevant Canadian Loan Party, it is not evidenced by a Judgment;
(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services by such Canadian Loan Party in the ordinary course of its business and in accordance, in all material respects, with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Canadian Loan Party and the Account Debtor thereunder; and
(c) it is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services.

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ARTICLE IV
COVENANTS
Each Canadian Loan Party covenants and agrees that until the payment in full of all Finance Obligations (other than contingent indemnification obligations) and until there is no commitment by any Secured Party to make further advances, incur obligations or otherwise give value, such Canadian Loan Party will comply with the following:

Section 4.01 Delivery of Perfection Certificate; Initial Perfection.
Such Canadian Loan Party shall (a) on or prior to the Closing Date, deliver its Perfection Certificate to the Collateral Agent and (b) shall cause all filings and recordings specified in Schedule 4.01 hereto to have been completed within three Business Days after the Closing Date. The information set forth in the Perfection Certificate shall be correct and complete in all material respects as of the Closing Date. Not later than sixty (60) days following the Closing Date, such Canadian Loan Party shall deliver to the Collateral Agent a fully executed Account Control Agreement with respect to each of its Deposit Accounts (other than (i) Exempt Deposit Accounts and (ii) to the extent the aggregate amount held on deposit in any Deposit Account (other than any Collateral Account or Canadian Concentration Account) does not exceed $1,000,000 individually or $5,000,000 in the aggregate for all such Deposit Accounts).

Section 4.02 Change of Name, Identity, Structure or Location; Subjection to Other Security Agreements.
Such Canadian Loan Party will not change its name (including the adoption of any French of combined form of name), identity, structure or location in any manner, unless it shall have given the Collateral Agent notice thereof contemporaneously with such change. Such Canadian Loan Party shall not in any event change the location of any Collateral or its name (including the adoption of any French or combined form of name), identity, structure or location, or become bound by a security agreement entered into by another Person with respect to any Collateral, if such change would cause the Security Interests in any Collateral to lapse or cease to be perfected unless such Canadian Loan Party has taken on or before the date of lapse all actions reasonably necessary to ensure that the Security Interests in the Collateral do not lapse or cease to be perfected.

Section 4.03 Further Actions.
Such Canadian Loan Party will, from time to time at its reasonable expense and in such manner and form as the Collateral Agent may reasonably request, execute, deliver, file and record or authorize the recording of any financing statement, specific assignment, instrument, document, agreement or other paper and take any other action (including, without limitation, any filings of financing or continuation statements under the PPSA) that from time to time may be necessary or advisable, or that the Collateral Agent may reasonably request, in order to create, preserve, perfect, confirm or validate the Security Interests in the United States and Canada or to enable the Collateral Agent and the Secured Parties to obtain the full benefit of this Agreement or to exercise and enforce any of its rights, powers and remedies created hereunder or under applicable Law with respect to any of the Collateral in which the Security Interests may be perfected under the Laws of the United States or Canada. Such Canadian Loan Party shall maintain the Security Interest as a first priority Lien, subject only to Permitted Liens (all of which shall be junior to the Security Interests, except for Permitted Liens that are non-consensual Liens whose priority is determined by applicable Law, or are other Permitted Liens which are permitted to be senior to the Security Interests pursuant to Section 7.01 of the Credit Agreement) and shall defend such Security Interests as first priority Liens, subject only to Permitted Liens (all of which shall be junior to the Security Interests, except for Permitted Liens that are non-consensual Liens whose priority is determined by applicable Law, or are other Permitted Liens which are permitted to be senior to the Security Interests pursuant to Section 7.01 of the Credit Agreement), and such priority against the claims and demands of all Persons to the extent adverse to such Canadian Loan Party’s ownership rights or otherwise inconsistent with this Agreement or the other Loan Documents. To the extent permitted by applicable Law, such Canadian Loan Party hereby authorizes the Collateral Agent to file, in the name of such Canadian Loan Party or otherwise and without the signature or other separate authorization or authentication of such Canadian Loan Party appearing thereon, such PPSA financing statements or continuation statements as the Collateral Agent may, in its sole discretion, reasonably deem necessary to perfect or maintain the perfection of the Security Interests. Such Canadian Loan Party agrees that, except to the extent that any filing office requires otherwise, a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a

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financing statement. The Canadian Loan Party shall pay the reasonable, documented, out-of-pocket costs of, or incidental to, any recording or filing of any financing or continuation statements or other assignment documents concerning the Collateral as set forth in this Section 4.03.

Section 4.04 Intentionally Omitted

Section 4.05 Collateral in Possession of Other Persons.
Each Canadian Loan Party agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory (other than Inventory shipped by an external manufacturer or wholesale distributor located outside the United States or Canada to a Borrower pursuant to an open-account purchase and subject to a negotiable document of title showing the applicable Borrower as consignee and which document of title is endorsed to, and in the possession of, the Administrative Agent or such other Person as the Administrative Agent shall approve), such warehouse receipt or receipt in the nature thereof shall not be negotiable.

Section 4.06 Books and Records.
Such Canadian Loan Party shall keep full and accurate books and records relating to the Collateral, including, but not limited to, the copies or originals of all documentation with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Canadian Loan Party will make the same available to the Collateral Agent for inspection as required pursuant to Section 6.10 of the Credit Agreement. Upon direction by the Collateral Agent, such Canadian Loan Party shall stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the Security Interests.

Section 4.07 Delivery of Instruments, Etc.
Such Canadian Loan Party will promptly deliver each Instrument that constitutes Collateral (other than (a) promissory notes having individually a face value not in excess of $1,000,000, (b) Cash Equivalents held in a Deposit Account or Securities Account and subject to an effective Account Control Agreement as required by Section 4.14 of this Agreement and (c) Instruments received in connection with bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business having individually a face amount of less than $1,000,000 in the case of Instruments subject to this clause (c) (the Instruments described in clauses (a), (b) and (c) above constituting “Excepted Instruments”)) to the Collateral Agent, appropriately indorsed to the Collateral Agent; provided that so long as no Event of Default shall have occurred and be continuing, and except as required by any other Loan Document, such Canadian Loan Party may (unless otherwise provided in Section 2.04(b) or Section 2.04(c) of this Agreement) retain for collection in the ordinary course of business any checks, drafts and other Instruments received by it in the ordinary course of business, and the Collateral Agent shall, promptly upon request of such Canadian Loan Party, make appropriate arrangements reasonably satisfactory to such Canadian Loan Party for making any other Instrument pledged by such Canadian Loan Party available to it for purposes of presentation, collection or renewal.

Section 4.08 Collection and Verification of Receivables.
(a) Collection of Receivables. Such Canadian Loan Party shall use its commercially reasonable efforts to cause to be collected from each Account Debtor, as and when due, any and all amounts owing under or on account of each Receivable (including, without limitation, Receivables which are delinquent, such Receivables to be collected in accordance with lawful collection procedures) in its ordinary course of business unless such Canadian Loan Party shall reasonably determine in respect of any Receivable that is not an Eligible Receivable or that such efforts would be of negligible economic value, and shall apply promptly upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable. Such Canadian Loan Party shall not rescind or cancel any indebtedness or obligation evidenced by any Receivable, modify, make adjustments to, extend, renew, compromise or settle any material dispute, claim, suit or legal proceeding relating to, or (except in the case of Factoring Arrangements permitted under the Credit Agreement), sell or assign, any Receivable, or interest therein, without the prior written consent of the Collateral Agent, which shall not be unreasonably withheld, conditioned or delayed;

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provided, however, that such Canadian Loan Party may allow as adjustments to amounts owing under its Receivables (a) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Canadian Loan Party finds appropriate in accordance with sound business judgment and (b) a refund or credit due as a result of returned or damaged merchandise, all in accordance with such Canadian Loan Party’s ordinary course of business consistent with its historical collection practices. The costs and reasonable, documented, out-of-pocket expenses (including, without limitation, reasonable, documented, out-of-pocket attorneys’ fees of external counsel) of collection of Receivables, whether incurred by such Canadian Loan Party or the Collateral Agent, shall be borne by the Canadian Loan Parties.

Section 4.09 Notification to Account Debtors.
From and after the occurrence and during the continuance of an Event of Default and if requested by the Collateral Agent, such Canadian Loan Party will promptly notify such Account Debtor in respect of any Receivable that such Collateral has been assigned to the Collateral Agent hereunder for the benefit of the Secured Parties, and that any payments due or to become due in respect of such Collateral are to be made by such Account Debtor and any other Person via direct wire transfer to the Collateral Agent or its designee in accordance with Section 2.04 of this Agreement.

Section 4.10 Disposition of Collateral.
Such Canadian Loan Party will not sell, lease, exchange, license, assign or otherwise dispose of, or grant any option with respect to, any Collateral or create or suffer to exist any Lien (other than the Security Interests and Permitted Liens (all of which shall be junior to the Security Interests, except for non-consensual Liens whose priority is determined by applicable Law, or are other Permitted Liens which are permitted to be senior to the Security Interests pursuant to Section 7.01 of the Credit Agreement) on any Collateral except that, subject to the rights of the Collateral Agent and the Secured Parties hereunder, such Canadian Loan Party may sell, lease, exchange, license, assign, or otherwise dispose of, or grant options with respect to, Collateral to the extent expressly permitted by the Credit Agreement, whereupon, in the case of any such disposition, the Security Interests created hereby in such item (but not in any Proceeds arising from such disposition) shall cease immediately without any further action on the part of the Collateral Agent.

Section 4.11 Insurance.
Such Canadian Loan Party will cause the Collateral Agent to be named as an insured party and loss payee, effective at all times on and after the Closing Date, on each insurance policy covering risks relating to any of its Inventory to the extent required under Section 6.07 of the Credit Agreement. Each such insurance policy shall provide that no cancellation, termination or material modification thereof shall be effective until at least 10 days after receipt by the Collateral Agent of notice thereof. Such Canadian Loan Party hereby appoints the Collateral Agent as its attorney-in-fact, effective during the continuance of an Event of Default, to make proof of loss, claims for insurance and adjustments with insurers, and to execute or endorse all documents, checks or drafts in connection with payments made as a result of any insurance policies.

Section 4.12 Information Regarding Collateral.
Such Canadian Loan Party will, promptly upon request, provide to the Collateral Agent all information and evidence it may reasonably request concerning the Collateral to enable the Collateral Agent to enforce the provisions of this Agreement.

Section 4.13 Securities.
Each Canadian Loan Party shall ensure that the terms of any interest in a partnership or a limited liability company that is Collateral will expressly provide that such interest is a “security” for the purposes of the STA.

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Section 4.14 Deposit Accounts and Securities Accounts.
Except as expressly provided in Section 4.01 of this Agreement, no Canadian Loan Party shall establish after the date hereof or permit to exist any Deposit Account (other than Exempt Deposit Accounts) or any Securities Account (other than Exempt Deposit Accounts) without promptly delivering to the Collateral Agent a fully executed Account Control Agreement with respect to such account. Subject to Section 2.04(b) of this Agreement and the rights of the Collateral Agent under Article V hereof, each Canadian Loan Party shall cause all Proceeds of Collateral hereunder to be deposited in a Deposit Account maintained with the Collateral Agent or with respect to which an effective Account Control Agreement has been delivered to the Collateral Agent.

Section 4.15 Electronic Chattel Paper.
If such Chattel Paper is intended to constitute Collateral under Section 2.01, such Canadian Loan Party shall create, store and otherwise maintain all records comprising electronic Chattel Paper in a manner such that: (a) a single authoritative copy of each such record exists which is unique, identifiable and, except as provided in clause (d) below, unalterable, (b) if requested by the Collateral Agent, the authoritative copy of each such record shall identify the Collateral Agent as the assignee thereof, (c) if requested by the Collateral Agent, the authoritative copy of each such record is communicated to and maintained by the Collateral Agent or its designee, (d) if requested by the Collateral Agent, copies or revisions that add or change any assignees of such record can be made only with the participation of the Collateral Agent, (e) each copy (other than the authoritative copy) of such record is readily identifiable as a copy and (f) any revision of the authoritative copy of such record is readily identifiable as an authorized or unauthorized revision.

Section 4.16 Intentionally Omitted.

Section 4.17 Location of Collateral.
All Collateral, other than (i) Inventory being used or rented to third parties by the Canadian Loan Parties in the ordinary course of business, (ii) Inventory in transit, (iii) Inventory in the possession of a third party for the purpose of repair or maintenance, and (iv) Collateral having a value of less than $500,000, will at all times be kept by the Canadian Loan Parties at one or more of the business locations set forth in Schedule III.A to the Perfection Certificate, as such Schedule may be amended, supplemented or modified by the Canadian Loan Parties from time to time. If any such location is a location of a third party, such Schedule shall so indicate, and the Canadian Loan Parties shall be in compliance with Section 4.04 with respect thereto.

Section 4.18 Claims.
In the event any Claim in excess of $1,000,000 arises or otherwise becomes known to a Canadian Loan Party after the date hereof; the applicable Canadian Loan Party will, if such Claim is one intended to constitute Collateral under Section 2.01 of this Agreement, deliver to the Collateral Agent a supplement to Schedule 1.01 hereto describing such Claim and expressly subjecting such Claim, all Judgments and/or Settlements with respect thereto and all Proceeds thereof to the Security Interests hereunder.

ARTICLE V
GENERAL AUTHORITY; REMEDIES

Section 5.01 General Authority.
Each Canadian Loan Party hereby irrevocably appoints the Collateral Agent and any officer or agent thereof as its true and lawful attorney-in-fact, with full power of substitution, in the name of such Canadian Loan Party, the Collateral Agent, the Secured Parties or otherwise, for the sole use and benefit of the Collateral Agent and the Secured Parties, but at such Canadian Loan Party’s expense, to the extent permitted by Law, to exercise at any time and from time to time while an Event of Default has occurred and is continuing all or any of the following powers with respect to all or any of the Collateral, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable until the Discharge of Finance Obligations:

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(a) to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to carry out the terms of this Agreement;
(b) to receive, take, indorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable Instruments taken or received by such Canadian Loan Party as, or in connection with, Collateral;
(c) to accelerate any Receivable which may be accelerated in accordance with its terms, and to otherwise demand, sue for, collect, receive and give acquittance for any and all monies due or to become due on or by virtue of any Collateral;
(d) to commence, settle, compromise, compound, prosecute, defend or adjust any Claim, suit, action or proceeding with respect to, or in connection with, the Collateral;
(e) to sell, transfer, assign or otherwise deal in or with the Collateral or the Proceeds or avails thereof;
(f) to extend the time of payment of any or all of the Collateral and to make any allowance and other adjustments with respect thereto; and
(g) to do, at its option, but at the expense of such Canadian Loan Party, at any time or from time to time, all acts and things which the Collateral Agent deems necessary to protect or preserve the Collateral and to realize upon the Collateral.

Section 5.02 Authority of the Collateral Agent.
Each Canadian Loan Party acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by it or them, or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent, on the one hand, and the Canadian Loan Parties on the other, the Collateral Agent shall be conclusively presumed to be acting as agent for the other Secured Parties it represents as collateral agent in each case with full and valid authority so to act or refrain from acting, and no Canadian Loan Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 5.03 Remedies upon Event of Default.
(a) If any Event of Default has occurred and is continuing, the Collateral Agent may, in addition to all other rights and remedies granted to it in this Agreement and in any other agreement securing, evidencing or relating to the Finance Obligations (including, without limitation, the right to give instructions or a notice of sole or exclusive control under an Account Control Agreement): (i) exercise on behalf of the Secured Parties any rights, remedies and powers which it may have at law, in equity or under the PPSA, the Civil Code of Quebec (the “CCQ”) or the Uniform Commercial Code (the “Code”) (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, (ii) without demand of performance or other demand or notice of any kind (except as herein provided or as may be required by mandatory provisions of Law) to or upon any Canadian Loan Party or any other Person (all of which demands and/or notices are hereby waived by each Canadian Loan Party), (A) withdraw all cash and Liquid Investments in the Collateral Accounts and apply such cash and Liquid Investments and other cash, if any, then held by it as Collateral as specified in Section 5.05 of this Agreement, (B) give notice and take sole possession and control of all amounts on deposit in or credited to any Deposit Account or Securities Account pursuant to the related Account Control Agreement and apply all such funds as specified in Section 5.05 of this Agreement and (C) if there shall be no such cash, Liquid Investments or other amounts or if such cash, Liquid Investments and other amounts shall be insufficient to pay all the Finance Obligations in full or cannot be so applied for any reason, collect, receive, appropriate and realize upon the Collateral and/or sell, assign, give an option or options to purchase or otherwise dispose of and deliver the Collateral (or contract to do so) or any part thereof at public or private sale, at any office of the Collateral Agent or elsewhere in such manner as is commercially

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reasonable and as the Collateral Agent may deem best, for cash, on credit or for future delivery, without assumption of any credit risk and at such price or prices as the Collateral Agent may deem satisfactory.
(b) If any Event of Default has occurred and is continuing, the Collateral Agent shall give each Canadian Loan Party not less than 10 days’ prior written notice (or as otherwise required under applicable Law) of the time and place of any sale or other intended disposition of any of the Collateral permitted by this ARTICLE V, except any Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market.
Any such notice shall (i) state the, date, time and place fixed for such sale, (ii) contain the other information specified in the PPSA, and (iii) be sent to the parties required to be notified pursuant to the PPSA; provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the PPSA. The Collateral Agent and each Canadian Loan Party agrees that such notice constitutes reasonable notification under the PPSA or applicable Laws. Except as otherwise provided herein, each Canadian Loan Party hereby waives, to the extent permitted by applicable Law, notice and judicial hearing in connection with the Collateral Agent’s taking possession or disposition of any of the Collateral.
(c) The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale). Each Canadian Loan Party will execute and deliver such documents and take such other action as the Collateral Agent deems necessary in order that any such sale may be made in compliance with Law. Upon any such sale, the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix in the notice of such sale. At any such sale, the Collateral may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine. The Collateral Agent shall not be obligated to make any such sale pursuant to any such notice. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned without further notice. In the case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the selling price is paid by the purchaser thereof, but the Collateral Agent shall not incur any liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may again be sold upon like notice.
(d) For the purpose of enforcing any and all rights and remedies under this Agreement, the Collateral Agent may, if any Event of Default has occurred and is continuing, (i) require each Canadian Loan Party to, and each Canadian Loan Party agrees that it will, at its expense and upon the request of the Collateral Agent, reasonably promptly assemble, store and keep all or any part of the Collateral as directed by the Collateral Agent and make it available at a place designated by the Collateral Agent which is, in the Collateral Agent’s opinion, reasonably convenient to the Collateral Agent and such Canadian Loan Party, whether at the premises of such Canadian Loan Party or otherwise, it being understood that such Canadian Loan Party’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Canadian Loan Party of such obligation; (ii) to the extent permitted by applicable Law, enter, with or without process of law and without breach of the peace, any premise where any of the Collateral is or may be located, and without charge or liability to any Canadian Loan Party, seize and remove such Collateral from such premises; (iii) have access to and use such Canadian Loan Party’s books and records relating to the Collateral; and (iv) prior to the disposition of the Collateral, store or transfer it without charge in or by means of any storage or transportation facility owned or leased by such Canadian Loan Party, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Collateral Agent deems appropriate and in connection with such preparation and disposition, use without charge any Intellectual Property, Computer Hardware or technical process used by such Canadian Loan Party. The Collateral Agent may also render any or all of the Collateral unusable at any Canadian Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs.

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(e) If any Event of Default has occurred and is continuing, the Collateral Agent, instead of exercising the power of sale conferred upon it pursuant to this Section 5.03, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction, and may in addition institute and maintain such suits and proceedings as the Collateral Agent may deem appropriate to protect and enforce the rights vested in it by this Agreement.
(f) If any Event of Default has occurred and is continuing, the Collateral Agent shall, to the extent permitted by applicable Law, without notice to any Canadian Loan Party or any party claiming through any Canadian Loan Party, without regard to the solvency or insolvency at such time of any Person then liable for the payment of any of the Finance Obligations, without regard to the then value of the Collateral and without requiring any bond from any complainant in such proceedings, be entitled as a matter of right to the appointment, of a receiver or receivers (who may be the Collateral Agent) of the Collateral or any part thereof, and of the profits, revenues and other income thereof, pending such proceedings, with such powers as the court making such appointment shall confer and to the entry of an order directing that the profits, revenues and other income of the property constituting the whole or any part of the Collateral be segregated, sequestered and impounded for the benefit of the Collateral Agent and the Secured Parties, and each Canadian Loan Party irrevocably consents to the appointment of such receiver or receivers and to the entry of such order. Such receiver is hereby given and shall have the same powers and rights and exclusions and limitations of liability as the Collateral Agent has under this Agreement, at law or equity. In exercising any such power, such receiver shall, to the extent permitted by applicable Law, act as and for all purposes shall be deemed to be the agent of the relevant Canadian Loan Party and the Collateral Agent shall not be responsible for any act or default of any such receiver. The Collateral Agent may from time to time fix the receiver’s remuneration and the Canadian Loan Parties shall pay the amount of such remuneration to the Collateral Agent. For the purposes of this subsection a “receiver” means a receiver, a manager, a receiver-manager or a receiver and manager.
(g) Each Canadian Loan Party agrees, to the extent it may lawfully do so, that it will not at any time in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, moratorium, turnover or redemption Law, or any Law permitting it to direct the order in which the Collateral shall be sold, now or at any time hereafter in force which may delay, prevent or otherwise affect the performance or enforcement of this Agreement, and each Canadian Loan Party hereby waives all benefit or advantage of all such Laws. Each Canadian Loan Party covenants that it will not hinder, delay or impede the execution of any power granted to the Collateral Agent, the Administrative Agent or any other Secured Party in any Finance Document.
(h) Each Canadian Loan Party, to the extent it may lawfully do so, on behalf of itself and all who claim through or under it, including, without limitation, any and all subsequent creditors, vendees, assignees and lienors, waives and releases all rights to demand or to have any marshalling of the Collateral upon any sale, whether made under any power of sale granted herein or pursuant to judicial proceedings or under any foreclosure or any enforcement of this Agreement, and consents and agrees that all of the Collateral may at any such sale be offered and sold as an entirety.
(i) Each Canadian Loan Party waives, to the extent permitted by Law, presentment, demand, protest and any notice of any kind (except the notices expressly required hereunder or in the other Finance Documents) in connection with this Agreement and any action taken by the Collateral Agent with respect to the Collateral.

Section 5.04 Limitation on Duty of Collateral Agent in Respect of Collateral.
Beyond the exercise of reasonable care in the custody thereof, neither the Collateral Agent nor the Secured Parties shall have any duty to exercise any rights or take any steps to preserve the rights of any Canadian Loan Party in the Collateral in its or their possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Each Canadian Loan Party agrees that the Collateral Agent shall at no time be required to, nor shall the Collateral Agent be liable to any Canadian Loan Party for any failure to, account separately to any Canadian Loan Party for amounts received or applied by the Collateral Agent from time to time in respect of the Collateral pursuant to the terms of this Agreement. Without limiting the foregoing, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, and shall not be liable or responsible for any loss

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or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Collateral Agent in good faith.

Section 5.05 Application of Proceeds.
(a) Priority of Distributions. The proceeds of any sale of, or other realization upon, all or any part of the Collateral and any cash held in the Collateral Accounts shall be applied as provided in Section 8.03 of the Credit Agreement. The Collateral Agent may make distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.
(b) Distributions with Respect to Canadian Letters of Credit. Each of the Canadian Loan Parties and the Secured Parties agrees and acknowledges that on the Maturity Date or following the occurrence and continuance of an Event of Default if (after all outstanding Canadian Revolving Credit Loans and Canadian L/C Obligations have been paid in full) the Canadian Revolving Credit Lenders are to receive a distribution on account of undrawn amounts with respect to Canadian Letters of Credit issued (or deemed issued) under the Credit Agreement, such amounts shall be deposited in the Canadian L/C Cash Collateral Account as cash security for the repayment of Senior Credit Obligations owing to the Canadian Revolving Credit Lenders as such, if any. Upon termination of all outstanding Canadian Letters of Credit, all of such cash security shall be applied to the remaining Senior Credit Obligations of the Canadian Revolving Credit Lenders as such. If there remains any excess cash security, such excess cash shall be withdrawn by the Collateral Agent from the Canadian L/C Cash Collateral Account and distributed in accordance with Section 5.05(a) of this Agreement.
(c) Reliance by Collateral Agent. For purposes of applying payments received in accordance with this Section 5.05, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement and (ii) each authorized representative (the “Representative”) for one or more Hedge Banks and/or Cash Management Banks for a determination (which the Administrative Agent, each Representative and the Secured Parties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Finance Obligations owed to the Secured Parties, and shall have no liability to any Canadian Loan Party or any other Secured Party for actions taken in reliance on such information except in the case of its gross negligence or wilful misconduct. Unless it has actual knowledge (including by way of written notice from a Hedge Bank or a Cash Management Bank) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secured Hedge Agreements or Secured Cash Management Agreements are in existence. All distributions made by the Collateral Agent pursuant to this Section 5.05 shall be presumptively correct (except in the event of manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Secured Parties of any amounts distributed to them.
(d) Deficiencies. It is understood that the Canadian Loan Parties shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the amount of the Finance Obligations.

Section 5.06 ULC Shares.
Each Canadian Loan Party acknowledges that certain of the Collateral of such Canadian Loan Party may now or in the future consist of ULC Shares, and that it is the intention of Collateral Agent and each Canadian Loan Party that neither Collateral Agent nor any Secured Party should under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the Credit Agreement or any other Finance Document, where a Canadian Loan Party is the registered and beneficial owner of ULC Shares which are Collateral of such Canadian Loan Party, such Canadian Loan Party will remain the sole registered and beneficial owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Collateral Agent, any other Secured Party, or any other Person on the books and records of the applicable ULC. Accordingly, each Canadian Loan Party shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Shares (except for any dividend or distribution comprised of any certificates representing the Investment Property of such Canadian Loan Party, which shall be delivered to Collateral Agent to hold hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Canadian Loan Party would if such ULC Shares were not pledged to Collateral Agent pursuant hereto. Nothing in this Agreement, the Credit Agreement or any other

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Finance Document is intended to, and nothing in this Agreement, the Credit Agreement or any other Finance Document shall, constitute Collateral Agent, any Secured Party, or any other Person other than the applicable Canadian Loan Party, a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to such Canadian Loan Party and further steps are taken pursuant hereto or thereto so as to register the Collateral Agent, any Secured Party, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof or the Credit Agreement or any other Finance Document would have the effect of constituting Collateral Agent or Secured Party, as applicable, a member or shareholder of any ULC prior to such time, such provision shall be severed herefrom or therefrom and shall be ineffective with respect to ULC Shares which are Collateral of any Canadian Loan Party without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral of any Canadian Loan Party which is not ULC Shares. Except upon the exercise of rights of the Collateral Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, the Credit Agreement or the other Finance Documents, each Canadian Loan Party shall not cause or permit, or enable an issuer that is a ULC to cause or permit, Collateral Agent or Secured Party to: (a) be registered as a shareholder or member of such issuer; (b) have any notation entered in their favour in the share register of such issuer; (c) be held out as shareholders or members of such issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such issuer by reason of Collateral Agent holding the Security Interests over the ULC Shares; or (e) act as a shareholder or member of such issuer, or exercise any rights of a shareholder or member including the right to attend a meeting of shareholders or members of such issuer or to vote its ULC Shares.

ARTICLE VI
INTELLECTUAL PROPERTY MATTERS

Section 6.01 License Grant to Collateral Agent.
Effective immediately and automatically upon an Event of Default and during the continuance of such Event of Default, the Canadian Loan Parties hereby grant to the Collateral Agent a royalty-free, non-exclusive license or sublicense to use all Intellectual Property and Computer Hardware solely in connection with the sale or any other disposition (whether public or private) of the Inventory included in the Collateral, the completion of unfinished or work in progress Inventory, the collection of Receivables included in the Collateral, or otherwise dealing with the Collateral. The Collateral Agent shall require that the quality of all products and services in connection with which the Collateral Agent uses any Trademark shall be substantially consistent with or better than the quality of such products and services as of the date of the Event of Default (it being understood that the foregoing shall not limit the channels of trade or the type of sale or disposition (any marketing used therefor) in which the Collateral Agent may sell or otherwise dispose of any Inventory).

ARTICLE VII
COLLATERAL AGENT

Section 7.01 Concerning the Collateral Agent.
The provisions of Article IX of the Credit Agreement shall inure to the benefit of the Collateral Agent in respect of this Agreement and shall be binding upon all Canadian Loan Parties and all Secured Parties and upon the parties hereto in such respect. In furtherance and not in derogation of the rights, privileges and immunities of the Collateral Agent therein set forth:
(a) The Collateral Agent is authorized to take all such actions as are provided to be taken by it as Collateral Agent hereunder and all other action reasonably incidental thereto. As to any matters not expressly provided for herein (including, without limitation, the timing and methods of realization upon the Collateral), the Collateral Agent may act or refrain from acting in accordance with written instructions from the Required Revolving Lenders (or, after all Senior Credit Obligations (other than contingent indemnification obligations) have been paid in full and all Revolving Credit Commitments with respect thereto terminated, the holders of more than 50% of the aggregate amount of outstanding (x) Cash Management Obligations owing under Secured Cash Management Agreements entered into by and between any Canadian Loan Party and any Cash Management Bank and (y) Swap Obligations

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under Secured Hedge Agreements entered into by or between any Canadian Loan Party and any Hedge Bank or, in the absence of such instructions or provisions, in accordance with its reasonable discretion.
(b) The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Security Interests in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder unless such action or omission constitutes bad faith, gross negligence or wilful misconduct. The Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by any Canadian Loan Party.

Section 7.02 Appointment of Co-Collateral Agent.
At any time or times, in order to comply with any legal requirement in any jurisdiction, the Collateral Agent may appoint another bank or trust company or one or more other persons, either to act as co-agent or co-agents, jointly with the Collateral Agent, or to act as separate agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the reasonable discretion of the Collateral Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of Section 7.01 of this Agreement). Notwithstanding any such appointment but only to the extent not inconsistent with such legal requirements or, in the reasonable judgment of the Collateral Agent, not unduly burdensome to it or any such co-agent, each Canadian Loan Party shall be entitled to deal solely and directly with the Collateral Agent rather than any such co-agent in connection with the Collateral Agent’s rights and obligations under this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Notices.
(a) Notices Generally. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by telecopier or electronic communications (as described in subsection (b) below) to the address, facsimile number or (subject to subsection (b) below) electronic mail address specified for notices: (i) in the case of any Canadian Guarantor, as specified in or pursuant to Section 10.02 of the Credit Agreement; (ii) in the case of Holdings, the Canadian Borrower, the Borrower Representative, the Administrative Agent or any Revolving Credit Lender, as specified in or pursuant to Section 10.02 of the Credit Agreement; (iii) in the case of the Collateral Agent, as specified in or pursuant to Section 10.02 of the Credit Agreement; (iv) in the case of any Hedge Bank as set forth in any applicable Secured Hedge Agreement; (v) in the case of any Cash Management Bank, as set forth in any applicable Secured Cash Management Agreement; or (vi) in the case of any party, at such other address as shall be designated by such party in a notice to the Collateral Agent and each other party hereto. Notices and other communications sent by hand or overnight courier source, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that if not given during normal business hours for the recipient shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communication to the extent provided in subsection (b) below shall be effective as provided therein. Rejection or refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the validity of notice given in accordance with this Section.
(b) Electronic Communications. Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Revolving Credit Lender or L/C Issuer if such Revolving Credit Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

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Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 8.02 No Waivers; Non-Exclusive Remedies.
No failure or delay on the part of the Collateral Agent or any Secured Party to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or privilege under this Agreement or any other Finance Document or any other document or agreement contemplated hereby or thereby and no course of dealing between the Collateral Agent or any Secured Party and any Canadian Loan Party shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege hereunder or under any Finance Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the other Finance Documents are cumulative and are not exclusive of any other remedies provided by Law. Without limiting the foregoing, nothing in this Agreement shall impair the right of any Secured Party to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any Canadian Loan Party other than its indebtedness under the Finance Documents.

Section 8.03 Compensation and Expenses of the Collateral Agent; Indemnification.
(a) Expenses. The Canadian Loan Parties, jointly and severally, agree (i) to pay or reimburse the Collateral Agent for all reasonable, documented, out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Collateral Documents and any amendment, waiver, consent or other modification of the provisions hereof or thereof (whether or not the transactions contemplated hereby are consummated), and the consummation of the transactions contemplated hereby, including the reasonable fees and documented, out-of-pocket charges and disbursements of Blake, Cassels & Graydon LLP, counsel for the Collateral Agent (ii) to pay or reimburse the Collateral Agent and the Secured Parties for all documented taxes which the Collateral Agent or any Secured Party may be required to pay by reason of the Security Interests granted in the Collateral (including any applicable stamp or transfer taxes) or to free any of the Collateral from the lien thereof and (iii) to pay or reimburse each Agent, any representative of one or more Hedge Banks or one or more Cash Management Banks and each other Secured Party for all reasonable, documented, out-of-pocket costs and expenses incurred by them in connection with the enforcement, attempted enforcement or preservation of any rights and remedies in connection with this Agreement and the other Collateral Documents, including its rights under this Section 8.03 (including all such reasonable, documented, out-of-pocket costs and expenses incurred during any “workout” or restructuring in respect of the Finance Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable, documented out-of-pocket expenses incurred by any Agent and the reasonable, documented, out-of-pocket costs of independent public accountants and other outside experts retained by or on behalf of any Agent and/or the Secured Parties. The agreements in this Section 8,03(a) shall survive the termination of the Canadian Revolving Credit Commitments and Discharge of all Finance Obligations.
(b) Protection of Collateral. If any Canadian Loan Party fails to comply with the provisions of any Loan Document, such that the value of any Collateral or the validity, perfection, rank or value of any Security Interest is thereby diminished or potentially diminished or put at risk, the Collateral Agent may, but shall not be required to, effect such compliance on behalf of such Canadian Loan Party, and the Canadian Loan Parties shall reimburse the Collateral Agent for the reasonable, documented, out-of-pocket costs thereof on demand. All reasonable, documented, out-of-pocket insurance expenses and all reasonable, documented, out-of-pocket expenses of protecting, storing, warehousing, appraising, handling, maintaining and shipping the Collateral, any and all excise, property, sales and use taxes imposed by any Governmental Authority on any of the Collateral, or in respect of periodic appraisals and inspections of the Collateral, or in respect of the sale or other disposition thereof shall be borne and paid by the

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Canadian Loan Parties. If the Canadian Loan Party fails to promptly pay any portion thereof when due, the Collateral Agent may, at its option, but shall not be required to, pay the same and charge the Canadian Loan Party’s account therefor, and the Canadian Loan Parties agree to reimburse the Collateral Agent therefor on demand. All sums so paid or incurred by the Collateral Agent for any of the foregoing and any and all other sums for which any Canadian Loan Party may become liable hereunder and all reasonable, documented, out-of-pocket costs and expenses (including the reasonable fees and the documented, out-of-pocket charges and disbursements of external counsel, legal expenses and reasonable, out-of-pocket court costs) incurred by the Collateral Agent or any Secured Party in enforcing or protecting the Security Interests or any of their rights or remedies under this Agreement, shall be additional Finance Obligations hereunder.
(c) Indemnification. Each Canadian Loan Party, jointly and severally, agrees to indemnify, save and hold harmless the Collateral Agent, each other Secured Party and their respective Affiliates, directors, officers, employees, counsel, agents and, in the case of any Approved Funds, trustees, advisors and attorneys-in-fact and their respective successors and assigns (collectively, the “Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that may at any time (including at any time following the Discharge of Finance Obligations and the resignation or removal of any Agent, any representative of one or more Hedge Banks or one or more Cash Management Banks or the replacement of any Canadian Revolving Credit Lender) be asserted or imposed against any Indemnitee, arising out of or in any way relating to or arising out of the manufacture, ownership, ordering, purchasing, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the Laws of any country, province, state or other Governmental Authority, or any tort (including, without limitation, any claims, arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage) or contract claim arising with respect to the Collateral; (ii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (i) above; and (iii) any and all liabilities (including liabilities under indemnities), losses, and reasonable, documented, out-of-pocket costs or expenses (including the reasonable out-of-pocket fees, charges and disbursements of external counsel to the Collateral Agent provided that, such external counsel shall be limited to one primary counsel and one local counsel for each applicable jurisdiction in which a Loan Party is formed or incorporated or in which assets included in the Canadian Borrowing Base are located) that any Indemnitee suffers or incurs as a result of the assertion of any claim, demand, action or cause of action or proceeding with respect to the Collateral, or as a result of the preparation of any defense in connection with any claim, demand, action or cause of action or proceeding with respect to the Collateral or any Canadian Collateral Document, in all cases, and whether or not an Indemnitee is a party to such claim, demand, action or cause of action, or proceeding; provided that no Indemnitee shall be entitled to indemnification for any claim to the extent such claim is determined to have been caused by its own bad faith, gross negligence or wilful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.03(c) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Canadian Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Without prejudice to the survival of any other agreement of the Canadian Loan Parties hereunder and under the other Finance Documents, the agreements and obligations of the Canadian Loan Parties contained in this Section 8.03(c) shall survive the Discharge of the Finance Obligations. Any amounts paid by any Indemnitee as to which such Indemnitee has a right to reimbursement hereunder shall constitute Finance Obligations.
(d) Contribution. If and to the extent that the obligations of any Canadian Loan Party under this Section 8.03 are unenforceable for any reason, each Canadian Loan Party hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

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Section 8.04 Enforcement.
The Secured Parties agree that this Agreement may be enforced only by the action of the Collateral Agent who may be acting upon the instructions of the Required Revolving Lenders or, after all Finance Obligations (other than contingent indemnification obligations) have been paid in full and all Revolving Credit Commitments with respect thereto terminated, the holders of more than 50% of the aggregate amount of outstanding (x) Cash Management Obligations owing under Secured Cash Management Agreements entered into by and between any Canadian Loan Party and any Cash Management Bank and (y) Swap Obligations under Secured Hedge Agreements entered into by or between any Canadian Loan Party and any Hedge Bank) and that no other Secured Party shall have any right individually to seek to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent or after all Senior Credit Obligations (other than contingent indemnification obligations) have been paid in full and all Revolving Credit Commitments with respect thereto have been terminated, the holders of more than 50% of the aggregate amount of outstanding (x) Cash Management Obligations owing under Secured Cash Management Agreements entered into by and between any Canadian Loan Party and any Cash Management Bank and (y) Swap Obligations under Secured Hedge Agreements entered into by or between any Canadian Loan Party and any Hedge Bank) for the benefit of the Secured Parties upon the terms of this Agreement and the other Loan Documents.

Section 8.05 Amendments and Waivers.
Any provision of this Agreement may be amended, changed, discharged, terminated or waived if, but only if, such amendment or waiver is in writing and is signed by each Canadian Loan Party directly or indirectly affected by such amendment, change, discharge, termination or waiver (it being understood that the addition or release of any Canadian Loan Party hereunder shall not constitute an amendment, change, discharge, termination or waiver affecting any Canadian Loan Party other than the Canadian Loan Party so added or released and the Collateral Agent; provided, however, that any amendment, change, discharge, termination or waiver adversely affecting the rights and benefits of a single Class of Secured Parties (and not all Secured Parties in a like or similar manner) shall require the written consent of the Required Secured Parties (as defined below) of such Class of Secured Parties. For the purposes of this Section 8.05, the term “Class” means each class of Secured Parties, i.e., whether (x) the Revolving Credit Lenders, as holders of the Senior Credit Obligations, (y) the Hedge Banks, as holders of the obligations under the Secured Hedge Agreements or (z) the Cash Management Banks, as holders of the obligations under the Secured Cash Management Agreements. For the purposes of this Section 8.05, the term “Required Secured Parties” of any Class means each of (x) with respect to the Senior Credit Obligations comprising Finance Obligations, the Required Revolving Lenders, (y) with respect to the obligations under all Secured Hedge Agreements entered into by and between any Canadian Loan Party and any Hedge Bank, the holders of more than 50% of such obligations outstanding from time to time and (z) with respect to the obligations under all Secured Cash Management Agreements entered into by and between any Canadian Loan Party and any Cash Management Bank, the holders of more than 50% of such obligations outstanding from time to time.

Section 8.06 Successors and Assigns.
This Agreement shall be binding upon each of the parties hereto and inure to the benefit of the Collateral Agent and the Secured Parties and their respective successors and assigns. In the event of an assignment of all or any of the Finance Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. No Canadian Loan Party shall assign or delegate any of its rights and duties hereunder except as provided in the Credit Agreement.

Section 8.07 Governing Law.
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE PROVINCE OF BRITISH COLUMBIA (INCLUDING THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN).

27

Section 8.08 Limitation of Law; Severability.
(a) All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Law which may be controlling and be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable Law.
(b) If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.09 Counterparts; Effectiveness.
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective with respect to each Canadian Loan Party when the Collateral Agent shall receive counterparts hereof executed by itself and such Canadian Loan Party. This Agreement may be transmitted and/or signed by facsimile or Adobe PDF file and if so transmitted or signed, shall, subject to requirements of applicable Law, have the same force and effect as a manually signed original and shall be binding on the Canadian Loan Parties and the Collateral Agent.

Section 8.10 Additional Canadian Loan Parties.
It is understood and agreed that any Affiliate of Holdings that is required by any Finance Document to execute a counterpart of this Agreement after the date hereof shall automatically become a Canadian Loan Party hereunder with the same force and effect as if originally named as a Canadian Loan Party hereunder by executing an instrument of accession or joinder reasonably satisfactory in form and substance to the Collateral Agent and delivering the same to the Collateral Agent. Concurrently with the execution and delivery of such instrument, such Affiliate shall take all such actions and deliver to the Collateral Agent all such documents and agreements as such Affiliate would have been required to deliver to the Collateral Agent on or prior to the date of this Agreement had such Affiliate been a party hereto on the date of this Agreement. Such additional materials shall include, among other things, supplements to Schedules 1.01 and 4.01 hereto (which Schedules shall thereupon automatically be amended and supplemented to include all information contained in such supplements) such that, after giving effect to the joinder of such Affiliate, each of Schedules 1.01 and 4.01 hereto is true, complete and correct with respect to such Affiliate as of the effective date of such joinder. The execution and delivery of any such instrument of accession or joinder, and the amendment and supplementation of the Schedules hereto as provided in the immediately preceding sentence, shall not require the consent of any other Canadian Loan Party hereunder or of any Secured Party other than the Collateral Agent. The rights and obligations of each Canadian Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Canadian Loan Party as a party to this Agreement.

Section 8.11 Termination.
Upon the Discharge of Finance Obligations, the Security Interests created hereunder shall automatically terminate and all rights to the Collateral shall automatically revert to the Canadian Loan Parties. In addition, at any time and from time to time prior to such termination of the Security Interests, the Collateral Agent may release any of the Collateral with the prior written consent of any other Secured Party; provided that the release of the Collateral be consistent with Sections 9.10 and 10.01(y)(vii) of the Credit Agreement. Upon any such termination of the Security Interests or release of Collateral, the Collateral Agent will, upon request by and at the reasonable expense of any Canadian Loan Party, execute and deliver to such Canadian Loan Party such documents as such Canadian Loan Party shall reasonably request to evidence the termination of the Security Interests or the release of such Collateral, as the case may be. Any such documents shall be without recourse to or warranty by the Collateral Agent or the Secured Parties. The Collateral Agent shall have no liability whatsoever to any Secured Party as a result of any release of Collateral by it as permitted by this Section 8.11. Upon any release of Collateral pursuant to this

28

Section 8.11, none of the Secured Parties shall have any continuing right or interest in such Collateral or the Proceeds thereof.

Section 8.12 Entire Agreement.
This Agreement and the other Loan Documents and, in the case of the Hedge Banks and the Cash Management Banks, the Secured Hedge Agreements and the Secured Cash Management Agreements, respectively, constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, and any contemporaneous oral agreements and understandings relating to the subject matter hereof and thereof.
[Signature Pages Follow]

29

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.
CANADIAN BORROWER:

MASONITE INTERNATIONAL CORPORATION

Per:
Name:
Title:

Address for Notices:
HOLDINGS:

MASONITE INC.

Per:
Name:
Title:

Address for Notices:
CANADIAN SUBSIDIARY
GUARANTORS:

CROWN DOOR CORPORATION

Per:
Name:
Title:

Address for Notices:

[Signature Page to Canadian Security Agreement]

CASTLEGATE ENTRY SYSTEMS INC.

Per:
Name:
Title:

Address for Notices:
COLLATERAL AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Collateral Agent

Per:
Name:
Title:

Address for Notices:

[Signature Page to Canadian Security Agreement]

Schedule 1.01 to Security Agreement
SCHEDULE OF CLAIMS
NIL.

Schedule 4.01 to Security Agreement
SCHEDULE OF FILINGS MADE
TO PERFECT SECURITY INTERESTS

Name of Debtor	Jurisdiction	Filing Date	File Number
Masonite International Corporation	British Columbia	May 13, 2011	145023G
Masonite International Corporation	Alberta	May 13, 2011	11051314286
Masonite International Corporation	Saskatchewan	May 13, 2011	300723087
Masonite International Corporation	Manitoba	May 13, 2011	201107828805
Masonite International Corporation	Ontario	May 13, 2011	669844413 20110513095518629105
Masonite International Corporation	Nova Scotia	May 13, 2011	18061523
Masonite International Corporation	New Brunswick	May 13, 2011	20090668
Masonite International Corporation	Newfoundland	May 13, 2011	9060400
Masonite International Corporation	Prince Edward Island	May 13, 2011	2675929
Masonite Inc.	British Columbia	May 13, 2011	145025G
Masonite Inc.	Ontario	May 13, 2011	669844431 20110513095518629107
Crown Door Corporation	British Columbia	May 13, 2011	145027G
Crown Door Corporation	Ontario	May 13, 2011	669844422 20110513095518629106
Castlegate Entry Systems Inc.	Ontario	May 13, 2011	669844449 20110513095618629108

EXHIBIT F-3

Form of Perfection Certificate

See attached.

3625860.2	F-3-1 Form of Perfection Certificate

EXHIBIT F-3

MASONITE INTERNATIONAL CORPORATION
AND CERTAIN OF ITS SUBSIDIARIES
FORM OF PERFECTION CERTIFICATE
April 9, 2015
I, Joanne Freiberger, the Vice President and Treasurer of Masonite International Corporation, a British Columbia corporation (the “Company”), hereby certify with reference to the Amended and Restated Credit Agreement, dated as of April 9, 2015 (the “Credit Agreement”), among the Company, Masonite Corporation, a Delaware corporation (the “Lead U.S. Borrower”), each other borrower from time to time party hereto (collectively with the Lead U.S. Borrower and the Company, the “Borrowers” and, individually, a “Borrower”, and collectively with the Company and the Guarantors referred to therein, each a “Loan Party”, and collectively, the “Loan Parties”), the lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), the Syndication Agents named therein and the Documentation Agents named therein (terms defined therein being used herein as therein defined), as follows:

1.	Names.
(a)    Listed on Schedule I.A hereto is the exact corporate, limited liability company or partnership name of each Loan Party as it appears in its certificate of incorporation, certificate of formation, partnership agreement or certificate of limited partnership, as applicable.
(b)    Listed on Schedule I.B hereto (in chronological order) is each other corporate, limited liability company or partnership name each Loan Party has had during the past five years, together with the date of the relevant change.
(c)    Listed on Schedule I.C hereto are all other names (including trade names or similar appellations) used by each Loan Party or any of its divisions, sectors or other business units at any time during the past five years.
(d)    Except as set forth on Schedule I.D hereto, no Loan Party has changed its identity or corporate, limited liability company or partnership structure in any way within the past five years.

061810-0009-14686-Active.17101111.8

EXHIBIT F-3

2.	Business Locations/Jurisdiction of Organization.
(a)    Listed on Schedule II.A hereto are the jurisdictions of organization, organization number and Federal Employer Identification Number, respectively, of each Loan Party.
(b)    The chief executive offices of each Loan Party are located at the addresses shown on Schedule II.B hereto.

(c)    Each Loan Party’s other place(s) of business is/are set forth on Schedule
II.C hereto.

3.	Locations and Other Information Regarding Collateral.
(a)    Listed on Schedule III.A hereto is each address where any Loan Party’s Inventory, instruments, documents, books or records relating to accounts or other tangible Collateral are located, except to the extent that the fair market value, individually or in the aggregate, of the foregoing not identified on Schedule III.A does not exceed $500,000.
(b)    Listed on Schedule III.B hereto is the name and headquarters address of each Person other than a Loan Party which has possession or control of any Loan Party’s Inventory, instruments, documents, books and records relating to accounts or other tangible Collateral, and such Schedule indicates if such Person is a landlord, warehouseman, customs broker, freight forwarder, processor or bailee, except to the extent that the fair market value, individually, of the foregoing not identified on Schedule III.B does not exceed $500,000.
(c)    Listed on Schedule III.C hereto is the name of each company with respect to which each Loan Party holds partnership interests, limited liability company membership interests or other equity interests not constituting securities (as defined in the UCC).
(d)    Listed on Schedule III.D hereto is the securities intermediary and account number of each securities account maintained by each Loan Party, together with a description of the purpose (i.e., lockbox, collection, disbursement, or payroll) for which each such account is used.
(e)    Listed on Schedule III.E hereto, is the bank or other financial institution and account number of each deposit account or other bank account maintained by each Loan Party, together with a description of the purpose (i.e., lockbox, collection, disbursement, or payroll) for which each such account is used.

061810-0009-14686-Active.17101111.8

EXHIBIT F-3

(f)    Listed on Schedule III.F hereto is the approximate dollar value of all Inventory, which individually or in the aggregate, is in excess of $500,000, of each Loan Party consigned to third parties.
(g)    Listed on Schedule III.G are all of the commercial tort claims in favor of each Loan Party in excess of $1,000,000 which are intended to constitute Collateral under Section 2.01 of the Security Agreement, including the identity of each Person party or potentially party to each such claim, the nature of the events or circumstances giving rise to each such claim, the date each such claim arose and the history and status of any related court proceedings and/or settlement negotiations.

061810-0009-14686-Active.17101111.8

MASONITE INTERNATIONAL CORPORATION,
on behalf of itself and each of the other Loan Parties

By:
Name:
Title:

061810-0009-14686-Active.17101111.8

Schedule I.A
Loan Parties
Masonite International Corporation
Crown Door Corporation
Masonite Corporation
Masonite Primeboard, Inc.
Florida Made Door Co.

061810-0009-14686-Active.17101111.8

Schedule I.B
Other Legal Names

Loan Party	Other Legal Names in the Past 5 Years	Date of Merger
Masonite International Corporation/ Corporation Internationale Masonite	Masonite International Inc. Masonite Holding Corporation Les Portes Baillargeon, Inc. Les Portes Lemieux, Inc. Harring Doors Corporation Caslegate Entry Systems, Inc.	June 9, 2009 June 9, 2009 December 29, 2012 December 29, 2012 December 31, 2014 December 30, 2013
Crown Door Corporation	None
Masonite Corporation	Marshfield Doorsystems, Inc. Algoma Hardwoods, Inc. Ameri-Door, Inc. Appalachian Door Company Masonite Corporation Foreign Holdings, Ltd. Birchwood Lumber & Veneer Co., Inc.	December 28, 2014 December 28, 2014 December 28, 2014 December 28, 2014 December 28, 2014 December 28, 2014
Masonite Primeboard, Inc.	None
Florida Made Door Co.	None

061810-0009-14686-Active.17101111.8

Schedule I.C
Other Names; Trade Names

Loan Party	Other Names in the Past 5 Years (Including Trade Names)
Masonite International Corporation/ Corporation Internationale Masonite
Masonite International/Masonite Internationale
Door Fabrications Services
DorFab
Specialty Glass
Premdor
Celco (used in Quebec)
Lac Magantic (used in Quebec)
Portes Belhumuer
Les Portes Lemieux
Les Portes Baillargeon
Harring Doors

Crown Door Corporation	None

061810-0009-14686-Active.17101111.8

Masonite Corporation
Door Fabrications Services DorFab
Specialty Glass
Mohawk
Marshfield Doorsystems
Algoma Hardwoods
Birchwood Lumber & Veneer
Marshfield Architectural Doorsystems
Birchwood Lumber & Veneer
Marshfield Doorsystems
Masonite Air
Appalachian Door
Ameri-Door
Algoma Express
Bolection Doors
Lemieux

Masonite Primeboard, Inc.	None
Florida Made Door Co.	Sierra Lumber (used in CA)

061810-0009-14686-Active.17101111.8

Schedule I.D
Changes in Identity or Corporate Structure

Loan Party	Change in Identity or Corporate Structure in the Past 5 Years
Masonite International Corporation	Amalgamation of Les Portes Baillargeon and Les Portes Lemieux on December 29, 2012 Amalgamation of Harring Doors Corporation on December 31, 2014
Crown Door Corporation	None
Masonite Corporation
 Merger of Marshfield Doorsystems, Inc., Birchwood Lumber & Veneer Co., Inc. and Appalachian Door Company effective December 28, 2014

Algoma Hardwoods, Inc. and Ameri-Door , Inc. merged into Appalachian Door Company effective December 28, 2014

Masonite Corporation Foreign Holdings Ltd. And Masonite Air LLC merged effective December 28, 2014

Lemieux Doors Corp merged effective June 30, 2014

Cancellation of Partnership between Masonite Corporation and Echelon Laser Systems, Inc. effective May 13, 2014

Canada Architectural Door merged into Appalachian Door effective January 3, 2014

Masonite Primeboard, Inc.	None
Florida Made Door Co.	None

061810-0009-14686-Active.17101111.8

Schedule II.A
Type and Jurisdiction of Incorporation/Federal Employer Identification No.

Loan Party	Jurisdiction of Incorporation	Type of Organization	Organization No.	Federal Employer Identification No.
Masonite International Corporation	British Columbia	Corporation	BC1023635	866729916 RC0007 US EIN: 98-0377314
Crown Door Corporation	Canada (Federal)	Corporation	2603225	89635 0062 RC0001
Masonite Corporation	Delaware	Corporation	189207	64-0198020
Masonite Primeboard, Inc.	North Dakota	Corporation	20999100	20-2765752
Florida Made Door Co.	Florida	Corporation	182054	59-0737960

061810-0009-14686-Active.17101111.8

Schedule II.B
Chief Executive Offices

Loan Party	Chief Executive Office
Masonite International Corporation	2771 Rutherford Road Concord, Ontario L4K 2N6
Crown Door Corporation
Masonite Corporation	One Tampa City Center 201 N. Franklin Street Suite 300 Tampa, FL 33602, USA
Masonite Primeboard, Inc.
Florida Made Door Co.

061810-0009-14686-Active.17101111.8

Schedule II.C
Other Places of Business

Loan Party	Other Places of Business
Masonite International Corporation	See Schedule III.A
Crown Door Corporation	None
Masonite Corporation	See Schedule III.A
Masonite Primeboard, Inc.	None
Florida Made Door Co.	433 W. Scotts Avenue, Stockton, CA 95203 3632 Petersen Road, Stockton, CA 95215

061810-0009-14686-Active.17101111.8

Schedule III.A
Location of Inventory

Masonite International Corporation

Street	City	State/Prov	Postal Code
550 Rue Marchand	Berthierville	QC	J0K 1A0
421 rue Notre-Dame	Berthierville (CDN S&R)	QC	J0K 1A0
6703 30th Street SE	Calgary	AB	T2C 1N6
2771 Rutherford Road	Concord	ON	L4K 2N6
3408 Rue Lafontaine	Lac Megantic	QC	G6B 2Z5
4545 Villeneuve Street	Lac-Megantic	QC	G6B 2C2
4100 rue Villeneuve	Lac-Mégantic	QC	G6B 2C3
6184 rue Notre-Dame	Lac-Mégantic	QC	G6B 3B5
4180 rue Villeneuve	Lac-Mégantic	QC	G6B 2C3
4675 rue Roberge	Lac-Mégantic	QC	G6B 2Z5
4707 rue Roberge	Lac-Mégantic	QC	G6B 2Z5
4800 rue Roberge	Lac-Mégantic	QC	G6B 2V9
274 Street	Langley	BC	V4W 0B8
26977 56th Ave	Langley	BC	V4W 3Y2
26596 Gloucester Way	Langley	BC	V4W 3Y2
3799 Commerce Road, London, Ontario	London	ON
652 Chemin du Moulin	Sacre-Coeur	QC	G0T 1Y0
430, route 108 Ouest	Saint-Éphrem-de-Beauce	Quebec	G0M 1R0
10, route 108 Ouest	Saint-Éphrem-de-Beauce	Quebec	G0M 1R0
455-461-465 1st Avenue in the Industrial Park	St Romuald	QC	G6W 5M6
1840 1st Street	St Romuald	QC	G5W5M8
9255 194th Street	Surrey	BC	V4N 4G1
92 2e Avenue	Windsor	Quebec	J1S 1Z4
350, rue Parc Industriel	Windsor	Quebec	J1S 2T2
105 Rue Boisjoli	Windsor	Quebec	J1S 0H4
41916 Central Road	Yarrow	BC	V2R 5E7

Crown Door Corporation

None

061810-0009-14686-Active.17101111.8

Masonite Corporation

Street	City	State	Postal Code
1001, Perry Street	Algoma	WI	54201
600 E Hwy 48	Birchwood	WI	54817
Rt. 4 Box 371 Hwy. 3	Broken Bow	OK	74728
7300 Reames Road	Charlotte	NC	28216-2228
1000 Lockett Drive, Building A	Danville	VA	24540
812 Mayfield Street	Denmark	SC	29042
1349 Locust Avenue	Denmark	SC	29042-8695
1 Premdor Drive	Dickson	TN	37055-2774
1 Harkness Boulevard Ste 218	Fredericksburg	VA	22401-7087
901-921 S. Great Southwest Parkway	Grand Prairie	TX	75051
6308 Industrial Drive	Greenville	TX	75401
6101 Industrial Drive	Greenville	TX	75402-5716
210 Haleyville Industrial Road	Haleyville	AL	35565
506 Municipal Drive	Jefferson City	TN	37760-5035
403 East Old Andrew Johnson Highway	Jefferson City	TN	37760-4920
970 US Route 11	Kirkwood	NY	13795-9607
1929, 1939 and 1945 Merganser St. Bldgs. 1, 3003 and 1350	Lake Charles	LA	70615-6815
11200 69 St. North	Largo	FL	33733
1001 South 4th Ave	Laurel	MS	39440-5110
4005 Newpoint Place Suite 100	Lawrenceville	GA	30043-5566
149 West G Street	Los Banos	CA	93635
320 North Hawksbill Road	Luray	VA	22835-1130
1831-B West Oak Parkway	Marietta	GA
1401 E 4TH ST	MARSHFIELD	WI	54449
2300 Skyline Dr; Ste 100	Mesquite	TX	75149
25100 Globe Street	Moreno Valley	CA	92551-9528
1120 Industrial Avenue	North Platte	NE	69101-7709
600 E. Front St. Warehouse (two areas)	North Platte	NE	69101-4105
Route 11, 980 Pointe Township Drive	Northumberland	PA	17857
351 Fifth Street	Northumberland	PA	17857-1558
605 East Jefferson	Pittsburg	KS	66762-5912
911 East Jefferson Street	Pittsburg	KS	66762-6012
701 E. Washington Street	Pittsburg	KS
2106 19th Street	Rice Lake	WI	54868
445 North Sheridan Street	South Bend	IN	46619-1415
280 Donovan Drive	Stanley	VA	22851-3936
5502-5514, & 5516 Pioneer Park Blvd. Bldgs. A	Tampa	FL	33634

061810-0009-14686-Active.17101111.8

One Tampa City Center, 201 N Franklin St Suite 300 & 575	Tampa	FL	33602
508 E Grant St.	Thorp	WI	54771
555 Kunzler Ranch Road	Ukiah	CA	95482
3250 Old Springfield Road	Vandalia	OH	45377
111 Muskin Drive	Walkerton	IN	46574-1063
1955 Powis Road	West Chicago	IL	60185-1002
209 Brooke Road & 130 West Brooke Road	Winchester	VA	22603-5771
150 Lee Avenue	Winchester	VA	22603-5771
86554 Gene Lasserre Blvd	Yulee	FL	32097-3361

Masonite Primeboard, Inc.

Street	City	State	Postal Code
2441 15th Street North	Wahpeton	ND	58075-3123

Florida Made Door Co.

Street	City	State	Postal Code
433 West Scotts Avenue	Stockton	CA	95203-3320
711 West Madison	Stockton	CA	95203
733 North Van Buren Street	Stockton	CA	95203-2428
340 West Scotts Avenue	Stockton	CA	95203
3632 Petersen Road suite 150 and 200	Stockton	CA	95215
810 Gilmore Avenue West Complex, Warehouse 810	Stockton	CA	95203
375 West Hazelton Avenue	Stockton	CA	95203-3306

061810-0009-14686-Active.17101111.8

Schedule III.B
Location of Inventory Held by Third Parties

Loan Party	Location of Inventory, Instruments, Documents, Books and Records Held by Third Parties	Third Party
Masonite International Corporation	300 St. Sacrement Street Suite 123 Montreal, Quebec H2Y 1X4 1930 Derry Road East Mississauga, Ontario L5S 1E2	BGL Customs Brokers UPS-SCS (Canada)
Crown Door Corporation	None	None

061810-0009-14686-Active.17101111.8

Masonite Corporation
Forward House
Eklad Close
Malahide Road Ind Estate
Coolock
Dublin 17
Ireland

193 W Service Rd
Champlain, NY 12919

64 N. Main Street
St. Albans City, VT 05478

13378 Port Drive
Loredo, TX 78045

2431 Aviation Ave.
North Charleston, SC 29406

13209 S. Unitec Drive
Loredo, TX 78045

300 St. Sacrement Street
Suite 123
Montreal, Quebec H2Y 1X4

1930 Derry Road East
Mississauga, Ontario L5S 1E2
Irish Shipping & Transport Affiliated – U.S. AN Deringer Daniel B. Hastings Schenker Laser Customs Brokers BGL Customs Brokers UPS-SCS (Canada)
Masonite Primeboard, Inc.	None	None
Florida Made Door Co.	None	None

061810-0009-14686-Active.17101111.8

Schedule III.C
Equity Interests

Subsidiary	Jurisdiction of Incorporation	Ownership Interest
0993477 B.C. Unlimited Liability Company	British Columbia	100% owned by Masonite International Corporation
Batimetal S.A.S.	France	100% owned by Premdor S.A.S.
Bonlea Limited	U.K.	100% owned by Premdor U.K. Holdings Limited
Crown Door Corp.	Ontario	100% owned by Masonite International Corporation
Cutting Edge Tooling, Inc.	Florida	100% owned by Masonite Corporation
Dominance Industries, Inc.	Oklahoma	45% owned by Masonite Corporation 55% owned by Dominance Industries, Inc. B.V.
Door Installation Specialists Corporation	Florida	100% owned by Masonite Corporation
DP Premdor Ukraine	Ukraine	100% owned by Liora Enterprises Limited
Eger Properties	California	100% owned by Masonite Corporation
Ekem S.A.S.	France	100% owned by Premdor S.A.S.
Etablissements Rabillon et Cie S.A.	France	100% owned by Batimetal S.A.S.
Florida Made Door Co.	Florida	100% owned by Masonite Corporation
Fonmarty & Fils Techni-Bois S.A.S.	France	100% owned by Premdor S.A.S.
Inversiones Premdor S.A.	Costa Rica	100% owned by Masonite International Corporation
Liora Enterprises Limited	Cyprus	100% owned by Masonite International Corporation
Magna Foremost SDN BHD	Malaysia	50% owned by Masonite International Corporation 50% owned by Samling Corporation
Magri S.A.S.	France	100% owned by Premdor S.A.S.
Masonite (Africa) Limited	South Africa	78.4% owned by Masonite International Corporation 21.1% publicly held
Masonite (Shanghai) Trading Company Limited	China	100% owned by Masonite International Corporation

061810-0009-14686-Active.17101111.8

Subsidiary	Jurisdiction of Incorporation	Ownership Interest
Masonite Chile Holdings S.A.	Chile	99.997% owned by Masonite International Corporation 0.003% owned by Crown Door Corporation
Masonite Chile S.A.	Chile	99.95% owned by Masonite Chile Holdings S.A. 0.05% owned by Crown Door Corporation
Masonite Components	Ireland	99.9% owned by Masonite Ireland 0.1% owned by Crown Door Corp.
Masonite Corporation	Delaware	100% owned by Masonite International Corporation
Masonite Costa Rica S.A.	Costa Rica	99.1% owned by Inversiones Premdor S.A. 0.9% owned by directors (directors’ qualified shares)
Masonite CZ spol. S.r.o.	Czech Republic	100% owned by Masonite Luxembourg S.A.
Masonite Doors Private Ltd.	India	100% owned by Premdor Karmiel Holdings B.V.
Masonite Europe	Ireland	99.9% owned by Masonite Ireland 0.1% owned by Crown Door Corp.
Masonite Europe Limited	U.K.	100% owned by Masonite Europe
Masonite Europe Shared Services Limited	U.K.	100% owned by Masonite International Corporation
Masonite GmbH	Austria	100% owned by Masonite International Corporation
Masonite Interior Door Manufacturing Corporation	Delaware	100% owned by Masonite Corporation
Masonite Ireland	Ireland	99.9% owned by Crown Door Corp 0.1% owned by 0993477 B.C. Unlimited Liability Company
Masonite Luxembourg S.A.	Luxembourg	100% owned by Masonite International Corporation
Masonite Magyarorszag Kft.	Hungary	100% owned by Masonite International Corporation
Masonite Mexico S.A. de C.V.	Mexico	99.2% owned by Masonite International Corporation 0.8% owned by Crown Door Corporation
Masonite PL Sp. Z.o.o.	Poland	100% owned by Masonite Luxembourg S.A.
Masonite Primeboard Inc.	North Dakota	100% owned by Masonite Corporation

061810-0009-14686-Active.17101111.8

Subsidiary	Jurisdiction of Incorporation	Ownership Interest
Open Gallery, Ltd.	Israel	50.1% owned by Masonite International Corporation 49.9% owned by Premdor Ltd
Monnerie S.A.S.	France	100% owned by Premdor S.A.S.
Pintu Acquisition Company, Inc.	Delaware	100% owned by Masonite Corporation
Premdor (Jersey) Limited	Island of Jersey	100% owned by Masonite International Corporation
Premdor Crosby Limited	U.K.	100% owned by Premdor U.K. Holding Limited
Premdor Kapi Sanayi Ve Ticaret, A.S.	Turkey	100% owned by Premdor Karmiel Holdings B.V.
Premdor Karmiel Holdings B.V.	Netherlands	100% owned by Masonite International Corporation
Premdor Ltd	Israel	99.64% owned by Masonite International Corporation 0.36% owned by Crown Door Corporation
Premdor S.A.S.	France	100% owned by Masonite International Corporation
Premdor U.K. Holding Limited	U.K.	100% owned by Masonite International Corporation
Reseau Bois S.A.R.L.	France	100% owned by Batimetal S.A.S.
Sacopan Inc.	Quebec	75% owned by Masonite International Corporation 21.7% owned by BOISACO Inc. 2.2% owned by Investra 1.1% owned by Intrafor
SC Premdor Marketing s.a.r.l.	Romania	100% owned by Premdor Karmiel Holdings B.V.
Tecnoforest Del Norte S.A.	Costa Rica	100% owned by Masonite Costa Rica S.A.

061810-0009-14686-Active.17101111.8

Schedule III.D
Securities Accounts
U.S. Dollar Accounts

Loan Party	Name of Securities Intermediary	Account No.	Account Description
Masonite International Corporation	Merrill Lynch, Pierce, Fenner & Smith Incorporated (Bank of America Merrill Lynch)	5A1-00D93-1-8- CJH	Securities Account
Masonite International Corporation	Wells Fargo	3801-3000992557	Securities Account
Masonite International Corporation	Royal Bank of Canada	441-80726-1-9	Securities Account

061810-0009-14686-Active.17101111.8

Schedule III.E
Deposit Accounts

Canadian Dollar Accounts

Entity	Name of Bank/Financial Institution	Account No.	Account Description
Masonite International Corporation	Royal Bank of Canada	03212-1005610	Investment
Masonite International Corporation	Royal Bank of Canada	03212-1034560	Receipts & Disbursements (EFT/Wires)
Masonite International Corporation	Royal Bank of Canada	03212-1034578	Disbursements (checks)
Masonite International Corporation	Royal Bank of Canada	03212-1034586	Imprest
Masonite International Corporation	Bank of Montreal	1029695	CAD Bank Account
Masonite International Corporation	Royal Bank of Canada	03212-1021781	Lemieux CAD Disbursements/Receipts

061810-0009-14686-Active.17101111.8

U.S. Dollar Accounts

Entity	Name of Bank/Financial Institution	Account No.	Account Description
Masonite International Corporation	Royal Bank of Canada	03212-4009122	Receipts & Disbursements (EFT/Wires)
Masonite International Corporation	Royal Bank of Canada	03212-4009130	POTH Receipts
Masonite International Corporation	Wells Fargo Bank, National Association	2000061842137	Operating Account
Masonite International Corporation	Wells Fargo Bank, National Association	2000041064252	Canadian Concentration Account
Masonite International Corporation	Wells Fargo Bank, National Association	2079900627981	Exempt Deposit Account
Masonite Primeboard, Inc.	Wells Fargo Bank, National Association	2000044218717	Exempt Deposit Account
Masonite Corporation	Wells Fargo Bank, National Association	2000041064249	Operating Account
Masonite Corporation	Wells Fargo Bank, National Association	2000044218270	U.S. Concentration Account
Masonite Corporation	Wells Fargo Bank, National Association	2000044218283	Operating Account
Masonite Corporation	Wells Fargo Bank, National Association	2000044218296	Exempt Deposit Account
Masonite Corporation	Wells Fargo Bank, National Association	2000044218306	Exempt Deposit Account (payroll)
Masonite Corporation	Wells Fargo Bank, National Association	2079900627994	Exempt Deposit Account

061810-0009-14686-Active.17101111.8

Entity	Name of Bank/Financial Institution	Account No.	Account Description
Masonite Corporation	Wells Fargo Bank, National Association	4123206583	Operating Account
Masonite Corporation	Wells Fargo Bank, National Association	4132306625	U.S. Concentration Account
Masonite Corporation	Wells Fargo Bank National Association	9600162185	Controlled Disbursement
Masonite Corporation	Wells Fargo Bank National Association	9600162206	Controlled Disbursement
Masonite Corporation	Wells Fargo Bank National Association	9600162225	Controlled Disbursement
Masonite Corporation	Wells Fargo Bank National Association	4123206617	Payroll/Benefits
Masonite Corporation	Dairy State Bank	15008	General
Masonite Corporation	Dairy State Bank	500902	Deposit Account
Masonite Corporation	Wells Fargo Bank National Association	4127337921	Operating Account
Masonite Corporation	Wells Fargo Bank National Association	4127337939	Depository Account
Masonite Corporation	Wells Fargo Bank National Association	8019000812	Disbursement
Masonite Corporation	Wells Fargo Bank National Association	8019000820	Disbursement
Masonite Corporation	Wells Fargo Bank National Association	2000061841905	Payroll/Benefits Account
Masonite Corporation	Wells Fargo Bank National Association	4124466756	Payroll Account
Masonite Corporation	Wells Fargo Bank National Association	4122516420	AX Receipts
Masonite Corporation	Wells Fargo Bank National Association	4122516438	Payroll Account
Masonite Corporation	Wells Fargo Bank National Association	8019002875	Disbursements Account

061810-0009-14686-Active.17101111.8

Schedule III.F
Consignments

Loan Party	Description of Consigned Inventory	Value of Consigned Inventory
Masonite Corporation	Certain styles and grades of doors and glass manufactured and distributed by Masonite.	Max. $1,500,000
Masonite Corporation	Certain styles and grades of glass manufacture or distributed by Masonite.	Max. $300,000

061810-0009-14686-Active.17101111.8

Schedule III.G
Commercial Torts
None

061810-0009-14686-Active.17101111.8

EXHIBIT G

Form of Loan Party Accession Agreement
See attached.

3625860.2	G-1 Form of Loan Party Accession Agreement

EXHIBIT G

Form of Loan Party Accession Agreement
LOAN PARTY ACCESSION AGREEMENT dated as of ____________, 20__ (as amended, modified or supplemented from time to time, this “Agreement”) among [NEW LOAN PARTY NAME], [New Loan Party Description] (the “New Loan Party”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as Collateral Agent for and on behalf of the Revolving Credit Lenders referred to below.
Masonite International Corporation, a British Columbia corporation (the “Parent Borrower”) and Masonite Corporation, a Delaware corporation (the “Lead U.S. Borrower”), have entered into a Amended and Restated Credit Agreement dated as of April 9, 2015 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”) among Parent Borrower, Lead U.S. Borrower, each other Borrower from time to time party thereto, the Revolving Credit Lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent (in such capacity, “Administrative Agent”) and L/C Issuer, any syndication agents party thereto, any documentation agents party thereto, and Wells Fargo Capital Finance, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Royal Bank of Canada and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Lead Bookrunners. All capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.
Certain Revolving Credit Lenders and their Affiliates at the time acting as Hedge Banks may from time to time provide forward rate agreements, options, swaps, caps, floors and other Swap Contracts to the Loan Parties (as defined below). In addition, certain Revolving Credit Lenders or their Affiliates at the time acting as Cash Management Banks may provide treasury management services to, for the benefit of, or otherwise in respect of, the Loan Parties (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements). The Revolving Credit Lenders, each L/C Issuer, the Administrative Agent, Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to the Credit Agreement and each Indemnitee and their respective successors and assigns are herein referred to individually as a “Senior Credit Party” and collectively as the “Senior Credit Parties” and the Senior Credit Parties, the Hedge Banks, the Cash Management Banks and their respective successors and assigns are herein referred to individually as a “Secured Party” and collectively as the “Secured Parties”.
To induce the Revolving Credit Lenders to enter into the Credit Agreement and the other Loan Documents, the Cash Management Banks to enter into Secured Cash Management Agreements and the Hedge Banks to enter into Secured Hedge Agreements permitted under the Credit Agreement (the Loan Documents, Secured Cash Management Agreements and the Secured Hedge Agreements are collectively referred to herein as, the “Finance Documents”), and as a condition precedent to the obligations of the Revolving Credit Lenders under the Credit Agreement, (i) the Lead U.S. Borrower and the other U.S. Borrowers (each a “U.S. Guarantor” and, collectively, the “U.S. Guarantors”) have agreed, jointly and severally, to provide a guaranty of all obligations of the U.S. Borrowers and the other U.S. Loan Parties under or in respect of the Finance Documents and (ii) the Parent Borrower and certain Canadian Subsidiaries of the Parent Borrower (each, a “Canadian Guarantor” and, collectively, the “Canadian Guarantors”) have agreed, jointly and severally, to provide a guaranty of all obligations of the Borrowers and the other Loan Parties under or in respect of the Finance Documents.

3625856.1

As a further condition precedent to the obligations of the Revolving Credit Lenders under the Credit Agreement, (i) each U.S. Borrower and each U.S. Guarantor (each a “U.S. Loan Party” and together with the respective successors and permitted assigns of each of the foregoing, the “U.S. Loan Parties”) has agreed or will agree to grant a continuing security interest in favor of the Collateral Agent in and to the Collateral to secure the U.S. Finance Obligations and (ii) the Canadian Borrower and each Canadian Guarantor (each a “Canadian Loan Party” and, together with the respective successors and permitted assigns of each of the foregoing, the “Canadian Loan Parties” and, together with the U.S. Loan Parties, the “Loan Parties”) has agreed or will agree to grant a continuing security interest in favor of the Collateral Agent in and to the Collateral to secure the Finance Obligations.
The New Loan Party was [formed] [acquired] by [Parent Borrower] [Lead U.S. Borrower] and is a [direct] [indirect] Wholly-Owned Subsidiary of Parent Borrower. [Describe formation or acquisition transaction, as applicable.]
Section 6.12(a) of the Credit Agreement requires each Wholly-Owned Subsidiary (other than Domestic Subsidiaries, Foreign Subsidiaries that are not Canadian Subsidiaries, Unrestricted Subsidiaries, Immaterial Subsidiaries, and Sacopan) formed or acquired by Parent Borrower or the other Loan Parties after the Closing Date (i) to become a party to the applicable [U.S. Guaranty][Canadian Guaranty] as a “[U.S.][Canadian] Guarantor” and, if such Wholly-Owned Subsidiary is a U.S. Subsidiary and is requested by the Borrower Representative, to become a party to the Credit Agreement as a “[U.S.][Canadian] Borrower” and (ii) to become a party to the [U.S.][Canadian] Security Agreement as an additional “[U.S.][Canadian] Loan Party”. The Credit Agreement, the [U.S. Guaranty][Canadian Guaranty] and the [U.S.][Canadian] Security Agreement specify that such additional Subsidiaries may become “Borrowers” under the Credit Agreement, “[U.S.][Canadian] Guarantors” under the [U.S. Guaranty][Canadian Guaranty] and “[U.S.][Canadian] Loan Parties” under the [U.S.][Canadian] Security Agreement by execution and delivery of a counterpart of each such Loan Document.
The New Loan Party has agreed to execute and deliver this Agreement in order to evidence its agreement to become [a “[U.S.][Canadian] Borrower” under the Credit Agreement,] a “[U.S.][Canadian] Guarantor” under the [U.S. Guaranty][Canadian Guaranty] and a “[U.S.][Canadian] Loan Party” under the [U.S.][Canadian] Security Agreement. Accordingly, the parties hereto agree as follows:
Section 1.    [Credit Agreement. In accordance with Section 6.12(a) of the Credit Agreement, the New Loan Party hereby (i) agrees that, by execution and delivery of a counterpart signature page to the Credit Agreement in the form attached hereto as Exhibit A, the New Loan Party shall become a “[U.S.] [Canadian] Borrower” under the Credit Agreement with the same force and effect as if originally named therein as a [U.S.] [Canadian] Borrower, (ii) acknowledges receipt of a copy of and agrees to be obligated and bound as a “[U.S.] [Canadian] Borrower” by all of the terms and provisions of the Credit Agreement and (iii) acknowledges and agrees that, from and after the date hereof, each reference in the Credit Agreement or any other Finance Document to a “[U.S.] [Canadian] Borrower” or the “[U.S.] [Canadian] Borrowers” shall be deemed to include the New Loan Party. The New Loan Party hereby waives acceptance by the Administrative Agent and the Senior Credit Parties of the incurrence by the New Loan Party of its obligations under the Credit Agreement upon the execution and delivery by each of the New Loan Party of the counterpart signature referred to herein.]
Section 2.    Guaranty. In accordance with Section 5.10 of the [U.S. Guaranty][Canadian Guaranty], the New Loan Party hereby (i) agrees that, by execution and delivery of a counterpart

[1] Include only for U.S. Subsidiaries requested to become a “Borrower”.
[2] Include only for U.S. Subsidiaries requested to become a “Borrower”.
3625856.1	2

signature page to the [U.S. Guaranty][Canadian Guaranty] in the form attached hereto as Exhibit B, the New Loan Party shall become a “[U.S.][Canadian] Guarantor” under the [U.S. Guaranty][Canadian Guaranty] with the same force and effect as if originally named therein as a [U.S.][Canadian] Guarantor (as defined in the [U.S. Guaranty][Canadian Guaranty]), (ii) acknowledges receipt of a copy of and agrees to be obligated and bound as a “[U.S.][Canadian] Guarantor” by all of the terms and provisions of the [U.S. Guaranty][Canadian Guaranty] and (iii) acknowledges and agrees that, from and after the date hereof, each reference in the [U.S. Guaranty][Canadian Guaranty] to a “[U.S.][Canadian] Guarantor” or the “[U.S.][Canadian] Guarantors” shall be deemed to include the New Loan Party. The New Loan Party hereby waives acceptance by the Administrative Agent and the Senior Credit Parties of the guarantee by the New Loan Party under the [U.S. Guaranty][Canadian Guaranty] upon the execution and delivery by each of the New Loan Party of the counterpart signature referred to herein.
Section 3.    Security Agreement. In accordance with [Section 8.10][Section 7.10] of the [U.S.][Canadian] Security Agreement, the New Loan Party hereby (i) agrees that, by execution and delivery of a counterpart signature page to the [U.S.][Canadian] Security Agreement in the form attached hereto as Exhibit C, the New Loan Party shall become a “[U.S.][Canadian] Loan Party” under the [U.S.][Canadian] Security Agreement with the same force and effect as if originally named therein as a [U.S.][Canadian] Loan Party (as defined in the [U.S.][Canadian] Security Agreement), (ii) acknowledges receipt of a copy of and agrees to be obligated and bound as a “[U.S.][Canadian] Loan Party” by all of the terms and provisions of the [U.S.][Canadian] Security Agreement, (iii) grants to the Collateral Agent for the benefit of the Senior Credit Parties a continuing security interest in the Collateral (as defined in the [U.S.][Canadian] Security Agreement), in each case to secure the full and punctual payment of the [Finance Obligations][U.S. Finance Obligations] in accordance with the terms of the Finance Documents and to secure the performance of all of the obligations of each [U.S.][Canadian] Loan Party under the Credit Agreement and the other Finance Documents, (iv) represents and warrants that each of Schedules 1.01 and 4.01 to the [U.S.][Canadian] Security Agreement, as amended, supplemented and modified as set forth on Schedules 1.01 and 4.01 hereto, is complete and accurate in all material respects with respect to the New Loan Party as of the date hereof after giving effect to the New Loan Party’s accession to the [U.S.][Canadian] Security Agreement as an additional [U.S.][Canadian] Loan Party thereunder, (v) acknowledges and agrees that, from and after the date hereof, each reference in the [U.S.][Canadian] Security Agreement to a “[U.S.][Canadian] Loan Party” or the “[U.S.][Canadian] Loan Parties” shall be deemed to include the New Loan Party and (vi) authorizes the filing of Uniform Commercial Code financing statements naming such New Loan Party as debtor and the Collateral Agent as secured party in such jurisdictions and with such filing offices as the Collateral Agent, in its sole discretion, determines is necessary or advisable, and indicating or describing the collateral as set forth in Exhibit E hereto.
Section 4.    Representations and Warranties. The New Loan Party hereby represents and warrants that:
(a)    This Agreement has been duly authorized, executed and delivered by the New Loan Party, and each of this Agreement, [the Credit Agreement,] the [U.S. Guaranty][Canadian Guaranty] and the [U.S.][Canadian] Security Agreement, as acceded to hereby by the New Loan Party, constitutes a valid and binding agreement of the New Loan Party, enforceable against the New Loan Party in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable

[3] The grant by a U.S. Loan Party of a security in the Collateral will secure the U.S. Finance Obligations.
3625856.1	3

principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b)    Each of the representations and warranties applicable to the New Loan Party contained in the Credit Agreement, the [U.S. Guaranty][Canadian Guaranty], the [U.S.][Canadian] Security Agreement and each of the other Finance Documents is true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or “Material Adverse Effect”, in all respects) as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof after giving effect to the accession of the New Loan Party (unless such representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or “Material Adverse Effect”, in all respects) as of such date) as [an additional “Borrower” under the Credit Agreement,] an additional “[U.S.][Canadian] Guarantor” under the [U.S. Guaranty][Canadian Guaranty] and an additional “[U.S.][Canadian] Loan Party” under the [U.S.][Canadian] Security Agreement.
(c)    Attached hereto as Exhibit D is a correct and complete, in all material respects, Perfection Certificate relating to the New Loan Party and its Collateral.
Section 5.    Effectiveness. This Agreement and the accession of the New Loan Party to [the Credit Agreement,] the [U.S. Guaranty][Canadian Guaranty] and the [U.S.][Canadian] Security Agreement as provided herein shall become effective with respect to the New Loan Party when (i) the Administrative Agent shall have received a counterpart of this Agreement duly executed by the New Loan Party and (ii); the Administrative Agent and/or the Collateral Agent, as applicable, shall have received duly executed counterpart signature pages to each of [the Credit Agreement,] the [U.S. Guaranty][Canadian Guaranty] and the [U.S.][Canadian] Security Agreement as contemplated hereby.
Section 6.    Integration; Confirmation. On and after the date hereof, each of [the Credit Agreement,] the [U.S. Guaranty][Canadian Guaranty] and the [U.S.][Canadian] Security Agreement and the respective Schedules thereto shall be supplemented as expressly set forth herein; all other terms and provisions of each of the Credit Agreement, the [U.S. Guaranty][Canadian Guaranty] and the [U.S.][Canadian] Security Agreement, the other Finance Documents and the respective Schedules thereto shall continue in full force and effect and unchanged and are hereby confirmed in all respects.
Section 7.    Expenses. The New Loan Party agrees to pay (i) all reasonable, documented, out-of-pocket expenses of the Collateral Agent and Administrative Agent, including the reasonable invoiced fees and the documented, out-of-pocket charges and disbursements of external counsel for the Administrative Agent (which shall be limited to one primary counsel and one local counsel for the jurisdiction in which the New loan Party is formed or incorporated or in which assets included in the Canadian Borrowing Base are located), in connection with the preparation, execution and delivery of this Agreement and any document or agreement contemplated hereby and (ii) all taxes which the Collateral Agent or any [U.S.][Canadian] Secured Party may be required to pay by reason of the security interests granted in the Collateral (including any applicable transfer taxes).
Section 8.    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK

3625856.1	4

(INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
Section 9.    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be transmitted and/or signed by facsimile or other electronic imaging means and if so transmitted or signed, shall, subject to requirements of law, have the same force and effect as a manually signed original and shall be binding on the New Loan Party, the Agents and the Secured Parties. The Administrative Agent may also require that this Agreement be confirmed by a manually signed original hereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronically imaged document or signature.
[SIGNATURE PAGES FOLLOW]

3625856.1	5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[NEW LOAN PARTY NAME] By: _____________________________________ Name: Title:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative and Collateral Agent By: _____________________________________ Name: Title:

3625856.1	[Signature Page to Loan Party Accession Agreement]

EXHIBIT A

Counterpart to Credit Agreement
The undersigned hereby executes this counterpart to the Amended and Restated Credit Agreement dated as of April [__], 2015 among Masonite Corporation, Masonite International Corporation, each other Borrower from time to time party thereto, the Revolving Credit Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, any syndication agents party thereto, any documentation agents party thereto, and Wells Fargo Capital Finance, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Royal Bank of Canada and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Lead Bookrunners, and as of the date hereof assumes all of the rights and obligations as a “[U.S.][Canadian] Borrower” thereunder.

Date:___________________

[NEW LOAN PARTY NAME] By: _____________________________________ Name: Title: [New Loan Party Notice Address]

3625856.1

EXHIBIT B

Counterpart to Guaranty
The undersigned hereby executes this counterpart to the [U.S. Guaranty][Canadian Guaranty] dated as of May 17, 2011 by the [U.S.][Canadian] Guarantors party thereto from time to time in favor of Wells Fargo Bank, National Association, as Administrative Agent, and, as of the date hereof, assumes all of the rights and obligations of a “[U.S.][Canadian] Guarantor” thereunder.
Date:___________________

[NEW LOAN PARTY NAME] By: ______________________________________ Name: Title: [New Loan Party Notice Address]

3625856.1

EXHIBIT C

Counterpart to Security Agreement
The undersigned hereby executes this counterpart to the [U.S.][Canadian] Security Agreement dated as of May 17, 2011 by the [U.S.][Canadian] Loan Parties party thereto from time to time in favor of Wells Fargo Bank, National Association, as Collateral Agent, and, as of the date hereof, assumes all of the rights and obligations of a “[U.S.][Canadian] Loan Party” thereunder.
Date:___________________

[NEW LOAN PARTY NAME] By: _____________________________________ Name: Title: [New Loan Party Notice Address]

3625856.1

EXHIBIT D

Perfection Certificate

3625856.1

EXHIBIT E

Collateral Description

3625856.1

SCHEDULE 1.01

SCHEDULE OF CLAIMS

3625856.1

SCHEDULE 4.01

SCHEDULE OF FILINGS MADE
TO PERFECT SECURITY INTERESTS

Name of Debtor	Filing Type	Finance Document	State	Filing Office	Filing Date	File Number

3625856.1

EXHIBIT H

Form of Solvency Certificate

See attached.

3625860.2	H-1 Form of Solvency Certificate

EXHIBIT H

FORM OF OFFICER’S SOLVENCY CERTIFICATE

This Solvency Certificate is furnished pursuant to Section 4.01(a)(xi) of the Amended and Restated Credit Agreement dated as of April 9, 2015 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Masonite Corporation, Masonite International Corporation (“Parent Borrower”), each other Borrower from time to time party thereto, the Revolving Credit Lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent (in such capacity, “Administrative Agent”) and L/C Issuer, any syndication agents party thereto, any documentation agents party thereto, and Wells Fargo Capital Finance, LLC, Bank of America, N.A., Royal Bank of Canada, Deutsche Bank Securities Inc. and Barclays Bank PLC, as Joint Lead Arrangers and Joint Lead Bookrunners. All capitalized terms used but not defined herein shall have the meaning given to them in the Credit Agreement.

Solely in my capacity as Chief Financial Officer of Parent Borrower and not in my individual capacity, I do hereby certify, in good faith and to the best of my knowledge and belief, that I am familiar with the historical and current financial conditions of the Loan Parties and that immediately following the consummation of the transactions to occur on the Closing Date:

1.    The Loan Parties, taken as a whole, before and after giving effect to the Transaction are and will be Solvent. No Loan Party intends to nor does it believe that it has or will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

2.    I understand that Administrative Agent, the other Agents and Revolving Credit Lenders are relying on the truth and accuracy of the foregoing in connection with the extension of credit to the Parent Borrower and the other Borrowers pursuant to the Credit Agreement.

[Signature Page Follows]

3631024.1 06758/1684

MASONITE INTERNATIONAL CORPORATION

By:
Name:
Title:

[Masonite – Signature Page to Solvency Certificate]

EXHIBIT I

Form of Borrowing Base Certificate

See attached.

3625860.2	I-1 Form of Borrowing Base Certificate

Summary Page Borrowing Base Certificate

Date
Name	Masonite International Corporation
A/R As of:
			Inventory As of:		CAD to USD Exchange Rate	0.805000	(Informational Purposes)
< 1 = CAD < USD

Pursuant to the provisions of the Amended and Restated Credit Agreement and other financing documents (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively the "Credit Agreement") made by and among Masonite International Corporation, Masonite Corporation, the other U.S. Borrowers named herein (collectively, "Borrowers"), the lenders party hereto ("Revolving Credit Lenders") and Wells Fargo Bank, National Association, as administrative agent (in such capacity, "Administrative Agent"), any syndication agent party hereto, and any documentation agent party hereto, Borrowers hereby deliver this Borrowing Base and Credit Report to Administartive Agent in order to induce Revolving Credit Lenders to make loans to Borrower pursuant to the Credit Agreement.

Accounts Receivable
					U.S. (in USD)	Canadian (in USD)	Consolidated (in USD)
Accounts Receivable Balance per Aging Report Assigned To Wells Fargo Capital Finance
Less Ineligibles (detailed on page 2)
Net Eligible Accounts Receivable

Accounts Receivable Availability before Sublimit(s)

Net Available Accounts Receivable after Sublimit(s)

Inventory
					U.S. (in USD)	Canadian (in USD)	Consolidated (in USD)
Inventory Balance Assigned To Wells Fargo Capital Finance
Less Ineligibles (detailed on page 3)
Eligible Inventory

Inventory Availability before Sublimit(s)

Available Inventory after Sublimit(s)

Reserves. Letters of Credits, & Credits
					U.S. (in USD)	Canadian (in USD)	Consolidated (in USD)
Total Availability before Reserves					—	—	—

		(in USD)	Canadian (in USD)
Total Credit Line		150,000,000.00	186,335,403.73	Suppressed Availability	—	—	—

Total Availability before Reserves, Loan Balance, and LCs					—	—	—

Reserves

Total Reserves

Total Availability after Reserves before Loan Balance and LCs

Letters of Credit (LC's):		U.S. (in USD)	Canadian (in CAD)		—	—	—
Letter of Credit Sub-Limit		35,000,000.00	43,478,260.87
Lesser of Letters of Credit (LC's) balance					—	—	—

Availability before Loan Balance					—	—	—

Loan Ledger Balance			As of:		—	—	—
Cash in-transit		Availability before Loan Balance					—
Adjusted Loan Balance					—	—	—

Net Availability					—	—	—

Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrower that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

List of attachments with this Borrowing Base Certificate:
Authorized Signer			Page 2 - Accounts Receivable Availability Detail
Page 2b - Accounts Receivable Concentrations
Page 2c - Accounts Receivable Dilution
Page 3 - Inventory Availability Detail
Page 3a - Inventory Availability Detail
Page 3b - Inventory Availability Summary